                                                                     Exhibit 4.4




                                                               EXECUTION VERSION

================================================================================

                                CREDIT AGREEMENT

                                      among

                              RSC HOLDINGS II, LLC,

                             RSC HOLDINGS III, LLC,

                           RENTAL SERVICE CORPORATION,

                   RENTAL SERVICE CORPORATION OF CANADA LTD.,

                        EACH OTHER BORROWER PARTY HERETO,

                                VARIOUS LENDERS,

                       DEUTSCHE BANK AG, NEW YORK BRANCH,
             as U.S. Administrative Agent and U.S. Collateral Agent,

                        DEUTSCHE BANK AG, CANADA BRANCH,
         as Canadian Administrative Agent and Canadian Collateral Agent,

                          CITICORP NORTH AMERICA, INC.,
                              as Syndication Agent,

                                       and

             BANK OF AMERICA, N.A., LASALLE BUSINESS CREDIT, LLC and
                 WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN),
                           as Co-Documentation Agents

                          Dated as of November 27, 2006

                                   ----------

                         DEUTSCHE BANK SECURITIES INC.,
                                       and
                         CITIGROUP GLOBAL MARKETS INC.,
                 as Joint Lead Arrangers and Joint Book Managers

================================================================================

                                Table of Contents

Section 1. Definitions ...................................................     2

   1.1  Defined Terms ....................................................     2
   1.2  Other Definitional Provisions ....................................    54

Section 2. Amount and Terms of Commitments ...............................    54

   2.1  Initial Term Loans ...............................................    54
   2.2  RCF Commitments ..................................................    56
   2.3  Procedure for Borrowings .........................................    62
   2.4  Termination or Reduction of Commitments ..........................    63
   2.5  Swing Line Commitments ...........................................    63
   2.6  Repayment of Loans ...............................................    66
   2.7  Incremental Commitments ..........................................    67

Section 3. Letters of Credit .............................................    71

   3.1  L/C Commitment ...................................................    71
   3.2  Procedure for Issuance of Letters of Credit ......................    72
   3.3  Fees, Commissions and Other Charges ..............................    73
   3.4  L/C Participations ...............................................    74
   3.5  Reimbursement Obligation of the Borrowers ........................    75
   3.6  Obligations Absolute .............................................    76
   3.7  L/C Payments .....................................................    76
   3.8  L/C Request ......................................................    77
   3.9  Additional Issuing Lenders .......................................    77

Section 4. General Provisions Applicable to Loans and Letters of Credit ..    77

   4.1  Interest Rates and Payment Dates .................................    77
   4.2  Conversion and Continuation Options ..............................    79
   4.3  Minimum Amounts of Sets ..........................................    80
   4.4  Optional and Mandatory Prepayments ...............................    80
   4.5  Commitment Fees; U.S. Administrative Agent's Fee; Other Fees .....    85
   4.6  Computation of Interest and Fees .................................    86
   4.7  Inability to Determine Interest Rate .............................    90
   4.8  Pro Rata Treatment and Payments ..................................    91
   4.9  Illegality .......................................................    94
   4.10 Requirements of Law ..............................................    94
   4.11 Taxes ............................................................    96
   4.12 Indemnity ........................................................   100
   4.13 Certain Rules Relating to the Payment of Additional Amounts ......   101
   4.14 Controls on Prepayment if Aggregate Outstanding RCF Credit
           Exceeds Aggregate RCF Commitments .............................   103
   4.15 Canadian RCF Lenders .............................................   103
   4.16 Cash Receipts ....................................................   104

                               Tables of Contents
                                   (continued)

Section 5. Representations and Warranties ................................   108

   5.1  Financial Condition ..............................................   108
   5.2  No Change; Solvent ...............................................   109
   5.3  Corporate Existence ..............................................   109
   5.4  Corporate Power; Authorization; Consents; Enforceable
           Obligations ...................................................   109
   5.5  No Legal Bar .....................................................   110
   5.6  No Material Litigation ...........................................   110
   5.7  No Default .......................................................   110
   5.8  Ownership of Property; Liens .....................................   110
   5.9  Intellectual Property ............................................   111
   5.10 Compliance With Requirements of Law and Contractual
           Obligations ...................................................   111
   5.11 Taxes ............................................................   111
   5.12 Federal Regulations ..............................................   111
   5.13 ERISA ............................................................   111
   5.14 Collateral .......................................................   112
   5.15 Investment Company Act; Other Regulations ........................   113
   5.16 Subsidiaries .....................................................   113
   5.17 Purpose of Loans .................................................   113
   5.18 Environmental Matters ............................................   113
   5.19 True and Correct Disclosure ......................................   114
   5.20 Delivery of the Recapitalization Agreement .......................   115
   5.21 Certain Representations and Warranties Contained in the
           Recapitalization Agreement ....................................   115
   5.22 Labor Matters ....................................................   115
   5.23 Special Purpose Corporation ......................................   115
   5.24 Insurance ........................................................   116
   5.25 Eligible Accounts and Eligible Unbilled Accounts .................   116
   5.26 Eligible Rental Fleet ............................................   116
   5.27 Eligible Inventory ...............................................   116
   5.28 Anti-Terrorism ...................................................   116
   5.29 Capitalization ...................................................   116
   5.30 Rental Fleet; Business of the Credit Parties .....................   117

Section 6. Conditions Precedent ..........................................   117

   6.1  Conditions to Initial Extension of Credit ........................   117
   6.2  Conditions to Each Extension of Credit ...........................   123

Section 7. Affirmative Covenants .........................................   124

   7.1  Financial Statements .............................................   124
   7.2  Certificates; Other Information ..................................   125
   7.3  Payment of Obligations ...........................................   127
   7.4  Conduct of Business and Maintenance of Existence .................   127
   7.5  Maintenance of Property; Insurance ...............................   127
   7.6  Inspection of Property; Books and Records; Discussions ...........   129

                               Tables of Contents
                                   (continued)

7.7     Notices..............................................................   130
7.8     Environmental Laws...................................................   132
7.9     New Subsidiaries; Additional Security; Further Assurances............   132
7.10    Maintenance of New York Process Agent................................   135

Section 8. Negative Covenants................................................   135

8.1     Financial Condition Covenants........................................   135
8.2     Limitation on Indebtedness...........................................   136
8.3     Limitation on Liens..................................................   139
8.4     Limitation on Guarantee Obligations..................................   142
8.5     Limitation on Fundamental Changes....................................   144
8.6     Limitation on Sale of Assets.........................................   144
8.7     Limitation on Dividends..............................................   145
8.8     Limitation on Investments, Loans and Advances........................   148
8.9     Limitations on Certain Acquisitions..................................   150
8.10    Limitation on Transactions with Affiliates...........................   151
8.11    Limitation on Sale and Leaseback Transactions........................   153
8.12    Limitation on Dispositions of Collateral.............................   153
8.13    Limitation on Optional Payments and Modifications of Debt
           Instruments and Other Documents...................................   153
8.14    Limitation on Changes in Fiscal Year.................................   155
8.15    Limitation on Negative Pledge Clauses................................   155
8.16    Limitation on Lines of Business......................................   155
8.17    Limitations on Currency, Commodity and Other Hedging Transactions....   156

Section 9. Events of Default.................................................   156

Section 10. The Agents And The Lead Arrangers................................   161

10.1    Appointment..........................................................   161
10.2    Delegation of Duties.................................................   162
10.3    Exculpatory Provisions...............................................   162
10.4    Reliance by Agents...................................................   163
10.5    Notice of Default....................................................   163
10.6    Acknowledgements and Representations by Lenders......................   164
10.7    Indemnification......................................................   164
10.8    Agents and Lead Arrangers in Their Individual Capacity...............   165
10.9    Collateral Matters...................................................   165
10.10   Successor Agent......................................................   166
10.11   Lead Arrangers and Syndication Agent.................................   167
10.12   Swing Line Lender....................................................   167
10.13   Withholding Tax......................................................   167

                               Tables of Contents
                                   (continued)

Section 11. Miscellaneous....................................................   168

11.1    Amendments and Waivers...............................................   168
11.2    Notices..............................................................   170
11.3    No Waiver; Cumulative Remedies.......................................   172
11.4    Survival of Representations and Warranties...........................   172
11.5    Payment of Expenses and Taxes........................................   172
11.6    Successors and Assigns; Participations and Assignments...............   174
11.7    Adjustments; Set-off; Calculations; Computations.....................   178
11.8    Judgment Currency....................................................   179
11.9    Counterparts.........................................................   179
11.10   Severability.........................................................   179
11.11   Integration..........................................................   180
11.12   GOVERNING LAW........................................................   180
11.13   Submission To Jurisdiction; Waivers..................................   180
11.14   Acknowledgments......................................................   181
11.15   WAIVER OF JURY TRIAL.................................................   182
11.16   Confidentiality......................................................   182
11.17   USA Patriot Act Notice...............................................   182
11.18   INTERCREDITOR AGREEMENT..............................................   183
11.19   Special Provisions Regarding Pledges of Capital Stock in, and
           Promissory Notes Owed by, Persons Not Organized in the U.S. or
           Canada............................................................   183
11.20   Joint and Several Liability; Postponement of Subrogation.............   184
11.21   Reinstatement........................................................   186
11.22   Language.............................................................   186

Section 12. Holdings Guaranty................................................   186

12.1    Guaranty.............................................................   186
12.2    Bankruptcy...........................................................   187
12.3    Nature of Liability..................................................   187
12.4    Independent Obligation...............................................   188
12.5    Amendments, etc. with respect to the Obligations.....................   188
12.6    Reliance.............................................................   188
12.7    No Subrogation.......................................................   189
12.8    Waiver...............................................................   189
12.9    Payments.............................................................   190
12.10   Maximum Liability....................................................   190

SCHEDULES

A       -- Commitments and Addresses
B       -- Assumed Indebtedness
C       -- Fiscal Periods
D       -- Rental Fleet Locations
4.16(a) -- DDAs

                               Tables of Contents
                                   (continued)

4.16(b) -- Credit Card Arrangements
4.16(c) -- Blocked Accounts
5.2     -- Material Adverse Effect Disclosure
5.4     -- Consents Required
5.8     -- Real Property
5.9     -- Intellectual Property Claims
5.16    -- Subsidiaries
5.18    -- Environmental Matters
5.24    -- Insurance
6.1(e)  -- Closing Date Adjustments to EBITDA
6.1(g)  -- Lien Searches
8.3(j)  -- Permitted Liens
8.4(a)  -- Permitted Guarantee Obligations
8.6(j)  -- Permitted Asset Sales
8.8(c)  -- Permitted Investments
8.10(v) -- Permitted Transactions with Affiliates
8.11(b) -- Sale and Leaseback Real Properties

EXHIBITS

A-1     -- Form of Initial Term Loan Note
A-2     -- Form of Incremental Term Loan Note
A-3     -- Form of RCF Note
A-4     -- Form of Swing Line Note
B       -- Form of Swing Line Loan Participation Certificate
C       -- Form of Incremental Commitment Agreement
D       -- Form of L/C Request
E       -- Form of U.S. Tax Compliance Certificate
F       -- Form of Intercreditor Agreement
G-1     -- Form of Canadian Guarantee Agreement
G-2     -- Form of U.S. Guarantee and Collateral Agreement
G-3     -- Form of Canadian Security Agreement
H       -- Form of Closing Certificate
I       -- Form of Borrowing Certificate
J       -- Form of Borrowing Base Certificate
K       -- Form of Borrower Joinder Agreement
L       -- Form of Intercompany Subordination Provisions
M       -- Form of Assignment and Acceptance

          CREDIT AGREEMENT, dated as of November 27, 2006, among RSC HOLDINGS II, LLC, a Delaware limited liability company ("Holdings"), RSC HOLDINGS III, LLC, a Delaware limited liability company (the "Parent Borrower"), RENTAL SERVICE CORPORATION, an Arizona corporation ("RSC"), RENTAL SERVICE CORPORATION OF CANADA LTD., a corporation incorporated and existing under the laws of the Province of Alberta ("RSC Canada"), the several banks and other financial institutions from time to time parties to this Agreement, DEUTSCHE BANK AG, NEW YORK BRANCH, as U.S. administrative agent and U.S. collateral agent for the Lenders hereunder (in such capacities, respectively, the "U.S. Administrative Agent" and the "U.S. Collateral Agent"), DEUTSCHE BANK AG, CANADA BRANCH, as Canadian administrative agent and Canadian collateral agent for the Lenders hereunder (in such capacities, respectively, the "Canadian Administrative Agent" and the "Canadian Collateral Agent"), CITICORP NORTH AMERICA, INC. ("CNAI"), as syndication agent (in such capacity, the "Syndication Agent") and BANK OF AMERICA, N.A., LASALLE BUSINESS CREDIT, LLC and WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), as Co-Documentation Agents. All capitalized terms used herein and defined in subsection 1.1 are used herein as therein defined.

          The parties hereto hereby agree as follows:

                                   WITNESSETH:

          WHEREAS, Holdings and the Parent Borrower are newly-formed companies organized by Atlas Copco North America, Inc., a Delaware corporation ("ACNA"), at the direction of Affiliates of Ripplewood Partners II, L.P. ("Ripplewood") and Oak Hill Capital Partners II, L.P. ("Oak Hill" and, together with Ripplewood, the "Sponsors" and each a "Sponsor") or any of their respective Affiliates;

          WHEREAS, as a result of the consummation of the transactions contemplated in the Recapitalization Agreement, dated as of October 6, 2006 (as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof, the "Recapitalization Agreement"), among Atlas Copco AB and Atlas Copco Finance S.a.r.l., as the sellers, RSC Acquisition, LLC, a Delaware limited liability company, RSC Acquisition II, LLC, a Delaware limited liability company, OHCP II RSC, LLC, a Delaware limited liability company, OHCMP II RSC, LLC, a Delaware limited liability company, and OHCP II RSC COI, LLC, a Delaware limited liability company, as the investors, and ACNA, (i) such investors shall acquire (the "Recapitalization") approximately 85% of the outstanding Capital Stock of ACNA, (ii) ACNA will hold (indirectly) 100% of the Capital Stock of Holdings, (iii) Holdings shall own 100% of the outstanding Capital Stock of the Parent Borrower and (iv) the Parent Borrower shall own 100% of the outstanding Capital Stock of RSC;

          WHEREAS, in connection with the Recapitalization and prior to the Closing Date, ACNA shall have (i) formed RSC Holdings I, LLC, a Delaware limited liability company, ("RSC LLC I") and contributed to it all of the outstanding stock of RSC, (ii) caused RSC LLC I to form Holdings and contribute to Holdings all of the outstanding stock of RSC and (iii) caused Holdings to form the Parent Borrower and contribute to the Parent Borrower all of the outstanding capital stock of RSC;

          WHEREAS, ACNA will receive a direct or indirect cash investment from the Sponsors and/or one or more Affiliates of either Sponsor and (if so determined by the Sponsors) one or both of the Sellers and/or one or more affiliates of the Sellers and (if so determined by the Sponsors) one or more other investors in an aggregate amount of at least $500,000,000 in accordance with the provisions of the Recapitalization Agreement (the "Equity Financing");

          WHEREAS, the Parent Borrower and RSC will obtain a second-lien term loan facility (the "Second-Lien Term Facility"), under which the Parent Borrower and RSC shall obtain second-lien term loans (as further defined in subsection 1.1, the "Second-Lien Term Loans") in an initial aggregate principal amount of $1,130,000,000;

          WHEREAS, the Parent Borrower and RSC will co-issue $620,000,000 in aggregate principal amount of senior unsecured notes; and

          WHEREAS, in order to (i) fund a portion of the Transaction, (ii) pay certain fees and expenses related to the Transaction and (iii) finance the working capital and other business requirements and other general corporate purposes of the Parent Borrower and its Subsidiaries following the consummation of the Transaction, the U.S. Borrowers and the Canadian Borrowers have requested that the Lenders make the Loans and issue and participate in the Letters of Credit provided for herein;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

          Section 1. Definitions.

          1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the U.S. Administrative Agent (or another bank of recognized standing reasonably selected by the U.S. Administrative Agent and reasonably satisfactory to the Parent Borrower) as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the U.S. Administrative Agent in connection with extensions of credit to debtors). "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the U.S. Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR or, with respect to Canadian RCF Loans, the Canadian Prime Rate.

          "Acceleration": as defined in subsection 9(e).

          "Account Debtor": each Person who is obligated on an Account, chattel paper or a General Intangible.

          "Accounts": as defined in the UCC or (to the extent governed thereby) the PPSA as in effect from time to time or (to the extent governed by the Civil Code of Quebec) defined as all "claims" for the purposes of the Civil Code of Quebec; and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the U.S. Administrative Agent), including all accounts created by or arising from all of such Person's sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

          "ACNA": as defined in the Recitals hereto.

          "Additional Commitment Lender": as defined in subsection 2.7.

          "Adjustment Date": each date after June 30, 2007 that is the second Business Day following receipt by the Lenders of both (a) the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, for the most recently completed fiscal period and (b) the related compliance certificate required to be delivered pursuant to subsection 7.2(b) with respect to such fiscal period.

          "Administrative Agent": the U.S. Administrative Agent and/or the Canadian Administrative Agent, as the context may require.

          "Affected Loans": as defined in subsection 4.9.

          "Affected Rate": as defined in subsection 4.7.

          "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Agent Advance": as defined in subsection 2.2(d).

          "Agent Advance Period": as defined in subsection 2.2(d).

          "Agents": the collective reference to the U.S. Administrative Agent, the U.S. Collateral Agent, the Canadian Administrative Agent and the Canadian Collateral Agent.

          "Aggregate Canadian RCF Lender Exposure": the sum of (a) the aggregate principal amount of all Canadian RCF Loans (using the Dollar Equivalent thereof in the case of Canadian RCF Loans denominated in Canadian Dollars) then outstanding and (b) the aggregate amount of all Canadian RCF L/C Obligations (using the Dollar Equivalent thereof in the case of Canadian RCF L/C Obligations denominated in Canadian Dollars) at such time.

          "Aggregate Outstanding RCF Credit": as to any RCF Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all RCF Loans made by such RCF Lender then outstanding, (b) the aggregate amount equal to such RCF Lender's U.S. RCF Commitment Percentage or Canadian RCF Commitment Percentage, as applicable, of the U.S. RCF L/C Obligations or the Canadian RCF L/C Obligations, respectively, then outstanding and (c) the aggregate amount equal to such RCF Lender's U.S. RCF Commitment Percentage, if any, of the Swing Line Loans then outstanding.

          "Aggregate U.S. RCF Lender Exposure": the sum of (a) the aggregate principal amount of all U.S. RCF Loans then outstanding, (b) the aggregate amount of all U.S. RCF L/C Obligations at such time and (c) the aggregate principal amount of the Swing Line Loans then outstanding.

          "Agreement": this Credit Agreement, as amended, supplemented, waived or otherwise modified, from time to time.

          "Applicable Margin": the rate per annum determined as follows: (i) in the case of Initial Term Loans maintained as ABR Loans, 0.75% and in the case of Initial Term Loans maintained as Eurocurrency Loans, 1.75%, (ii) during the period from the Closing Date until the first Adjustment Date, in the case of RCF Loans, maintained as (x) ABR Loans (including Swing Line Loans), 0.75% per annum, (y) Eurocurrency Loans, 1.75% per annum, and (z) Bankers' Acceptance Loans, 1.75% per annum; and (iii) in the case of any Tranche of Incremental Term Loans, except as otherwise provided in subsection 2.7(e), the respective percentages per annum applicable to the Initial Term Loans set forth in clause
(i) above; provided, however, that if agreed otherwise in accordance with subsection 2.7(e), the Applicable Margin for such Incremental Term Loans shall be as provided in the respective Incremental Commitment Agreement pursuant to which such Incremental Term Loans have been provided. The Applicable Margins for
(x) RCF Loans (including Swing Line Loans) will be adjusted on each subsequent Adjustment Date to the applicable rate per annum set forth under the heading "Applicable Margin for RCF Loans maintained as ABR Rate ABR Loans and Swing Line Loans", "Applicable Margin for RCF Loans maintained as Canadian Prime Rate ABR Loans", or "Applicable Margin for RCF Loans maintained as Eurocurrency Loans and Bankers' Acceptance Loans", in each case on the applicable Pricing Grid which corresponds to the Consolidated Leverage Ratio determined from the financial statements and compliance certificate relating to the end of the fiscal quarter immediately preceding such Adjustment Date; provided that in the event that the financial statements required to be delivered pursuant to subsection 7.1(a) or

7.1(b), as applicable, and the related compliance certificate required to be delivered pursuant to subsection 7.2(b), are not delivered when due, then:

          (1) if such financial statements and certificate are delivered after the date such financial statements and certificate were required to be delivered (without giving effect to any applicable cure period) and the Applicable Margin increases from that previously in effect as a result of the delivery of such financial statements, then the Applicable Margin during the period from the date upon which such financial statements were required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall, except as otherwise provided in clause (3) below, be the Applicable Margin as so increased;

          (2) if such financial statements and certificate are delivered after the date such financial statements and certificate were required to be delivered and the Applicable Margin decreases from that previously in effect as a result of the delivery of such financial statements, then such decrease in the Applicable Margin shall not become applicable until the date upon which the financial statements and certificate actually are delivered; and

          (3) if such financial statements and certificate are not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such financial statements and certificate were required to be delivered (after the expiration of the applicable cure period) until two Business Days following the date upon which they actually are delivered, the Applicable Margin shall be 1.00% per annum, in the case of ABR Loans, 2.00% per annum, in the case of Eurocurrency Loans and 2.00% per annum, in the case of Bankers' Acceptance Loans (it being understood that the foregoing shall not limit the rights of the Agents and the Lenders set forth in Section 9).

In addition, at all times while an Event of Default known to the Parent Borrower shall have occurred and be continuing, the Applicable Margin shall not decrease from that previously in effect as a result of the delivery of such financial statements and certificate.

          "Approved Fund": any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          "Asset Sale": any sale, issuance, conveyance, transfer, lease or other disposition (including through a Sale and Leaseback Transaction) (a "Disposition") by Holdings or any of its Subsidiaries (other than sales of Inventory or Equipment in the ordinary course of business), in one or a series of related transactions, of any real or personal, tangible or intangible, property (including Capital Stock) of Holdings or such Subsidiary to any Person.

          "Assignee": as defined in subsection 11.6(b).

          "Assignment and Acceptance": an Assignment and Acceptance, substantially in the form of Exhibit M.

          "Assumed Indebtedness": existing Indebtedness of the Recapitalized Business identified on Schedule B, which will not be repaid in connection with the Transaction.

          "Availability Reserves": without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves, subject to subsection 2.2(c), as the respective Administrative Agent, in its Permitted Discretion, determines as being appropriate to reflect any impediments to the realization upon the Collateral consisting of Eligible Accounts, Eligible Unbilled Accounts, Eligible Rental Fleet or Eligible Inventory included in the U.S. Borrowing Base or Canadian Borrowing Base (including claims that the Agents determine will need to be satisfied in connection with the realization upon such Collateral).

          "Available Canadian RCF Commitment": as to any Canadian RCF Lender at any time, an amount equal to the excess, if any, of (a) the lesser of (i) the amount of such Canadian RCF Lender's Canadian RCF Commitment at such time and
(ii) the sum of (A) the amount equal to such Canadian RCF Lender's Canadian RCF Commitment Percentage of the Canadian Borrowing Base and (B) the amount equal to such Canadian RCF Lender's Canadian RCF Commitment Percentage of the U.S. Borrowing Base over (b) the sum of (i) the aggregate unpaid principal amount at such time of all Canadian RCF Loans made by such Canadian RCF Lender (or any Non-Canadian Affiliate of such Canadian RCF Lender) and (ii) an amount equal to such Canadian RCF Lender's Canadian RCF Commitment Percentage of the outstanding Canadian RCF L/C Obligations at such time; collectively, as to all the Canadian RCF Lenders, the "Available Canadian RCF Commitments".

          "Available RCF Commitment": without duplication of amounts calculated thereunder, the Available Canadian RCF Commitments and the Available U.S. RCF Commitments.

          "Available U.S. RCF Commitment": as to any U.S. RCF Lender at any time, an amount equal to the excess, if any, of (a) the lesser of (i) the amount of such U.S. RCF Lender's U.S. RCF Commitment at such time and (ii) the amount equal to such U.S. RCF Lender's U.S. RCF Commitment Percentage of the U.S. Borrowing Base over (b) the sum of (i) the aggregate unpaid principal amount at such time of all U.S. RCF Loans made by such U.S. RCF Lender, (ii) the amount equal to such U.S. RCF Lender's U.S. RCF Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans, provided that for purposes of calculating Available RCF Commitments pursuant to subsection 4.5(a) such amount under this clause (ii) shall be zero, (iii) the amount equal to such U.S. RCF Lender's U.S. RCF Commitment Percentage of the outstanding U.S. RCF L/C Obligations at such time, (iv) the amount equal to such U.S. RCF Lender's U.S. RCF Commitment Percentage of the amount by which all Extensions of Credit to the Canadian Borrowers exceed the Canadian Borrowing Base, (v) the amount equal to such U.S. RCF Lender's U.S. RCF Commitment Percentage of the amount of all Canadian RCF Loans made to the U.S. Borrowers and (vi) the amount equal to such U.S. RCF Lender's U.S. RCF Commitment Percentage of the outstanding Extensions of Credit to Canadian Finco; collectively, as to all the U.S. RCF Lenders, the "Available U.S. RCF Commitments".

          "Average RCF Loan Utilization": on each date on which the Commitment Fee is being calculated, the average of the daily quotient of (i) the sum of (x) the Aggregate Canadian RCF Lender Exposure plus (y) the Aggregate U.S. RCF Lender Exposure (excluding any Aggregate U.S. RCF Lender Exposure resulting from any outstanding Swing Line Loans) calculated on each date of the three-month period immediately preceding such date, divided by (ii) the sum of (x) the Total Canadian RCF Commitments plus (y) the Total U.S. RCF Commitments, in each case on each such date.

          "BA Fee": the amount calculated by multiplying the face amount of each Bankers' Acceptance accepted by, and each Draft purchased but not accepted by, a Canadian Lender hereunder by the rate for the BA Fee specified in the Pricing Grid, and then multiplying the result by a fraction, the numerator of which is the duration of its term on the basis of the actual number of days to elapse from and including the date of acceptance of a Bankers' Acceptance, or date of purchase of such Draft, by the Canadian Lender up to but excluding the maturity date of the Bankers' Acceptance and the denominator of which is 365.

          "B/A Instruments": collectively, Bankers' Acceptances, Drafts and Discount Notes and, in the singular, any one of them.

          "BA Proceeds": in respect of any Bankers' Acceptance to be accepted by, or any Draft to be purchased but not accepted by, a Canadian Lender hereunder, an amount calculated on the applicable Borrowing Date which is (rounded to the nearest full cent, with one half of one cent being rounded up) equal to the face amount of such Bankers' Acceptance multiplied by the price, where the price is calculated by dividing one by the sum of one plus the product of (i) the BA Rate applicable thereto expressed as a decimal fraction multiplied by (ii) a fraction, the numerator of which is the term of such Bankers' Acceptance and the denominator of which is 365, which calculated price will be rounded to the nearest multiple of 0.001%.

          "BA Rate": with respect to an issue of Bankers' Acceptances or Drafts in Canadian Dollars with the same maturity date, (a) for a Schedule I Lender,
(i) the arithmetic average of the rates applicable to bankers' acceptances having an identical or comparable term as the proposed Bankers' Acceptance or Draft displayed and identified as such on the display referred to as the "CDOR Page" (or any display substituted therefor) of Reuter Monitor Money Rates Service as at or about 10:00 A.M. on such day (or, if such day is not a Business Day, as of 10:00 A.M. on the immediately preceding Business Day), or (ii) if such rates do not appear on the CDOR Page at such time and on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 A.M. on such day at which such Lender is then offering to purchase Bankers' Acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), and (b) for a Lender which is not a Schedule I Lender, the lesser of (i) the arithmetic average of the annual discount rates for bankers' acceptances for such term quoted by such Lender at or about 10:00 A.M. and (ii) the annual discount rate applicable to Bankers' Acceptances and Drafts as determined for the Schedule I Lender in (a) above for the same Bankers' Acceptances issue plus 10 basis points.

          "Bankers' Acceptance": a Draft drawn by a Canadian Borrower and accepted by a Canadian Lender pursuant to subsection 4.6(c)(iv).

          "Bankers' Acceptance Loans": (i) the creation and acceptance of Bankers' Acceptances; or (ii) the creation and purchase of completed Drafts and the exchange of such Drafts for Discount Notes, in each case as contemplated in subsection 2.2(b) and subsection 4.6(c)(iv).

          "Benefited Lender": as defined in subsection 11.7(a).

          "Blocked Account Agreement": as defined in subsection 4.16(c).

          "Blocked Accounts": as defined in subsection 4.16(c).

          "Board": the Board of Governors of the Federal Reserve System.

          "Borrower Joinder Agreement": a Joinder Agreement in the form of Exhibit K.

          "Borrowers": the U.S. Borrowers, the Canadian Borrowers and from and after such date as when it executes and delivers to the Administrative Agent a Borrower Joinder Agreement, Canadian Finco.

          "Borrowing": the borrowing of one Type of Loan of a single Tranche by the U.S. Borrowers (on a joint and several basis), the Canadian Borrowers (on a joint and several basis) or Canadian Finco, from all the Lenders having Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurocurrency Loans the same Interest Period and, in the case of Bankers' Acceptance Loans, the same term to maturity.

          "Borrowing Base": the U.S. Borrowing Base, the Canadian Borrowing Base and/or the Total Borrowing Base, as the context may require.

          "Borrowing Base Certificate": as defined in subsection 7.2(f).

          "Borrowing Date": any Business Day specified in a notice pursuant to subsection 2.3, 2.7 or 3.2 as a date on which the Parent Borrower or any other Borrower requests the Lenders to make Loans hereunder or an Issuing Lender to issue Letters of Credit hereunder.

          "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York (or, with respect only to Loans made by a Canadian Lender and Letters of Credit issued by an Issuing Lender not located in the City of New York, the location of such Canadian Lender or such Issuing Lender) are authorized or required by law to close, except that, when used in connection with a Eurocurrency Loan, "Business Day" shall mean, in the case of any Eurocurrency Loan in Dollars, any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York.

          "Canadian Administrative Agent": as defined in the Preamble and shall include any successor to the Canadian Administrative Agent appointed pursuant to subsection 10.10.

          "Canadian Blocked Account": as defined in subsection 4.16(c).

          "Canadian Borrower Unpaid Drawing": drawings on Canadian RCF Letters of Credit that have not been reimbursed by the applicable Canadian Borrower.

          "Canadian Borrowers": RSC Canada and any other entity that becomes a Borrower pursuant to subsection 7.9(c) and which is incorporated or organized in Canada or a province thereof, together with their respective successors and assigns. For the avoidance of doubt, Canadian Finco shall not be a Canadian Borrower for the purposes of this Agreement.

          "Canadian Borrowing Base": as of any date of determination, the result of, in each case using the Dollar Equivalent of all amounts in Canadian Dollars:

          (a) 85% of the amount of Eligible Canadian Accounts, plus

          (b) 85% of the amount of Eligible Unbilled Accounts owned by the Canadian Loan Parties (not to exceed 50% of the amount calculated under clause (a) above), plus

          (c) (i) 50% of the Value of Eligible Canadian Inventory, or (ii) if the amount calculated pursuant to preceding clause (i) is greater than 5.0% of the Canadian Borrowing Base, the lesser of (A) the amount calculated pursuant to preceding clause (i), and (B) 85% of the Net Orderly Liquidation Value of Eligible Canadian Inventory, plus

          (d) the lesser of:

               (i) 95% times the net book value of the Eligible Canadian Rental Fleet, and

               (ii) 85% times the Net Orderly Liquidation Value of the Eligible Canadian Rental Fleet, minus

          (e) the amount of all Availability Reserves related to the Canadian RC Facility, minus

          (f) the Canadian Borrowers' and the Qualified Canadian Subsidiary Guarantors' aggregate exposure under Interest Rate Protection Agreements and Permitted Hedging Arrangements, as reasonably determined by the U.S. Administrative Agent (x) based on the mark-to-market value(s) for such Interest Rate Protection Agreements and Permitted Hedging Agreements (determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Interest Rate Protection Agreements and Permitted Hedging Agreements) or (y) at the U.S. Administrative Agent's sole discretion, in another manner acceptable to the Parent Borrower.

          "Canadian Collateral Agent": as defined in the Preamble.

          "Canadian Dollars": the lawful currency of Canada, as in effect from time to time.

          "Canadian Finco": a special purpose company having unlimited liability organized under the laws of Canada or a province thereof, 100% of the Capital Stock of which is owned by RSC.

          "Canadian Guarantee Agreement": collectively, the Canadian Guarantee Agreements to be executed and delivered by each Canadian Loan Party to and in favor of the Canadian Administrative Agent, the Canadian Collateral Agent and the Lenders substantially in the form of Exhibit G-1, as the same may be amended, supplemented, waived or otherwise modified from time to time.

          "Canadian Lender": (i) each Canadian RCF Lender that is a Canadian Resident listed on Schedule A or the Subsidiary or Affiliate of such Canadian RCF Lender that is a Canadian Resident and that is a Lender listed on Schedule A, and (ii) each additional Person that becomes a Canadian RCF Lender party hereto in accordance with the provisions hereof that is a Canadian Resident. A Canadian Lender shall cease to be a "Canadian Lender" when it has assigned all of its Canadian RCF Commitment in accordance with subsection 11.6 (or its related Canadian RCF Lender has assigned all of its Canadian RCF Commitment pursuant to subsection 11.6). For purposes of this Agreement, the term "Lender" includes each Canadian Lender unless the context otherwise requires.

          "Canadian Loan Parties": the Canadian Borrowers and each Canadian Subsidiary Guarantor.

          "Canadian Prime Rate": the greater of (a) rate of interest publicly announced from time to time by the Canadian Administrative Agent as its reference rate of interest for loans made in Canadian Dollars to Canadian customers and designed as its "prime" rate and (b) the average discount rate for one-month Canadian Dollar bankers' acceptances (expressed for such purposes as a yearly rate per annum) which is shown on the "CDOR Page" (or any substitute) at 10:00 A.M. (Toronto time) on such day (or if not a Business Day, the preceding Business Day), plus 0.75% per annum. Any change in the Canadian Prime Rate due to a change in the Canadian Administrative Agent's prime rate shall be effective on the effective date of such change in the Canadian Administrative Agent's prime rate.

          "Canadian Priority Payables": at any time, with respect to the Canadian Borrowers and Canadian Subsidiary Guarantors:

          (a) the amount past due and owing by such Person, or the accrued amount for which such Person has an obligation to remit to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) pension fund obligations; (ii) unemployment insurance; (iii) goods and services taxes, sales taxes, employee income taxes and other taxes payable or to be remitted or withheld; (iv) workers' compensation; (v) vacation pay; and (vi) other like charges and demands; in each case, in respect of which any Governmental Authority or other Person may claim a security interest, lien, trust or other claim ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents; and

          (b) the aggregate amount of any other liabilities of such Person (i) in respect of which a trust has been or may be imposed on any Collateral to provide for payment or (ii) which are secured by a security interest, pledge, lien, charge, right or claim on any Collateral, in each case, pursuant to any applicable law, rule or regulation and which trust, security interest, pledge, lien, charge, right or claim ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents.

          "Canadian RC Facility": the revolving credit facility available to the Canadian Borrowers, the U.S. Borrowers and Canadian Finco hereunder pursuant to subsection 2.2(b).

          "Canadian RCF Commitment": with respect to each Canadian RCF Lender, the commitment of such Canadian RCF Lender hereunder to make Extensions of Credit to the Borrowers in the amount set forth opposite its name on Schedule A hereto or as may subsequently be set forth in the Register from time to time.

          "Canadian RCF Commitment Percentage": of any Canadian RCF Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Canadian RCF Commitment of such Canadian RCF Lender at such time and the denominator of which is the Total Canadian RCF Commitment at such time, provided that if any such determination is to be made after the Total Canadian RCF Commitment (and the related Canadian RCF Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

          "Canadian RCF Issuing Lender": as the context may require, (i) DBCB or
(ii) any Canadian RCF Lender (and/or any Affiliate of such Canadian RCF Lender designated by it that is a Canadian RCF Lender) which, at the request of a Canadian Borrower and with the consent of the Canadian Administrative Agent (such consent not to be unreasonably withheld or delayed), agrees, in such Canadian RCF Lender's (or Affiliate's) sole discretion, to also become a Canadian RCF Issuing Lender for the purpose of issuing Canadian RCF Letters of Credit.

          "Canadian RCF L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Canadian RCF Letters of Credit and (b) the aggregate amount of drawings under Canadian RCF Letters of Credit which have not then been reimbursed pursuant to subsection 3.5(a).

          "Canadian RCF L/C Participants": the Canadian RCF Lenders (including any Non-Canadian Affiliate, as applicable).

          "Canadian RCF Lender": each Lender which has a Canadian RCF Commitment (without giving effect to any termination of the Total Canadian RCF Commitment if there are any outstanding Canadian RCF L/C Obligations) or which has (or has any Non-Canadian Affiliate which has) any outstanding Canadian RCF Loans (or a Canadian RCF Commitment Percentage in any then outstanding Canadian RCF L/C Obligations). Unless the context otherwise requires, each reference in this Agreement to a Canadian RCF Lender includes each Canadian RCF Lender and shall include references to any Affiliate of any such Lender

(including any Non-Canadian Affiliate, as applicable) which is acting as a Canadian RCF Lender.

          "Canadian RCF Letters of Credit": Letters of Credit issued by the Canadian RCF Issuing Lender to, or for the account of, the Borrowers, pursuant to subsection 3.1.

          "Canadian RCF Loan": as defined in subsection 2.2(b).

          "Canadian Resident": (a) a person resident in Canada for purposes of the Income Tax Act (Canada) as in effect on the date such Lender becomes a Lender hereunder, (b) an authorized foreign bank which at all times holds all of its interest in any obligations owed by the Canadian Borrowers or Canadian Finco hereunder in the course of its Canadian banking business for purposes of subsection 212(13.3) of the Income Tax Act (Canada) as in effect on the date such Lender becomes a Lender hereunder or (c) any Lender with respect to which payments to such Lender of interest, fees, commission or any other amount payable by any Canadian Borrower or Canadian Finco under the Loan Documents are not subject to any Non-Excluded Taxes imposed by Canada or any political subdivision or taxing authority thereof or therein and that is able to establish to the satisfaction of the Canadian Administrative Agent and the Canadian Borrowers or Canadian Finco that, based on applicable law in effect on the date such Lender becomes a Lender, any such payments to or for the benefit of such Lender are not subject to the withholding or deduction of any such Non-Excluded Taxes.

          "Canadian Secured Parties": the "Secured Parties" as defined in the Canadian Security Agreement.

          "Canadian Security Agreement": collectively, the Canadian security agreements to be executed and delivered by each Canadian Loan Party to and in favor of the Canadian Collateral Agent as of the date hereof, substantially in the form of Exhibit G-3 in each case, as the same may be amended, supplemented, waived or otherwise modified from time to time.

          "Canadian Security Documents": the collective reference to the Canadian Guarantee Agreement, the Canadian Security Agreement and all other similar security documents hereafter delivered to the U.S. Collateral Agent or the Canadian Collateral Agent granting or perfecting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Canadian Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the U.S. Collateral Agent or the Canadian Collateral Agent pursuant to subsection 7.9(a), 7.9(b) or 7.9(c), in each case, as amended, supplemented, waived or otherwise modified from time to time.

          "Canadian Subsidiary": each Subsidiary of Parent Borrower that is incorporated or organized under the laws of Canada or any province thereof.

          "Canadian Subsidiary Guarantor": each Canadian Subsidiary of any Canadian Borrower which executes and delivers the Canadian Guarantee Agreement, in each case, unless and until such time as the respective Canadian Subsidiary Guarantor ceases to constitute a Canadian Subsidiary of the Parent Borrower or is released from all of its obligations under the Canadian Guarantee Agreement in accordance with the terms and provisions thereof.

          "Capital Expenditures": with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its consolidated Subsidiaries during such period (exclusive of expenditures made (i) for investments permitted by subsection 8.8 and (ii) for acquisitions permitted by subsection 8.9) which, in accordance with GAAP, are or should be included in "capital expenditures," including, any such expenditures made for purchases of Rental Fleet, net of (b) proceeds received by the Parent Borrower or any of its Subsidiaries from Dispositions of (x) property, plant and equipment and (y) Rental Fleet during such period.

          "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

          "Cash Equivalents": (a) securities issued or fully guaranteed or insured by the United States government or Canadian government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers' acceptances of (i) any Lender or Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor's Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency ("S&P") or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. or any successor rating agency ("Moody's") (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the U.S. Administrative Agent in its reasonable judgment), (c) commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the U.S. Administrative Agent in its reasonable judgment), (d) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act, and (e) investments similar to any of the foregoing denominated in foreign currencies approved by the board of directors of the Parent Borrower, in each case provided in clauses (a), (b), (c) and (e) above only, maturing within twelve months after the date of acquisition.

          "CERCLA": the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C.A.
Section 9601 et seq.

          "CGMI": Citigroup Global Markets, Inc., in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

          "Change in Law": as defined in subsection 4.11(a).

          "Change of Control": the occurrence of any of the following events:
(a) at any time prior to the initial registered public offering of Holdings' or any Parent Entity's Voting Stock the Permitted Holders shall in the aggregate be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange
Act) of (x) so long as Holdings is a Subsidiary of any Parent Entity, Voting Stock having less than 51% of the total voting power of all outstanding

Capital Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (y) if Holdings is not a Subsidiary of any Parent Entity, Voting Stock having less than 51% of the total voting power of all outstanding shares of Holdings; (b) on and after the date of the initial registered public offering of Holdings' or any Parent Entity's Voting Stock, (i)
(x) the Permitted Holders shall in the aggregate be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (A) so long as Holdings is a Subsidiary of any Parent Entity, Voting Stock having less than 35% of the total voting power of all outstanding Capital Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and
(B) if Holdings is not a Subsidiary of any Parent Entity, Voting Stock having less than 35% of the total voting power of all outstanding Capital Stock of Holdings and (y) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, shall be the "beneficial owner" of (A) so long as Holdings is a Subsidiary of any Parent Entity, Voting Stock having more than 35% of the total voting power of all outstanding Capital Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (B) if Holdings is not a Subsidiary of any Parent Entity, Voting Stock having more than 35% of the total voting power of all outstanding Capital Stock of Holdings or (ii) the Continuing Directors shall cease to constitute a majority of the members of the board of directors of RSC; (c) Holdings shall cease to own, directly or indirectly, 100% of the Capital Stock of the Parent Borrower; provided that the Parent Borrower may, to the extent permitted by subsection 8.5, merge or consolidate with or into another U.S. Borrower; (d) the Parent Borrower shall cease to own, directly or indirectly, 100% of the Capital Stock of RSC; provided that RSC may, to the extent permitted by subsection 8.5, merge or consolidate with or into the Parent Borrower and the Parent Borrower may merge with or into RSC; (e) RSC shall cease to own, directly or indirectly, 100% of the Capital Stock of RSC Canada; provided that RSC Canada may, to the extent permitted by subsection 8.5, merge or consolidate with or into another Canadian Borrower; or
(f) a "Change of Control" as defined in the Second-Lien Term Loan Documents and the Senior Note Documents.

          "Chief Executive Office": with respect to any Person, the location from which such Person manages the main part of its business operations or other affairs.

          "Citigroup": CNAI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and any other Affiliates designated by any such Person.

          "Closing Date": the date on which all the conditions precedent set forth in subsection 6.1 shall be satisfied or waived and the Initial Extension of Credit shall have occurred hereunder.

          "CNAI": as defined in the Recitals hereto.

          "Code": the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral": all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

          "Collateral Agent": the U.S. Administrative Agent and/or the Canadian Administrative Agent, as the context may require.

          "Collection Bank": as defined in subsection 4.16(c).

          "Commitment": as to any Lender, its U.S. RCF Commitment, its Canadian RCF Commitment and its Term Loan Commitment. The original amount of the aggregate Commitments of the RCF Lenders and Term Loan Lenders is
$1,700,000,000.

          "Commitment Fee Rate": during the period from the Closing Date until December 31, 2006, 0.250% per annum. Thereafter, the "Commitment Fee Rate" will be as set forth on the Pricing Grid based upon the Average RCF Loan Utilization calculated by the U.S. Administrative Agent for the respective three-month period for each such period.

          "Commitment Increase": as defined in subsection 2.7(a).

          "Commitment Increase Date": as defined in subsection 2.7(c).

          "Commitment Percentage": of any RCF Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the aggregate RCF Commitment of such RCF Lender at such time and the denominator of which is the aggregate RCF Commitments at such time, provided that if any such determination is to be made after the RCF Commitments have terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

          "Commitment Period": the period from and including the Closing Date to but not including the RCF Maturity Date, or such earlier date as the RCF Commitments shall terminate as provided herein.

          "Committed Lenders": DB, Citigroup and GE.

          "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with Holdings or any of its Subsidiaries within the meaning of Section 4001 of ERISA or is part of a group which includes Holdings or any of its Subsidiaries and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

          "Company Material Adverse Effect": any fact, circumstance, change, occurrence or development that has a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Recapitalized Business, taken as a whole, but shall exclude any fact, circumstance, change, occurrence or development resulting from or relating to
(i) events affecting the North American, European, Asian or global economy or capital or financial markets generally, (ii) changes in conditions in the industries in which the Recapitalized Business operates, (iii) changes in laws, regulations, or GAAP, or in the authoritative interpretations thereof or in regulatory guidance related thereto, (iv) earthquakes or similar catastrophes, or acts of war (whether declared or undeclared), sabotage, terrorism, military action or any escalation or worsening thereof, or (v) other than for purposes of Sections 4.2 and 5.2 of the Recapitalization Agreement, the announcement or performance of the Recapitalization Agreement or the transactions contemplated thereby, unless, in the case of items (i)(iv) above, any such fact, circumstance, change, occurrence or development disproportionately affects the Recapitalized Business, taken as a whole.

          "Conduit Lender": any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the U.S. Administrative Agent (a copy of which shall be provided by the U.S. Administrative Agent to the Parent Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including, without limitation, subsection 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Commitment or (c) be so designated if such designation would otherwise increase the costs of any Facility to any Borrower.

          "Confidential Information Memorandum": that certain Confidential Information Memorandum (Public Version) dated November 6, 2006 and furnished to the Lenders.

          "Consolidated Fixed Charge Coverage Ratio": as of the last day of any period, the ratio of (a)(i) EBITDA for such period minus (ii) the sum of the unfinanced portion of all Capital Expenditures (excluding any Capital Expenditure made in an amount equal to all or part of the proceeds of (x) any casualty insurance, condemnation or eminent domain or (y) any sale of assets (other than Rental Fleet)) not in the ordinary course of business of Holdings and its consolidated Subsidiaries during such period so long as such proceeds were in fact applied within 12 months following the receipt thereof, to (b) the sum, without duplication, of (i) Debt Service Charges payable in cash by the Parent Borrower and its consolidated Subsidiaries during such period plus (ii) federal, state and foreign income taxes paid in cash by the Parent Borrower and its consolidated Subsidiaries (net of refunds received) for the period of four full fiscal quarters ending on such date plus (iii) cash paid by the Parent Borrower during the relevant period pursuant to any of clauses (f), (i) and (k) of subsection 8.7; provided that upon the date on which any Liquidity Event first occurs, the Consolidated Fixed Charge Coverage Ratio shall be calculated as of end of the most recently completed fiscal quarter of the Parent Borrower for which financial statements shall have been required to be delivered under subsection 7.1(a) or (b).

          "Consolidated Indebtedness": at the date of determination thereof, an amount equal to all debt of the Parent Borrower and its consolidated Subsidiaries as determined on a consolidated basis and as disclosed on the Parent Borrower's consolidated balance sheet most recently delivered pursuant to subsection 7.1.

          "Consolidated Interest Expense": for any period, an amount equal to
(a) interest expense (accrued and paid or payable in cash for such period, and in any event excluding any amortization or write off of financing costs) on Indebtedness of the Parent Borrower and its consolidated Subsidiaries for such period minus (b) interest income (accrued and received or receivable in cash for such period) of the Parent Borrower and its consolidated Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP; provided that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio for any period of four fiscal quarters ending prior to December 31, 2007, Consolidated Interest Expense for such period of four fiscal quarters shall be deemed to be
(i) in the case of the period ending at the end of the fiscal quarter ending March 31, 2007, Consolidated Interest Expense for such fiscal quarter multiplied by 4, (ii) in the case of the period ending at the end of the fiscal quarter ending June 30, 2007, Consolidated Interest Expense for the period of two fiscal quarters ending at the end of such fiscal quarter multiplied by 2 and (iii) in the case of the period ending at the end of the fiscal quarter ending September 30, 2007, Consolidated Interest Expense for the period of three fiscal quarters ending at the end of such fiscal quarter multiplied by 4/3.

          "Consolidated Leverage Ratio": as of the last day of any period, the ratio of (a) Consolidated Indebtedness on such day to (b) EBITDA for such period, or the period of four full fiscal quarters most recently ended prior to such date for which financial statements of the Parent Borrower have been required to be delivered under subsection 7.1(a) or (b), respectively; provided that upon the date on which any Liquidity Event first occurs, the Consolidated Leverage Ratio shall be calculated as of the end of the most recently completed fiscal quarter of the Parent Borrower for which financial statements shall have been required to be delivered under subsection 7.1(a) or (b).

          "Consolidated Net Income": for any period, net income of the Parent Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

          "Continuing Directors": the directors of RSC on the Closing Date, after giving effect to the Transaction and the other transactions contemplated thereby, and each other director if, in each case, such other director's nomination for election to the board of directors of RSC is recommended by at least a majority of the then Continuing Directors or the election of such other director is approved by one or more Permitted Holders.

          "Contractual Obligation": as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "Credit Agreement Party": Holdings and each Borrower.

          "Credit Card Notification": as defined in subsection 4.16(c).

          "DB": DBNY, DBCB, DBSI and any other Affiliates of DBSI designated by DBSI.

          "DBCB": Deutsche Bank AG, Canada Branch, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

          "DBCB Account": as defined in subsection 4.16(d).

          "DBNY": Deutsche Bank AG, New York Branch, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

          "DBNY Account": as defined in subsection 4.16(d).

          "DBSI": Deutsche Bank Securities Inc., in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

          "DDA Notification": as defined in subsection 4.16(c).

          "DDAs": any checking or other demand deposit account maintained by the Loan Parties (other than any such account if such account is, or all of the funds and other assets owned by a Loan Party held in such account are, excluded from the Collateral pursuant to any Security Document). All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs, subject to the Security Documents and the Intercreditor Agreement.

          "Debt Financing": the debt financing transactions contemplated under
(a) the Loan Documents, (b) the Second-Lien Term Loan Documents and (c) the Senior Note Documents, and, in each case, including any Interest Rate Protection Agreements related thereto.

          "Debt Service Charges": for any period, the sum of (a) Consolidated Interest Expense, plus (b) principal payments made or required to be made (after giving effect to any prepayments paid in cash that reduce the amount of such required payments) on account of Indebtedness of the Parent Borrower and its consolidated Subsidiaries, including the full amount of any non-recourse Indebtedness (excluding the obligations hereunder, payments to reimburse any drawings under any commercial letters of credit, and any payments on Indebtedness required to be made on the final maturity date thereof, but including any obligations in respect of Financing Leases), for such period, plus
(c) scheduled mandatory payments on account of Disqualified Capital Stock of the Parent Borrower and its consolidated Subsidiaries (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made during such period, in each case determined on a consolidated basis in accordance with GAAP.

          "Default": any of the events specified in Section 9, whether or not any requirement for the giving of notice (other than, in the case of subsection 9(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 9, has been satisfied.

          "Default Notice": as defined in subsection 9(e).

          "Defaulting Lender": as defined in subsection 4.8(c).

          "Deposit Account": any deposit account (as such term is defined in Article 9 of the UCC or (to the extent governed thereby) any similar provision of the PPSA).

          "Discount Note": as defined in subsection 4.6(c)(xi).

          "Disinterested Director": with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

          "Disposition": as defined in the definition of the term "Asset Sale" in this subsection 1.1.

          "Disqualified Capital Stock": any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) is mandatorily redeemable in whole or in part prior to the Term Loan Maturity Date, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or any Capital Stock referred to in (a) above prior to the Term Loan Maturity Date, or (c) contains any mandatory repurchase obligation which comes into effect prior to the Term Loan Maturity Date, provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale shall not constitute Disqualified Capital Stock.

          "Documentary L/C": as defined in subsection 3.1(a).

          "Dollar Equivalent": with respect to the principal amount of any Canadian RCF Loan denominated in Canadian Dollars or the amount of any Canadian RCF Letters of Credit denominated in Canadian Dollars at any date of determination thereof, an amount in Dollars equivalent to such principal amount or such other amount calculated on the basis of the Spot Rate of Exchange.

          "Dollars" and "$": dollars in lawful currency of the United States of America.

          "Domestic Subsidiary": any Subsidiary of the Parent Borrower which is not a Foreign Subsidiary.

          "Dominion Event": the determination by the U.S. Administrative Agent that Available RCF Commitments on any day are less than $170,000,000; provided that the U.S. Administrative Agent has notified the Parent Borrower thereof; and provided, further, that if the occurrence of a Dominion Event shall be due solely to a fluctuation in currency exchange rates occurring within the two Business Day period immediately preceding such occurrence, and one or more of the Borrowers, within two Business Days following receipt of such notice from the U.S. Administrative Agent, repays Loans in an amount such that the Available RCF Commitments following such payment exceeds $170,000,000, a Dominion Event shall be deemed not to have occurred. The occurrence of a Dominion Event shall be deemed continuing notwithstanding that Available RCF Commitments may thereafter exceed the amount set forth in the preceding sentence unless and until the Available RCF Commitments exceed $185,000,000 for 30 consecutive days, in which event a Dominion Event shall no longer be deemed to be continuing; provided that a Dominion Event may not be cured as contemplated by this sentence more than two times in any four fiscal quarter period.

          "Draft": at any time, either a depository bill within the meaning of the Depository Bills and Notes Act (Canada) or a bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn by a Canadian Borrower on a Canadian Lender and bearing such distinguishing letters and numbers as such Canadian Lender may determine, but which at such time has not been completed or accepted by such Canadian Lender.

          "EBITDA": for any period, the sum of (a) Consolidated Net Income for such period adjusted (i) to exclude the following items (without duplication) of income or expense to the extent that such items are included in the calculation of Consolidated Net Income: (A) Consolidated Interest Expense, (B) any non-cash expenses and charges, (C) total income tax expense, (D) depreciation expense,
(E) the expense associated with amortization of intangible and other assets (including amortization or other expense recognition of any costs associated with asset write-ups in accordance with APB Nos. 16 and 17), (F) non-cash provisions for reserves for discontinued operations, (G) any extraordinary, unusual or non-recurring gains or losses or charges or credits, including but not limited to any expenses relating to the Transaction and any non-recurring or extraordinary items paid or accrued during such period relating to deferred compensation owed to any Management Investor that was cancelled, waived or exchanged in connection with the grant to such Management Investor of the right to receive or acquire shares of common stock of Holdings or any other Parent Entity, (H) any gain or loss associated with the sale or write-down of assets (other than Rental Fleet) not in the ordinary course of business, (I) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions actually paid to the Parent Borrower or any of its Subsidiaries by the entity accounted for by the equity method of accounting) and (J) fees paid to any Sponsor or any Affiliate of any Sponsor for the rendering of management consulting, monitoring or financial advisory services for compensation not to exceed in the aggregate $6,000,000 in any Fiscal Year and (ii) by reducing EBITDA (as otherwise determined above) by the amount of all dividends paid by the Parent Borrower during the relevant period pursuant to any of clauses (c) and (d) of subsection 8.7 (in each case, unless and to the extent (x) the amount paid with such dividends by Holdings or any Parent Entity would not, if the respective expense or other item had been incurred directly by the Parent Borrower, have reduced EBITDA determined in accordance with the foregoing provisions of this definition or (y) such dividend is paid by the Parent Borrower in respect of an expense or other item that has resulted in, or will result in, a reduction of EBITDA, as calculated pursuant to clause (a) above) plus (b) only with respect to determining compliance with subsection 8.1 hereof, any Specified Equity Contribution. For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a "Reference Period"), (i) if at any time during such Reference Period (and after the Closing Date) the Parent Borrower or any of its Subsidiaries shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period (and after the Closing
Date) the Parent Borrower or any of its Subsidiaries shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X or in such other manner acceptable to the U.S. Administrative Agent as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, "Material Acquisition" means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Parent Borrower or any of its Subsidiaries in excess of $5,000,000; and "Material Disposition" means any Disposition of property or series of related Dispositions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to the Parent Borrower or any of its Subsidiaries in excess of $5,000,000; provided that for any applicable periods prior to the Closing Date EBITDA shall be determined in respect to the Recapitalized Business.

          "Eligible Accounts": those Accounts created by a Qualified Loan Party in the ordinary course of its business, arising out of its sale, lease or rental of goods or rendition of services, that comply in all material respects with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

          (a) Accounts that are unpaid on the date which is 120 days after the date of the original invoice,

          (b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of the total amount of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

          (c) without duplication, the amount of any credit balances greater than 120 days past their invoice date with respect to any Account,

          (d) Accounts with respect to which the Account Debtor is (i) an Affiliate of any Loan Party (other than a portfolio company of any of the Equity Investors or their respective Affiliates) or (ii) an employee or agent of any Loan Party or any Affiliate of such Loan Party (other than a portfolio company of the Equity Investors or their respective Affiliates),

          (e) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional (other than, for the avoidance of doubt, a rental or lease basis),

          (f) Accounts that are not payable in Dollars; provided that Eligible Canadian Accounts may be payable in Canadian Dollars,

          (g) Accounts with respect to which the Account Debtor is a Person other than a Governmental Authority unless: (i) the Account Debtor (A) is a natural person with a billing address in the United States or Canada, (B) maintains its Chief Executive Office in the United States or Canada, or (C) is organized under the laws of the United States, Canada or any state, territory, province or subdivision thereof; or (ii) (A) the Account is supported by an irrevocable letter of credit satisfactory to the U.S. Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the U.S. Administrative Agent and is directly drawable by the U.S. Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the U.S. Administrative Agent, in its Permitted Discretion,

          (h) Accounts with respect to which the Account Debtor is the government of any country or sovereign state other than the United States and Canada, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (i) the Account is supported by an irrevocable letter of credit satisfactory to the U.S. Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the U.S. Administrative Agent and is directly drawable by the U.S. Administrative Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the U.S. Administrative Agent, in its Permitted Discretion,

          (i) Accounts with respect to which the Account Debtor is (i) the federal government of Canada or any department, agency or instrumentality of Canada or (ii) the federal government of the United States or any department, agency or instrumentality of the United States (exclusive, in the case of clause (ii), of Accounts with respect to which the applicable Loan Party has complied, to the reasonable satisfaction of the U.S. Administrative Agent, with the Assignment of Claims Act of 1940 (31 USC
     Section 3727)),

          (j) Accounts with respect to which the Account Debtor is any state government of the United States or any department, agency, municipality or political subdivision thereof (exclusive, however, of Accounts with respect to which the applicable Loan Party has complied, to the reasonable satisfaction of the U.S. Administrative Agent, with the state law (if any) that is the substantial equivalent of the Assignment of Claims Act of 1940 (31 USC Section 3727)), unless (i) the Account is supported by an irrevocable letter of credit satisfactory to the U.S. Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the U.S. Administrative Agent and is directly drawable by the U.S. Administrative Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the U.S. Administrative Agent, in its Permitted Discretion,

          (k) (i) Accounts with respect to which the Account Debtor is a creditor of any Loan Party or any Subsidiary of a Loan Party, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute, (ii) Accounts which are subject to a rebate that has been earned but not taken or a chargeback, to the extent of such rebate or chargeback, (iii) Accounts that comprise service charges or finance charges, and (iv) Accounts less than 120 days past the original invoice date related to invoices that have been partially paid,

          (l) Accounts with respect to an Account Debtor whose total obligations owing to the Borrowers exceed 10% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the U.S. Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

          (m) Accounts with respect to which the Account Debtor is not Solvent, is subject to a proceeding related thereto, has gone out of business, or as to which a Loan Party has received notice of an imminent proceeding related to such Account Debtor not being or alleged not to be Solvent or which proceeding is reasonably likely to result in a material impairment of the financial condition of such Account Debtor,

          (n) Accounts with respect to which the Account Debtor is located in a state, province or jurisdiction (e.g., New Jersey, Minnesota, West Virginia and Canadian provinces) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Loan Party has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges). The foregoing shall not apply to the extent that the applicable Loan Party may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by the U.S. Administrative Agent, in its Permitted Discretion, to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account (including, for greater certainty, the requirement for a creditor to extra-provincially register in a province or territory of Canada for such purposes),

          (o) Accounts, the collection of which the U.S. Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor's financial condition, upon notice thereof to the Parent Borrower,

          (p) Accounts that are not subject to a valid and perfected first priority Lien in favor of the U.S. Collateral Agent or the Canadian Collateral Agent, as applicable, pursuant to a Security Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Accounts hereunder)),

          (q) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor, or

          (r) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Loan Party of the subject contract for goods or services.

          "Eligible Canadian Accounts": the Eligible Accounts owned by the Canadian Borrowers and the Qualified Canadian Subsidiary Guarantors.

          "Eligible Canadian Inventory": the Eligible Inventory owned by the Canadian Borrowers and the Qualified Canadian Subsidiary Guarantors.

          "Eligible Canadian Rental Fleet": the Eligible Rental Fleet owned by the Canadian Borrowers and the Qualified Canadian Subsidiary Guarantors.

          "Eligible Inventory": the gross dollar value (valued at the lower of cost or market value) of the Inventory of the Qualified Loan Parties located in any jurisdiction of the United States or Canada which is readily marketable and is then currently being held for resale in the ordinary course of business and conforms in all material respects to the representations and warranties contained in the Loan Documents, and that are not excluded by virtue of one or more of the excluding criteria set forth below, Eligible Inventory shall not include the following:

          (a) any supplies (other than raw materials), spare parts, shipping materials, goods returned or rejected (except to the extent that such returned or rejected goods continue to conform in all material respects to the representations and warranties contained in the Loan Documents) by customers and goods to be returned to suppliers,

          (b) any Inventory held on consignment,

          (c) any Inventory which has been shipped to a customer, even if on a consignment or "sale or return" basis,

          (d) any Inventory to the extent that a Qualified Loan Party has taken a reserve, but only to the extent of such reserve,

          (e) any Inventory not subject to a valid and perfected first-priority Lien in favor of the U.S. Collateral Agent or the Canadian Collateral Agent, as applicable, pursuant to a Security Document (as and to the extent provided therein (it being understood and agreed that in no event shall any of the Excluded Assets be deemed to be Eligible Inventory hereunder)), (f) any Inventory not produced in compliance with the applicable requirements of the Fair Labor Standards Act,

          (g) any fuel, or

          (h) any Inventory classified as "dead and overstock inventory" not already reserved for pursuant to clause (d) above.

          "Eligible Rental Fleet": Rental Fleet of the Qualified Loan Parties held for renting in the ordinary course of the Loan Parties' business, that complies in all material respects with each of the representations and warranties respecting Eligible Rental Fleet made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. In determining the amount to be so included, Rental Fleet shall be valued at the lower of cost or market on a basis consistent with the Loan Parties' historical accounting practices and shall be net of any unrecorded rebates. An item of Rental Fleet shall not be included in Eligible Rental Fleet if:

          (a) a Loan Party does not have good and valid title thereto,

          (b) it is not either (i) located at one of the locations in the United States or Canada set forth on Schedule D, as the same may be modified from time to time by notice to the U.S. Administrative Agent, or (ii) on lease with a customer in the ordinary course of business and located in the United States or Canada,

          (c) it is not subject to a valid and perfected first priority Lien in favor of the U.S. Collateral Agent or the Canadian Collateral Agent, as applicable, pursuant to a Security Document; (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Rental Fleet hereunder)); provided that this clause
     (c) will not apply to Rental Fleet represented by a certificate of title (such Rental Fleet being subject to clause (h) below); provided, further, that, it shall not be necessary to identify the Vehicle Identification Numbers with respect to Rental Fleet located in Canada in any PPSA filings as a prerequisite for such Rental Fleet to constitute "Eligible Rental Fleet" hereunder;

          (d) it consists of goods rejected by a Loan Party's customers,

          (e) it consists of goods that are obsolete, unmerchantable or slow moving,

          (f) it is damaged or defective and (i) is not repairable and (ii) is classified as "outside" shop unless payables are reserved; provided that, this clause (f) will not apply to Rental Fleet that is classified as inside or outside the shop for less than 60 days,

          (g) it is not available to rent to customers of a Loan Party in the ordinary course of business, or

          (h) it is U.S. Rental Fleet represented by a certificate of title unless (i) during the 120-day period following the Closing Date, a Loan Party has delivered the certificate of title for such Rental Fleet to the U.S. Collateral Agent (or its agents) and (ii) to the extent necessary to perfect a security interest in such Rental Fleet, for all periods thereafter, a Loan Party has caused the certificate of title for such Rental Fleet to be registered with the applicable Governmental Authority showing "Deutsche Bank AG, New York Branch, as U.S. Collateral Agent" or "Deutsche Bank AG, Canada Branch, as Canadian Collateral Agent", as applicable, (or a trustee or agent reasonably acceptable to the U.S. Collateral Agent or Canadian Collateral Agent, as applicable) as the sole lienholder thereon, such that such Rental Fleet is subject to a valid and perfected first priority Lien in favor of the U.S. Collateral Agent or the Canadian Collateral Agent, as applicable (or such certificate of title or the requisite application therefor has been submitted to the applicable Governmental Authority for such registration or for issuance of such certificate of title as so registered).

          "Eligible Unbilled Accounts": Accounts (which are Eligible Accounts except for their failure to comply with clause (q) of the definition of Eligible Accounts) (a) which have not been billed but for which services have been rendered, (b) which have not been billed solely because either (i) the services were rendered pursuant to a customer agreement which provides for monthly billing at a date other than month-end, or (ii) the services were rendered pursuant to a customer agreement which provides for billing at the completion of the rental term, and such rental term has not yet ended, and (c) which shall be billed not more than 30 days after such Account is first included on the Borrowing Base Certificate or otherwise reported to the U.S. Administrative Agent as Collateral.

          "Eligible U.S. Accounts": the Eligible Accounts owned by the U.S. Borrowers and the Qualified U.S. Subsidiary Guarantors.

          "Eligible U.S. Inventory": the Eligible Inventory owned by the U.S. Borrowers and the Qualified U.S. Subsidiary Guarantors.

          "Eligible U.S. Rental Fleet": the Eligible Rental Fleet owned by the U.S. Borrowers and the Qualified U.S. Subsidiary Guarantors.

          "Environmental Costs": any and all costs or expenses (including attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

          "Environmental Laws": any and all U.S., Canadian or foreign federal, state, provincial, territorial, foreign, local or municipal laws, rules, orders, enforceable guidelines, orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

          "Environmental Permits": any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

          "Equipment": any equipment owned by or leased to the Parent Borrower or any of its Subsidiaries that is revenue earning equipment, or is classified as "revenue earning equipment" in the consolidated financial statements of the Parent Borrower, including any such equipment consisting of (i) backhoes, dozers, excavators, forklifts, loaders, scissors, tractors, trenchers, trucks and trailers or other similar equipment, (ii) construction, industrial, commercial and office equipment, (iii) earthmoving, material handling, compaction, aerial and electrical equipment, (iv) air compressors, pumps and small tools, and (v) other personal property.

          "Equity Financing": as defined in the Recitals hereto.

          "Equity Investors": the Sponsors, the Sellers and each other person that has made a direct or indirect equity investment in ACNA on the Closing Date as contemplated in the Recitals hereto.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Eurocurrency Base Rate": with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined by the U.S. Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, "Eurocurrency Base Rate" shall mean, with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum equal to the rate at which the U.S. Administrative Agent is offered deposits in Dollars at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurocurrency market where the eurocurrency and foreign currency and exchange operations in respect of Dollars are then being conducted for delivery on the first day of such Interest Period for the number of days of such Interest Period and in an amount comparable to the amount of its Eurocurrency Loan to be outstanding during such Interest Period. "Telerate British Bankers Assoc. Interest Settlement Rates Page" shall mean the display designated as Page 3750 on the Telerate System (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

          "Eurocurrency Loans": Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

          "Eurocurrency Rate": with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                             Eurocurrency Base Rate
                     ---------------------------------------
                     1.00 -Eurocurrency Reserve Requirements

          "Eurocurrency Reserve Requirements": for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding

(currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

          "Event of Default": any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition specified in Section 9, has been satisfied.

          "Exchange Act": the Securities Exchange Act of 1934, as amended from time to time.

          "Excluded Assets": as defined in the U.S. Guarantee and Collateral Agreement and the Canadian Security Agreement.

          "Extension of Credit": as to any Lender, the making of, or, in the case of subsection 2.5(d)(ii), participation in, a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

          "Facility": each of the Commitments and the Extensions of Credit made thereunder.

          "Federal Funds Effective Rate": as defined in the definition of the term "ABR" in this subsection 1.1.

          "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

          "FIRREA": the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

          "first priority": means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Permitted Liens).

          "Fiscal Period": means each fiscal month of Holdings and its Subsidiaries as described on Schedule C.

          "Fiscal Year": any period of twelve consecutive months ending on December 31 of any calendar year.

          "Foreign Pension Plan": a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which the Parent Borrower or a Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

          "Foreign Plan": each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the

United States of America, by the Parent Borrower or any of its Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

          "Foreign Subsidiary": any Subsidiary of the Parent Borrower which is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco. For the avoidance of doubt, any Subsidiary of the Parent Borrower which is organized and existing under the laws of Puerto Rico shall be a Foreign Subsidiary.

          "Foreign Subsidiary Holdco": any Subsidiary of the Parent Borrower, so long as such Subsidiary has no material assets other than securities of one or more Foreign Subsidiaries and Indebtedness issued by such Foreign Subsidiaries (or Subsidiaries thereof), and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries.

          "GAAP": with respect to subsection 4.4(c) and the covenants contained in subsections 8.1 and 8.2 and all defined terms relating thereto and the defined term "Company Material Adverse Effect", generally accepted accounting principles in the United States of America in effect on the Closing Date, and, for all other purposes under this Agreement, generally accepted accounting principles in the United States of America in effect from time to time.

          "GE": General Electric Capital Corporation.

          "General Intangibles": "general intangibles" (as such term is defined in Article 9 of the UCC or (to the extent governed thereby) any similar provision of the PPSA), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any and all supporting obligations in respect thereof, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

          "Goods": goods as such term is defined in Article 9 of the UCC or (to the extent governed thereby) any similar provision of the PPSA.

          "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

          "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.

          "Guaranteed Creditors": each Administrative Agent, each Collateral Agent, each Issuing Lender, the Lenders and each party (other than any Loan Party) party to an Interest Rate Protection Agreement or Permitted Hedging Agreement to the extent such party constitutes a Secured Party under the Security Documents.

          "Guarantor Obligations": as defined in the U.S. Guarantee and Collateral Agreement as though Holdings were a Guarantor thereunder.

          "Guarantors": the collective reference to Holdings, the U.S. Borrowers (solely with respect to the obligations of the Canadian Borrowers hereunder and under each other Loan Document) and each Subsidiary of the Parent Borrower (other than (a) a Borrower, (b) any Foreign Subsidiary (excluding any Canadian Subsidiary Guarantor) and (c) any Subsidiary of a Foreign Subsidiary (excluding any Canadian Subsidiary Guarantor)), which is from time to time party to the U.S. Guarantee and Collateral Agreement or the Canadian Guarantee Agreement, as applicable; individually, a "Guarantor".

          "Holdings": as defined in the Preamble hereto.

          "Immaterial Subsidiary": any Subsidiary that (i) had less than $5,000,000 of annual revenues and less than $5,000,000 of assets and (ii) has been designated as such by the Parent Borrower in a written notice delivered to the U.S. Administrative Agent (other than any such Subsidiary as to which the Parent Borrower has revoked such designation by written notice to the U.S. Administrative Agent); provided that at no time shall the Immaterial Subsidiaries so designated by the Parent Borrower have annual revenues or assets in excess of $10,000,000 in the aggregate.

          "Incremental Commitment Agreement": as defined in subsection
2.7(b)(i).

          "Incremental Term Loan": as defined in subsection 2.1(c).

          "Incremental Term Loan Borrowing Date": for any Incremental Term Loan, the date specified as such in the respective Incremental Commitment Agreement pursuant to which such Incremental Term Loans are to be made.

          "Incremental Term Loan Commitment": for each Incremental Term Loan Lender, the commitment of such Incremental Term Loan Lender to make Incremental Term Loans pursuant to subsection 2.7 on a given Incremental Term Loan Borrowing Date, as such commitment (x) is set forth in the respective Incremental Commitment Agreement delivered pursuant to subsection 2.7(b) or (y) may be terminated pursuant to subsections 2.3 or Section 9.

          "Incremental Term Loan Lender": each Lender with an Incremental Term Loan Commitment or outstanding Incremental Term Loans.

          "Incremental Term Loan Note": as defined in subsection 2.1(c).

          "Indebtedness": of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases,
(d) all obligations of such Person in respect of letters of credit, bankers' acceptances or bank guarantees issued or created for the account of such Person,
(e) for purposes of subsection 8.2 and subsection 9(e) only, all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, and (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

          "Individual Canadian RCF Lender Exposure": of any Canadian RCF Lender, at any time, the sum of (a) the aggregate principal amount of all Canadian RCF Loans made by such Canadian RCF Lender (using the Dollar Equivalent thereof in the case of any such Canadian RCF Loans denominated in Canadian Dollars) and then outstanding and (b) the sum of such Canadian RCF Lender's Canadian RCF Commitment Percentage in each then outstanding Canadian RCF Letter of Credit multiplied by the sum of the Stated Amount of the respective Canadian RCF Letters of Credit and any Unpaid Drawings (in each case using the Dollar Equivalent thereof in the case of Canadian RCF Letters of Credit denominated in Canadian Dollars) at such time.

          "Individual Lender Exposure": of any RCF Lender, at any time, the sum of such Lender's (a) Individual U.S. RCF Lender Exposure and (b) Individual Canadian RCF Lender Exposure.

          "Individual U.S. RCF Lender Exposure": of any U.S. RCF Lender, at any time, the sum of (a) the aggregate principal amount of all U.S. RCF Loans made by such U.S. RCF Lender and then outstanding, (b) the sum of such U.S. RCF Lender's U.S. RCF Commitment Percentage in each then outstanding U.S. RCF Letter of Credit multiplied by the sum of the

Stated Amount of the then outstanding U.S. RCF Letters of Credit and any Unpaid Drawings at such time and (c) such RCF Lender's U.S. RCF Commitment Percentage of the Swing Line Loans then outstanding.

          "Initial Term Loan": as defined in subsection 2.1(a).

          "Initial Term Loan Commitment": with respect to each Term Loan Lender, the commitment of such Term Loan Lender hereunder to make Initial Term Loans to the Parent Borrower and RSC in the principal amount set forth opposite its name on Schedule A hereto. The original aggregate amount of the Initial Term Loan Commitments on the Closing Date is $250,000,000.

          "Initial Term Loan Note": as defined in subsection 2.1(b).

          "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "Insolvent": pertaining to a condition of Insolvency.

          "Intellectual Property": all United States and foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes.

          "Intercreditor Agreement": the Intercreditor Agreement dated as of the date hereof among the U.S. Collateral Agent, the collateral agent under the Second-Lien Term Loan Credit Agreement, and certain of the Loan Parties, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof.

          "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurocurrency Loan having an Interest Period longer than three months, (i) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

          "Interest Period": with respect to any Eurocurrency Loan:

          (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months (or nine or twelve months, to the extent agreed to by all Lenders of the respective Tranche of such Loan) thereafter, as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

          (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months (or nine or twelve months, to the extent agreed to by all Lenders of the respective Tranche of such Loan) thereafter, as selected by the applicable Borrower by irrevocable notice to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

     provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

               (ii) any Interest Period that would otherwise extend beyond the respective Maturity Date for any Loans shall (for all purposes other than subsection 4.12) end on the respective Maturity Date for such Loans;

               (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

               (iv) the applicable Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan during an Interest Period for such Loan.

          "Interest Rate Protection Agreement": any interest rate protection agreement, interest rate future, interest rate option, interest rate cap or collar or other interest rate hedge arrangement in form and substance, and for a term, reasonably satisfactory to the U.S. Administrative Agent, to or under which the Parent Borrower or any of its Subsidiaries is or becomes a party or a beneficiary.

          "Inventory": inventory as such term is defined in Article 9 of the UCC or (to the extent governed thereby) any similar provision of the PPSA.

          "Investment": as defined in subsection 8.8.

          "Investment Company Act": the Investment Company Act of 1940, as amended from time to time.

          "Investment Property": "investment property" (as such term is defined in Article 9 of the UCC) or (to the extent governed thereby) the PPSA, and any and all supporting obligations in respect thereof.

          "Issuing Lender": any Canadian RCF Issuing Lender and any U.S. RCF Issuing Lender.

          "Judgment Conversion Date": as defined in subsection 11.8.

          "Judgment Currency": as defined in subsection 11.8.

          "L/C Fee Payment Date": with respect to any Letter of Credit, the last day of each March, June, September and December to occur after the date of issuance thereof to and including the first such day to occur on or after the date of expiry thereof; provided that if any L/C Fee Payment Date would otherwise occur on a day that is not a Business Day, such L/C Fee Payment Date shall be the immediately preceding Business Day.

          "L/C Fees": as defined in subsection 3.3.

          "L/C Obligations": the U.S. RCF L/C Obligations and the Canadian RCF L/C Obligations.

          "L/C Participants": the U.S. RCF L/C Participants and the Canadian RCF L/C Participants.

          "L/C Request": a letter of credit request in the form of Exhibit D attached hereto or, in such other form as the respective Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

          "Lead Arrangers": DBSI and CGMI, as Joint Lead Arrangers and Joint Bookrunners.

          "Lenders": the several banks and other financial institutions from time to time parties to this Agreement together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, and the Borrowers, to make any Term Loans, RCF Loans, Swing Line Loans or Letters of Credit available to any Borrower, provided that for all purposes of voting or consenting with respect to
(a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to subsection 11.1 hereof, the bank or financial institution making such election shall be deemed the "Lender" rather than such affiliate, which shall not be entitled to so vote or consent.

          "Letters of Credit" or "L/Cs": the U.S. RCF Letters of Credit and the Canadian RCF Letters of Credit.

          "Lien": any mortgage, pledge, hypothecation, assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

          "Liquidity Event": the determination by the U.S. Administrative Agent that Available RCF Commitments on any day are less than $170,000,000; provided that the U.S. Administrative Agent has notified the Parent Borrower thereof; and provided, further, that if the occurrence of a Liquidity Event shall be due solely to a fluctuation in currency exchange rates occurring within the two Business Day period immediately preceding such occurrence, and one or more of the Borrowers, within two Business Days following receipt of such notice from the U.S. Administrative Agent, repay Loans in an amount such that the Available RCF Commitments following such payment exceeds $170,000,000, a Liquidity Event shall be deemed not to have occurred. The occurrence of a Liquidity Event shall be deemed continuing notwithstanding that the Available RCF Commitments may thereafter exceed the amount set forth in the preceding sentence unless and until the Available RCF Commitments exceed $170,000,000 for 30 consecutive days, in which event a Liquidity Event shall no longer be deemed to be continuing.

          "Loan": a Term Loan, RCF Loan or a Swing Line Loan, as the context shall require; collectively, the "Loans".

          "Loan Documents": this Agreement, any Notes, any B/A Instruments, the L/C Requests, the Intercreditor Agreement, the U.S. Guarantee and Collateral Agreement, the Canadian Guarantee Agreement, the Canadian Security Agreement, any other Security Documents, any Incremental Commitment Agreement and any Borrower Joinder Agreement, each as amended, supplemented, waived or otherwise modified from time to time.

          "Loan Parties": Holdings, each Borrower and each other Subsidiary of Holdings that is a party to a Loan Document; individually, a "Loan Party".

          "Management Investors": the collective reference to the officers, directors, employees and other members of the management of any Parent Entity, the Parent Borrower or any of their Subsidiaries, or family members or relatives thereof or trusts for the benefit of any of the foregoing, who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, common stock of Holdings or any Parent Entity.

          "Management Subscription Agreements": one or more stock subscription, stock option, grant or other agreements which have been or may be entered into between Holdings or any Parent Entity and one or more Management Investors (or any of their heirs, successors, assigns, legal representatives or estates), with respect to the issuance to and/or acquisition, ownership and/or disposition by any of such parties of common stock of Holdings or any Parent Entity, or options, warrants, units or other rights in respect of common stock of Holdings or any Parent Entity, any agreements entered into from time to time by transferees of any such stock, options, warrants or other rights in connection with the sale, transfer or reissuance thereof, and any assumptions of any of the foregoing by third parties, as amended, supplemented, waived or otherwise modified from time to time.

          "Mandatory RCF Loan Borrowing": as defined in subsection 2.5(c).

          "Margin Regulations": as defined in subsection 6.1(f).

          "Margin Stock": as defined in Regulation U.

          "Material Adverse Effect": a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole or (b) the validity or enforceability as to any Loan Party party thereto of this

Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agents, the Collateral Agents and the Lenders under the Loan Documents or with respect to the Collateral comprising the Borrowing Base, in each case taken as a whole.

          "Material Subsidiaries": Subsidiaries of Holdings constituting, individually or in the aggregate (as if such Subsidiaries constituted a single Subsidiary), a "significant subsidiary" in accordance with Rule 1-02 under Regulation S-X.

          "Materials of Environmental Concern": any hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

          "Maturity Date": with respect to the relevant Tranche of Loans, the Term Loan Maturity Date or the RCF Maturity Date, as the case may be.

          "Moody's": as defined in the definition of "Cash Equivalents" in this subsection 1.1.

          "Mortgaged Properties": any real property owned in fee by Holdings or any of its Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

          "Mortgages": each of the mortgages, deeds of trust, deeds to secure debt and similar security instruments, if any, executed and delivered by any Loan Party to either Administrative Agent, substantially in a form reasonably satisfactory to the applicable Administrative Agent and the Parent Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time.

          "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Negotiable Collateral": letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

          "Net Cash Proceeds": with respect to any Asset Sale (including any Sale and Leaseback Transaction), any Recovery Event, or the issuance of any debt securities or any borrowings by Holdings or any of its Subsidiaries, an amount equal to the gross proceeds in cash and Cash Equivalents of such Asset Sale, Recovery Event, sale, issuance or borrowing, net of (a) reasonable attorneys' fees, accountants' fees, brokerage, consultant and other customary fees, underwriting commissions and other reasonable fees and expenses actually incurred in connection with such Asset Sale, Recovery Event, sale, issuance or borrowing, (b) taxes paid or reasonably estimated to be payable as a result thereof, (c) appropriate amounts provided or to be provided by Holdings or any of its Subsidiaries as a reserve, in accordance with GAAP, with respect to any liabilities associated with such Asset Sale or Recovery Event and retained by Holdings or any such Subsidiary after such Asset Sale or Recovery Event and other appropriate amounts to be used by Holdings or any of its Subsidiaries to discharge or pay on a current basis any other liabilities associated with such Asset Sale or Recovery Event, (d) in the case of an Asset Sale, Recovery Event or Sale and Leaseback Transaction of or involving an asset subject to a Lien securing any Indebtedness, payments made and installment payments required to be made to repay such Indebtedness, including payments in respect of principal, interest and prepayment premiums and penalties, (e) in the case of any Asset Sale, Recovery Event or Sale and Leaseback Transaction of or involving an asset of any Foreign Subsidiary that is not a Loan Party, any amount which may not be applied as provided in subsection 4.4(b) pursuant to any applicable restrictions under the terms of any Indebtedness of any Foreign Subsidiary that is not a Loan Party and (f) in the case of any Asset Sale, any portion of the proceeds thereof attributable to the Disposition of revenue earning equipment as part of such Asset Sale.

          "Net Orderly Liquidation Value": the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of the Loan Parties' Rental Fleet or Eligible Inventory, as the case may be, that is estimated to be recoverable in an orderly liquidation of such Rental Fleet or Eligible Inventory, as the case may be, with such value to be calculated based upon a percentage of the net book value thereof, such percentage to be as determined from time to time by reference to the most recent appraisal completed by a qualified third-party appraisal company (approved by the U.S. Administrative Agent in its Permitted Discretion in consultation with the Parent Borrower) delivered to the U.S. Administrative Agent.

          "New York Process Agent": as defined in subsection 11.13(b).

          "Non BA Lender": a Lender that cannot or does not as a matter of policy issue Bankers' Acceptances.

          "Non-Canadian Affiliate": an Affiliate or office of a Canadian RCF Lender or Canadian RCF Issuing Lender that is an entity (or office thereof) as shall allow payments by any U.S. Borrower or Canadian Finco made under this Agreement and any Notes with respect to any Extensions of Credit made to such Borrower by such entity or office to be made without withholding of any Non-Excluded Taxes.

          "Non-Consenting Lender": as defined in subsection 11.1(d).

          "Non-Defaulting Lender": Any Lender other than a Defaulting Lender.

          "Non-Excluded Taxes": as defined in subsection 4.11(a).

          "Non-Guarantor Subsidiary": any Subsidiary of the Parent Borrower that is neither a Borrower nor a Subsidiary Guarantor.

          "Notes": the collective reference to the Initial Term Loan Notes, the RCF Notes, the Swing Line Note and the Incremental Term Loan Notes (if any).

          "Oak Hill": as defined in the Recitals hereto.

          "Obligation Currency": as defined in subsection 11.8.

          "Obligations": all obligations (including guaranty obligations) of every nature of each Loan Party from time to time owed to the Agents (including former Agents), the Lenders or any of them, under any Loan Document, whether for principal, premium, interest (including interest accruing after the filing of a petition in bankruptcy or a similar proceeding with respect to such Loan Party), fees, expenses, indemnification (including, without limitation, pursuant to subsection 11.5) or otherwise.

          "Obligor": any purchaser of goods or services or other Person obligated to make payment to the Parent Borrower or any of its Subsidiaries (other than any Subsidiary that is not a Loan Party) in respect of a purchase of such goods or services.

          "Parent Borrower": as defined in the Preamble hereto.

          "Parent Entity": Holdings and any other company that is a Subsidiary of either of the Sponsors or their respective Sponsor Affiliates (or, if the Sponsors' and their respective Sponsor Affiliates' equity interests were aggregated, that would be a Subsidiary of such Persons acting together) of which Holdings is a Subsidiary.

          "Parent Entity Expenses": expenses, taxes and other amounts incurred or payable by any Parent Entity in respect of which the Parent Borrower is permitted to make dividends and other payments pursuant to subsection 8.7.

          "Participant": as defined in subsection 11.6(c).

          "Payment Conditions": at any time of determination, means that (a) no Default or Event of Default then exists or would arise as a result of making the subject Specified Payment, (b) Available RCF Commitments are no less than $250,000,000 immediately after giving effect to the making of such Specified Payment, (c) immediately after giving effect to the making of such Specified Payment, the Parent Borrower is in compliance with the covenants set forth in subsections 8.1(a) and 8.1(b) as of the end of the most recently ended four fiscal quarter period after giving pro forma effect to such Specified Payment as if such Specified Payment (if applicable to such calculation) had been made as of the first day of such period, whether or not such covenants are otherwise then applicable to the Parent Borrower under such subsections at such time and
(d) if the aggregate amount of Specified Payments is greater than $50,000,000 (after giving effect to the then proposed Specified Payment) in the 30-day period preceding (and including) the date of the proposed payment, at least one Business Day prior to making the proposed Specified Payment or any further Specified Payments, the Borrowers shall have delivered projections to the U.S. Administrative Agent reasonably satisfactory to the U.S. Administrative Agent demonstrating that the projected average Available RCF Commitments on the last day of each fiscal month during the six-month period immediately succeeding any such Specified Payment (as determined in good faith by the Parent Borrower and certified by a Responsible Officer) shall be no less than the amount specified in clause (b) of this definition that is applicable to the type of Specified Payment that is proposed to be made, provided that if the aggregate amount of Specified Payments is greater than $50,000,000 (after giving effect to the then proposed Specified Payment) in the 30-day period preceding (and including) the date of the proposed payment, prior to making the proposed Specified Payment or any further Specified Payments, the Parent Borrower shall have delivered to the Administrative Agent one Business

Day prior to the proposed action a certificate executed by a Responsible Officer certifying compliance with the requirements of this clauses (a), (b) and (c) of this definition, and containing the calculations (in reasonable detail) required by preceding clause (b) and (c) hereof.

          "Payment Office": the office of the U.S. Administrative Agent located at 60 Wall Street, New York, NY 10005 or such other office as the U.S. Administrative Agent may hereafter designate in writing as such to the other parties hereto; provided that in the case of all payments of principal and interest and/or other amounts owing with respect to Canadian RCF Loans, Canadian RCF Letters of Credit or any Incremental Term Loans made to the Canadian Borrowers, "Payment Office" shall mean the office of the Canadian Administrative Agent located at 199 Bay Street, Suite 4700 Commerce Court West, Box 263, Toronto, Ontario, Canada M5L.

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

          "Permitted Cure Securities": common equity securities of Holdings or any Parent Entity, or other equity securities of Holdings or any Parent Entity that do not constitute Disqualified Capital Stock.

          "Permitted Discretion": the commercially reasonable judgment of the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which such Agent reasonably determines: (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Rental Fleet, Eligible Accounts, Eligible Unbilled Accounts or Eligible Inventory, the enforceability or priority of the applicable Agent's Liens thereon or the amount which any Agent, the Lenders or any Issuing Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Rental Fleet, Eligible Accounts, Eligible Unbilled Accounts or Eligible Inventory or (b) is evidence that any collateral report or financial information delivered to such Agent by any Person on behalf of the applicable Borrower is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, such Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Rental Fleet, Eligible Accounts, Eligible Unbilled Accounts or Eligible Inventory, as well as any of the following: (i) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of Rental Fleet; (ii) changes after the Closing Date in any material respect in any concentration of risk with respect to Accounts; and (iii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Eligible Rental Fleet, Eligible Accounts, Eligible Unbilled Accounts or Eligible Inventory.

          "Permitted Hedging Arrangement": as defined in subsection 8.17.

          "Permitted Holders": (a) any of Ripplewood, Oak Hill and any of their respective Affiliates; (b) any investment fund or vehicle managed, sponsored or advised by Ripplewood, Oak Hill or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (c) for purposes of the definition of "Change of Control" only, any Equity Investor

(other than those described in clauses (a) and (b) above) and the Management Investors; provided that any Voting Stock of Holdings or any other Parent Entity, as applicable, held by such Equity Investors and Management Investors (taken together) in excess of 15% of the total voting power of all outstanding Voting Stock of Holdings or the applicable Parent Entity shall be deemed not to be held by a Permitted Holder for the purposes of determining whether a Change of Control has occurred; and (d) any Person while acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of Holdings or any other Parent Entity, in the case of preceding clauses (a) and
(b), other than any of either Sponsor's portfolio companies or any entity controlled by any such portfolio company.

          "Permitted Liens": as defined in subsection 8.3.

          "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which Holdings or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

          "PPSA": the Personal Property Security Act (Alberta) (or any successor statute) or similar legislation of any other Canadian jurisdiction, including the Civil Code of Quebec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests.

          "Pricing Grid": with respect to (a) RCF Loans and Swing Line Loans:

                                                           Applicable
                                                         Margin for RCF
                        Applicable                            Loans
                      Margin for RCF      Applicable      Maintained as
                           Loans        Margin for RCF    Eurocurrency
                       Maintained as         Loans          Loans and
                       ABR Rate ABR      Maintained as      Bankers'         Applicable
 Consolidated         Loans and Swing   Canadian Prime     Acceptance      Margin for BA
Leverage Ratio          Line Loans      Rate ABR Loans        Loans             Fees
--------------        ---------------   --------------   --------------   ---------------
Greater than or            1.00%             1.00%            2.00%            2.00%
equal to 4.50:1.00

Greater than or            0.75%             0.75%            1.75%            1.75%
equal to 3.25:1.00
but less
than 4.50:1.00

Less than 3.25:1.00        0.50%             0.50%            1.50%            1.50%

                                                           Applicable
                                                         Margin for RCF
                        Applicable                            Loans
                      Margin for RCF      Applicable      Maintained as
                           Loans        Margin for RCF    Eurocurrency
                       Maintained as         Loans          Loans and
                       ABR Rate ABR      Maintained as      Bankers'         Applicable
 Consolidated         Loans and Swing   Canadian Prime     Acceptance      Margin for BA
Leverage Ratio          Line Loans      Rate ABR Loans        Loans             Fees
--------------        ---------------   --------------   --------------   ---------------


          Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to subsection 8.1; and

          (b) RCF Commitments:

Average RCF Loan               Applicable Commitment
Utilization                          Fee Rate
----------------               ---------------------
Equal to or Greater than 50%           0.250%
Less than 50%                          0.375%

          "Prime Rate": as defined in the definition of the term "ABR" in this subsection 1.1.

          "Qualified Canadian Subsidiary Guarantor": each Canadian Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Parent Borrower.

          "Qualified Loan Parties": each U.S. Borrower, each Canadian Borrower and each Qualified Subsidiary Guarantor, but in any event shall not include Canadian Finco.

          "Qualified Subsidiary Guarantor": each Qualified U.S. Subsidiary Guarantor and each Qualified Canadian Subsidiary Guarantor.

          "Qualified U.S. Subsidiary Guarantor": each U.S. Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Parent Borrower.

          "RCF Commitment Period": the period from the Closing Date until the date the RCF Commitments terminate hereunder.

          "RCF Commitments": as to any RCF Lender, its U.S. RCF Commitment and its Canadian RCF Commitment. The original amount of the aggregate RCF Commitments of the RCF Lenders is $1,450,000,000.

          "RCF Lender": any Lender having an RCF Commitment hereunder and/or a RCF Loan outstanding hereunder.

          "RCF Loan": each U.S. RCF Loan and each Canadian RCF Loan.

          "RCF Maturity Date": November 30, 2011.

          "RCF Note": as defined in subsection 2.2(e).

          "Recapitalization": as defined in the Recitals hereto.

          "Recapitalization Agreement": as defined in the Recitals hereto.

          "Recapitalization Documents": the Recapitalization Agreement and each other document or agreement relating to the Recapitalization as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

          "Recapitalized Business": RSC and RSC Canada.

          "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of Holdings or any of its Subsidiaries giving rise to Net Cash Proceeds to Holdings or such Subsidiary, as the case may be, in excess of $10,000,000, to the extent that such settlement or payment does not constitute reimbursement or compensation for amounts previously paid by Holdings or any of its Subsidiaries in respect of such casualty or condemnation.

          "Refinance": with respect to any then outstanding Indebtedness, the issuance of Indebtedness issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund such theretofore outstanding Indebtedness.

          "Refunded Swing Line Loans": as defined in subsection 2.5(c).

          "Register": as defined in subsection 11.6(b)(iv).

          "Regulation S-X": Regulation S-X promulgated by the Securities and Exchange Commission, as in effect on the Closing Date.

          "Regulation T": Regulation T of the Board as in effect from time to time.

          "Regulation U": Regulation U of the Board as in effect from time to time.

          "Regulation X": Regulation X of the Board as in effect from time to time.

          "Reimbursement Obligations": the obligation of the applicable Borrower to reimburse the applicable Issuing Lender pursuant to subsection 3.5(a) for amounts drawn under the applicable Letters of Credit.

          "Reinvested Amount": with respect to any Asset Sale permitted by subsection 8.6(h) or Recovery Event, that portion of the Net Cash Proceeds thereof (which portion shall not exceed, with respect to any Asset Sale occurring on or after the Closing Date (but not any Recovery Event), $125,000,000 minus the aggregate Reinvested Amounts with respect to all such Asset Sales on or after the Closing Date) as shall, according to a certificate of a Responsible Officer of the Parent Borrower delivered to the U.S. Administrative Agent within 30 days of such Asset Sale or Recovery Event, be reinvested in the business of the Parent Borrower and its Subsidiaries in a manner consistent with the requirements of subsection 8.16 and the other provisions hereof within 180 days of the receipt of such Net Cash Proceeds with respect to any such Asset Sale or Recovery Event or, if such reinvestment is in a project authorized by the board of directors of RSC or any Parent Entity that will take longer than such 180 days to complete, the period of time necessary to complete such project; provided that (a) if any such certificate of a Responsible Officer is not delivered to the U.S. Administrative Agent on the date of such Asset Sale or Recovery Event, subject to the terms of the Intercreditor Agreement, any Net Cash Proceeds of such Asset Sale or Recovery Event shall be immediately (i) deposited in a cash collateral account established at the applicable Administrative Agent to be held as collateral in favor of such Administrative Agent for the benefit of the applicable Lenders on terms reasonably satisfactory to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, and shall remain on deposit in such cash collateral account until such certificate of a Responsible Officer is delivered to the U.S. Administrative Agent or (ii) used to make a prepayment of the RCF Loans in accordance with subsection 4.4(a); provided that, notwithstanding anything in this Agreement to the contrary, (a) no Borrower may request any Extension of Credit under the U.S. RCF Commitments or Canadian RCF Commitments that would reduce the aggregate amount of the Available U.S. RCF Commitments or Available Canadian RCF Commitments, respectively, to an amount that is less than the amount of any such prepayment until such certificate of a Responsible Officer is delivered to the U.S. Administrative Agent and (b) any Net Cash Proceeds not so reinvested by the date required pursuant to the terms of this definition shall be utilized on such day to prepay the Loans pursuant to subsection 4.4(b).

          "Related Taxes": (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by Holdings or any Parent Entity other than to Holdings or another Parent Entity), required to be paid by Holdings or any Parent Entity by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Parent Borrower, any of its Subsidiaries, Holdings or any Parent Entity), or being a holding company parent of the Parent Borrower, any of its Subsidiaries, Holdings or any Parent Entity or receiving dividends from or other distributions in respect of the Capital Stock of the Parent Borrower, any of its Subsidiaries, Holdings or any Parent Entity, or having guaranteed any obligations of the Parent Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Parent Borrower or any of its Subsidiaries is permitted to make payments to Holdings or any Parent Entity pursuant to subsection 8.7, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its Intellectual Property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Parent Borrower or any Subsidiary thereof, (y) any taxes as to which ACNA has a right to indemnification pursuant to the Recapitalization Agreement but fails to receive payment of such indemnification owed after diligent efforts to collect such amounts, and any taxes attributable to (i) ACNA's receipt of, entitlement to, or obligation to make any payment required or contemplated by the Recapitalization Agreement and the exhibits thereto (including the

Indemnification Agreement (as defined in the Recapitalization Agreement)) or
(ii) the issuance by ACNA of a Seller Note or (z) any other federal, state, foreign, provincial or local taxes measured by income for which Holdings or any Parent Entity is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Parent Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it was the common parent, or with respect to state and local taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Parent Borrower had filed a combined return on behalf of an affiliated group consisting only of the Parent Borrower and its Subsidiaries.

          "Rental Fleet": all Equipment owned by or leased to the Parent Borrower or a Subsidiary of a Parent Borrower.

          "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .22, .23, .25, .27 or .28 of PBGC Reg. Section 4043 or any successor regulation thereto.

          "Required Initial Term Loan Lenders": for the Term Loan Lenders, the sum of whose outstanding principal of Initial Term Loans as of any date of determination represents greater than 50% of the sum of all outstanding principal of Initial Term Loans.

          "Required Lenders": Non-Defaulting Lenders, the sum of whose outstanding principal amount of Term Loans (or, if prior to the occurrence of the Closing Date, whose Initial Term Loan Commitments), RCF Commitments (or after the termination thereof, outstanding Individual Lender Exposures) and Incremental Term Loan Commitments as of any date of determination represent greater than 50% of the sum of all outstanding principal of Term Loans (or if prior to the occurrence of the Closing Date, the sum of all Term Loan Commitments) of Non-Defaulting Lenders at such time, all RCF Commitments of all Non-Defaulting Lenders at such time (or, after the termination thereof, the total Individual Lender Exposures of all Non-Defaulting Lenders at such time) and all Incremental Term Loan Commitments of all Non-Defaulting Lenders at such time.

          "Requirement of Law": as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

          "Responsible Officer": as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person or, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the U.S. Administrative Agent as a Responsible Officer by the chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to subsection 7.7 and without limiting the foregoing, the general counsel of such Person and (d)with respect to ERISA matters, the senior vice president - human resources (or substantial equivalent) of such Person.

          "Ripplewood": as defined in the Recitals.

          "RSC": as defined in the Preamble hereto.

          "RSC Canada": as defined in the Preamble hereto.

          "RSC LLC I": as defined in the Recitals.

          "S&P": as defined in the definition of the term "Cash Equivalents" in this subsection 1.1.

          "Sale and Leaseback Real Properties": as defined in subsection 8.11.

          "Sale and Leaseback Transaction": as defined in subsection 8.11.

          "Schedule I Lender": a Lender which is a Canadian chartered bank listed on Schedule I of the Bank Act (Canada).

          "Second-Lien Obligations": all "Obligations" as defined in the Second-Lien Term Loan Credit Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.13, or replaced from time to time in accordance with subsection 8.13.

          "Second-Lien Term Loan": as defined in the Recitals, and as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.13, or refinanced or replaced from time to time in accordance with subsection 8.13.

          "Second-Lien Term Loan Credit Agreement": the Second-Lien Term Loan Agreement, dated as of the date hereof, among Holdings, the Parent Borrower, RSC, the other borrowers party thereto, the several lenders from time to time thereto, DBNY, as Administrative Agent and Collateral Agent, Citicorp North America, Inc., as Syndication Agent, and GE, as Senior Managing Agent and Documentation Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.13.

          "Second-Lien Term Loan Documents": the "Loan Documents" as defined in the Second-Lien Term Loan Credit Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.13, or replaced from time to time in accordance with subsection 8.13.

          "Secured Parties": the reference to the Canadian Secured Parties, the U.S. Secured Parties, or the collective reference thereto, as applicable.

          "Securities Act": the Securities Act of 1933, as amended from time to time.

          "Security Documents": the collective reference to the Canadian Security Documents and the U.S. Security Documents.

          "Seller": Atlas Copco AB, a company organized under the laws of Sweden and Atlas Copco Finance S.a.r.l., a company organized under the laws of Luxembourg.

          "Seller Note": collectively, one or more promissory notes issued by ACNA (or an Affiliate of ACNA other than a Loan Party or a Subsidiary of a Loan Party) pursuant to the terms of the Recapitalization Agreement.

          "Senior Note Documents": the Senior Note Indenture, the Senior Notes and each other document or agreement relating to the issuance of the Senior Notes, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and subsection 8.13.

          "Senior Note Indenture": the Indenture governing the Senior Notes, dated November 27, 2006, among the Parent Borrower and RSC, as Co-Issuers, the Subsidiary Guarantors from time to time party thereto and Wells Fargo Bank, National Association, as Trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance the terms thereof and with subsection 8.13.

          "Senior Notes": 9.5% Senior Notes due 2014 of the Parent Borrower and RSC issued on the date hereof, as the same may be exchanged for substantially similar unsecured senior notes, that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and subsection 8.13.

          "Set": the collective reference to Eurocurrency Loans or Bankers' Acceptances, as the case may be, of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

          "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "Solvent" and "Solvency": with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such

Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small amount of capital.

          "Specified Equity Contribution": any cash equity contribution made to any Parent Entity in exchange for Permitted Cure Securities; provided (a)(i) such cash equity contribution to any Parent Entity and (ii) the contribution of any proceeds there from to the Parent Borrower, occur (x) after the Closing Date and (y) on or prior to the date that is 10 days after the date on which financial statements are required to be delivered for a fiscal quarter (or year); (b) the Parent Borrower identifies such equity contribution as a "Specified Equity Contribution"; (c) in each four fiscal quarter period, there shall exist a period of at least two consecutive quarters in respect of which no Specified Equity Contribution shall have been made; and (d) the amount of any Specified Equity Contribution included in the calculation of EBITDA hereunder shall be limited to the amount required to effect compliance with subsection 8.1 hereof.

          "Specified Payment": (i) any consideration paid to any Person who is not a Loan Party in connection with any merger, consolidation or amalgamation permitted pursuant to subsection 8.5(a), (ii) the fair market value of any assets subject to any sale, lease, transfer or other disposition of any or all of the assets (upon voluntary liquidation or otherwise) of any Subsidiary of Holdings permitted pursuant to subsection 8.5(b) (solely to the extent such sale, lease transfer or other disposition is conducted with a Person who is not a Loan Party or a Subsidiary thereof), (iii) any dividend payment pursuant to subsection 8.7(i), (iv) any Investment pursuant to subsection 8.8(n), (v) any acquisition pursuant to subsection 8.9(c) and (vi) any payment, repurchase or redemption pursuant to subsection 8.13(a).

          "Sponsor Affiliate": any Affiliate of any Sponsor other than any of such Sponsor's portfolio companies or any entity controlled by any such portfolio company.

          "Sponsors": as defined in the Recitals hereto.

          "Spot Rate of Exchange": (i) with respect to Canadian Dollars (except as provided in clause (ii) below), at any date of determination thereof, the spot rate of exchange in London that appears on the display page applicable to Canadian Dollars on the Telerate System (or such other page as may replace such page for the purpose of displaying the spot rate of exchange in London), provided that if there shall at any time no longer exist such a page, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the U.S. Administrative Agent and, if no such similar rate publishing service is available, by reference to the published rate of the U.S. Administrative Agent in effect at such date for similar commercial transactions or (ii) with respect to any Letters of Credit denominated in Canadian Dollars (x) for the purposes of determining the Dollar Equivalent of L/C Obligations and for the calculation of L/C Fees and related commissions, the spot rate of exchange quoted in the Wall Street Journal on the first Business Day of each month (or, if same does not provide rates, by such other means reasonably satisfactory to the U.S. Administrative Agent and the Parent Borrower) and (y) for the purpose of determining the Dollar Equivalent of any Letter of Credit with respect to (A) a demand for payment of any drawing under such Letter of Credit (or any portion thereof) to any L/C Participants pursuant to subsection 3.4(a) or (B) a notice from any Issuing Lender for reimbursement of the Dollar Equivalent of any drawing (or any portion thereof) under such Letter of Credit by the Parent Borrower pursuant to subsection 3.5(a), the market spot rate of exchange quoted by the U.S. Administrative Agent on the date of such drawing or notice, as applicable.

          "Standby Letter of Credit": as defined in subsection 3.1 (a).

          "Stated Amount": at any time, as to any Letter of Credit, the maximum amount (using the Dollar Equivalent thereof in the case of a Letter of Credit denominated in Canadian Dollars) available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

          "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than such stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

          "Subsidiary Guarantor": each U.S. Subsidiary Guarantor and each Canadian Subsidiary Guarantor.

          "Supermajority Lenders": Lenders the sum of whose outstanding Commitments (or after the termination of such Commitments, outstanding Individual Lender Exposures) and Term Loans representing at least 66 2/3% of the sum of the aggregate amount of (i) the Total Commitment and (ii) all outstanding Term Loans less the Commitments (or after the termination of such Commitments, the sum of the Individual Lender Exposures) and outstanding Term Loans, in each case of all Defaulting Lenders at such time.

          "Swing Line Commitment": the Swing Line Lender's obligation to make Swing Line Loans pursuant to subsection 2.5.

          "Swing Line Lender": DBNY, in its capacity as provider of the Swing Line Loans.

          "Swing Line Loan Participation Certificate": a certificate in substantially the form of Exhibit B.

          "Swing Line Loans": as defined in subsection 2.5(a).

          "Swing Line Note": as defined in subsection 2.5(b).

          "Syndication Agent": as defined in the Preamble hereto.

          "Syndication Date": the date on which the U.S. Administrative Agent, in its sole discretion, advises the Parent Borrower that the primary syndication of the Commitments and Loans has been completed.

          "Tax Sharing Agreement": that certain Tax Sharing Agreement, dated as of the date hereof, among ACNA, RSC LLC I, Holdings, the Parent Borrower and RSC, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

          "Taxes": as defined in subsection 4.11(a).

          "Term Loan": as defined in subsection 2.1(c).

          "Term Loan Commitment": as to any Lender, its Initial Term Loan Commitment or its Incremental Term Loan Commitment, as the case may be.

          "Term Loan Lender": each Lender which has a Term Loan Commitment or which has any outstanding Term Loans. Unless the context otherwise requires, each reference in this Agreement to a Term Loan Lender includes each Term Loan Lender and shall include references to any Affiliate of any such Lender which is acting as a Term Loan Lender.

          "Term Loan Maturity Date": November 30, 2012.

          "Term Loans": as defined in subsection 2.1(c).

          "Total Borrowing Base": as the date of any determination, the sum of the U.S. Borrowing Base and the Canadian Borrowing Base.

          "Total Canadian RCF Commitment": at any time, the sum of the Canadian RCF Commitments of all of the Canadian Lenders at such time. The original Total Canadian RCF Commitment is $75,000,000.

          "Total Commitment": at any time, the sum of the Commitments of each of the Lenders at such time.

          "Total U.S. RCF Commitment": at any time, the sum of the U.S. RCF Commitments of all of the Lenders at such time. The original Total U.S. RCF Commitment is $1,375,000,000.

          "Tranche": the respective facility and commitments utilized in making Loans hereunder, with there being three Tranches on the Closing Date; namely, Initial Term Loans, RCF Loans and Swing Line Loans. In addition, any Incremental Term Loans made after the Closing Date shall be made pursuant to the Tranche of Initial Term Loans or, to the extent provided in subsection 2.7(e), an additional Tranche which shall be designated pursuant to the respective Incremental Commitment Agreements therefor in accordance with the relevant requirements specified in Section 2.7.

          "Transaction": collectively, (i) the entering into of the Loan Documents and the incurrence of Loans on the Closing Date, (ii) the consummation of the Recapitalization, (iii) the issuance of the Senior Notes on the Closing Date, (iv) the incurrence of the Second-Lien Term Loans on the Closing Date and
(v) the payment of all fees and expenses in connection with the foregoing.

          "Transaction Documents": (i) the Loan Documents, (ii) the Recapitalization Documents, (iii) the Senior Note Documents, and (iv) the Second-Lien Term Loan Documents.

          "Transferee": any Participant or Assignee.

          "Type": the type of Loan determined based on the currency in which the same is denominated, and the interest option applicable thereto, with there being multiple Types of Loans hereunder, namely ABR Loans and Eurocurrency Loans.

          "UCC": the Uniform Commercial Code as in effect in the State of New York from time to time.

          "Underfunding": the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.

          "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, or its replacement as issued by the International Chamber of Commerce.

          "Unpaid Drawing": any Canadian Borrower Unpaid Drawing and any U.S. Borrower Unpaid Drawing.

          "Unpaid Supplier Reserve": at any time, with respect to the Canadian Borrowers, the amount equal to the percentage applicable to inventory in the calculation of the Canadian Borrowing Base multiplied by the aggregate value of the Eligible Inventory which the Canadian Administrative Agent, acting reasonably and in good faith, considers is or may be subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any other laws of Canada or any other applicable jurisdiction granting revendication or similar rights to unpaid suppliers, in each case, where such supplier's right ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents.

          "Unutilized RCF Loan Commitment": with respect to any Lender at any time, an amount equal to the remainder of (x) such Lender's RCF Commitment as in effect at such time less (y) such Lender's Individual Lender Exposure at such time (excluding any amounts attributable to Swingline Loans).

          "U.S. Administrative Agent": as defined in the Preamble hereto and shall include any successor to the U.S. Administrative Agent appointed pursuant to subsection 10.10.

          "U.S. Blocked Account": as defined in subsection 4.16(c).

          "U.S. Borrower Unpaid Drawing": drawings on U.S. RCF Letters of Credit that have not been reimbursed by the applicable U.S. Borrower.

          "U.S. Borrowers": the Parent Borrower, RSC and each other entity that becomes a Borrower pursuant to subsection 7.9(b) and which is incorporated or organized in the United States or any state or territory thereof or the District of Columbia.

          "U.S. Borrowing Base": as of any date of determination, the result of:

          (a) 85% of the amount of Eligible U.S. Accounts, plus

          (b) 85% of the amount of Eligible Unbilled Accounts owned by the U.S. Loan Parties (not to exceed 50% of the amount calculated under clause (a) above), plus

          (c)  (i) 50% of the amount of the Value of Eligible U.S. Inventory, or
     (ii) if the amount calculated pursuant to preceding clause (i) is greater than 5.0% of the U.S. Borrowing Base, the lesser of (A) the amount calculated pursuant to preceding clause (i), and (B) 85% of the Net Orderly Liquidation Value of Eligible U.S. Inventory, plus

          (d) the lesser of

               (i) 95% times the net book value of the Eligible U.S. Rental Fleet, and

               (ii) 85% times the Net Orderly Liquidation Value of Eligible U.S. Rental Fleet, minus

          (e) the amount of all Availability Reserves related to the U.S. RC Facility, minus

          (f) the U.S. Borrowers' and the Qualified U.S. Subsidiary Guarantors' exposure under Interest Rate Protection Agreements and Permitted Hedging Arrangements, as reasonably determined by the U.S. Administrative Agent,
     (x) based on the mark-to-market value(s) for such Interest Rate Protection Agreements and Permitted Hedging Agreements (determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Interest Rate Protection Agreements and Permitted Hedging Agreements) or (y) at the U.S. Administrative Agent's sole discretion, in another manner acceptable to the Parent Borrower, minus

          (g) the aggregate principal amount of all outstanding Term Loans at such time.

          "U.S. Collateral Agent": as defined in the Recitals hereto.

          "U.S. Extender of Credit": as defined in subsection 4.11 (b).

          "U.S. Guarantee and Collateral Agreement": the U.S. Guarantee and Collateral Agreement delivered to the U.S. Collateral Agent as of the date hereof, substantially in the form of Exhibit G-2, as the same may be amended, supplemented, waived or otherwise modified from time to time.

          "U.S. Loan Parties": the U.S. Borrowers and each U.S. Subsidiary Guarantor

          "U.S. Mortgaged Property": each Real Property located in the United States or any State or territory thereof with respect to which a Mortgage is required to be delivered pursuant to the terms of this Agreement.

          "U.S. RC Facility": the revolving credit facility available to the U.S. Borrowers hereunder pursuant to subsection 2.2(a).

          "U.S. RCF Commitment": with respect to each U.S. RCF Lender, the commitment of such U.S. RCF Lender hereunder to make Extensions of Credit to the U.S. Borrowers in the amount set forth opposite its name on Schedule A hereto or as may subsequently be set forth in the Register from time to time.

          "U.S. RCF Commitment Percentage": of any U.S. RCF Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the U.S. RCF Commitment of such U.S. RCF Credit Lender at such time and the denominator of which is the Total U.S. RCF Commitment at such time, provided that if any such determination is to be made after the Total U.S. RCF Commitment (and the related U.S. RCF Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

          "U.S. RCF Issuing Lender": as the context may require, (i) DBNY or
(ii) any U.S. RCF Lender, which at the request of the Parent Borrower and with the consent of the U.S. Administrative Agent (such consent not to be unreasonably withheld or delayed), agrees, in such U.S. RCF Lender's sole discretion, to also become a U.S. RCF Issuing Lender for the purpose of issuing U.S. RCF Letters of Credit.

          "U.S. RCF L/C Obligations": at any time, an amount equal to the sum of
(a) the aggregate then undrawn and unexpired amount of the then outstanding U.S. RCF Letters of Credit and (b) the aggregate amount of drawings under U.S. RCF Letters of Credit which have not then been reimbursed pursuant to subsection 3.5(a).

          "U.S. RCF L/C Participants": the U.S. RCF Lenders.

          "U.S. RCF Lender": each Lender which has a U.S. RCF Commitment (without giving effect to any termination of the Total U.S. RCF Commitment if there are any outstanding U.S. RCF L/C Obligations) or which has any outstanding U.S. RCF Loans (or a U.S. RCF Commitment Percentage in any then outstanding U.S. RCF L/C Obligations). Unless the context otherwise requires, each reference in this Agreement to a U.S. RCF Lender includes each U.S. RCF Lender and shall include references to any Affiliate of any such Lender which is acting as a U.S. RCF Lender.

          "U.S. RCF Letters of Credit": Letters of Credit issued by the U.S. RCF Issuing Lender to, or for the account of the U.S. Borrowers, pursuant to subsection 3.1.

          "U.S. RCF Loan": as defined in Subsection 2.2(a).

          "U.S. Rental Fleet": the Rental Fleet located in the United States of America or the District of Columbia.

          "U.S. Secured Parties": the "Secured Parties" as defined in the U.S. Guarantee and Collateral Agreement.

          "U.S. Security Documents": the collective reference to each Mortgage related to any U.S. Mortgaged Property, the U.S. Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the U.S. Collateral Agent granting or perfecting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the U.S. Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the U.S. Collateral Agent pursuant to subsection 7.9(a), 7.9(b) or 7.9(c), in each case, as amended, supplemented, waived or otherwise modified from time to time.

          "U.S. Subsidiaries Guaranty": the guaranty of the obligations of the Borrowers under the Loan Documents provided pursuant to the U.S. Guarantee and Collateral Agreement.

          "U.S. Subsidiary Guarantor": each Domestic Subsidiary of the Parent Borrower which executes and delivers a U.S. Subsidiary Guaranty, in each case, unless and until such time as the respective U.S. Subsidiary Guarantor ceases to constitute a Domestic Subsidiary of the Parent Borrower or is released from all of its obligations under the U.S. Subsidiaries Guaranty in accordance with terms and provisions thereof.

          "U.S. Tax Compliance Certificate": as defined in subsection 4.11(b)(Y)(iii).

          "Value": with reference to the value of Inventory, value determined on the basis of the lower of cost or market of such Inventory, with the cost thereof calculated on a first-in, first-out basis, determined in accordance with GAAP.

          "Voting Stock": shares of Capital Stock entitled to vote generally in the election of directors.

          "Weighted Average Life to Maturity": when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the product obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

          "Wholly Owned Subsidiary": as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.

          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings provided herein when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.

          (b) As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Holdings and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          Section 2. Amount and Terms of Commitments.

          2.1 Initial Term Loans. (a) Subject to the terms and conditions hereof, (a) each Lender holding an Initial Term Loan Commitment severally agrees to make, in a single draw on the Closing Date, one or more term loans to the U.S. Borrowers, on a joint and several basis (each, an "Initial Term Loan" and, collectively the "Initial Term Loans"), which Initial Term Loans:

          (i) shall be denominated in Dollars;

          (ii) shall, at the option of the Parent Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurocurrency Loans, provided that except as otherwise specifically provided in subsection 4.9 and 4.10, all Initial Term Loans comprising the same Borrowing shall at all times be of the same Type; and

          (iii) shall be made by each such Lender in an aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender.

Once repaid, Initial Term Loans incurred hereunder may not be reborrowed.

          (b) The Parent Borrower agrees that, upon the request to the U.S. Administrative Agent by any Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6(b), in order to evidence such Lender's Initial Term Loan, the Parent Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1 (each, as amended, supplemented, replaced or otherwise modified from time to time, an "Initial Term Loan Note"), with appropriate insertions therein as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the unpaid principal amount of the applicable Initial Term Loans made (or acquired by assignment pursuant to subsection 11.6(b)) by such Lender to the Parent Borrower. Each Initial Term Loan Note shall be dated the Closing Date (or in the case of an Initial Term Loan Note issued in connection with Initial Term Loans acquired by assignment pursuant to such section 11.6(b), the date of such assignment). Each Initial Term Loan Note shall be payable as provided in subsection 2.6 and provide for the payment of interest in accordance with subsection 4.1.

          (c) Subject to subsection 2.7 and the other terms and conditions hereof, (a) each Lender holding an Incremental Term Loan Commitment severally agrees to make to the U.S. Borrowers, pursuant to a single drawing on the respective Incremental Term Loan Borrowing Date, one or more term loans (each, an "Incremental Term Loan" and, collectively the "Incremental Term Loans", and, together with the Initial Term Loans, the "Term Loans"), which Incremental Term
Loans:

          (i) shall be denominated in Dollars;

          (ii) shall, at the option of the Parent Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurocurrency Loans, provided that except as otherwise specifically provided in subsection 4.9 and 4.10, all Incremental Term Loans comprising the same Borrowing shall at all times be of the same Type;

          (iii) shall be made by each such Lender in an aggregate principal amount which does not exceed the Incremental Term Loan Commitment of such Lender; and.

          (iv) shall not be made (and shall not be required to be made) by any Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement and any repayment of outstanding RCF Loans on such date) would require a mandatory repayment pursuant to subsection 4.4(c)(i).

Once repaid, Incremental Term Loans incurred hereunder may not be reborrowed.

          (d) Each Borrower agrees that, upon the request to the U.S. Administrative Agent by any Lender made on or prior to the Incremental Term Loan Borrowing Date or in connection with any assignment pursuant to subsection 11.6(b), in order to evidence such Lender's Incremental Term Loan to such Borrower, such Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-2 (each, as amended, supplemented, replaced or otherwise modified from time to time, a "Incremental Term Loan Note"), with appropriate insertions therein as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the unpaid principal amount of the applicable Incremental Term Loans made (or acquired by assignment pursuant to subsection 11.6(b)) by such Incremental Term Loan Lender to such Borrower. Each Incremental Term Loan Note shall be dated the Incremental Term Loan Borrowing Date (or in the case of a Term Loan Note issued in connection with Incremental Term Loans acquired by assignment pursuant to such section 11.6(b), the date of such assignment). Each Incremental Term Loan Note shall be payable as provided in subsection 2.6 and provide for the payment of interest in accordance with subsection 4.1.

          (e) Except as otherwise provided in subsection 2.2(f), the aggregate principal amount of Term Loans of all the Lenders shall be payable in consecutive quarterly installments up to and including the Term Loan Maturity Date therefor (subject to repayment as provided in subsection 4.4), on the dates and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Term Loans then outstanding):

                    DATE                                            AMOUNT
                    ----                                            ------
Each March 31, June 30, September 30 and      (i) $625,000 plus (ii) for each installment date
December 31 following the Closing Date        following an Incremental Term Loan Borrowing
ending prior to the Term Loan Maturity Date   Date, an amount equal to .25% of the aggregate
                                              principal amount of Incremental Term Loans (other
                                              than such Incremental Term Loans which may have
                                              different scheduled repayments as contemplated in
                                              subsection 2.7(e)) borrowed on such Incremental
                                              Term Loan Borrowing Date, subject in each case to
                                              prepayment as provided in subsection 4.4

Term Loan Maturity Date                       all unpaid aggregate principal amounts of any
                                              outstanding Term Loans

          (f) In the case of Incremental Term Loans that have different scheduled repayment dates (and amounts) as contemplated in subsection 2.7(e), such Incremental Term Loans shall be payable on the dates and in the amounts set forth in the respective Incremental Commitment Agreement or Agreements relating to such Incremental Term Loans, provided that if any such Incremental Term Loans are subsequently incurred, the amount of the then remaining scheduled installments of such Incremental Term Loans shall be proportionally increased (with the aggregate amount of increases to the then remaining scheduled installments to equal the aggregate principal amount of such new Incremental Term Loans then being incurred).

          2.2 RCF Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender with a U.S. RCF Commitment severally agrees to make, at any time


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

during the RCF Commitment Period, a RCF Loan or RCF Loans to the U.S. Borrowers (on a joint and several basis as between the U.S. Borrowers) (each a "U.S. RCF Loan" and, collectively, the "U.S. RCF Loans"), which U.S. RCF Loans:

          (i) shall be denominated in Dollars;

          (ii) shall, at the option of the U.S. Borrowers, be incurred and maintained as, and/or converted into, ABR Loans or Eurocurrency Loans, provided that (A) except as otherwise specifically provided in subsection
     4.9 and subsection 4.10, all U.S. RCF Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless either the Syndication Date has occurred or the U.S. Administrative Agent in its sole discretion agrees otherwise (1) during the first four Business Days following the Closing Date, all U.S. RCF Loans shall be incurred and maintained as ABR Loans and (2) until the date that is 30 days following the fifth Business Day following the Closing Date, all U.S. RCF Loans incurred or maintained as, or converted into, Eurocurrency Loans shall have an Interest Period of one month which commences and ends on the same day;

          (iii) may be repaid and reborrowed in accordance with the provisions hereof;

          (iv) shall not be made (and shall not be required to be made) by any U.S. RCF Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Individual U.S. RCF Lender Exposure of such U.S. RCF Lender to exceed the amount of its U.S. RCF Commitment at such time;

          (v) shall not be made (and shall not be required to be made) by any U.S. RCF Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate U.S. RCF Lender Exposure to exceed the Total U.S. RCF Commitment as then in effect;

          (vi) shall not be made (and shall not be required to be made) by any U.S. RCF Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate U.S. RCF Lender Exposure to exceed the difference of
     (I) the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) minus (II) the sum of (A) the aggregate unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers pursuant to the Canadian RC Facility plus (B) the excess of the unpaid balance of Extensions of Credit to, or for the account of, the Canadian Borrowers over the Canadian Borrowing Base plus (C) the aggregate unpaid balance of Extensions of Credit to, or for the account of, Canadian Finco pursuant to the Canadian RC Facility; and

          (vii) shall not be made (and shall not be required to be made) by any U.S. RCF Lender to the extent any such U.S. RCF Loans to be made on any date, individually or in the aggregate, exceed the then Available U.S. RCF Commitments.


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

          (b) Subject to and upon the terms and conditions set forth herein, each Canadian RCF Lender severally agrees to make (including through a Non-Canadian Affiliate in the case of RCF Loans to the U.S. Borrowers or Canadian Finco), at any time and from time to time during the RCF Commitment Period, a RCF Loan or RCF Loans to (i)the Canadian Borrowers (on a joint and several basis as between the Canadian Borrowers with respect to such RCF Loans made to the Canadian Borrowers), (ii) the U.S. Borrowers (on a joint and several basis as between the U.S. Borrowers with respect to such RCF Loans made to the U.S. Borrowers) and (iii) from and after the date Canadian Finco executes a Borrower Joinder Agreement, Canadian Finco (each of the foregoing, a "Canadian RCF Loan" and, collectively, the "Canadian RCF Loans"); which Canadian RCF
Loans:

          (i) in the case of Loans made to the Canadian Borrowers, shall be denominated in Canadian Dollars and in the case of Loans made to the U.S. Borrowers or to Canadian Finco, shall be denominated in U.S. Dollars;

          (ii) shall, in the case of Loans made to the Canadian Borrowers, at the option of the Canadian Borrowers, be incurred and maintained as, and/or converted into, ABR Loans or Bankers' Acceptance Loans and, in the case of Loans made to the U.S. Borrowers or to Canadian Finco, at the option of the U.S. Borrowers, be incurred and maintained as, and/or converted into, ABR Loans or Eurocurrency Loans, provided in each case that (A) except as otherwise specifically provided in subsection 4.9 and subsection 4.10, all Canadian RCF Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless either the Syndication Date has occurred or the U.S. Administrative Agent in its sole discretion agrees otherwise (1) during the first four Business Days following the Closing Date, all Canadian RCF Loans shall be incurred and maintained as ABR Loans and (2) until the date that is 30 days following the fifth Business Day following the Closing Date, all Canadian RCF Loans incurred and maintained as, and/or converted into Bankers' Acceptances Loans or Eurocurrency Loans, as applicable, shall in the case of Eurocurrency Loans have an Interest Period of one month which commences and ends on the same day and in the case of Bankers' Acceptance Loans, have the same 30 day term to maturity;

          (iii) may be repaid and reborrowed in accordance with the provisions hereof;

          (iv) shall not be made (and shall not be required to be made) by any Canadian RCF Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Individual Canadian RCF Lender Exposure of such Canadian RCF Lender to exceed the amount of its Canadian RCF Commitment at such time;

          (v) shall not be made (and shall not be required to be made) by any Canadian RCF Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate Canadian RCF Lender Exposure to exceed the lesser of (x) the Total Canadian RCF Commitments as then in effect and
     (y) the sum of (A) the Canadian Borrowing Base at such time plus


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

     (B) the U.S. Borrowing Base (in each case, based on the Borrowing Base Certificate last delivered);

          (vi) shall not be made (and shall not be required to be made) by any Canadian RCF Lender (including through any Non-Canadian Affiliate of any Canadian RCF Lender) to the extent any such Canadian RCF Loans to be made on any date, individually or in the aggregate, exceed the then Available Canadian RCF Commitments;

          (vii) shall not be made (and shall not be required to be made) to any U.S. Borrower to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the aggregate unpaid balance of Extensions of Credit to, or for the account of, any U.S. Borrower to exceed the difference of (x) the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) minus (y) the excess of the unpaid balance of Extensions of Credit to, or for the account of, the Canadian Borrowers over the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) minus (z) the aggregate amount of unpaid Extensions of Credit to, or for the account of, the Canadian Finco; and

          (viii) shall not be made (and shall not be required to be made) to Canadian Finco to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the aggregate unpaid balance of Extensions of Credit to, or for the account of, Canadian Finco to exceed the difference of (x) the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) minus (y) the excess of the unpaid balance of Extensions of Credit to, or for the account of, the Canadian Borrowers over the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) minus (z) the aggregate amount of Extensions of Credit to, or for the account of, the U.S. Borrowers.

          (c) Notwithstanding anything to the contrary in subsections 2.2(a) or
(b) or elsewhere in this Agreement, the U.S. Administrative Agent and the Canadian Administrative Agent, as applicable, shall have the right to establish Availability Reserves in such amounts, and with respect to such matters, as the U.S. Administrative Agent and the Canadian Administrative Agent, as applicable, in their Permitted Discretion shall deem necessary or appropriate, against the U.S. Borrowing Base and/or the Canadian Borrowing Base, as applicable, including reserves with respect to (i) sums that the respective Borrowers are or will be required to pay (such as taxes (including payroll and sales taxes), assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have not yet paid (including an Unpaid Supplier Reserve) and (ii) amounts owing by the respective Borrowers or, without duplication, their respective Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the Permitted Discretion of the U.S. Administrative Agent or the Canadian Administrative Agent is capable of ranking senior in priority to or pari passu with one or more of the Liens granted in the Security Documents (such as Canadian Priority Payables, Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers (including in respect of an Unpaid Supplier Reserve), or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority


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

under applicable law) in and to such item of the Collateral; provided that the such applicable Agent shall have provided the applicable Borrower at least ten Business Days' prior written notice of any such establishment; and provided, further, except in respect of taxes, Unpaid Supplier Reserves and Canadian Priority Payables, that such Agent may only establish an Availability Reserve after the date hereof based on an event, condition or other circumstance arising after the Closing Date or based on facts not known to such Agent as of the Closing Date. The amount of any Availability Reserve established by such Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Availability Reserve. Upon delivery of such notice, such Agent shall be available to discuss the proposed Availability Reserve, and the applicable Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the applicable Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the applicable Agent to establish such Availability Reserve, unless such Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Availability Reserve no longer exists or has otherwise been adequately addressed by the applicable Borrower. Notwithstanding anything herein to the contrary, Availability Reserves shall not duplicate eligibility criteria contained in the definition of "Eligible Accounts", "Eligible Rental Fleet", "Eligible Inventory" or "Eligible Unbilled Accounts" and vice versa, or reserves or criteria deducted in computing the net book value of Eligible Rental Fleet or Eligible Inventory or the Net Orderly Liquidation Value of Eligible Rental Fleet or Eligible Inventory and vice versa. In addition to the foregoing, the U.S. Administrative Agent and the Canadian Administrative Agent shall have the right, subject to subsection 7.6, to have the Loan Parties' Rental Fleet and/or Eligible Inventory reappraised by Rouse Asset Services or another qualified appraisal company selected by the U.S. Administrative Agent or the Canadian Administrative Agent (in consultation with the Parent Borrower) from time to time after the Closing Date for the purpose of re-determining the Net Orderly Liquidation Value of the Eligible Rental Fleet and/or Eligible Inventory, as the case may be, and, as a result, re-determining the U.S. Borrowing Base and/or the Canadian Borrowing Base, as the case may be.

          (d) In the event the U.S. Borrowers are, or the Canadian Borrowers are, as applicable, unable to comply with (i) the Borrowing Base limitations set forth in subsections 2.2(a) and/or (b), as the case may be, or (ii) the conditions precedent to the making of RCF Loans or the issuance of Letters of Credit set forth in subsection 6.2, (x) the U.S. RCF Lenders hereby authorize the U.S. Administrative Agent, for the account of the U.S. RCF Lenders, to make U.S. RCF Loans to the U.S. Borrowers and (y) the Canadian RCF Lenders authorize the Canadian Administrative Agent, for the account of the Canadian RCF Lenders, to make Canadian RCF Loans to the Borrowers (other than Canadian Finco), which, in each case, may only be made as ABR Loans (each, an "Agent Advance") for a period commencing on the date the U.S. Administrative Agent first receives a notice of Borrowing requesting an Agent Advance until the earliest of (i) the 30th Business Day after such date, (ii) the date the respective Borrowers or Borrower are again able to comply with the Borrowing Base limitations and the conditions precedent to the making of RCF Loans and issuance of Letters of Credit, or obtains an amendment or waiver with respect thereto and (iii) the date the Required Lenders instruct the U.S. Administrative Agent and the Canadian Administrative Agent to cease making Agent Advances (in each case, the "Agent Advance Period"). Neither the U.S. Administrative Agent nor the Canadian Administrative Agent shall make any Agent Advance to the extent that at such


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time the amount of such Agent Advance (A) in the case of Agent Advances made to the Canadian Borrowers, (I) when added to the aggregate outstanding amount of all other Agent Advances made to the Canadian Borrowers at such time, would exceed the lesser of (i) 5% of the Total Canadian RCF Commitments as then in effect and (ii) the difference of (1) the sum of (a) the Canadian Borrowing Base at such time plus (b) the U.S. Borrowing Base at such time (in each case, based on the Borrowing Base Certificate last delivered) minus (2) the sum of (a) the aggregate unpaid balance of Extensions of Credit to, or for the account of, the Canadian Borrowers, (b) the aggregate unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers and (c) the aggregate unpaid balance of Extensions of Credit to, or for the account of, Canadian Finco or (II) when added to the Aggregate Canadian RCF Lender Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the Total Canadian RCF Loan Commitment at such time, or (B) in the case of Agent Advances made to the U.S. Borrowers, (I) when added to the aggregate outstanding amount of all other Agent Advances made to the U.S. Borrowers at such time, would exceed 5% of the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) or (II) when added to the Aggregate U.S. RCF Lender Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), (1) would exceed the Total U.S. RCF Commitment at such time or
(2) when added to the Aggregate Canadian RCF Lender Exposure as then in effect (immediately prior to such Agent Advance) would exceed the sum of (a) the Canadian Borrowing Base at such time plus (b) the U.S. Borrowing Base at such time (in each case, based on the Borrowing Base Certificate last delivered). It is understood and agreed that, subject to the requirements set forth above, Agent Advances may be made by the U.S. Administrative Agent or the Canadian Administrative Agent in their respective discretion to the extent the U.S. Administrative Agent or the Canadian Administrative Agent deems such Agent Advances necessary or desirable (x) to preserve and protect the applicable Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other obligations of the Loan Parties hereunder and under the other Loan Documents or (z) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses and other sums payable under the Loan Documents, and that the Borrowers shall have no right to require that any Agent Advances be made.

          (e) Each Borrower agrees that, upon the request to the U.S. Administrative Agent by any RCF Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6(b), in order to evidence such Lender's RCF Loans to such Borrower, such Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-3, with appropriate insertions as to payee, date and principal amount (each, as amended, supplemented, replaced or otherwise modified from time to time, a "RCF Note"), payable to such Lender and in a principal amount equal to the aggregate unpaid principal amount of all RCF Loans made by such RCF Lender to such Borrower. Each RCF Note shall (i) be dated the Closing Date (or in the case of an RCF Note issued in connection with RCF Commitments (and related RCF Loans) acquired by assignment pursuant to such subsection 11.6(b), the date of such assignment), (ii) be stated to mature on the RCF Maturity Date and (iii) provide for the payment of interest in accordance with subsection 4.1.

          (f) Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (i) the Canadian Borrowers shall not be jointly or jointly and


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severally liable with (A) the U.S. Borrowers or (B) Canadian Finco for any liabilities or obligations of (A) the U.S. Borrowers or (B) Canadian Finco hereunder and (ii) the U.S. Borrowers shall not be jointly or jointly and severally liable with the Canadian Borrowers for any liabilities or obligations of the Canadian Borrowers hereunder (although it is acknowledged and agreed by the parties hereto that the U.S. Borrowers shall provide a guarantee in respect of the obligations of the Canadian Borrowers pursuant to the U.S. Guaranty and Collateral Agreement).

          2.3 Procedure for Borrowings. Whenever the Borrowers borrow Loans under this Agreement, the applicable Borrower shall give the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, irrevocable notice (which notice must be received by the U.S. Administrative Agent prior to (a) 12:30 P.M., New York City time, at least three Business Days prior to the requested Borrowing Date, if all or any part of the requested Loans are to be initially Eurocurrency Loans or Bankers' Acceptance Loans or (b) 11:00 a.m., New York City time (1) at least one Business Day prior to the requested Borrowing Date for Term Loans maintained as ABR Loans and (2) on the requested Borrowing Date, for any other ABR Loans) specifying (i) the identity of the Borrower or Borrowers, (ii) the amount to be borrowed, (iii) the requested Borrowing Date,
(iv) whether the borrowing is to be of Eurocurrency Loans or Bankers' Acceptance Loans, ABR Loans or a combination thereof, (v) if the borrowing is to be entirely or partly of Eurocurrency Loans or Bankers' Acceptance Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor and (vi) if the borrowing is to be entirely or partly Bankers' Acceptance Loans, the length of the term thereof in accordance with subsection 4.6(c). Each borrowing shall be in an amount equal to (x) in the case of ABR Loans, except any ABR Loan to be used solely to pay a like amount of outstanding Reimbursement Obligations or Swing Line Loans, an integral multiple of $1,000,000 (or, if the Commitments then available (as calculated in accordance with subsections 2.1(a) and (b)) are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans, the principal amount thereof (or in the case of Bankers' Acceptance Loans, the Dollar Equivalent of the principal amount thereof) equal to $5,000,000 (or, in the case of Loans made to the Canadian Borrowers, Cdn$5,000,000) or a whole multiple of $1,000,000 (or, in the case of Loans made to the Canadian Borrowers, Cdn$ 1,000,000) in excess thereof. Upon receipt of any such notice from a Borrower, the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, shall promptly notify each applicable Lender thereof. Subject to the satisfaction of the applicable conditions precedent specified in Section 6 (and subject to compliance with Section 4.6(c) in the case of Bankers' Acceptance Loans), each applicable Lender will make the amount of its pro rata share of each borrowing of Loans available to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of the Borrower or Borrowers identified in such notice at the office of the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, specified in subsection 11.2 prior to 12:30 P.M. (or 11:00 A.M., in the case of the initial borrowing hereunder), New York City time, or at such other office of the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, or at such other time as to which the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, shall notify such Borrower or Borrowers reasonably in advance of the Borrowing Date with respect thereto, on the Borrowing Date requested by such Borrower or Borrowers in Dollars or Canadian Dollars and in funds immediately available to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable. In relation to Banker's Acceptance Loans, the Canadian Administrative Agent shall credit to the applicable


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

Canadian Borrower's account on the applicable Borrowing Date the BA Proceeds less the applicable BA Fee with respect to each B/A Instrument purchased by a Lender on that Borrowing Date. Such borrowing will then be made available to the Borrower or Borrowers identified in such notice by the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, crediting the account of such Borrower or Borrowers on the books of such office with the aggregate of the amounts made available to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, by the applicable Lenders and in like funds as received by the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable.

          2.4 Termination or Reduction of Commitments. The Parent Borrower (on behalf of itself and each other Borrower) shall have the right, upon not less than three Business Days' notice to the U.S. Administrative Agent (which will promptly notify the Lenders thereof), to terminate (x) the U.S. RCF Commitments, Canadian RCF Commitments or, from time to time, to reduce the amount of the U.S. RCF Commitments or Canadian RCF Commitments; provided that any such notice of termination delivered by the Parent Borrower in connection with a repayment of all outstanding Obligations may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Parent Borrower (by written notice to the U.S. Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided further that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the RCF Loans and Swing Line Loans made on the effective date thereof, the aggregate principal amount of the RCF Loans and Swing Line Loans then outstanding (including in the case of RCF Loans then outstanding in any Canadian Dollars, the Dollar Equivalent of the aggregate principal amount thereof), when added to the sum of the then outstanding L/C Obligations, would exceed the RCF Commitments then in effect and/or (y) any Incremental Term Loan Commitments. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the applicable Commitments then in effect.

          2.5 Swing Line Commitments. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans (individually, a "Swing Line Loan"; collectively, the "Swing Line Loans") to any of the U.S. Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $25,000,000, provided that at no time may the sum of the then outstanding Swing Line Loans, U.S. RCF Loans and L/C Obligations exceed the lesser of (1) the U.S. RCF Commitments then in effect and (2) the difference of (I) the U.S. Borrowing Base then in effect (based on the most recently delivered Borrowing Base Certificate) minus (II) the sum of (A) the excess of the unpaid balance of Extensions of Credit made to or for the account of, the Canadian Borrowers over the Canadian Borrowing Base (based on the most recently delivered Borrowing Base Certificate), (B) the aggregate unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers pursuant to the Canadian RC Facility (it being understood and agreed that the U.S. Administrative Agent shall calculate the Dollar Equivalent of the then outstanding Canadian RCF Loans denominated in Canadian Dollars on the date the notice of borrowing of Swing Line Loans is given for purposes of determining compliance with this subsection) and (C) the aggregate unpaid balance of Extensions of Credit to, or for the benefit of, Canadian Finco. Amounts borrowed by any U.S. Borrower under this subsection 2.5 may be repaid and, to but excluding the RCF Maturity Date, reborrowed. All Swing Line Loans made to any U.S.


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

Borrower shall be made in Dollars as ABR Loans and shall not be entitled to be converted into Eurocurrency Loans. The Parent Borrower (on behalf of itself or any other Borrower as the case may be) shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 12:00 Noon, New York City time, on the requested Borrowing Date specifying
(1) the identity of the Borrower and (2) the amount of the requested Swing Line Loan. The proceeds of the Swing Line Loans will be made available by the Swing Line Lender to the Borrower identified in such notice at an office of the Swing Line Lender by crediting the account of such Borrower at such office with such proceeds in Dollars.

          (b) Each Borrower agrees that, upon the request to the U.S. Administrative Agent by the Swing Line Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6(b), in order to evidence the Swing Line Loans to such Borrower, such Borrower will execute and deliver to the Swing Line Lender a promissory note substantially in the form of Exhibit A-4, with appropriate insertions (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the "Swing Line Note"), payable to the Swing Line Lender and representing the obligation of such Borrower to pay the amount of the Swing Line Commitment or, if less, the unpaid principal amount of the Swing Line Loans made to such Borrower, with interest thereon as prescribed in subsection 4.1. The Swing Line Note shall (i) be dated the Closing Date, (ii) be stated to mature on the RCF Maturity Date and (iii) provide for the payment of interest in accordance with subsection 4.1.

          (c) The Swing Line Lender, at any time in its sole and absolute discretion may, and, at any time as there shall be a Swing Line Loan outstanding for more than seven Business Days or when an Event of Default under subsection 9(f) has occurred, the Swing Line Lender shall, on behalf of the U.S. Borrower to which the Swing Line Loan has been made (which hereby irrevocably directs and authorizes such Swing Line Lender to act on its behalf), request (provided that such request shall be deemed to have been automatically made upon the occurrence of an Event of Default under subsection 9(f)) each U.S. RCF Lender, including the Swing Line Lender to make a U.S. RCF Loan as an ABR Loan in an amount equal to such U.S. RCF Lender's U.S. RCF Commitment Percentage of the principal amount of all Swing Line Loans made in Dollars (each, a "Mandatory RCF Loan Borrowing") in an amount equal to such U.S. RCF Lender's U.S. RCF Commitment Percentage of the principal amount of all of the Swing Line Loans (collectively, the "Refunded Swing Line Loans") outstanding on the date such notice is given; provided that the provisions of this subsection shall not affect the obligations of any U.S. Borrower to prepay Swing Line Loans in accordance with the provisions of subsection 4.4(d). Unless the U.S. RCF Commitments shall have expired or terminated (in which event the procedures of paragraph (d) of this subsection
2.4 shall apply), each U.S. RCF Lender hereby agrees to make the proceeds of its U.S. RCF Loan (including any Eurocurrency Loan) available to the U.S. Administrative Agent for the account of the Swing Line Lender at the office of the U.S. Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given notwithstanding (i) that the amount of the Mandatory RCF Loan Borrowing may not comply with the minimum amount for RCF Loans otherwise required hereunder, (ii) whether any conditions specified in subsection 6.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory RCF Loan Borrowing and (v) the amount of the U.S. RCF Commitment of such, or any other, U.S. RCF Lender at such time. The proceeds of such U.S. RCF Loans shall be immediately applied to repay the Refunded Swing Line Loans.


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

          (d) If the U.S. RCF Commitments shall expire or terminate at any time while Swing Line Loans are outstanding, each U.S. RCF Lender shall, at the option of the Swing Line Lender, exercised reasonably, either (i) notwithstanding the expiration or termination of the U.S. RCF Commitments, make a U.S. RCF Loan as an ABR Loan (which U.S. RCF Loan shall be deemed a "U.S. RCF Loan" for all purposes of this Agreement and the other Loan Documents) or (ii) purchase an undivided participating interest in such Swing Line Loans, in either case in an amount equal to such U.S. RCF Lender's U.S. RCF Commitment Percentage (determined on the date of, and immediately prior to, expiration or termination of the U.S. RCF Commitments) of the aggregate principal amount of such Swing Line Loans; provided, that in the event that any Mandatory RCF Loan Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under any domestic or foreign bankruptcy, reorganization, dissolution, insolvency, receivership, administration or liquidation or similar law with respect to any Borrower), then each U.S. RCF Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory RCF Loan Borrowing would otherwise have occurred, but adjusted for any payments received from such Borrower on or after such date and prior to such purchase) from the Swing Line Lender such participations in such outstanding Swing Line Loans as shall be necessary to cause such U.S. RCF Lenders to share in such Swing Line Loans ratably based upon their respective U.S. RCF Commitment Percentages, provided, further, that (x) all interest payable on the Swing Line Loans shall be for the account of the Swing Line Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing U.S. RCF Lender shall be required to pay the Swing Line Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory RCF Loan Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate otherwise applicable to U.S. RCF Loans made as ABR Loans. Each U.S. RCF Lender will make the proceeds of any U.S. RCF Loan made pursuant to the immediately preceding sentence available to the U.S. Administrative Agent for the account of the Swing Line Lender at the office of the U.S. Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date on which the U.S. RCF Commitments expire or terminate, in Dollars. The proceeds of such U.S. RCF Loans shall be immediately applied to repay the Swing Line Loans outstanding on the date of termination or expiration of the U.S. RCF Commitments. In the event that the U.S. RCF Lenders purchase undivided participating interests pursuant to the first sentence of this paragraph (d), each U.S. RCF Lender shall immediately transfer to the Swing Line Lender, in immediately available funds and in the currency in which such Swing Line Loans were made, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such U.S. RCF Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

          (e) Whenever, at any time after the Swing Line Lender has received from any U.S. RCF Lender such U.S. RCF Lender's participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof (whether directly from the Parent Borrower or any other Borrower in respect of such Swing Line Loan or otherwise, including proceeds of Collateral applied thereto by the Swing Line Lender), or any payment of interest on account thereof, the Swing Line Lender will, if such payment is received prior to 1:00 P.M., New York City time, on a Business Day, distribute to such U.S. RCF Lender its pro rata share thereof


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prior to the end of such Business Day and otherwise, the Swing Line Lender will distribute such payment on the next succeeding Business Day (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such U.S. RCF Lender's participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such U.S. RCF Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it.

          (f) Each U.S. RCF Lender's obligation to make the U.S. RCF Loans and to purchase participating interests with respect to Swing Line Loans in accordance with subsections 2.5(c) and 2.5(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any set-off, counterclaim, recoupment, defense or other right that such U.S. RCF Lender or any of the Borrowers may have against the Swing Line Lender, any of the Borrowers or any other Person for any reason whatsoever;
(ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in condition (financial or otherwise) of any of the Borrowers; (iv) any breach of this Agreement or any other Loan Document by any of the Borrowers, any other Loan Party or any other U.S. RCF Lender; (v) any inability of any of the Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such U.S. RCF Loan is to be made or participating interest is to be purchased or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

          2.6 Repayment of Loans. (a) (1) Each U.S. Borrower hereby unconditionally promises to pay to the U.S. Administrative Agent (in the currency in which such Loan is denominated) for the account of: (i) each Term Loan Lender the then unpaid principal amount of each Term Loan of such Lender made to such Borrower, on the Term Loan Maturity Date (or such earlier date on which the Term Loans become due and payable pursuant to Section 9); (ii) each U.S. RCF Lender or each Canadian RCF Lender, as applicable, the then unpaid principal amount of each RCF Loan of such Lender made to such U.S. Borrower, on the RCF Maturity Date (or such earlier date on which the RCF Loans become due and payable pursuant to Section 9); and (iii) the Swing Line Lender, the then unpaid principal amount of the Swing Line Loans made to such U.S. Borrower, on the RCF Maturity Date (or such earlier date on which the Swing Line Loans become due and payable pursuant to Section 9). Each U.S. Borrower hereby further agrees to pay interest (which payments shall be in the same currency in which the respective Loan referred to above is denominated) on the unpaid principal amount of such Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.1.

          (2) For the avoidance of doubt it is acknowledged and agreed by the parties hereto, that RSC, as co-obligor of any Loan made to another U.S. Borrower, hereby unconditionally promises to pay to the U.S. Administrative Agent (in the currency in which such Loan is denominated) any amount required to be paid by such U.S. Borrower pursuant to Section 2.6(a)(1) or any other provision to this Agreement. Any reference to a Loan being made to a U.S. Borrower shall be treated as also having been made to RSC as co-obligor.

          (b) Each Canadian Borrower hereby unconditionally promises to pay to the Canadian Administrative Agent (in Canadian Dollars) for the account of each Canadian RCF


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Lender, the then unpaid principal or face amount, as the case may be, of each
Canadian RCF Loan of such Lender made to such Borrower, on the RCF Maturity Date (or such earlier date on which the Canadian RCF Loans become due and payable pursuant to Section 9). Each Canadian Borrower hereby further agrees to pay interest (which payments shall be in the same currency in which the respective Loan referred to above is denominated) on the unpaid principal amount of such Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.1.

          (c) From and after the date Canadian Finco executes a Borrower Joinder Agreement, Canadian Finco unconditionally promises to pay to the Canadian Administrative Agent (in Dollars), for the account of each Lender, the then unpaid principal amount of each Loan of such Lender made to Canadian Finco, on the respective Maturity Date (or such earlier date on which the Loans become due and payable pursuant to Section 9). From and after the date Canadian Finco executes a Borrower Joinder Agreement, Canadian Finco further agrees to pay interest (in Dollars) on the unpaid principal amount of such Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.1.

          (d) Each Lender (including the Swing Line Lender) shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (e) The U.S. Administrative Agent shall maintain the Register pursuant to subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof, the Borrowers to which such Loan is made, each Interest Period, if any, applicable thereto and whether such Loans are Term Loans, U.S. RCF Loans, Canadian RCF Loans or Swing Line Loans, (ii) the amount of any principal or interest due and payable or to become due and payable from each of the Borrowers to each applicable Lender hereunder and (iii) both the amount of any sum received by the U.S. Administrative Agent and the Canadian Administrative Agent hereunder from each of the Borrowers and each applicable Lender's share thereof.

          (f) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.6(e) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each of the Borrowers therein recorded; provided, however, that the failure of any Lender or the U.S. Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

          2.7 Incremental Commitments. (a) So long as the Syndication Date has occurred and no Default or Event of Default exists or would arise therefrom, (i) the Canadian Borrowers shall have the right, at any time and from time to time after the Closing Date, to request an increase of the aggregate of the then outstanding Canadian RCF Commitments by an amount not to exceed in the aggregate
(A) $200,000,000 minus (B) the amount of any increases


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

in the RCF Commitments and any Incremental Term Loan Commitments provided to the U.S. Borrowers and/or Canadian Finco pursuant to this subsection 2.7 after the Closing Date, (ii) the U.S. Borrowers shall have the right, at any time and from time to time after the Closing Date, to request (x) an increase of the aggregate of the then outstanding U.S. RCF Commitments by an amount not to exceed in the aggregate (A) $200,000,000 minus (B) the amount of any increases in the RCF Commitments and any Incremental Term Loan Commitments provided to the U.S. Borrowers and/or Canadian Finco made pursuant to this subsection 2.7 after the Closing Date and (y) the Lenders to provide Incremental Term Loan Commitments to the U.S. Borrowers in an amount not to exceed in the aggregate (A) $200,000,000 minus (B) the amount of any increases in the RCF Commitments and any Incremental Term Loan Commitment provided pursuant to this subsection 2.7 after the Closing Date and (iii) Canadian Finco shall have the right, at any time and from time to time after the date on which Canadian Finco executes and delivers a Borrower Joinder Agreement, to request the Lenders to provide Incremental Term Loan Commitments to Canadian Finco in an amount not to exceed in the aggregate the lesser of (I) $75,000,000 and (II) (A) $200,000,000 minus (B) the amount of any increases in the RCF Commitments and any Incremental Term Loan Commitment provided to the U.S. Borrowers and/or Canadian Finco pursuant to this subsection
2.7 after the Closing Date. For the avoidance of doubt, the aggregate increase of all RCF Commitments and all Incremental Term Loan Commitments obtained by the Borrowers under this subsection 2.7 shall not exceed $200,000,000. Any such requested increase shall be first made to all applicable existing Lenders on a pro rata basis. To the extent that such existing Lenders decline to increase their Commitments or to provide Incremental Term Loan Commitments, or decline to increase their Commitments or to provide Incremental Term Loan Commitments to the amount requested by the respective Borrower or Borrowers, the U.S. Administrative Agent, in consultation with the Parent Borrower, will use commercially reasonable efforts to arrange for other Persons to become Canadian RCF Lenders or U.S. RCF Lenders, or to provide Incremental Term Loan Commitments, as applicable, hereunder and to issue commitments in an amount equal to the amount of the increase in the Total Canadian RCF Commitment requested by the Canadian Borrowers or the Total U.S. RCF Commitment or the Incremental Term Loan Commitments requested by the U.S. Borrowers or Canadian Finco, as the case may be, and not accepted by the existing Lenders (each such increase by either means, a "Commitment Increase," and each Person issuing, or Lender increasing, its Commitment, an "Additional Commitment Lender"), provided, however, that (i) no Lender shall be obligated to provide a Commitment Increase as a result of any such request by any Borrower and (ii) any Additional Commitment Lender which is not an existing Lender shall be subject to the approval of, (X) in the case of the U.S. RC Facility, the U.S. Administrative Agent, the U.S. RCF Issuing Lender and the U.S. Borrowers, (Y) in the case of the Canadian RC Facility, the Canadian Administrative Agent, the Canadian RCF Issuing Lender and the Canadian Borrowers (each such approval not to be unreasonably withheld) and (Z) in the case of any such Additional Commitment Lender providing an Incremental Term Loan Commitment, the U.S. Administrative Agent and the Parent Borrower and (iii) each Additional Commitment Lender which is a Canadian RCF Lender shall be in compliance with the provisions of subsection 4.15. Each Commitment Increase shall be in a minimum aggregate amount of at least $25,000,000 and in integral multiples of $25,000,000 in excess thereof.

          (b) No Commitment Increase shall become effective unless and until each of the following conditions have been satisfied:


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

          (i) the applicable Borrowers, the U.S. Administrative Agent, and any Additional Commitment Lender shall have executed and delivered an incremental commitment agreement in substantially the form of Exhibit C hereto ("Incremental Commitment Agreement") pursuant to which the respective additional Commitments or Incremental Term Loan Commitments shall be provided;

          (ii) the applicable Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders and to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, as the applicable Borrowers and such Additional Commitment Lenders shall agree;

          (iii) the applicable Borrowers, if requested by the respective Administrative Agent, shall deliver to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, from counsel to the applicable Borrowers reasonably satisfactory to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, and dated such date;

          (iv) an RCF Note or Incremental Term Loan Note, as applicable (to the extent requested), will be issued at the applicable Borrowers' expense, to each such Additional Commitment Lender, to be in conformity with requirements of subsection 2.1(d) or 2.2(e), as the case may be (with appropriate modification), to the extent necessary to reflect the new Commitment of each Additional Commitment Lender; and

          (v) the applicable Borrowers and Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, may reasonably have requested in order to effectuate the documentation of the foregoing.

          (c) The U.S. Administrative Agent shall promptly notify each Lender as to the effectiveness of each Commitment Increase (with each date of such effectiveness being referred to herein as a "Commitment Increase Date"), and at such time (i) the Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, (ii) Schedule A shall be deemed modified, without further action, to reflect the revised U.S. RCF Commitments and U.S. RCF Commitment Percentages of the U.S. RCF Lenders or Canadian RCF Commitments and Canadian RCF Commitment Percentages of the Canadian RCF Lenders and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increased Commitments.

          (d) All Incremental Term Loans incurred by the U.S. Borrowers shall constitute part of, and be added to, the Tranche of Initial Term Loans and shall:

          (i) have the same Maturity Date and the same Weighted Average Life to Maturity as the Tranche of Initial Term Loans, and shall bear interest at the same rates (i.e., have the same Applicable Margins) applicable to the Initial Term Loans, and


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

          (ii) have the same scheduled repayment dates as then remain with respect to the Initial Term Loans (with the amount of each scheduled repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the Initial Term Loans, thereby increasing the amount of each then remaining scheduled repayment.

          (e) All Incremental Term Loans incurred by Canadian Finco shall constitute a new Tranche of Term Loans, provided that all such Incremental Term Loans shall:

          (i) except as may be agreed to by the respective Incremental Term Loan Lenders providing such Incremental Term Loans and the Administrative Agent (acting reasonably), have the same Maturity Date and the same Weighted Average Life to Maturity as the Tranche of Initial Term Loans, shall bear interest at the same rates (i.e., have the same Applicable Margins) applicable to the Initial Term Loans, and shall have the same scheduled repayment dates as then remain with respect to the Initial Term Loans, and

          (ii) shall not be subject to the mandatory prepayment provisions contained in subsection 4.4(b).

          (f) In connection with each incurrence of Incremental Term Loans pursuant to subsection 2.1(c) that will be added to (and from a part of) the Initial Term Loans, the Lenders and the Borrowers hereby agree that, notwithstanding anything to the contrary contained in this Agreement, the Borrowers and the Administrative Agent may take all such actions as may be necessary to ensure that all Lenders with outstanding Initial Term Loans continue to participate in each Borrowing of outstanding Initial Term Loans (after giving effect to the incurrence of Incremental Term Loans pursuant to subsection 2.1(c)) on a pro rata basis, including by adding the Incremental Term Loans to be so incurred to the then outstanding Borrowings of Initial Term Loans on pro rata basis even though as a result thereof such new Incremental Term Loan (to the extent required to be maintained as Eurocurrency Loans), may effectively have a shorter Interest Period than the outstanding Borrowings of Initial Term Loans and it is hereby agreed that (x) to the extent any the outstanding Borrowings of Initial Term Loans that are maintained as Eurocurrency Loans are affected as a result thereof, any costs of the type described in subsection 4.12 incurred by such Lenders in connection therewith shall be for the account of the applicable Borrowers or (y) to the extent the Incremental Term Loans to be so incurred are added to the then outstanding Borrowings of Initial Term Loans which are maintained as Eurocurrency Loans, the Lenders that have made such additional Incremental Term Loans shall be entitled to receive an effective interest rate on such additional Incremental Term Loans as is equal to the Eurocurrency Rate as in effect two Business Days prior to the incurrence of such additional Incremental Term Loans plus the then Applicable Margin for Initial Term Loans until the end of the respective Interest Period or Interest Periods with respect thereto.

          (g) In connection with the Commitment Increases hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (i) the applicable Borrowers shall, in coordination with the U.S. Administrative Agent, (x) repay applicable outstanding RCF Loans of certain Lenders, and obtain applicable RCF Loans from certain other Lenders (including the Additional Commitment Lenders), or (y) take such other


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actions as reasonably may be required by the U.S. Administrative Agent, in each case to the extent necessary so that the Lenders effectively participate in each of the outstanding U.S. RCF or Canadian RCF Loans, as applicable, pro rata on the basis of their U.S. RCF Commitment Percentages or Canadian RCF Commitment Percentages, as applicable (determined after giving effect to any increase in the RCF Commitments pursuant to this subsection 2.7), and (ii) the applicable Borrowers shall pay to the Lenders any costs of the type referred to in subsection 4.12 in connection with any repayment and/or RCF Loans required pursuant to preceding clause (i). Without limiting the obligations of the Borrowers provided for in this subsection 2.7, the U.S. Administrative Agent and the Lenders agree that they will use their best efforts to attempt to minimize the costs of the type referred to in subsection 4.12 which the Borrowers would otherwise occur in connection with the implementation of an increase in the U.S. RCF Commitments or the Canadian RCF Commitments.

          (h) Each Lender hereby covenants and agrees to enter into any technical amendments necessary in connection with the provision of Commitment Increases hereunder in accordance with the provisions of this subsection 2.7 and the respective Incremental Commitment Agreement, provided that such amendment shall be strictly limited to the provisions necessary to incorporate the appropriate provisions for such Commitment Increase.

          Section 3. Letters of Credit.

          3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other RCF Lenders set forth in subsection 3.4(a), agrees to issue Letters of Credit for the account of the applicable Borrower (other than Canadian Finco) on any Business Day during the Commitment Period but in no event later than the 30th day prior to the RCF Maturity Date in such form as may be approved from time to time by the respective Issuing Lender; provided that no Letter of Credit shall be issued if, after giving effect to such issuance, (i) (A) aggregate Canadian RCF L/C Obligations shall exceed $15,000,000 or (B) the aggregate Extensions of Credit to the U.S. Borrowers, the Canadian Borrowers or any Borrower would exceed the applicable limitations set forth in subsection 2.2 or 2.5 (it being understood and agreed that the U.S. Administrative Agent or the Canadian Administrative Agent shall calculate the Dollar Equivalent of the then outstanding RCF Loans in Canadian Dollars on the date on which the applicable Borrower has requested that the applicable Issuing Lender issue a Letter of Credit for purposes of determining compliance with this clause (i)), (ii) the L/C Obligations in respect of Letters of Credit would exceed $400,000,000 or (iii) the Aggregate Outstanding RCF Credit of all the RCF Lenders would exceed the RCF Commitments of all the RCF Lenders then in effect. Each Letter of Credit shall (i) be denominated in Dollars or Canadian Dollars, as requested by the applicable Borrower, and shall be either (A) a standby letter of credit issued to support obligations of the Parent Borrower or any of its Subsidiaries (other than Canadian Finco), contingent or otherwise, which finance or otherwise arise in connection with the working capital and business needs of the Parent Borrower and its Subsidiaries incurred in the ordinary course of business (a "Standby Letter of Credit"), or (B) a commercial letter of credit in respect of the purchase of goods or services by the Parent Borrower or any of its Subsidiaries (other than Canadian Finco) in the ordinary course of business (a "Documentary L/C"), and (ii) unless otherwise agreed by the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, expire no later than the earlier of (I) (A) one year after its date of issuance and (B) the 10th day prior to the RCF Maturity Date, in the


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

case of Standby Letters of Credit (subject, if requested by the applicable Borrower and agreed to by the Issuing Lender, to auto-renewals for successive periods not exceeding one year and ending prior to the 10th day prior to the RCF Maturity Date), or (II) (A) 180 days after its date of issuance and (B) the 30th day prior to the RCF Maturity Date, in the case of Documentary L/Cs. Each Letter of Credit issued by the U.S. RCF Issuing Lender shall be deemed to constitute a utilization of the U.S. RCF Commitments and each Letter of Credit issued by the Canadian RCF Issuing Lender shall be deemed to constitute a utilization of the Canadian RCF Commitments, and shall be participated in (as more fully described in following subsection 3.4) by the U.S. RCF Lenders or the Canadian RCF Lenders, as applicable, in accordance with their respective U.S. RCF Commitment Percentages or Canadian RCF Commitment Percentages, as applicable. All Letters of Credit issued under the U.S. RC Facility shall be denominated in Dollars and shall be issued for the account of the applicable U.S. Borrower. All Letters of Credit issued under the Canadian RC Facility shall be denominated in Canadian Dollars requested by the applicable Borrower and shall be issued for the account of the applicable Borrower.

          (b) Unless otherwise agreed by the applicable Issuing Lender and the Parent Borrower, each Letter of Credit shall be subject to the Uniform Customs, and, to the extent not inconsistent therewith, the laws of the State of New York. All Letters of Credit shall be issued payable on a sight basis only.

          (c) No Issuing Lender shall at any time issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

          (d) Notwithstanding anything contained in Section 3, no Issuing Lender shall at any time issue any Letter of Credit for the account of Canadian Finco.

          3.2 Procedure for Issuance of Letters of Credit. (a) The applicable U.S. Borrower or Canadian Borrower may from time to time request during the Commitment Period but in no event later than the 30th day prior to the RCF Maturity Date that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender and the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, at their respective addresses for notices specified herein, an L/C Request therefor substantially in the form Exhibit D hereto (completed to the reasonable satisfaction of such Issuing Lender), and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Each L/C Request shall specify that the requested Letter of Credit is to be denominated in Dollars or, in the case of Letters of Credit issued for the account of the Canadian Borrowers, Canadian Dollars. Upon receipt of any L/C Request, such Issuing Lender will process such L/C Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall an Issuing Lender be required, unless otherwise agreed to by such Issuing Lender, to issue any Letter of Credit earlier than three Business Days after its receipt of the L/C Request therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the applicable U.S. Borrower or Canadian Borrower. The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the applicable U.S. Borrower or Canadian Borrower promptly following


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the issuance thereof. Promptly after the issuance or amendment of any Standby
Letter of Credit, the applicable Issuing Lender shall notify the applicable U.S. Borrower or Canadian Borrower and the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment. Upon receipt of such notice, the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, shall promptly notify the applicable Lenders, in writing, of such issuance or amendment, and if so requested by a Lender, the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, shall provide to such Lender copies of such issuance or amendment. With regards to Documentary L/Cs, the Issuing Lender shall on the first Business Day of each week provide the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, by facsimile, with a report detailing the aggregate daily outstanding Documentary L/Cs during the previous week.

          (b) The making of each request for a Letter of Credit by any U.S. Borrower or Canadian Borrower shall be deemed to be a representation and warranty by such Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, subsection 3.1. Unless the respective Issuing Lender has received notice from the Required Lenders before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 6.2 are not then satisfied, or that the issuance of such Letter of Credit would violate subsection 3.1, then such Issuing Lender may issue the requested Letter of Credit for the account of the applicable Borrower in accordance with such Issuing Lender's usual and customary practices.

          3.3 Fees, Commissions and Other Charges. (a) Each U.S. Borrower and Canadian Borrower agrees to pay to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, a letter of credit commission with respect to each Letter of Credit issued by such Issuing Lender on its behalf, computed for the period from and including the date of issuance of such Letter of Credit through to the expiration date of such Letter of Credit at a rate per annum equal to the Applicable Margin then in effect for Eurocurrency Loans that are RCF Loans calculated on the basis of a 360 day year of the aggregate amount available to be drawn under such Letter of Credit during such period, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the RCF Maturity Date or such earlier date as the RCF Commitments shall terminate as provided herein. Such commission shall be payable to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of the applicable RCF Lenders to be shared ratably among them in accordance with their respective U.S. RCF Commitment Percentages or Canadian RCF Commitment Percentages. Each U.S. Borrower and Canadian Borrower shall pay to the relevant Issuing Lender a fee equal to 1/4 of 1% per annum (but in no event less than $500 per annum for each Letter of Credit issued on its behalf) of the aggregate amount available to be drawn under such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the RCF Maturity Date or such other date as the RCF Commitments shall terminate. Such commissions and fees shall be nonrefundable. Such fees and commissions shall be payable in Dollars (or, in the case of Letters of Credit issued for the account of the Canadian Borrowers, Canadian Dollars).

          (b) In addition to the foregoing commissions and fees, each U.S. Borrower and Canadian Borrower agrees to pay or reimburse the applicable Issuing Lender for such


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

normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender on its behalf.

          (c) The U.S. Administrative Agent and the Canadian Administrative Agent shall, promptly following any receipt thereof, distribute to the applicable Issuing Lender and the applicable L/C Participants all commissions and fees received by such Agent for their respective accounts pursuant to this subsection 3.3.

          3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each U.S. RCF L/C Participant or Canadian RCF L/C Participant, as applicable, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the applicable Issuing Lender, without recourse or warranty, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's U.S. RCF Commitment Percentage or Canadian RCF Commitment Percentage, as applicable, (determined on the date of issuance of the relevant Letter of Credit) in such Issuing Lender's obligations and rights under each Letter of Credit issued or continued hereunder, the amount of each draft paid by such Issuing Lender thereunder and the obligations of the applicable Borrowers under this Agreement with respect thereto (although L/C Fees and related commissions shall be payable directly to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of the applicable Issuing Lender and L/C Participants, as provided in subsection 3.3 and the L/C Participants shall have no right to receive any portion of any facing fees with respect to any such Letters of Credit) and any security therefor or guaranty pertaining thereto. Each L/C Participant unconditionally and irrevocably agrees with such Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the applicable Borrower in respect of such Letter of Credit in accordance with subsection 3.5(a), such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's U.S. RCF Commitment Percentage or Canadian RCF Commitment Percentage, as applicable, of the amount of such draft, or any part thereof, which is not so reimbursed; provided that nothing in this paragraph shall relieve such Issuing Lender of any liability resulting from the gross negligence or willful misconduct (as determined in a final non-appealable decision issued by a court of competent jurisdiction) of such Issuing Lender, or otherwise affect any defense or other right that any L/C Participant may have as a result of such gross negligence or willful misconduct (as so determined). All calculations of an L/C Participant's U.S. RCF Commitment Percentage and Canadian RCF Commitment Percentage shall be made from time to time by the U.S. Administrative Agent and the Canadian Administrative Agent, respectively, which calculations shall be conclusive absent manifest error.

          (b) If any amount required to be paid by any L/C Participant to an Issuing Lender on demand by such Issuing Lender pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such demand is made, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of such amount, times the daily average Federal Funds Effective Rate (or, in the case of a Canadian RCF Lender, the interbank rate customarily charged by the Canadian Administrative Agent)


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

during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to subsection 3.4(a) is not in fact made available to such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon (with interest based on the Dollar Equivalent of any amounts denominated in Canadian Dollars) calculated from such due date at the rate per annum applicable to RCF Loans maintained as ABR Loans accruing interest at the ABR hereunder. A certificate of an Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection (which shall include calculations of any such amounts in reasonable detail) shall be conclusive in the absence of manifest error.

          (c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from a Borrower in respect of such Letter of Credit or otherwise, including proceeds of Collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will, if such payment is received prior to 1:00 P.M., New York City time, on a Business Day, distribute to such L/C Participant its pro rata share thereof prior to the end of such Business Day and otherwise such Issuing Lender will distribute such payment on the next succeeding Business Day; provided, however, that in the event that any such payment received by an Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

          3.5 Reimbursement Obligation of the Borrowers. (a) Each U.S. Borrower and Canadian Borrower hereby agrees to reimburse each Issuing Lender, upon receipt by such Borrower of notice from the applicable Issuing Lender of the date and amount of a draft presented under any Letter of Credit issued on its behalf and paid by such Issuing Lender, for the amount of such draft so paid and any taxes, fees, charges or other costs or expenses reasonably incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to the applicable Issuing Lender, at its address for notices specified herein in the currency in which such Letter of Credit is denominated and in immediately available funds, on the date on which such Borrower receives such notice, if received prior to 11:00 A.M., New York City time, on a Business Day and otherwise on the next succeeding Business Day.

          (b) Interest shall be payable under this subsection 3.5(b) on any and all amounts owing pursuant to subsection 3.5(a) remaining unpaid (taking the Dollar Equivalent of any amounts denominated in Canadian Dollars, as determined by the Canadian Administrative Agent, as applicable) by the U.S. Borrowers or the Canadian Borrowers, as applicable (i) from the date the draft presented under the affected Letter of Credit is paid to the date on which such applicable Borrower is required to reimburse such amounts pursuant to paragraph (a) above, at the rate which would then be payable on any outstanding ABR Loans that are RCF Loans and (ii) thereafter until payment in full of such amounts, at the rate which would be payable on any outstanding ABR Loans that are RCF Loans which were then overdue.


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

          3.6 Obligations Absolute. (a) Each of the U.S. Borrowers' and the Canadian Borrowers' obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which any such Borrower may have or have had against an Issuing Lender, any L/C Participant or any beneficiary of a Letter of Credit, provided that this paragraph shall not relieve any Issuing Lender or L/C Participant of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender or L/C Participant (as determined in a final non-appealable decision issued by a court of competent jurisdiction), or otherwise affect any defense or other right that any such Borrower may have as a result of any such gross negligence or willful misconduct (as so determined).

          (b) Each U.S. Borrower and Canadian Borrower and each Lender also agree with each Issuing Lender that such Issuing Lender and the L/C Participants shall not be responsible for, and such Borrower's Reimbursement Obligations under subsection 3.5(a) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee, provided that this paragraph shall not relieve any Issuing Lender or L/C Participant of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender or L/C Participant (as determined in a final non-appealable decision issued by a court of competent jurisdiction), or otherwise affect any defense or other right that any Borrower may have as a result of any such gross negligence or willful misconduct (as so determined).

          (c) Neither any Issuing Lender nor any L/C Participant shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Person's gross negligence or willful misconduct (as determined in a final non-appealable decision issued by a court of competent jurisdiction).

          (d) Each U.S. Borrower and Canadian Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct (as determined in a final non-appealable decision issued by a court of competent jurisdiction) and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on each such Borrower and shall not result in any liability of any Issuing Lender or L/C Participant to any Borrower.

          3.7 L/C Payments. If any drafts or document(s) shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the applicable U.S. Borrower or Canadian Borrower of the date and amount thereof. The responsibility of an Issuing Lender to such Borrower in respect of any Letter of Credit in connection with any drafts or document(s) presented for payment under such Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit,


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provided that this paragraph shall not relieve such Issuing Lender of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender, or otherwise affect any defense or other right that any Borrower may have as a result of any such gross negligence or willful misconduct (in each case, as determined in a final non-appealable decision issued by a court of competent jurisdiction).

          3.8 L/C Request. To the extent that any provision of any L/C Request related to any Letter of Credit is inconsistent with the provisions of this
Section 3, the provisions of this Section 3 shall control.

          3.9 Additional Issuing Lenders. Any U.S. Borrower or Canadian Borrower may, at any time and from time to time with the consent of the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable (which consent shall not be unreasonably withheld or delayed), and such Lender, designate one or more additional Canadian Lenders or U.S. RCF Lenders, as applicable, to act as an issuing lender under the terms of this Agreement. Any Lender designated as an issuing lender pursuant to this subsection 3.9 shall be deemed to be an "Issuing Lender" (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender or Issuing Lenders and such Lender.

          Section 4. General Provisions Applicable to Loans and Letters of
Credit.

          4.1 Interest Rates and Payment Dates. (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day. BA Fees payable in respect of each B/A Instrument shall be paid by the Canadian Borrowers at the time of the incurrence (by way of acceptance, purchase or otherwise) of each Bankers' Acceptance Loan.

          (b) Each ABR Loan (other than a Canadian RCF Loan made to a Canadian Borrower) shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day and each ABR Loan that is a Canadian RCF Loan made to a Canadian Borrower shall bear interest for each day that it is outstanding at a rate per annum equal to the Canadian Prime Rate in effect for such day plus the Applicable Margin in effect for such day.

          (c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee, letter of credit commission, letter of credit fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of subsections 4.1(a) and (b) plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Loan pursuant to the relevant foregoing provisions of subsections 4.1(a) and (b) plus 2.00% and (z) in the case of fees, commissions or other amounts, the rate described in paragraph (b) of this subsection for ABR Loans that are U.S. RCF Loans (or, in the case of any such fees, commissions or other amounts owing by the Canadian Borrowers, the rate described in


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paragraph (b) of this subsection for ABR Loans that are Canadian RCF Loans) plus
2.00%, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment).

          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

          (e) It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

          (f) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, solely to the extent that a court of competent jurisdiction finally determines that the calculation or determination of interest or any fee payable by the Canadian Borrowers in respect of their obligations pursuant to this Agreement and the other Loan Documents shall be governed by the laws of any province of Canada or the federal laws of Canada:

          (i) if any provision of this Agreement or of any of the other Loan Documents would obligate the Canadian Borrowers to make any payment of interest or other amount payable to any of the U.S. Administrative Agent, the Canadian Administrative Agent or any Lender under this Agreement or any other Loan Document in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by any of the U.S. Administrative Agent, the Canadian Administrative Agent or any Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the U.S. Administrative Agent, the Canadian Administrative Agent or any Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the U.S. Administrative Agent, the Canadian Administrative Agent or any Lender under this subsection 4.1, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the U.S. Administrative Agent, the Canadian Administrative Agent or any Lender which would constitute "interest" for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the U.S. Administrative Agent, the Canadian Administrative Agent or any Lender shall have received an amount in excess of the maximum permitted by that Section of the Criminal Code (Canada), the Canadian Borrowers shall be entitled, by notice in writing to the applicable U.S. Administrative Agent, Canadian Administrative Agent or Lender, to obtain reimbursement from such party in an amount equal to such excess and, pending such


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

     reimbursement, such amount shall be deemed to be an amount payable by the applicable U.S. Administrative Agent, Canadian Administrative Agent or Lender to the Canadian Borrowers. Any amount or rate of interest referred to in this subsection 4.1(f)(i) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of "interest" (as defined in the Criminal Code (Canada)) and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Canadian Administrative Agent shall be conclusive for the purposes of such determination; and

          (ii) For purposes of the Interest Act (Canada) and with respect to Canadian Loan Parties only:

          (A) whenever any interest or fee payable by the Canadian Borrowers is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the applicable calendar year in which such rate is to be ascertained and (z) divided by 360 or 365, as the case may be; and

          (B) all calculations of interest payable by the Canadian Borrowers under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest which principle does not apply to any interest calculated under this Agreement or any Loan Document. The parties hereto acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

          4.2 Conversion and Continuation Options. (a) Subject to subsection 4.2(c), the applicable Borrowers may elect from time to time to convert outstanding (i) Term Loans from Eurocurrency Loans to ABR Loans, (ii) RCF Loans made or outstanding in Dollars from Eurocurrency Loans to ABR Loans and (iii) RCF Loans made or outstanding in Canadian Dollars from Bankers' Acceptance Loans to ABR Loans, in each case by giving the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto and any conversion of Bankers' Acceptance Loans may only be made on the maturity date thereof and otherwise in accordance with subsection 4.6(c). The Borrowers may elect from time to time to convert outstanding (i) Term Loans from ABR Loans to Eurocurrency Loans and (ii) RCF Loans made or outstanding in Dollars from ABR Loans to Eurocurrency Loans outstanding in Dollars and, in each case by giving the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurocurrency Loans outstanding in Dollars shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any


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such notice the U.S. Administrative Agent or the Canadian Administrative Agent,
as applicable, shall promptly notify each affected Lender thereof. All or any part of outstanding Eurocurrency Loans made or outstanding in Dollars and ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Eurocurrency Loan or Bankers' Acceptance Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the U.S. Administrative Agent has given notice to the applicable Borrower that no such conversions may be made and (ii) no Loan may be converted into a Eurocurrency Loan or Bankers' Acceptance Loan after the date that is one month prior to the RCF Maturity Date.

          (b) Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrowers giving notice to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, at least three Business Days prior to the expiration of the then current Interest Period, of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, provided that no Eurocurrency Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the U.S. Administrative Agent has given notice to the applicable Borrower that no such continuations may be made or (ii) after the date that is one month prior to the Maturity Date therefor and provided, further, that if the applicable Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Eurocurrency Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice of continuation pursuant to this subsection 4.2(b), the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, shall promptly notify each affected Lender thereof.

          (c) Mandatory and voluntary conversions of Bankers' Acceptance Loans into ABR Loans, or rollovers of Bankers' Acceptance Loans shall be made in the circumstances, and to the extent, provided in subsection 4.6(c).

          4.3 Minimum Amounts of Sets. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods and terms to maturity hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of (i) Eurocurrency Loans comprising a Set shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (ii) Bankers' Acceptance Loans comprising a Set shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and so that there shall not be more than 15 Sets at any one time outstanding (other than sets comprised of new Term Loans, if any).

          4.4 Optional and Mandatory Prepayments. (a) Each of the Borrowers may at any time and from time to time prepay the Loans made to it (other than Bankers' Acceptance Loans which may not be prepaid prior to the maturity date of the underlying B/A Instrument) and the Reimbursement Obligations in respect of Letters of Credit issued for its account, in whole or in part, subject to subsection 4.12, without premium or penalty, upon at least three Business Days' irrevocable notice by the applicable Borrower to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable (in the case of Eurocurrency Loans outstanding in


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Dollars), at least one Business Day's irrevocable notice by the applicable
Borrower to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable (in the case of (x) ABR Loans other than Swing Line Loans and (y) Reimbursement Obligations) or same-day irrevocable notice by the applicable Borrower to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable (in the case of Swing Line Loans); provided that, if a notice of prepayment in connection with a repayment of all outstanding Obligations is given in connection with a conditional notice of termination of Commitments as contemplated by subsection 2.4, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with subsection 2.4. Such notice shall specify (A) in the case of any prepayment of Loans, the identity of the prepaying Borrower, the date and amount of prepayment and whether the prepayment is (i) of Term Loans, RCF Loans or Swing Line Loans, or a combination thereof, and (ii) of Eurocurrency Loans, ABR Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each and (B) in the case of any prepayment of Reimbursement Obligations, the date and amount of prepayment, the identity of the applicable Letter of Credit or Letters of Credit and the amount allocable to each of such Reimbursement Obligations. Upon the receipt of any such notice the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall (subject to the proviso contained in the third preceding sentence) be due and payable on the date specified therein, together with (if a Eurocurrency Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to subsection 4.12 and accrued interest to such date on the amount prepaid. Partial prepayments of the Term Loans pursuant to this subsection shall be applied ratably to each Tranche of Term Loans to reduce the required amortization of such Term Loans pursuant to subsection 2.1(e) as directed by the Parent Borrower. Prepayments of RCF Loans and the Reimbursement Obligations pursuant to this subsection shall (unless the Parent Borrower otherwise directs) be applied, first, to payment of the Swing Line Loans then outstanding, second, to payment of the RCF Loans then outstanding, third, to payment of any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding Bankers' Acceptance Loans or L/C Obligations on terms reasonably satisfactory to the U.S. Administrative Agent; provided, further, that any pro rata calculations required to be made pursuant to this subsection 4.4(a) in respect to any Loan denominated in Canadian Dollars shall be made on a Dollar Equivalent basis. Partial prepayments pursuant to this subsection 4.4(a) shall be in multiples of $1,000,000 (or, in the case of partial prepayments made by the Canadian Borrowers, Cdn$1,000,000), provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety.

          (b) If on or after the Closing Date (i) the Parent Borrower or any of its Subsidiaries shall incur Indebtedness for borrowed money (other than Indebtedness permitted pursuant to subsection 8.2, except as otherwise specified in subsection 8.2) pursuant to a public offering or private placement or otherwise, (ii) the Parent Borrower or any of its Subsidiaries shall consummate an Asset Sale, (iii) a Recovery Event occurs or (iv) the Parent Borrower or any of its Subsidiaries shall enter into a Sale and Leaseback Transaction, then, in each case, to the extent that and for so long as Available RCF Commitments are less than $250,000,000 immediately after giving effect to such incurrence of Indebtedness, Asset Sale, Recovery Event or Sale and Leaseback Transaction, the relevant Borrowers shall prepay, in accordance with subsection 4.4(e), the Loans (other than Bankers' Acceptance Loans which may not be prepaid prior to the maturity date of the underlying B/A Instrument or Incremental Term Loans made to


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Canadian Finco) and cash collateralize the Bankers' Acceptance Loans and the L/C
Obligations in an amount equal to the lesser of: (A) (x) in the case of the incurrence of any such Indebtedness, 100% of the Net Cash Proceeds thereof; (y) in the case of any such Asset Sale or Recovery Event, 100% of the Net Cash Proceeds thereof minus any Reinvested Amounts; and (z) in the case of any such Sale and Leaseback Transaction, 100% of the Net Cash Proceeds thereof and (B) the amount of such prepayments required in order for Available RCF Commitments to be $250,000,000 or more, in each case with such prepayment to be made on the Business Day following the date of receipt of any such Net Cash Proceeds except that, in the case of clause (y), if any such Net Cash Proceeds are eligible to be reinvested in accordance with the definition of the term "Reinvested Amount" in subsection 1.1 and the Parent Borrower has not elected to reinvest such proceeds (or portion thereof, as the case may be), such prepayment to be made on the earlier of (1) the date on which the certificate of a Responsible Officer of the Parent Borrower to such effect is delivered to the U.S. Administrative Agent in accordance with such definition and (2) the last day of the period within which a certificate setting forth such election is required to be delivered in accordance with such definition). Nothing in this paragraph (b) shall limit the rights of the Agents and the Lenders set forth in Section 9.

          (c) (i) On any day (other than during an Agent Advance Period) on which the Aggregate U.S. RCF Lender Exposure or the unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers exceeds the difference of (A) the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) minus (B) the sum of the excess of (x) (1) the Aggregate Canadian RCF Lender Exposure (with respect to the Canadian Borrowers) over (2) the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) and (y) the unpaid balance of Extensions of Credit to, or for the account of, Canadian Finco, the U.S. Borrowers shall prepay on such day the principal of outstanding Canadian RCF Loans made to the U.S. Borrowers and, if required, U.S. RCF Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Canadian RCF Loans made to the U.S. Borrowers and U.S. RCF Loans, the aggregate amount of the U.S. RCF L/C Obligations and the Canadian RCF L/C Obligations with respect to the U.S. Borrowers exceeds the difference of (A) the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) minus (B) the excess of (1) the Aggregate Canadian RCF Lender Exposure (with respect to the Canadian Borrowers) over (2) the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered), the U.S. Borrowers shall pay to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to such L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the U.S. Borrowers to the Issuing Lenders and the U.S. RCF Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the U.S. Administrative Agent.

          (ii) Without duplication of any mandatory prepayment required under subsection 4.4(c)(i) above, on any day (other than during an Agent Advance Period) on which the Aggregate Canadian RCF Lender Exposure with respect to the Canadian Borrowers exceeds the sum of (A) the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) plus (B) the excess of (1) the U.S. Borrowing Base (based on the Borrowing Base Certificate last delivered) over (2) the unpaid balance of Extensions of Credit to,


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or for the account of, the U.S. Borrowers and Canadian Finco, the Canadian
Borrowers shall prepay on such day the principal of Canadian RCF Loans made to them (other than Bankers' Acceptance Loans where the underlying B/A Instruments have not matured) in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Canadian RCF Loans (other than Bankers' Acceptance Loans where the underlying B/A Instruments have not matured), the aggregate amount of outstanding Bankers' Acceptance Loans and the Canadian RCF L/C Obligations with respect to the Canadian Borrowers exceeds the sum of (A) the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) plus (B) the excess of (1) the U.S. Borrowing Base (based on the Borrowing Base Certificate last delivered) over (2) the unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers and Canadian Finco, the Canadian Borrowers shall pay to the Canadian Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the sum of the aggregate face amount of the outstanding Bankers' Acceptance Loans and the amount of the Canadian RCF L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Canadian Borrowers to the applicable Issuing Lenders and the Canadian RCF Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Canadian Administrative Agent.

          (iii) On any day on which the Aggregate U.S. RCF Lender Exposure exceeds the Total U.S. RCF Commitment at such time, the U.S. Borrowers shall prepay on such day the principal of U.S. RCF Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding U.S. RCF Loans, the aggregate amount of the U.S. RCF L/C Obligations exceeds the Total U.S. RCF Commitment at such time, the U.S. Borrowers shall pay to the U.S. Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the U.S. RCF L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the U.S. Borrowers to the applicable Issuing Lenders and the U.S. RCF Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the U.S. Administrative Agent.

          (iv) On any day on which the Aggregate Canadian RCF Lender Exposure exceeds the Total Canadian RCF Commitment at such time, the Canadian Borrowers and, if applicable, the U.S. Borrowers shall prepay on such day the principal of Canadian RCF Loans (other than Bankers' Acceptance Loans where the underlying B/A Instruments have not matured), in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Canadian RCF Loans (other than Bankers' Acceptance Loans where the underlying B/A Instruments have not matured), the Dollar Equivalent of the aggregate amount of the Canadian RCF L/C Obligations and the aggregate face amount of the outstanding Bankers' Acceptance Loans exceeds the Total Canadian RCF Commitment at such time, the Canadian Borrowers and, if applicable, the U.S. Borrowers shall pay to the Canadian Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the sum of the aggregate face amount of the outstanding Bankers' Acceptance Loans and the aggregate amount of the Canadian RCF L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Canadian Borrowers or the U.S. Borrowers, as applicable, to the applicable


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Issuing Lenders and the Canadian RCF Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Canadian Administrative Agent.

          (v) On any day (other than during an Agent Advance Period) on which the unpaid balance of Extensions of Credit to, or for the account of, Canadian Finco exceeds the difference of (A) the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) minus (B) the excess of the sum of (x) (1) the Aggregate Canadian RCF Lender Exposure (with respect to the Canadian Borrowers) over (2) the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) and (y) the unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers, Canadian Finco shall prepay on such day the principal of outstanding Canadian RCF Loans made to Canadian Finco in an amount equal to such excess.

          (d) The U.S. Borrowers shall prepay all Swing Line Loans then outstanding simultaneously with each borrowing by them of RCF Loans.

          (e) Prepayments pursuant to subsection 4.4(b) shall be applied as follows:

               (i) first, to make any mandatory repayments required pursuant to subsection 4.4(c); provided that, any proceeds received by the Canadian Borrowers or any of their respective Subsidiaries and required to be used for a mandatory prepayment pursuant to Section 4.4(b) shall be applied solely to Canadian RCF Loans outstanding and/or to cash collateralize Bankers' Acceptance Loans and Canadian RCF L/C Obligations;

               (ii) second, at any time the Available RCF Commitments are less than $250,000,000, to prepay outstanding RCF Loans in an aggregate principal amount necessary to increase the Available RCF Commitments to $250,000,000; provided that, any proceeds received by the Canadian Borrowers or any of their respective Subsidiaries and required to be used for a mandatory prepayment pursuant to Section 4.4(b) shall be applied solely to Canadian RCF Loans outstanding and/or to cash collateralize Bankers' Acceptance Loans and Canadian RCF L/C Obligations;

               (iii) third, to prepay Term Loans (other than any Incremental
                    Term Loans made to Canadian Finco) then outstanding unless the Required Initial Term Loan Lenders reject the application of such prepayment to outstanding Term Loans;

               (iv) fourth, subject to the provisions of the provisos contained in the last sentence of each of subsection 4.4(c)(i), (ii),
                    (iii) and (iv), to prepay all Term Loans (other than any Incremental Term Loans made to Canadian Finco) and RCF Loans on a pro rata basis; and

               (v) fifth, to repay all remaining obligations payable pursuant to this Agreement.


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Notwithstanding anything to the contrary contained in this clause (e), in no event shall prepayments made by the Canadian Borrowers pursuant to subsection 4.4(b) be applied to repay Loans made to the U.S. Borrowers or Canadian Finco.

          (f) For avoidance of doubt, the RCF Commitments shall not be correspondingly reduced by the amount of any prepayments of RCF Loans, payments of Reimbursement Obligations and cash collateralizations of L/C Obligations, in each case, made under subsection 4.4(b) or 4.4(c).

          (g) Notwithstanding the foregoing provisions of this subsection 4.4, if at any time any prepayment of the Loans pursuant to subsection 4.4(a), 4.4(b) or 4.4(c) would result, after giving effect to the procedures set forth in this Agreement, in any Borrower incurring breakage costs under subsection 4.12 as a result of Eurocurrency Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the relevant Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (i) deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans with the U.S. Administrative Agent (which deposit must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid), to be held as security for the obligations of such Borrowers to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the U.S. Administrative Agent with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans (or such earlier date or dates as shall be requested by such Borrower) or (ii) make a prepayment of the RCF Loans in accordance with subsection 4.4(a) with an amount equal to a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid); provided that, notwithstanding anything in this Agreement to the contrary, none of the Borrowers may request any Extension of Credit under the Commitments that would reduce the aggregate amount of the Available RCF Commitments to an amount that is less than the amount of such prepayment until the related portion of such Eurocurrency Loans has been prepaid upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans; provided that, in the case of either clause
(i) or (ii), such unpaid Eurocurrency Loans shall continue to bear interest in accordance with subsection 4.1 until such unpaid Eurocurrency Loans or the related portion of such Eurocurrency Loans have or has been prepaid.

          4.5 Commitment Fees; U.S. Administrative Agent's Fee; Other Fees. (a) Each U.S. Borrower agrees to pay to the U.S. Administrative Agent, for the account of each U.S. RCF Lender, and each Canadian Borrower agrees to pay to the Canadian Administrative Agent, for the account of each Canadian RCF Lender, a commitment fee during the RCF Commitment Period, computed at the applicable Commitment Fee Rate on the average daily amount of the Unutilized RCF Loan Commitment of such RCF Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the RCF Maturity Date or such earlier date as the RCF Loan Commitments shall terminate as provided herein, commencing on December 31, 2006.


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

          (b) The U.S. Borrowers and the Canadian Borrowers agree to pay to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, and the Lead Arrangers any fees in the amounts and on the dates previously agreed to in writing by Holdings, any Affiliate of Holdings, the Lead Arrangers and the U.S. Administrative Agent in connection with this Agreement.

          4.6 Computation of Interest and Fees. (a) Interest (other than interest based on the Prime Rate, Canadian Prime Rate or BA Rate) and commitment fees shall be calculated on the basis of a 360 day year for the actual days elapsed; and interest based on the Prime Rate or Canadian Prime Rate shall be calculated on the basis of a 365-day year (or 366-day year, as the case may be) day year for the actual days elapsed. BA Fees shall be calculated on the basis of 365-day year for the actual days elapsed. The U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, shall as soon as practicable notify the Parent Borrower and the affected Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR, the Canadian Prime Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, shall as soon as practicable notify the Parent Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

          (b) Each determination of an interest rate by the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, pursuant to any provision of this Agreement shall be conclusive and binding on each of the Borrowers and the Lenders in the absence of manifest error. The U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, shall, at the request of the Parent Borrower or any Lender, deliver to the Parent Borrower or such Lender a statement showing in reasonable detail the calculations used by the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, in determining any interest rate pursuant to subsection 4.1, excluding any Eurocurrency Base Rate which is based upon the Telerate British Bankers Assoc. Interest Settlement Rates Page and any ABR Loan which is based upon the Prime Rate or the Canadian Prime Rate.

          (c) Bankers' Acceptances.

          (i) Acceptances and Drafts. Each Canadian Lender severally agrees, on the terms and conditions of this Agreement and from time to time on any Business Day prior to the date which is 30 days prior to the RCF Maturity Date (A) in the case of any Canadian Lender which is not a Non BA Lender, to create Bankers' Acceptances by accepting Drafts and to purchase such Bankers' Acceptances in accordance with subsection 4.6(c)(iv), and (B) in the case of a Non BA Lender, to purchase completed Drafts (which have not and will not be accepted by such Lender or any other Canadian Lender) in accordance with subsection 4.6(c)(iv).

          (ii) Term. Each Draft presented by a Canadian Borrower shall (A) be in a minimum Face Amount of Cdn $1,000,000 and in an integral multiple of Cdn $100,000, (B) be dated the date of the making of such Bankers' Acceptance Loan, and (C) mature and be payable by the Canadian Borrower (in common with all other Drafts presented in connection with such Bankers' Acceptance Loan) on a Business Day which occurs approximately 30, 60, 90 or


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

180 days (or such longer or shorter period as the Canadian Administrative Agent may agree) at the election of the Canadian Borrower after the Borrowing Date and on or prior to the date which is 30 days prior to the RCF Maturity Date.

          (iii) BA Rate. On each Borrowing Date or other date on which Bankers' Acceptances are to be accepted, the U.S. Administrative Agent or the Canadian Administrative Agent shall advise the applicable Canadian Borrowers as to such Agent's determination of the applicable BA Rate for the Bankers' Acceptance Loans.

          (iv) Purchase. Not later than 12:30 P.M. (New York City time) on an applicable Borrowing Date (or at such other time as to which the Canadian Administrative Agent shall notify the relevant Canadian Borrower reasonably in advance of the Borrowing Date with respect thereto), each Canadian Lender shall complete one or more Drafts in accordance with the notice of Borrowing given in accordance with subsection 2.3(b) and either (x) accept the Drafts and purchase the Bankers' Acceptances so created for an amount equal to the BA Proceeds less the BA Fee payable with respect to such Drafts, or (y) purchase the Drafts for an amount equal to the BA Proceeds less the BA Fee payable with respect to such Drafts. In each case, upon receipt of the amount equal to the BA Proceeds less the BA Fee payable with respect to such Drafts and upon fulfillment of the conditions set forth in Section 6, as applicable, the Canadian Administrative Agent shall apply such amount as follows: (i) remit to the Canadian Borrower (in the case of the making of a Canadian RCF Loan), (ii) prepay ABR Loans under the Canadian RC Facility (which shall constitute a conversion of the Canadian RCF Loans from ABR Loans to Bankers' Acceptance Loans) or (iii) pay Bankers' Acceptance Loans maturing on such date (which shall constitute a continuation of Bankers' Acceptance Loans to new Bankers' Acceptance Loans), provided that in the case of any such conversion or continuation of Loans, the Canadian Borrower shall pay to the Canadian Administrative Agent for account of the Canadian Lenders such additional amounts, if any, as shall be necessary to effect the prepayment in full of the respective ABR Loans being prepaid, or the Bankers' Acceptance Loans maturing, as the case may be, on such date and provided, further, that no Bankers' Acceptance Loan will be available, upon creation, purchase, conversion or continuation or rollover or otherwise, (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing, and, in the case of any Default, the Canadian Administrative Agent has given notice to the Canadian Borrowers that no such continuations, conversions or rollovers may be made or (ii) after the date which is 30 days prior to the RCF Maturity Date.

          (v) Sale. Each Canadian Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers' Acceptances accepted and purchased by it.

          (vi) Power of Attorney for the Execution of Bankers' Acceptances. To facilitate the availment of the Canadian RC Facility by Bankers' Acceptance Loans, each Canadian Borrower hereby appoints each Canadian Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Lender, blank forms of Drafts. In this respect, it is each Canadian Lender's responsibility to maintain an adequate supply of blank forms of Drafts for acceptance under this Agreement. Each Canadian Borrower recognizes and agrees that all Drafts signed and/or endorsed on its behalf by a Canadian Lender shall bind the applicable Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing


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

officers of such Canadian Borrower. Each Canadian Lender is hereby authorized to issue such Drafts endorsed in blank in such face amounts as may be determined by such Canadian Lender; provided that the aggregate amount thereof is equal to the aggregate amount of Drafts required to be accepted and purchased by such Canadian Lender. No Canadian Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of the Canadian Lender or its officers, employees, agents or representatives (as determined in a final non-appealable decision issued by a court of competent jurisdiction). Each Canadian Lender shall maintain a record with respect to Drafts held by it in blank hereunder, voided by it for any reason, purchased by it hereunder, and cancelled at their respective maturities. Each Canadian Lender agrees to provide such records to any Canadian Borrower at such Canadian Borrower's expense upon request.

          (vii) Execution. Drafts drawn by any Canadian Borrower to be accepted and/or purchased as Bankers' Acceptance Loans shall be signed by a duly authorized officer or officers of the applicable Canadian Borrower or by its attorneys. Notwithstanding that any Person whose signature appears on any Draft may no longer be an authorized signatory for the Canadian Borrower at the time of issuance of a B/A Instrument, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any B/A Instrument so signed shall be binding on such Canadian Borrower.

          (viii) Issuance. The Canadian Administrative Agent promptly following receipt of a notice of a Borrowing, conversion or continuation by way of Bankers' Acceptance Loans, shall advise the Canadian Lenders of the notice and shall advise each Canadian Lender of the face amount of B/A Instruments to be accepted and/or purchased by it and the applicable term (which shall be identical for all Canadian Lenders). The aggregate face amount of B/A Instruments to be accepted/and or purchased by a Canadian Lender shall be determined by the Canadian Administrative Agent by reference to that Canadian Lender's Canadian RCF Commitment Percentage of the issue of Bankers' Acceptance Loans, except that, if the face amount of a B/A Instrument which would otherwise be accepted by a Canadian Lender would not be Cdn$ 100,000, or a whole multiple thereof, the face amount shall be increased or reduced by the U.S. Administrative Agent or the Canadian Administrative Agent in its sole discretion to Cdn$ 1,000, or the nearest whole multiple of that amount, as appropriate; provided that after such issuance, no Canadian Lender shall have aggregate outstanding Canadian RCF Loans in excess of its Canadian RCF Commitment.

          (ix) Rollover. At or before 11:00 A.M. (New York City time) two (2) Business Days before the maturity date of any B/A Instrument, the applicable Canadian Borrower shall give to the Canadian Administrative Agent irrevocable written notice which notice shall specify either (x) that the applicable Canadian Borrower intends to repay the maturing B/A Instrument on the maturity date or (y) that the applicable Canadian Borrower intends to issue B/A Instruments on the maturity date to provide for the payment of the aggregate face amount of the maturing B/A Instrument or (z) that the Canadian Borrower intends to issue new B/A Instruments and pay any additional amounts as may be necessary to effect payment in full of the aggregate face amount of the maturing B/A Instruments. If the applicable Canadian Borrower fails to provide such notice to the Canadian Administrative Agent or fails to repay the maturing B/A Instrument, or if a Default or an Event of Default has occurred and is continuing on such maturity date, the applicable Canadian Borrower's obligations in respect of the maturing


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B/A Instrument shall be deemed to have been converted on the maturity date thereof into an ABR Loan under the Canadian RC Facility in an amount equal to the aggregate face amount of the maturing B/A Instrument which shall bear interest calculated and payable as provided in Section 4. Otherwise, the applicable Canadian Borrower shall provide payment to the Canadian Administrative Agent on behalf of the Canadian Lenders of an amount equal to the aggregate face amount of the B/A Instruments issued by the applicable Canadian Lenders on their maturity date.

          (x) Waiver of Presentment and Other Conditions. Each Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Canadian Lender in respect of a Bankers' Acceptance or other B/A Instrument purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers' Acceptance or other B/A Instrument being held, at the maturity thereof, by the Canadian Lender in its own right and each Canadian Borrower agrees not to claim any days of grace if the Canadian Lender as holder sues such Canadian Borrower on the Bankers' Acceptance or other B/A Instrument for payment of the amount payable by the Canadian Borrower thereunder. Except for the requirement to pay immediately upon acceleration of the Canadian RCF Loans pursuant to Section 9, the applicable Canadian Borrower shall pay to the Canadian Lender that has purchased such B/A Instrument the full face amount of such B/A Instrument on the specified maturity date of a B/A Instrument, and after such payment, the applicable Canadian Borrower shall have no further liability in respect of such B/A and the Canadian Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A Instrument.

          (xi) Discount Notes by Non BA Lenders. Whenever a Canadian Borrower requests a Bankers' Acceptance Loan, each Canadian Lender which is a Non BA Lender shall, in lieu of accepting a Bankers' Acceptance, purchase the completed Drafts for an amount equal to the BA Proceeds less the BA Fee payable with respect to such Drafts. The Canadian Borrowers shall, at the request of such Non BA Lender, issue one or more non-interest bearing promissory notes (each a "Discount Note") denominated in Canadian Dollars payable on the date of maturity of the unaccepted Draft referred to below, in such form as the Canadian Lender may specify and in a principal amount equal to the face amount of, and in exchange for, any unaccepted Drafts which the Non BA Lender has purchased in accordance with subsection 4.6(c)(iv).

          (xii) Terms Applicable to Discount Notes. All terms of this Agreement applicable to Bankers' Acceptances shall apply equally to Discount Notes with such changes as may in the context be necessary. For greater certainty:

          (A) the term of a Discount Note shall be the same as the term for Bankers' Acceptances accepted and purchased on the same Borrowing Date in respect of the same Canadian RCF Loan;

          (B) an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the BA Fee in respect of a Bankers' Acceptance;


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          (C) the BA Rate applicable to a Discount Note shall be the BA Rate applicable to Bankers' Acceptances accepted by a Lender other than Schedule I Lender on the same Borrowing Date or other date, as the case may be, in respect of the same RCF Loan; and

          (D) the term "face amount" when used in the context of a Discount Note shall mean and refer to the principal amount of such Discount Note.

          (xiii) Depository Bills and Notes Act (Canada). At the option of any Canadian Lender, Bankers' Acceptances under this Agreement to be accepted by that Canadian Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this subsection 4.6. Upon the request of any Canadian Lender, the Canadian Borrowers shall provide to such Canadian Lender a power of attorney to complete, sign, endorse and issue B/A Instruments on behalf of the Canadian Borrowers in form and substance reasonably satisfactory to such Canadian Lender.

          (xiv) Payment, Conversion or Renewal of B/A Instruments. On any date on which a Bankers' Acceptance Loan is created, purchased, converted or continued, the Canadian Administrative Agent shall be entitled to net all amounts payable on such date by the Canadian Administrative Agent to a Canadian Lender against all amounts payable on such date by such Canadian Lender to the Canadian Administrative Agent. Similarly, on any such date each Canadian Borrower hereby authorizes each Canadian Lender to net all amounts payable on such date by such Canadian Lender to the Canadian Administrative Agent for the account of such Canadian Borrower, against all amounts payable on such date by such Canadian Borrower to such Canadian Lender in accordance with the Canadian Administrative Agent's calculations.

          (xv) Circumstances Making Bankers' Acceptances Unavailable. If, by reason of circumstances affecting the money market generally, as determined in good faith by the Canadian Administrative Agent acting reasonably and in respect of which the Canadian Administrative Agent shall have given notice to the Canadian Borrowers of the occurrence and particulars thereof, there is no market for Bankers' Acceptances or Canadian Lenders cannot readily sell bankers' acceptances or perform their obligations under this Agreement with respect to bankers' acceptances (i) the right of the Canadian Borrowers to request a Bankers' Acceptance Loan shall be suspended until the circumstances causing a suspension no longer exist, (ii) any applicable notice of Borrowing which is outstanding shall either: (x) be cancelled and the requested Bankers' Acceptance Loan shall not be made or (y) the Canadian Administrative Agent may, acting reasonably and taking into account any circumstances then affecting the Canadian Lenders and the availability of Loans, at the direction of the Canadian Borrowers, deem the aforementioned notice of Borrowing, a notice of Borrowing for ABR Loans under the Canadian RC Facility.

          The Canadian Administrative Agent shall promptly notify the Canadian Borrower of the suspension of the Canadian Borrower's right to request a Bankers' Acceptance Loan and of the termination of any suspension.

          4.7 Inability to Determine Interest Rate. If prior to the first day of any Interest Period, the U.S. Administrative Agent shall have determined (which determination shall be


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

conclusive and binding upon each of the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate with respect to any Eurocurrency Loan (the "Affected Rate") for such Interest Period, the U.S. Administrative Agent shall give telecopy or telephonic notice thereof to the Parent Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any Eurocurrency Loans the rate of interest applicable to which is based on the Affected Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans, (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate or Affected Rate shall be converted to or continued as ABR Loans and (c) any outstanding Eurocurrency Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate and that are not otherwise permitted to be converted to or continued as ABR Loans by subsection 4.2 shall, upon demand by the applicable Lenders the Commitment Percentage of which aggregate greater than 50% of such Loans, be immediately repaid by the applicable Borrower on the last day of the then current Interest Period with respect thereto together with accrued interest thereon or otherwise, at the option of the Parent Borrower, shall remain outstanding and bear interest at a rate which reflects, as to each of the RCF Lenders, such RCF Lender's cost of funding such Eurocurrency Loans as reasonably determined by such Lender, plus the Applicable Margin hereunder. If any such repayment occurs on a day which is not the last day of the then current Interest Period with respect to such Affected Eurocurrency Loan, the applicable Borrower shall pay to each of the applicable Lenders such amounts, if any, as may be required pursuant to subsection 4.12. Until such notice has been withdrawn by the U.S. Administrative Agent, no further Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate shall be made or continued as such, nor shall any of the Borrowers have the right to convert ABR Loans to Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate.

          4.8 Pro Rata Treatment and Payments. (a) Each borrowing of Loans (other than Swing Line Loans) by any of the applicable Borrowers from the Lenders hereunder shall be made, each payment by any of the Borrowers on account of any commitment fee in respect of any RCF Commitments, as applicable, hereunder shall be allocated by the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, and any reduction of any RCF Commitments of the Lenders shall be allocated by the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, pro rata according to the U.S. RCF Commitment Percentage or Canadian RCF Commitment Percentage, as applicable, of the applicable Lenders. Each payment (including each prepayment) by any of the applicable Borrowers on account of principal of (or the face amount of) and interest on any Term Loan, U.S. RCF Loans or Canadian RCF Loans, as applicable, shall be allocated by the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, pro rata according to the respective outstanding principal (or face) amounts of such Term Loans, U.S. RCF Loans or Canadian RCF Loans, as applicable, then held by the relevant Lenders; provided that in no event shall payments made by the Canadian Borrowers be applied to repay Loans made to the U.S. Borrowers or Canadian Finco. All payments (including prepayments) to be made by any of the Borrowers hereunder, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the U.S. Administrative Agent or the Canadian Administrative Agent, as


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

applicable, for the account of the Lenders holding the relevant Loans or the L/C Participants, as the case may be, at the U.S. Administrative Agent's or the Canadian Administrative Agent's, as applicable, office specified in subsection 11.2, in Dollars, or, in the case of payments in respect of Canadian RCF Loans and Canadian RCF Letters of Credit denominated in Canadian Dollars, in Canadian Dollars and (whether in Dollars or Canadian Dollars) in immediately available funds. Payments received by the U.S. Administrative Agent or Canadian Administrative Agent, as applicable, after such time shall be deemed to have been received on the next Business Day. The U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, shall distribute such payments to such Lenders, if any such payment is received prior to 1:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, shall distribute such payment to such Lenders on the next succeeding Business Day. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

          (b) Unless the U.S. Administrative Agent or the Canadian Administrative Agent, as the case may be, shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to such Agent, such Agent may assume that such Lender is making such amount available to such Agent, and such Agent may, in reliance upon such assumption, make available to the applicable Borrowers in respect of such borrowing a corresponding amount. If such amount is not made available to the U.S. Administrative Agent or the Canadian Administrative Agent, as the case may be, by the required time on the Borrowing Date therefor, such Lender shall pay to the U.S. Administrative Agent or the Canadian Administrative Agent, as the case may be, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate or the rate customary for settlement of Canadian Dollar interbank obligations, as applicable, and as quoted by the U.S. Administrative Agent or the Canadian Administrative Agent, as the case may be, in each case for the period until such Lender makes such amount immediately available to the U.S. Administrative Agent or the Canadian Administrative Agent, as the case may be. A certificate of the U.S. Administrative Agent or the Canadian Administrative Agent, as the case may be, submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the applicable Agent by such Lender within three Business Days of such Borrowing Date, (x) the applicable Agent shall notify the Parent Borrower of the failure of such Lender to make such amount available to the U.S. Administrative Agent or the Canadian Administrative Agent, as the case may be, and such Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder on demand from such Borrower and (y) then such Borrower may, without waiving or limiting any rights or remedies it may have against such Lender


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

hereunder or under applicable law or otherwise, (i) borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available, provided that at the time such borrowing is made and at all times while such amount is outstanding such Borrower would be permitted to borrow such amount pursuant to subsection 2.1 and/or (ii) take any action permitted by the following subsection 4.8(c).

          (c) Notwithstanding anything to the contrary contained in this
Agreement:

          (i) If at any time a Lender shall not make a Loan required to be made by it hereunder (any such Lender, a "Defaulting Lender"), the Parent Borrower shall have the right to seek one or more Persons reasonably satisfactory to the U.S. Administrative Agent and the Parent Borrower to each become a substitute Lender and assume all or part of the outstanding Loans and/or Commitments of such Defaulting Lender. In such event, the Parent Borrower, the U.S. Administrative Agent and any such substitute Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution.

          (ii) In determining the Required Lenders or Supermajority Lenders, any Lender that at the time is a Defaulting Lender (and the Loans and/or Commitment of such Defaulting Lender) shall be excluded and disregarded. No commitment fee shall accrue for the account of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

          (iii) If at any time any Borrower shall be required to make any payment under any Loan Document to or for the account of a Defaulting Lender, then such Borrower, so long as it is then permitted to borrow RCF Loans hereunder, may set off and otherwise apply its obligation to make such payment against the obligation of such Defaulting Lender to make such Loan. In such event, the amount so set off and otherwise applied shall be deemed to constitute a RCF Loan by such Defaulting Lender made on the date of such set-off and included within any borrowing of RCF Loans as the U.S. Administrative Agent may reasonably determine.

          (iv) If, with respect to any Defaulting Lender, which for the purposes of this subsection 4.8(c)(iv) shall include any Lender that has taken any action or become the subject of any action or proceeding of a type described in subsection 9(f), any Borrower shall be required to pay any amount under any Loan Document to or for the account of such Defaulting Lender, then such Borrower, so long as it is then permitted to borrow RCF Loans hereunder, may satisfy such payment obligation by paying such amount to the U.S. Administrative Agent, or the Canadian Administrative Agent, as applicable, to be (to the extent permitted by applicable law and to the extent not utilized by the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, to satisfy obligations of the Defaulting Lender owing to it) held by the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, in escrow pursuant to its standard terms (including as to the earning of interest), and applied (together with any accrued


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

     interest) by it from time to time to make any RCF Loans or other payments as and when required to be made by such Defaulting Lender hereunder.

          4.9 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurocurrency Loans or Bankers' Acceptance Loans as contemplated by this Agreement ("Affected Loans"), (a) such Lender shall promptly give written notice of such circumstances to the Parent Borrower and the U.S. Administrative Agent and the Canadian Administrative Agent (in the case of Bankers' Acceptance Loans) (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan (or a Swing Line Loan) when an Affected Loan is requested (to the extent otherwise permitted by subsection 4.2), (c) such Lender's Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods or, in the case of Bankers' Acceptance Loans, the maturity dates with respect to such Loans or within such earlier period as required by law (to the extent otherwise permitted by subsection 4.2) and (d) such Lender's Eurocurrency Loans then outstanding as Affected Loans, if any, not otherwise permitted to be converted to ABR Loans by subsection 4.2 shall, upon notice to the Parent Borrower, be prepaid with accrued interest thereon on the last day of the then current Interest Period with respect thereto (or such earlier date as may be required by any such Requirement of Law). If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.12.

          4.10 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

          (i) shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any L/C Request, or any Eurocurrency Loans, Bankers' Acceptance Loans made or maintained by it or its obligation to make or maintain Eurocurrency Loans or Bankers' Acceptance Loans, or change the basis of taxation of payments to such Lender in respect thereof, in each case, except for Non-Excluded Taxes and taxes measured by or imposed upon the overall net income, branch profit taxes or franchise taxes, or taxes measured by or imposed upon overall capital or net worth (in the case of such capital or net worth taxes imposed in lieu of net income taxes), of such Lender or its applicable lending office, branch, or any affiliate thereof;

          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other


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

     acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate or BA Rate, as the case may be, hereunder; or

          (iii) shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or Bankers' Acceptance Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Parent Borrower from such Lender, through the U.S. Administrative Agent, in accordance herewith, the applicable Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans or Bankers' Acceptance Loans, or Letters of Credit, provided that, in any such case, such Borrower may elect to convert the Eurocurrency Loans or Bankers' Acceptance Loans made by such Lender hereunder to ABR Loans by giving the U.S. Administrative Agent at least one Business Day's notice of such election, in which case such Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this subsection 4.10(a) and such amounts, if any, as may be required pursuant to subsection 4.12. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Parent Borrower, through the U.S. Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the U.S. Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of such Lender's obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Parent Borrower (with a copy to the U.S. Administrative Agent) of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the


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

applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the U.S. Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          (c) Notwithstanding anything to the contrary in this subsection 4.10, no Borrower shall be required to pay any amount with respect to any additional cost or reduction specified in paragraph (a) or paragraph (b) above, to the extent such additional cost or reduction is attributable, directly or indirectly, to the application of, compliance with or implementation of specific capital adequacy requirements or new methods of calculating capital adequacy, including any part or "pillar" (including Pillar 2 ("Supervisory Review Process")), of the International Convergence of Capital Measurement Standards: a Revised Framework, published by the Basel Committee on Banking Supervision in June 2004, or any implementation, adoption (whether voluntary or compulsory) thereof, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or any other law or regulation, or otherwise.

          4.11 Taxes. (a) Except as provided below in this subsection or as required by law, all payments made by each of the Borrowers and the Agents under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority ("Taxes"), excluding Taxes measured by or imposed upon the overall net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any such Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed: (i) by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such Tax and such Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes. If any such non-excluded Taxes ("Non-Excluded Taxes") are required to be withheld from any amounts payable by any Borrower or any Agent to the U.S. Administrative Agent, the Canadian Administrative Agent or any Lender hereunder or under any Notes, the amounts payable by such Borrower shall be increased to the extent necessary to yield to the U.S. Administrative Agent, the Canadian Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that each of the Borrowers shall be entitled to deduct and withhold, and the Borrowers shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by any Borrower or any Agent to, or for the account of, any such Agent or Lender shall not be increased (x) if such Agent or Lender fails to comply with the requirements of paragraphs (b) or (c) of this subsection or subsection
4.15 hereof (provided that while such failure shall limit the indemnity obligation of the Borrowers pursuant to this subsection 4.11, such failure shall not be


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treated as a breach of this Agreement for any other purpose) or (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after such Agent becomes an Agent hereunder or such Lender becomes a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (such change, at such time, a "Change in Law") or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed as a result of a Change in Law. Whenever any Non-Excluded Taxes are payable by any of the Borrowers, as promptly as possible thereafter the applicable Borrower shall send to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If any U.S. Borrower or any Canadian Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, the required receipts or other required documentary evidence, the U.S. Borrowers (in the case of any failure by a U.S. Borrower), on a joint and several basis, and the Canadian Borrowers (in the case of any failure by a Canadian Borrower), on a joint and several basis, shall indemnify the U.S. Administrative Agent, the Canadian Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the U.S. Administrative Agent, the Canadian Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection 4.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          (b) Each Agent (other than the Canadian Administrative Agent and the Canadian Collateral Agent), and each Lender that stands ready to make, makes or holds any Extension of Credit to any U.S. Borrower (which shall include for the purposes of this clause (b), Canadian Finco) (a "U.S. Extender of Credit"), in each case that is not incorporated under the laws of the United States of America or a state thereof shall:

          (X) (i) on or before the date of any payment by any of the U.S. Borrowers under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the U.S. Borrowers and the U.S. Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form W-8BEN (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country) or Form W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes, (B) in the case of DBNY, also deliver two duly completed copies of Internal Revenue Service Form W-8IMY certifying that it is a "U.S. branch" and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the U.S. Borrowers to be treated as a U.S. person with respect to such payments (and the U.S. Borrowers and DBNY agree to so treat DBNY as a U.S. person with respect to such payments), with the effect that the U.S. Borrowers can make payments to DBNY without deduction or withholding of any Taxes imposed by the


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     United States and (C) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

               (ii) deliver to the U.S. Borrowers and the U.S. Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the U.S. Borrowers; and

               (iii) obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by any U.S. Borrower or the U.S. Administrative Agent; or

          (Y) in the case of any such Lender that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and is claiming the so-called "portfolio interest exemption",

          (i) represent to the U.S. Borrowers and the U.S. Administrative Agent that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code;

          (ii) deliver to the U.S. Borrowers on or before the date of any payment by any of the U.S. Borrowers, with a copy to the U.S. Administrative Agent, (A) two certificates substantially in the form of Exhibit E (any such certificate a "U.S. Tax Compliance Certificate") and
     (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such Lender's legal entitlement at the date of such form to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes (and shall also deliver to the U.S. Borrowers and the U.S. Administrative Agent two further copies of such form or certificate on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form or certificate and, if necessary, obtain any extensions of time reasonably requested by any U.S. Borrower or the U.S. Administrative Agent for filing and completing such forms or certificates); and

          (iii) deliver, to the extent legally entitled to do so, upon reasonable request by any U.S. Borrower, to the U.S. Borrowers and the U.S. Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (ii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by any of the Borrowers) which would be imposed on such Lender of complying with such request; or

          (Z) in the case of any such Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes,


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          (i) on or before the date of any payment by any of the U.S. Borrowers under this Agreement or any Notes to, or for the account of, such Lender, deliver to the U.S. Borrowers and the U.S. Administrative Agent two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY and, if any beneficiary or member of such Lender is claiming the so-called "portfolio interest exemption", (I) represent to the U.S. Borrowers and the U.S. Administrative Agent that such Lender is not a bank within the meaning of Section 881(c)(3)(A) of the Code, and (II) also deliver to the U.S. Borrowers and the U.S. Administrative Agent two U.S. Tax Compliance Certificates certifying to such Lender's legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes; and

          (A) with respect to each beneficiary or member of such Lender that is not claiming the so-called "portfolio interest exemption", also deliver to the U.S. Borrower and the U.S. Administrative Agent (I) two duly completed copies of United States Internal Revenue Service Form W-8BEN (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8ECI or Form W-9, or successor applicable form, as the case may be, in each case so that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes and (II) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any Notes; and

          (B) with respect to each beneficiary or member of such Lender that is claiming the so-called "portfolio interest exemption", (I) represent to the U.S. Borrowers and the U.S. Administrative Agent that such beneficiary or member is not a bank within the meaning of Section 881(c)(3)(A) of the Code, and (II) also deliver to the U.S. Borrowers and the U.S. Administrative Agent two U.S. Tax Compliance Certificates from each beneficiary or member and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such beneficiary's or member's legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes;

          (ii) deliver to the U.S. Borrowers and the U.S. Administrative Agent two further copies of any such forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and obtain such extensions of time reasonably requested by any U.S. Borrower or the U.S. Administrative Agent for filing and completing such forms, certificates or certifications; and

          (iii) deliver, to the extent legally entitled to do so, upon reasonable request by any U.S. Borrower, to the U.S. Borrowers and the U.S. Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such


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     Lender (or beneficiary or member) to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (iii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by any of the Borrowers) which would be imposed on such Lender (or beneficiary or member) of complying with such request;

     unless in any such case any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder (or a beneficiary or member in the circumstances described in clause (Z) above, if later) which renders all such forms inapplicable or which would prevent such Lender (or such beneficiary or member) from duly completing and delivering any such form with respect to it and such Lender so advises the Parent Borrower and the U.S. Administrative Agent.

          (c) Each Agent and each U.S. Extender of Credit, in each case that is organized under the laws of the United States of America or a state thereof, shall on or before the date of any payment by any of the U.S. Borrowers under this Agreement or any Notes to, or for the account of, such Agent or U.S. Extender of Credit, deliver to the U.S. Borrowers (which shall include for the purposes of this clause (c), Canadian Finco) and the U.S. Administrative Agent two duly completed copies of Internal Revenue Service Form W-9, or successor form, certifying that such Agent or U.S. Extender of Credit is a United States Person (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) and that such Agent or U.S. Extender of Credit is entitled to a complete exemption from United States backup withholding tax.

          4.12 Indemnity. Each U.S. Borrower jointly and severally agrees to indemnify each Lender in respect of Extensions of Credit made, or requested to be made, to the U.S. Borrowers, each Canadian Borrower jointly and severally agrees to indemnify each Canadian RCF Lender in respect of Extensions of Credit made, or requested to be made, to the Canadian Borrowers and Canadian Finco agrees to indemnify each Lender in respect of Extensions of Credit made to it, and, in each case, to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender's gross negligence or willful misconduct (as determined in a final non-appealable decision issued by a court of competent jurisdiction)) as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans or Bankers' Acceptance Loans after the Parent Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment or conversion of Eurocurrency Loans or Bankers' Acceptance Loans after the respective Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment (or the purchase pursuant to subsection 4.13(d)(i)) of Eurocurrency Loans or Bankers' Acceptance Loans or the conversion of Eurocurrency Loans or Bankers' Acceptance Loans on a day which is not the last day of an Interest Period or maturity date, as applicable, with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest (or in the case of Bankers' Acceptance Loans, yield) which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period or maturity date, as applicable (or, in the case of a failure to borrow, convert or continue, the Interest Period or the term of the B/A Instrument, as the case may be, that would have commenced on the date


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of such failure), in each case at the applicable rate of interest or BA Rate, as applicable, for such Eurocurrency Loans or Bankers' Acceptance Loans, as applicable, provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest or, in the case of Bankers' Acceptance Loans, yield (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market or by issuing bankers' acceptances for a comparable period, as the case may be. If any Lender becomes entitled to claim any amounts under the indemnity contained in this subsection 4.12, it shall provide prompt notice thereof to the Parent Borrower, through the U.S. Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this subsection submitted by such Lender, through the U.S. Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          4.13 Certain Rules Relating to the Payment of Additional Amounts. (a) Upon the request, and at the expense of the applicable Borrower, each Lender to which any of the Borrowers is required to pay any additional amount pursuant to subsection 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford such Borrower the opportunity to contest, and reasonably cooperate with such Borrower in contesting, the imposition of any Tax giving rise to such payment; provided that (i) such Lender shall not be required to afford such Borrower the opportunity to so contest unless such Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement and (ii) such Borrower shall reimburse such Lender for its reasonable attorneys' and accountants' fees and disbursements incurred in so cooperating with such Borrower in contesting the imposition of such Tax; provided, however, that notwithstanding the foregoing no Lender shall be required to afford any Borrower the opportunity to contest, or cooperate with such Borrower in contesting, the imposition of any Taxes, if such Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.

          (b) If a Lender changes its applicable lending office (other than (i) pursuant to paragraph (c) below or (ii) after an Event of Default under subsection 9(a) or (f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause any of the Borrowers to become obligated to pay any additional amount under subsection 4.10 or 4.11, such Borrower shall not be obligated to pay such additional amount.

          (c) If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by any of the Borrowers pursuant to subsection 4.10 or 4.11, such Lender shall promptly notify the applicable Borrower and the U.S. Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its


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business or operations or would require it to incur additional costs (unless the
Parent Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

          (d) If any of the Borrowers shall become obligated to pay additional amounts pursuant to subsection 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under subsection 4.10 or 4.11, the applicable Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the U.S. Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the U.S. Administrative Agent and such Borrower to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan's (other than a Bankers' Acceptance Loan) principal amount plus accrued interest, in the case of any Bankers' Acceptance Loan, to provide cash collateral in an amount equal to the face amount of each affected Bankers' Acceptance Loan pursuant to arrangements satisfactory to the affected Lender, and, in each case, assume the affected obligations under this Agreement, or (ii) so long as no Default or Event of Default then exists or will exist immediately after giving effect to the respective prepayment, upon at least four Business Days' irrevocable notice to the U.S. Administrative Agent (and, if applicable, the Canadian Administrative Agent), to prepay the affected Loan (other than a Bankers' Acceptance Loan), in whole or in part, without premium or penalty, except as otherwise provided in subsections 4.6(a) and 4.12 in the case of any Bankers' Acceptance Loan, to provide cash collateral in an amount equal to the face amount of each affected Bankers' Acceptance Loan pursuant to arrangements satisfactory to the affected Lender. In the case of the substitution of a Lender, the Parent Borrower (and any other applicable Borrower), the U.S. Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to subsection 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by subsection 11.6(b) in connection with such assignment shall be paid by such Borrower or the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the applicable Borrower shall first pay the affected Lender any additional amounts owing under subsections
4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under this subsection 4.13) prior to such substitution or prepayment.

          (e) If any Agent or any Lender receives a refund directly attributable to taxes for which any of the Borrowers has made additional payments pursuant to subsection 4.10(a) or 4.11(a), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to such Borrower; provided, however, that such Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

          (f) The obligations of any Agent, Lender or Participant under this subsection 4.13 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder.


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          4.14 Controls on Prepayment if Aggregate Outstanding RCF Credit
Exceeds Aggregate RCF Commitments. (a) In addition to the provisions set forth in subsection 4.4(c), the Parent Borrower will implement and maintain internal controls to monitor the borrowings and repayments of Loans by the Borrowers and the issuance of and drawings under Letters of Credit, with the object of (A) preventing any request for an Extension of Credit that would result in (i) the Aggregate Outstanding RCF Credit with respect to all of the RCF Lenders (including the Swing Line Lender) being in excess of the aggregate RCF Commitments then in effect or (ii) any other circumstance under which an Extension of Credit would not be permitted pursuant to subsection 2.2(a) and (b) and of (B) promptly identifying any circumstance where, by reason of changes in exchange rates, the Aggregate Outstanding RCF Credit with respect to all of the RCF Lenders (including the Swing Line Lender) exceeds the aggregate RCF Commitments then in effect.

          (b) The (i) U.S. Administrative Agent will calculate the Aggregate Outstanding RCF Credit with respect to all of (A) the RCF Lenders and (B) the U.S. RCF Lenders (in each case, including the Swing Line Lender) and (ii) Canadian Administrative Agent will calculate the Aggregate Outstanding RCF Credit with respect to the Canadian RCF Lenders, in each case, from time to time, and in any event not less frequently than once during each calendar week. In making such calculations, the U.S. Administrative Agent will rely on the information most recently received by it from the Swing Line Lender in respect of outstanding Swing Line Loans, from the Issuing Lenders in respect of outstanding L/C Obligations and from the Canadian Administrative Agent in respect of the Aggregate Outstanding RCF Credit with respect to the Canadian RCF Lenders.

          4.15 Canadian RCF Lenders. (a) The Canadian Administrative Agent, the Canadian Collateral Agent and any Lender that holds any commitment or makes or holds any Extension of Credit to any Canadian Borrower (such Lender, a "Canadian Extender of Credit") will at all times be a Canadian Resident. Each Lender making an Extension of Credit to Canadian Finco (other than an Extension of Credit with respect to which Canadian Finco represents that interest payments made pursuant to such a Loan shall be exempt from Canadian withholding taxation without regard to the residence of the Lender) will at all times, be a Canadian Resident that complies with subsection 4.11(b) or (c) with respect to such Extension of Credit to Canadian Finco.

          (b) A Canadian RCF Lender may change its Affiliate acting as Canadian Lender hereunder but only pursuant to an assignment in form and substance reasonably satisfactory to the U.S. Administrative Agent and the Canadian Administrative Agent (with the consent of the U.S. Administrative Agent and the Canadian Administrative Agent and each Canadian Issuing Lender and the Parent Borrower or the Canadian Borrowers), where the respective assignee represents and warrants that it is an Affiliate of the respective Canadian RCF Lender and represents and warrants that it is a Canadian Resident and will act directly as a Canadian Lender with respect to the Canadian RCF Commitment of the respective Canadian RCF Lender.

          (c) Each Non-Canadian Affiliate will at all times comply with the provisions of subsection 4.11(b) or 4.11(c), as applicable.


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          4.16 Cash Receipts. (a) Annexed hereto as Schedule 4.16(a), as the same may be modified from time to time by notice to the U.S. Administrative Agent, is a schedule of all DDAs that are maintained by the Loan Parties, which schedule includes, with respect to each depository (i) the name and address of such depository; (ii) the account number(s) maintained with such depository; and
(iii) a contact person at such depository.

          (b) Annexed hereto as Schedule 4.16(b), as the same may be modified from time to time by notice to the U.S. Administrative Agent, is a list describing all arrangements to which any Loan Party is a party with respect to the payment to such Loan Party of the proceeds of all credit card charges for sales of goods or services by such Loan Party.

          (c) Each Loan Party shall (i) deliver to the U.S. Administrative Agent or, if such Loan Party is a Canadian Loan Party, the Canadian Administrative Agent, notifications in form reasonably satisfactory to the U.S. Administrative Agent or the Canadian Administrative Agent, as the case may be, which have been executed on behalf of such Loan Party and addressed to such Loan Party's credit card clearinghouses and processors, in form reasonably satisfactory to the U.S. Administrative Agent or the Canadian Administrative Agent, as the case may be (each, a "Credit Card Notification"), (ii) deliver to the U.S. Administrative Agent or, if such Loan Party is a Canadian Loan Party, the Canadian Administrative Agent, notifications executed on behalf of the Borrowers to each depository institution with which any DDA is maintained, in form reasonably satisfactory to the U.S. Administrative Agent or the Canadian Administrative Agent, as the case may be, of the U.S. Administrative Agent's (or, in the case of any Loan Party that is a Canadian Loan Party, the Canadian Administrative Agent's) interest in such DDA (each, a "DDA Notification"), (iii) instruct each depository institution for a DDA to cause all amounts on deposit and available at the close of each Business Day in such DDA to be swept to one of the Loan Parties' concentration accounts no less frequently than on a daily basis, such instructions to be irrevocable unless otherwise agreed to in writing by the U.S. Administrative Agent or the Canadian Administrative Agent, as the case may be,
(iv) enter into a blocked account agreement (each, a "Blocked Account Agreement"), in form reasonably satisfactory to the U.S. Administrative Agent or the Canadian Administrative Agent, as the case may be, with the U.S. Administrative Agent or the Canadian Administrative Agent, as the case may be, and any bank with which such Loan Party maintains a concentration account into which the DDAs (other than proceeds excluded from the Collateral pursuant to any Security Document) are swept (each such account of a Loan Party other than a Canadian Loan Party, a "U.S. Blocked Account", each such account of a Canadian Loan Party, a "Canadian Blocked Account" and all such accounts, collectively, the "Blocked Accounts"), covering each such concentration account maintained with such bank, which concentration accounts as of the Closing Date are listed on Schedule 4.16(c) annexed hereto and (v) instruct all Account Debtors of such Loan Party that remit payments of Accounts of such Account Debtor regularly by check pursuant to arrangements with such Loan Party to remit all such payments (other than Accounts or payment thereof excluded from the Collateral pursuant to any Security Document) to the applicable "P.O. Boxes" or "Lockbox Addresses" with respect to the applicable DDA or concentration account, which remittances shall be collected by the applicable bank (each, a "Collection Bank") and deposited in the applicable DDA or concentration account. All amounts received by the Parent Borrower, any of its Domestic or Canadian Subsidiaries that is a Loan Party and any Collection Bank in respect of any Account, in addition to all other cash received from any other source, shall upon receipt of such amount or cash (other than any such amount or cash excluded from the


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Collateral pursuant to any Security Document) be deposited into a DDA or concentration account. Each Loan Party agrees that it will not cause proceeds of such DDAs to be otherwise redirected.

          (d) Each Credit Card Notification and Blocked Account Agreement shall require, after the occurrence and during the continuance of an Event or Default or a Dominion Event, automatic clearing house or wire transfer no less frequently than once per Business Day (unless the Commitments have been terminated and the obligations hereunder and under the other Loan Documents have been paid in full), of all available cash balances and cash receipts, including the then contents or then entire ledger balance of each U.S. Blocked Account net of such minimum balance (not to exceed $10,000 per account), if any, required by the bank at which such U.S. Blocked Account is maintained to an account maintained by the U.S. Administrative Agent at DBNY (the "DBNY Account") and of each Canadian Blocked Account net of such minimum balance (not to exceed $10,000 per account), if any, required by the bank at which such Canadian Blocked Account is maintained to an account maintained by the Canadian Administrative Agent at DBCB (the "DBCB Account"). Each Loan Party agrees that it will not cause any credit card proceeds or proceeds of any Blocked Account to be otherwise redirected.

          (e) (i) All collected amounts received in the DBNY Account shall be distributed and applied on a daily basis in the following order (in each case, to the extent the U.S. Administrative Agent has actual knowledge of the amounts owing or outstanding as described below and any applications otherwise described in following clauses (x) and (y), and after giving effect to the application of any such amounts (x) otherwise required to be applied pursuant to subsections 4.4(b) or (y) constituting proceeds from any Collateral otherwise required to be applied pursuant to the terms of the respective Security Document): (1) first, to the payment (on a ratable basis) of any outstanding expenses actually due and payable to the U.S. Administrative Agent, the U.S. Collateral Agent, and, to the extent allocable to Canadian RCF Loans made to the U.S. Borrowers, the Canadian Administrative Agent and/or the Canadian Collateral Agent under any of the Loan Documents and to repay or prepay outstanding U.S. RCF Loans advanced by the U.S. Administrative Agent and Canadian RCF Loans made to the U.S. Borrowers by the Canadian Administrative Agent on behalf of the applicable Lenders hereunder; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all outstanding expenses actually due and payable to each Term Loan Lender under any of the Loan Documents, (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all outstanding expenses actually due and payable to each U.S. Issuing Lender under any of the Loan Documents and to repay all outstanding U.S. Borrower Unpaid Drawings and all interest thereon;
(4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the U.S. RCF Loans made to the U.S. Borrowers and Canadian RCF Loans made to the U.S. Borrowers and Canadian Finco and all accrued and unpaid Fees actually due and payable to the U.S. Administrative Agent and the Canadian Administrative Agent, the U.S. Issuing Lenders and the RCF Lenders under any of the Loan Documents; (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of U.S. RCF Loans made to the U.S. Borrowers and Canadian RCF Loans made to the U.S. Borrowers (whether or not then due and payable), (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, to


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pay (on a ratable basis) all outstanding obligations of the U.S. Borrowers then due and payable to the U.S. Administrative Agent, the U.S. Collateral Agent, the Canadian Administrative Agent, the Canadian Collateral Agent and the RCF Lenders under this Agreement and (6) seventh, to the extent all amounts referred to in preceding clauses (1) through (6), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding obligations of the U.S. Borrowers then due and payable to the U.S. Administrative Agent, the U.S. Collateral Agent, the Canadian Administrative Agent, the Canadian Collateral Agent and the RCF Lenders under any of the Loan Documents.

          (ii) All collected amounts held in the DBCB Account shall be distributed and applied on a daily basis in the following order (in each case, to the extent the Canadian Administrative Agent has actual knowledge of the amounts owing or outstanding as described below and any applications otherwise described in following clauses (x) and (y), and after giving effect to the application of any such amounts (x) otherwise required to be applied pursuant to subsection 4.4(b) or (y) constituting proceeds from any Collateral otherwise required to be applied pursuant to the terms of the respective Security Document): (1) first, to the payment (on a ratable basis) of any outstanding expenses actually due and payable by the Canadian Borrowers to the Canadian Administrative Agent and/or the Canadian Collateral Agent under any of the Loan Documents and to repay or prepay outstanding Canadian RCF Loans made to the Canadian Borrowers by the Canadian Administrative Agent on behalf of the Lenders hereunder; (2) second, to the extent all amounts referred to in preceding clause
(1) have been paid in full, to pay (on a ratable basis) all outstanding expenses actually due and payable by the Canadian Borrower to each Canadian Issuing Lender under any of the Loan Documents and to repay all outstanding Canadian Borrower Unpaid Drawings and interest thereon; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Canadian RCF Loans made to the Canadian Borrowers and all accrued and unpaid Fees actually due and payable by the Canadian Borrowers to the Canadian Administrative Agent, the Canadian Issuing Lenders and the Canadian Lenders under any of the Loan Documents; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of Canadian RCF Loans (other than Bankers' Acceptance Loans where the underlying B/A Instruments have not matured) made to the Canadian Borrowers (whether or not then due and payable); (5) fifth, to the extent all amounts referred to in preceding clauses
(1) through (4), inclusive, have been paid in full, to provide cash collateral in an amount equal to the aggregate face amounts of all outstanding Bankers' Acceptance Loans on terms reasonably satisfactory to the Canadian Administrative Agent; (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding obligations of the Canadian Borrowers then due and payable to the Canadian Administrative Agent, the Canadian Collateral Agent and the Canadian Lenders under this Agreement; and (7) seventh, to the extent all amounts referred to in preceding clauses (1) through (6), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding obligations of the Canadian Borrowers then due and payable to the Canadian Administrative Agent, the Canadian Collateral Agent and the Canadian Lenders under any of the other Loan Documents.

          (f) If, at any time after the occurrence and during the continuance of an Event of Default or a Dominion Event as to which the U.S. Administrative Agent has notified the


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Borrower, any cash or Cash Equivalents owned by any Loan Party (other than (i)
de minimis cash or Cash Equivalents from time to time inadvertently misapplied by any Loan Party, and (ii) cash or Cash Equivalents that are (or are in any account that is) excluded from the Collateral pursuant to any Security Document) deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account subject to a Blocked Account Agreement (or a DDA which is swept daily to such Blocked Account), the U.S. Administrative Agent or the Canadian Administrative Agent, as the case may be, shall be entitled to require the applicable Loan Party to close such account and have all funds therein transferred to a Blocked Account, and to caused all future deposits to be made to a Blocked Account.

          (g) The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the contemporaneous execution and delivery to the U.S. Administrative Agent or the Canadian Administrative Agent, as the case may be, of a DDA Notification or Blocked Account Agreement consistent with the provisions of paragraphs (c) and (d) of this subsection 4.16 and otherwise reasonably satisfactory to the U.S. Administrative Agent or the Canadian Administrative Agent, as the case may be. Unless consented to in writing by the U.S. Administrative Agent or the Canadian Administrative Agent, as the case may be, the Loan Parties shall not enter into any agreements with credit card processors other than the ones listed on Schedule 4.16(b) unless contemporaneously therewith a Credit Card Notification is executed and a copy thereof is delivered to the U.S. Administrative Agent or the Canadian Administrative Agent, as the case may be.

          (h) (i) The DBNY Account shall at all times be under the sole dominion and control of the U.S. Administrative Agent. Each Loan Party hereby acknowledges and agrees that, except to the extent otherwise provided in the U.S. Guarantee and Collateral Agreement (x) such Loan Party has no right of withdrawal from the DBNY Account, (y) the funds on deposit in the DBNY Account shall at all times continue to be collateral security for all of the obligations of the Loan Parties (other than the Canadian Loan Parties) hereunder and under the other Loan Documents, and (z) the funds on deposit in the DBNY Account shall be applied as provided in this Agreement and the Intercreditor Agreement. In the event that, notwithstanding the provisions of this subsection 4.16, any Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the DBNY Account pursuant to subsection 4.16(d), such proceeds and collections shall be held in trust by such Loan Party for the U.S. Administrative Agent, shall not be commingled with any of such Loan Party's other funds or deposited in any account of such Loan Party and shall promptly be deposited into the DBNY Account or dealt with in such other fashion as such Loan Party may be instructed by the U.S. Administrative Agent.

          (ii) The DBCB Account shall at all times be under the sole dominion and control of the Canadian Administrative Agent. Each Loan Party hereby acknowledges and agrees that, except to the extent otherwise provided in the Canadian Security Agreement (x) such Loan Party has no right of withdrawal from the DBCB Account, (y) the funds on deposit in the DBCB Account shall at all times continue to be collateral security for all of the obligations of the Canadian Loan Parties hereunder and under the other Loan Documents, and (z) the funds on deposit in the DBCB Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this subsection 4.16, any Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the DBCB


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Account pursuant to subsection 4.16(d), such proceeds and collections shall be held in trust by such Loan Party for the Canadian Administrative Agent, shall not be commingled with any of such Loan Party's other funds or deposited in any account of such Loan Party and shall promptly be deposited into the DBCB Account or dealt with in such other fashion as such Loan Party may be instructed by the Canadian Administrative Agent.

          (i) So long as (i) no Event of Default has occurred and is continuing, and (ii) no Dominion Event has occurred and is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.

          (j) Any amounts held or received in the DBNY Account or the DBCB Account (including all interest and other earnings with respect hereto, if any) at any time (x) when all of the obligations hereunder and under the other Loan Documents have been satisfied or (y) all Events of Default and Dominion Events have been cured, shall (subject in the case of clause (x) to the provisions of the Intercreditor Agreement), be remitted to the operating account of the applicable Borrower.

          (k) Notwithstanding anything herein to the contrary, the Loan Parties shall be deemed to be in compliance with the requirements set forth in this subsection 4.16 during the initial forty-five (45) day period commencing on the Closing Date to the extent that the arrangements described above are established and effective not later than the date that is forty-five (45) days following the Closing Date or such later date as the U.S. Administrative Agent, in its sole discretion, may agree.

          Section 5. Representations and Warranties. To induce each Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each Borrowing Date thereafter, each Credit Agreement Party, with respect to itself and its Subsidiaries, hereby represents and warrants, on the Closing Date, in each case after giving effect to the Transaction, and on every Borrowing Date thereafter to the U.S. Administrative Agent and each Lender that:

          5.1 Financial Condition. (a) The audited consolidated balance sheets of the Recapitalized Business (it being understood that the reporting entity is RSC) as of December 31, 2004 and December 31, 2005 and the consolidated statements of income, shareholders' equity and cash flows of the Recapitalized Business (it being understood that the reporting entity is RSC) for the fiscal years ended as of December 31, 2003, December 31, 2004 and December 31, 2005, reported on by and accompanied by unqualified reports from KPMG LLP, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years then ended, of the Recapitalized Business. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer and disclosed in any such schedules and notes). During the period from December 31, 2005 to and including the Closing Date, except as provided in the Recapitalization Agreement and in connection with the consummation of the Transaction, there has been no sale, transfer or other disposition by the Recapitalized Business of any material part of the business or property of the Recapitalized Business, and no purchase or other acquisition by it of any business or property (including any


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Capital Stock of any other Person) material in relation to the consolidated financial condition of the Recapitalized Business which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

          (b) The pro forma balance sheet and statements of operations of the Recapitalized Business and its consolidated Subsidiaries, copies of which have heretofore been furnished to each Lender, are the balance sheet and statements of operations of the Recapitalized Business and its consolidated Subsidiaries as of December 31, 2005, adjusted to give effect (as if such events had occurred on such date for the purposes of the balance sheet and on January 1, 2005 for the purposes of the statement of operations) to the consummation of the Transaction.

          5.2 No Change; Solvent. Since December 31, 2005, except as and to the extent disclosed on Schedule 5.2, (a) there has been no development or event relating to or affecting Holdings or any of its Subsidiaries which has had or could be reasonably expected to have a Material Adverse Effect (after giving effect to the consummation of the Transaction) and (b) except in connection with the Transaction or as otherwise permitted under this Agreement and each other Loan Document, no dividends or other distributions have been declared, paid or made upon the Capital Stock of Holdings, nor has any of the Capital Stock of Holdings been redeemed, retired, purchased or otherwise acquired for value by Holdings or any of its Subsidiaries. As of the Closing Date, after giving effect to the consummation of the Transaction, each Loan Party is Solvent.

          5.3 Corporate Existence. Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate, limited liability company or partnership power and authority, as the case may be, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right could not be reasonably expected to have a Material Adverse Effect and (c) is duly qualified as a foreign corporation, limited liability company or partnership and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing could not be reasonably expected to have a Material Adverse Effect.

          5.4 Corporate Power; Authorization; Consents; Enforceable Obligations. Each Loan Party has the corporate, limited liability company or partnership power and authority, as the case may be, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each of the Borrowers, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate, limited liability company or partnership action, as the case may be, to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each of the Borrowers, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement, any Notes and the L/C Requests. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of each of


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the Borrowers, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents, (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727 et seq.), in respect of accounts of Holdings and its Subsidiaries the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof, (d) filings pursuant to the Financial Administration Act (Canada) in respect of Accounts of the Parent Borrower and its Subsidiaries the Obligor in respect of which is Her Majesty the Queen in the right of Canada or any department, agency or instrumentality thereof and (e) consents, authorizations, notices and filings which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by each Credit Agreement Party, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of each Credit Agreement Party and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, in each case enforceable against such Credit Agreement Party or such other Loan Party, as the case may be, in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          5.5 No Legal Bar. The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that could reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than the Liens permitted by subsection 8.3) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

          5.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against Holdings or any of its Subsidiaries or against any of their respective properties or revenues, (a) which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which could be reasonably expected to have a Material Adverse Effect.

          5.7 No Default. Neither Holdings nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

          5.8 Ownership of Property; Liens. Each of Holdings and its Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property


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is subject to any Lien, except for Liens permitted by subsection 8.3. Schedule
5.8 sets forth all material real properties owned in fee or leased by the Loan Parties as of the Closing Date.

          5.9 Intellectual Property. The Parent Borrower and each of its Subsidiaries owns, or has the legal right to use, all Intellectual Property necessary for each of them to conduct its business as currently conducted except for those the failure to own or have such legal right to use could not be reasonably expected to have a Material Adverse Effect. Except as provided on
Schedule 5.9, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Parent Borrower know of any such claim, and, to the knowledge of the Parent Borrower, the use of such Intellectual Property by the Parent Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements which in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

          5.10 Compliance With Requirements of Law and Contractual Obligations. Neither Holdings nor any of its Subsidiaries is in violation of any Requirement of Law or Contractual Obligation of or applicable to Holdings or any of its Subsidiaries, which violation could be reasonably expected to have a Material Adverse Effect.

          5.11 Taxes. Holdings and its Subsidiaries have filed or caused to be filed all United States federal income tax returns and all other material tax returns which are required to be filed and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property (including the Mortgaged Properties) and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, could not have a Material Adverse Effect or
(ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings or its Subsidiaries, as the case may be); and no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge.

          5.12 Federal Regulations. No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including, without limitation, Regulation T, Regulation U or Regulation X of the Board. If requested by any Lender or the U.S. Administrative Agent, the Parent Borrower will furnish to the U.S. Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.

          5.13 ERISA. (a) During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to (f) or (h) below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect: (a) a Reportable Event; (b) an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA); (c) any noncompliance with the applicable provisions of ERISA or the Code; (d) a termination of a


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Single Employer Plan (other than a standard termination pursuant to Section
4041(b) of ERISA); (e) a Lien on the property of Holdings, its Subsidiaries or any Commonly Controlled Entity in favor of the PBGC or a Plan; (f) any Underfunding with respect to any Single Employer Plan; (g) a complete or partial withdrawal from any Multiemployer Plan by Holdings or any Commonly Controlled Entity; (h) any liability of Holdings or any Commonly Controlled Entity under ERISA if Holdings or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made;
(i) the Reorganization or Insolvency of any Multiemployer Plan; or (j) any transactions that resulted or could reasonably be expected to result in any liability to Holdings or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA.

          (b) With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (a) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (b) failure to be maintained, where required, in good standing with applicable regulatory authorities; (c) any obligation of Holdings or its Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (d) any Lien on the property of the Parent Borrower or its Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (e) for each Foreign Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (f) any facts that, to the best knowledge of the Parent Borrower or any of its Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Parent Borrower or any of its Subsidiaries, would reasonably be expected to result in a material liability to the Parent Borrower or any of its Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and (g) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

          5.14 Collateral. (a) Upon execution and delivery thereof by the parties thereto, the U.S. Guarantee and Collateral Agreement and the Mortgages will be effective to create (to the extent described therein) in favor of the U.S. Collateral Agent for the ratable benefit of the U.S. Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When (a) the actions specified in Schedule 3 to the U.S. Guarantee and Collateral Agreement have been duly taken, (b) all applicable Instruments, Chattel Paper and Documents (each as described therein) a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the U.S. Collateral Agent, (c) all Deposit Accounts and Electronic Chattel Paper (each as defined in the U.S. Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by "control" (as described in the Uniform Commercial Code as in effect in the State of New York from time to time) are under the


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"control" of the U.S. Collateral Agent or the U.S. Administrative Agent, as
agent for the U.S. Collateral Agent and as directed by the U.S. Collateral Agent, and (d) the Mortgages have been duly recorded, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in, all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the U.S. Guarantee and Collateral Agreement, other than such Commercial Tort Claims set forth on
Schedule 7 thereto (if any)) with respect to such pledgor or mortgagor (as applicable). Notwithstanding any other provision of this Agreement, capitalized terms which are used in this subsection 5.14 and not defined in this Agreement are so used as defined in the applicable Security Document.

          (b) Upon execution and delivery thereof by the parties thereto, the Canadian Security Agreement will be effective to create (to the extent described therein) in favor of the Canadian Collateral Agent, for the ratable benefit of the Canadian Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When the actions specified in Schedule 3 to the Canadian Security Agreement have been duly taken the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in, all right, title and interest of each pledgor party thereto in the Collateral described therein with respect to such pledgor.

          5.15 Investment Company Act; Other Regulations. No Credit Agreement Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act. No Credit Agreement Party is subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

          5.16 Subsidiaries. Schedule 5.16 sets forth all the Subsidiaries of Holdings at the Closing Date (after giving effect to the Transaction), the jurisdiction of their incorporation and the direct or indirect ownership interest of Holdings therein.

          5.17 Purpose of Loans. The proceeds of the Initial Term Loans and RCF Loans incurred on the Closing Date will be used by the Parent Borrower to finance, in part, payments required in connection with the Recapitalization and to pay the fees and expenses incurred in connection with the Transaction. The proceeds of RCF Loans and Swing Line Loans incurred after the Closing Date shall be used by the Borrowers to finance the working capital and business requirements of, and for general corporate purposes of, the Parent Borrower and its Subsidiaries.

          5.18 Environmental Matters. Other than as disclosed on Schedule 5.18 or exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

          (a) The Parent Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable


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     Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) believe they will be able to maintain compliance with Environmental Laws, including any reasonably foreseeable future requirements thereto.

          (b) Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Parent Borrower or any of its Subsidiaries or at any other location, which would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Parent Borrower or any of its Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Parent Borrower's planned or continued operations of the Parent Borrower or any of its Subsidiaries, or (iii) impair the fair saleable value of any real property owned by the Parent Borrower or any of its Subsidiaries that is part of the Collateral.

          (c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Parent Borrower or any of its Subsidiaries is, or to the knowledge of the Parent Borrower or any of its Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Parent Borrower or any of its Subsidiaries, threatened.

          (d) Neither the Parent Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or any similar Environmental Law, or received any other written request for information from any Governmental Authority with respect to any Materials of Environmental Concern.

          (e) Neither the Parent Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

          5.19 True and Correct Disclosure. The written information (including the Confidential Information Memorandum, reports, financial statements, exhibits and schedules but excluding information of a general economic or industry nature) furnished by or on behalf of any Credit Agreement Party to any Administrative Agent, any Collateral Agent, the Lead Arrangers and the Lenders for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such written information (taken as a whole) hereafter furnished by or on behalf of any Credit Agreement Party in writing to any Administrative Agent, any Collateral Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and does not and will not omit to state any fact necessary to make such information (taken as a whole) not


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materially misleading in their presentation of Holdings and its Subsidiaries
(taken as a whole) at such time in light of the circumstances under which such information was provided. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of Holdings and its Subsidiaries and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

          5.20 Delivery of the Recapitalization Agreement. The Parent Borrower has delivered to the U.S. Administrative Agent a complete photocopy of the Recapitalization Agreement (including all exhibits, schedules, disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof in any material respect.

          5.21 Certain Representations and Warranties Contained in the Recapitalization Agreement. Each of the Transaction Documents to be entered into by any Loan Party on or prior to the Closing Date will have been duly executed and delivered by each of the Loan Parties which is a party thereto on or prior to the Closing Date and, to the knowledge of the Credit Agreement Parties, all other parties thereto on or prior to the Closing Date, and is in full force and effect on the Closing Date, in each case to the extent required pursuant to the terms of the relevant Transaction Documents. As of the Closing Date, the representations and warranties of the Recapitalized Business and, to the knowledge of Holdings, any of the other parties thereto contained in the Recapitalization Agreement (after giving effect to any amendments, supplements, waivers or other modifications of the Recapitalization Agreement prior to the Closing Date in accordance with this Agreement), to the extent a breach of such representation or warranty would result in either Sponsor or any of its Affiliates having a right to terminate its obligations thereunder (without giving effect to any notice required thereunder), are true and correct in all material respects except as otherwise disclosed to the U.S. Administrative Agent in writing prior to the Closing Date.

          5.22 Labor Matters. There are no strikes pending or, to the knowledge of Holdings, reasonably expected to be commenced against Holdings or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of Holdings and each of its Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations could not reasonably be expected to have a Material Adverse Effect.

          5.23 Special Purpose Corporation. Holdings was formed to effect the Transaction. Prior to the consummation of the Transaction, Holdings did not have any significant assets or liabilities (except pursuant to the Transaction Documents or otherwise relating to the Transaction).


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          5.24 Insurance. Schedule 5.24 sets forth a complete and correct listing of all insurance that is maintained by the Loan Parties that is material to the business and operations of Holdings and its Subsidiaries taken as a whole, in each case as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.

          5.25 Eligible Accounts and Eligible Unbilled Accounts. As of the date of any Borrowing Base Certificate, all Accounts included in the calculation of Eligible Accounts and Eligible Unbilled Accounts on such Borrowing Base Certificate satisfy all requirements of an "Eligible Account" and "Eligible Unbilled Accounts", respectively, hereunder.

          5.26 Eligible Rental Fleet. As of the date of any Borrowing Base Certificate, all Rental Fleet included in the calculation of Eligible Rental Fleet on such Borrowing Base Certificate satisfy all requirements of an "Eligible Rental Fleet" hereunder.

          5.27 Eligible Inventory. As of the date of any Borrowing Base Certificate, all Inventory included in the calculation of Eligible Inventory on such Borrowing Base Certificate satisfy all requirements of an "Eligible Inventory" hereunder.

          5.28 Anti-Terrorism. As of the Closing Date, Holdings and its Subsidiaries are in compliance with the Uniting and Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, except as could not reasonably be expected to have a Material Adverse Effect.

          5.29 Capitalization. (a) On the Closing Date, RSC LLC I owns 100% of the membership interests in Holdings. All such membership interests have been duly and validly issued.

          (b) On the Closing Date, Holdings owns 100% of the membership interests in the Parent Borrower. All such membership interests have been duly and validly issued.

          (c) On the Closing Date, the authorized capital stock of RSC consists of (x) 1,000 shares of common stock, without par value, that is outstanding and
(y) 100 shares of preferred stock, $10 par value, that is not outstanding. All outstanding shares of Capital Stock of RSC have been duly and validly issued and are fully paid and non-assessable (other than any assessment on the shareholders of RSC that may be imposed as a matter of law) and are owned by the Parent Borrower. RSC does not have outstanding any Capital Stock, or other securities, in each case, convertible into or exchangeable for its Capital Stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Capital Stock.

          (d) On the Closing Date, the authorized Capital Stock of RSC Canada consists of an unlimited number of common shares without par value, with 1,100 such common shares outstanding. All outstanding Capital Stock in RSC Canada has been duly and validly issued and is fully paid and non-assessable (other than any assessment on the shareholders of RSC Canada that may be imposed as a matter of law) and is owned by RSC. RSC Canada does not have outstanding any Capital Stock, or other securities convertible, in each case, into or exchangeable for its Capital Stock or any rights to subscribe for or to purchase, or any options for the purchase


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of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Capital
Stock.

          5.30 Rental Fleet; Business of the Credit Parties. (a) Each U.S. Loan Party that owns Inventory holds such Inventory for sale or lease and is in the business of selling goods of that kind.

          (b) Each Canadian Loan Party that owns Inventory (i) holds such Inventory for sale or lease and is in the business of selling goods of that kind.

          Section 6. Conditions Precedent.

          6.1 Conditions to Initial Extension of Credit. This Agreement, including the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied:

          (a) Loan Documents. The U.S. Administrative Agent shall have received the following Loan Documents, executed and delivered as required below, with, in the case of clause (i), a copy for each Lender:

          (i) this Agreement, executed and delivered by a duly authorized officer of each Credit Agreement Party;

          (ii) the U.S. Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of each Credit Agreement Party thereto;

          (iii) each Canadian Security Document, executed and delivered by a duly authorized officer of each Canadian Borrower and each other Canadian Loan Party; and

          (iv) the Intercreditor Agreement, executed and delivered by a duly authorized officer of each Loan Party party thereto.

          (b) Recapitalization Agreement. The Recapitalization shall have been consummated, or substantially concurrently with the initial Extensions of Credit hereunder and the borrowings under the Second-Lien Credit Agreement shall be consummated, substantially in accordance with the Recapitalization Agreement and all material conditions precedent to the consummation of the Recapitalization set forth in such Recapitalization Agreement shall have been satisfied or waived with the consent of the Lead Arrangers (such consent not to be unreasonably withheld or delayed). The Recapitalization Agreement, the structure and terms of the Recapitalization (including the Seller Note) and the documentation for each component of the Recapitalization shall be reasonably satisfactory in all material respects in form and substance to the Lead Arrangers, and such documentation shall not have been amended, supplemented or otherwise changed in a manner materially adverse to the Lenders without the consent of the Lead Arrangers (such consent not to be unreasonably withheld or delayed). It is expressly acknowledged by the Lead Arrangers that (i) the terms and conditions of the Recapitalization Agreement (and all exhibits, annexes and schedules thereto), dated as of


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     October 6, 2006 and (ii) the structure and terms of the Recapitalization specified therein, are so satisfactory.

          (c) Debt Financing. (i) The U.S. Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence, in form and substance reasonably satisfactory to it, that the Parent Borrower and RSC shall have received gross cash proceeds (calculated before underwriting fees) of $620,000,000 from the issuance of a like principal amount of Senior Notes in accordance with the terms and conditions of the Senior Note Indenture and all applicable laws.

          (ii) The U.S. Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence, in form and substance reasonably satisfactory to it, that Holdings, the Parent Borrower and RSC shall have (i) executed and delivered the Second-Lien Term Loan Credit Agreement and (ii) the Parent Borrower and RSC shall have received gross cash proceeds in an aggregate principal amount equal to $1,130,000,000 from the incurrence of Second-Lien Term Loans pursuant to the Second-Lien Term Loan Credit Agreement.

          (iii) On the Closing Date, the U.S. Administrative Agent shall have received true and correct copies of the Senior Note Documents, certified as such by an appropriate officer of the Parent Borrower.

          (d) Outstanding Indebtedness and Preferred Equity; No Defaults. After giving effect to the consummation of the Transaction, Holdings and its Subsidiaries shall have no outstanding preferred equity or Indebtedness held by third parties (other than Holdings or any of its Subsidiaries), except for indebtedness incurred pursuant to the Debt Financing and any Assumed Indebtedness, and all Capital Stock of the Parent Borrower shall be directly or indirectly owned by Holdings free and clear of Liens (other than those securing the obligations arising under the Loan Documents and the Second-Lien Term Loan Documents). Any other existing Indebtedness shall have been repaid, defeased or otherwise discharged substantially concurrently with or prior to the satisfaction of the other conditions precedent set forth in this subsection 6.1.

          (e) Financial Information. The Lead Arrangers and the Lenders shall have received (i) audited consolidated financial statements of the Recapitalized Business (with RSC as the reporting entity) for the three Fiscal Years (two Fiscal Years, in the case of balance sheets) of the Recapitalized Business ended prior to the Closing Date, (ii) unaudited consolidated financial statements of ACNA for the quarterly periods ended March 31, 2006 and June 30, 2006, and unaudited consolidated financial statements of the Recapitalized Business (with RSC as the reporting entity) for the quarterly period ended September 30, 2006,
(iii) a pro forma consolidated balance sheet of the Recapitalized Business as of the date of the most recent consolidated balance sheet delivered pursuant to preceding clause (ii) and a pro forma statement of operations for the most recent Fiscal Year, interim period and 12-month period ending on the last day of such interim period, in each case adjusted to give effect to the Transaction, and any other transactions that would be required to be given pro forma effect by Regulation S-X for a Form S-1 Registration Statement under the Securities Act, and such other adjustments as may be


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reasonably agreed between the Parent Borrower and the Lead Arrangers, which pro forma financial statements shall demonstrate, in reasonable detail, that the total consolidated indebtedness of the Recapitalized Business and its subsidiaries consisting of indebtedness for borrowed money (including purchase money indebtedness) and capital leases (determined on a pro forma basis after giving effect to the Transaction) does not exceed 4.40 multiplied by EBITDA of the Recapitalized Business (calculated subject to the Closing Date adjustments set forth on Schedule 6.1(e) hereto) for the twelve-month period ending on the last day of the fiscal quarter ending no more than 45 days prior to the Closing Date, (iv) interim financial statements of the Recapitalized Business (with RSC as the reporting entity) for each month ended after the date of the last available quarterly financial statements and at least 30 days prior to the Closing Date and (v) detailed projected consolidated financial statements of the Recapitalized Business for the five Fiscal Years ending after the Closing Date, which projections shall (x) reflect the forecasted consolidated financial condition of the Parent Borrower and its Subsidiaries after giving effect to the Transaction and the related financing thereof, and (y) be prepared and approved by the Parent Borrower.

          (f) Governmental Approvals and/or Consents. The applicable waiting periods specified under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the transactions contemplated by the Recapitalization Agreement shall have lapsed or been terminated and all other consents or approvals under the Competition Act (Canada) from the Canadian Bureau of Competition, any of the antitrust or competition governmental authorities of any other jurisdiction in which the Recapitalized Business, Holdings or any of its Subsidiaries owns a material amount of assets, and all other consents and approvals from any other Governmental Authority required to consummate the transactions contemplated by the Recapitalization Agreement, the failure of which to obtain could have a material adverse effect on the business, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries, taken as a whole, shall have been obtained. On the Closing Date, there shall be no injunction, restraining order or decree of any nature of any Governmental Authority that is in effect that restrains or prohibits the consummation of the transactions contemplated by the Recapitalization Agreement. All Loans to the Borrowers (and all guarantees thereof and security therefor), as well as the Recapitalization and the consummation thereof, shall be in substantial compliance in all material respects with all applicable requirements of law, including Regulations T, U and X of the Board (the "Margin Regulations"). The U.S. Administrative Agent shall have received a certificate of a Responsible Officer of the Parent Borrower stating that all other consents, authorizations, notices and filings referred to in Schedule 5.4 are in full force and effect or have the status described therein, and the U.S. Administrative Agent shall have received evidence thereof reasonably satisfactory to it.

          (g) Lien Searches. The U.S. Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the U.S. Administrative Agent, of the UCC, PPSA, judgment and tax lien filings which have been filed with respect to personal property of the Recapitalized Business, Holdings, the Parent Borrower and their respective Subsidiaries in any of the jurisdictions set forth in Schedule 6.1(g), and the results of such search shall not reveal any Liens other than Liens permitted by subsection 8.3.


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          (h) Legal Opinions. The U.S. Administrative Agent shall have received the following executed legal opinions:

          (i) the executed legal opinion of Debevoise & Plimpton LLP, special New York counsel to each Credit Agreement Party and the other Loan Parties, in form and substance reasonably satisfactory to the U.S. Administrative Agent;

          (ii) the executed legal opinion of Snell & Wilmer LLP, special Arizona counsel to RSC, in form and substance reasonably satisfactory to the U.S. Administrative Agent;

          (iii) the executed legal opinion of Richards, Layton & Finger, P.A., special Delaware counsel to Holdings and the Parent Borrower, in form and substance reasonably satisfactory to the U.S. Administrative Agent; and

          (iv) the executed legal opinion of Torys LLP, counsel to the Canadian Borrowers, in form and substance reasonably satisfactory to the U.S. Administrative Agent.

          (i) Closing Certificate. The U.S. Administrative Agent shall have received a certificate from each Loan Party, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions and attachments.

          (j) Perfected Liens. (i) The U.S. Collateral Agent shall have obtained a valid first priority security interest in the Collateral covered by the U.S. Guarantee and Collateral Agreement (to the extent provided therein); and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection and, in the case of the filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, protection of such security interests shall have been executed and delivered (in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the U.S. Collateral Agent) and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens; provided that with respect to any such Collateral the security interest in which may not be perfected by filing of a UCC financing statement or by making a filing with the U.S. Patent and Trademark Office or the U.S. Copyright Office, if perfection of the U.S. Collateral Agent's security interest in such Collateral may not be accomplished on or before the Closing Date without undue burden or expense after the Parent Borrower's use of commercially reasonable efforts to do so, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder, but instead shall be required to be satisfied on or prior to the 60th day following the Closing Date or, with respect to (i) the requirements set forth in subsection 4.16, the 45th day following the Closing Date and (ii) Rental Equipment represented by a certificate of title, the 120th day following the Closing Date.

          (ii) The Canadian Collateral Agent shall have obtained a valid security interest in the Collateral covered by each Canadian Security Agreement (with the priority contemplated therein); and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection and, in the case of the filings with the Canadian Intellectual


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Property Office, protection of such security interests shall have been executed and delivered or, in the case of PPSA filings, written authorization to make such PPSA filings shall have been delivered to the Canadian Collateral Agent, and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens; provided that with respect to any such collateral the security interest in which may not be perfected by filing of a PPSA financing statement or by making a filing with the Canadian Intellectual Property Office, if perfection of the Canadian Collateral Agent's security interest in such collateral may not be accomplished on or before the Closing Date without undue burden or expense after the Parent Borrower's use of commercially reasonable efforts to do so, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder but shall be required to be satisfied on or prior to the 60th day following the Closing Date or, with respect to the requirements set forth in subsection 4.16, the 45th date following the Closing Date.

          (k) Pledged Stock; Stock Powers; Pledged Notes; Endorsements. The Collateral Agent shall have received (subject, in each case, to the provisos at the end of subsections 6.1(j)(i) and (ii) above):

          (i) the certificates, if any, representing the Pledged Stock under (and as defined in) the U.S. Guarantee and Collateral Agreement or any Canadian Security Document, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

          (ii) the promissory notes representing each of the Pledged Notes under (and as defined in) the U.S. Guarantee and Collateral Agreement or any Canadian Security Document, duly endorsed as required by the U.S. Guarantee and Collateral Agreement or such Canadian Security Documents, as the case may be.

          (l) Fees. The Agents and the Lenders shall have received all fees and expenses required to be paid or delivered by the Borrowers to them in respect of the Transaction on or prior to the Closing Date, including the fees referred to in subsection 4.5.

          (m) Borrowing Certificate. The U.S. Administrative Agent shall have received a certificate from the Parent Borrower, dated the Closing Date, substantially in the form of Exhibit I, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the U.S. Administrative Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary of the Parent Borrower.

          (n) Corporate Proceedings of the Loan Parties. The U.S. Administrative Agent shall have received a copy of the board resolutions or member consents, in form and substance reasonably satisfactory to the U.S. Administrative Agent, of each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, any Notes and the other Loan Documents to which it is or will be a party as of the Closing Date, (ii) the Extensions of Credit to such Loan Party (if any) contemplated hereunder and (iii) the granting by it of the Liens to be created pursuant to the Security Documents to which it will be a party as of the Closing Date, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate shall be in form and substance reasonably


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

satisfactory to the U.S. Administrative Agent and shall state that the board resolutions or member consents thereby certified have not been amended, modified (except as any later such board resolutions or member consents may modify any earlier such board resolutions or member consents), revoked or rescinded and are in full force and effect.

          (o) Incumbency Certificates of the Loan Parties. The U.S. Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document, reasonably satisfactory in form and substance to the U.S. Administrative Agent executed by a Responsible Officer and the Secretary or any Assistant Secretary of such Loan Party.

          (p) Governing Documents. The U.S. Administrative Agent shall have received copies of the certificate or articles of incorporation and by-laws (or other similar governing documents serving the same purpose) of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party, together with any required director or shareholder consents or resolutions required in connection with the pledge of shares of the Canadian Loan Parties to the Canadian Administrative Agent.

          (q) Insurance. The U.S. Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of subsection 7.5 of this Agreement and subsection 5.2.2 of the Guarantee and Collateral Agreement and any similar section of any Canadian Security Documents shall have been satisfied. Holdings shall have caused the U.S. Administrative Agent and/or the Canadian Administrative Agent, as applicable, to have been named as additional insureds with respect to liability policies and the U.S. Collateral Agent and/or the Canadian Collateral Agent, as applicable, to have been named as loss payee with respect to the casualty insurance maintained by each Credit Agreement Party and the Subsidiary Guarantors.

          (r) No Material Company Adverse Effect. No fact, event, change or circumstances shall have occurred since December 31, 2005 that has had or could be reasonably likely to have a Company Material Adverse Effect.

          (s) Solvency. The U.S. Administrative Agent shall have received a certificate of the chief financial officer or, if none, the treasurer, controller, vice president (finance) or other responsible financial officer reasonably satisfactory to the U.S. Administrative Agent of each of the Borrowers certifying the solvency of such Borrower in customary form (as per the applicable jurisdiction of such Borrower) reasonably satisfactory to the Lead Arrangers.

          (t) Excess Availability. The U.S. Administrative Agent shall have received a Borrowing Base Certificate which shall demonstrate, inter alia, that after giving effect to the Borrowings hereunder on the Closing Date, the Available RCF Commitments shall be at least $350,000,000.

          (u) Cash Management. The Lead Arrangers shall be reasonably satisfied with the arrangements made by the Parent Borrower to comply with the provisions set forth in subsection 4.16 hereof.


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          (v) Appraisal. The U.S. Administrative Agent shall have received (i)
appraisal valuations (dated on or after September 30, 2006 but prior to the Closing Date) of the Collateral of Borrowers prepared by appraisers reasonably satisfactory to the Lead Arrangers, in form and substance reasonably satisfactory to the Lead Arrangers and prepared by appraisers reasonably satisfactory to the Lead Arrangers and (ii) the results of a completed field examination with respect to the Collateral to be included in calculating the U.S. Borrowing Base and Canadian Borrowing Base and of the relevant accounting systems, policies and procedures of Holdings and its Subsidiaries.

          (w) Equity Financing. ACNA shall have received the Equity Financing in an amount of not less than $500,000,000 in exchange for common stock of ACNA that will, after giving effect to the transactions contemplated by the Recapitalization Agreement, represent approximately 85.47% of the total outstanding shares of ACNA stock. In addition, after giving effect to such transactions, the Sellers shall own approximately 14.53% of the total outstanding shares of ACNA stock.

          The making of the initial Extensions of Credit by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgment by the U.S. Administrative Agent and each Lender that each of the conditions precedent set forth in this subsection 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

          6.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including the initial Extension of Credit and each Swing Line Loan) is subject to the satisfaction or waiver of the following conditions precedent:

          (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party (other than, in the case of the initial Extension of Credit hereunder only, the representation and warranty set forth in clause (a) of subsection 5.2), and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date; provided that, with respect to the initial Extension of Credit hereunder, no Default or Event of Default resulting from the failure to provide any collateral of the type described in the proviso at the end of subsections 6.1(j)(i) or (ii) above shall constitute a Default or an Event of Default for the purposes of this clause
     (b).

          (c) Borrowing Notice or L/C Request. With respect to any Borrowing, the U.S. Administrative Agent or Canadian Administrative Agent, as applicable, shall have


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

     received a notice of such Borrowing as required by subsection 2.3. With respect to the issuance of any Letter of Credit, the Issuing Lender shall have received a L/C Request, completed to its satisfaction, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request.

          Each borrowing of Loans by and each Letter of Credit issued on behalf of any of the Borrowers hereunder shall constitute a representation and warranty by the Parent Borrower as of the date of such borrowing or such issuance that the conditions contained in this subsection 6.2 have been satisfied (including, to the extent provided herein, with respect to the initial Extension of Credit hereunder).

          Section 7. Affirmative Covenants. Each Credit Agreement Party hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and any other amount then due and owing to any Lender or any Agent hereunder and under any Note and termination or expiration of all Letters of Credit (or the cash collateralization of or other provision for such Letters of Credit, in each case, in a manner reasonably satisfactory to the relevant Issuing Lender), it shall and shall cause its Subsidiaries to (it being understood that with respect to the delivery of financial information, reports and notices, delivery by one Credit Party of any such financial information, report or notice shall constitute delivery by each Credit Party and its Subsidiaries of the same such financial information, report or notice):

          7.1 Financial Statements. Furnish to the U.S. Administrative Agent for prompt delivery to each Lender (and the U.S. Administrative Agent agrees to make and so deliver such copies or otherwise make available such information):

          (a) as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each Fiscal Year of the Parent Borrower ending on or after December 31, 2006, a copy of the audited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations, changes in common stockholders' equity and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the end of the previous year, certified without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing reasonably acceptable to the U.S. Administrative Agent in its reasonable judgment (it being agreed that the furnishing of the Parent Borrower's or RSC's, as applicable, annual report on Form 10-K for such year, as filed with the Securities and Exchange Commission within the period provided above for delivery of financial statements, will satisfy the Parent Borrower's obligation under this subsection 7.1(a) with respect to such year except with respect to the requirement that such financial statements be reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit);

          (b) as soon as available, but in any event not later than the fifth Business Day after the 45th day following the end of each of the first three quarterly periods of each Fiscal Year of the Parent Borrower, the unaudited consolidated balance sheet of the


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

     Parent Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Parent Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of the Parent Borrower's or RSC's, as applicable, quarterly report on Form 10-Q for such quarter, as filed with the Securities and Exchange Commission within the period provided above for delivery of financial statements, will satisfy the Parent Borrower's obligations under this subsection 7.1(b) with respect to such quarter);

          (c) as soon as available, but in any event not later than the fifth Business Day after the 30th day following the end of each month, the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such month (other than any month that is the last month of a fiscal quarter) and the related unaudited income statement of the Parent Borrower and its consolidated Subsidiaries for such month, setting forth in each case, in comparative form the figures for and as of the end of the corresponding month during the previous year; and

          (d) all such financial statements delivered pursuant to subsection 7.1(a) or (b) to be (and, in the case of any financial statements delivered pursuant to subsection 7.1(b) shall be certified by a Responsible Officer of the Parent Borrower as being) complete and correct in all material respects in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to subsection 7.1(b) shall be certified by a Responsible Officer of the Parent Borrower as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any financial statements delivered pursuant to subsection 7.1(b), for the absence of certain notes).

          7.2 Certificates; Other Information. Furnish to the U.S. Administrative Agent for delivery to each Lender (and the U.S. Administrative Agent agrees to make and so deliver such copies or otherwise make available such information):

          (a) concurrently with the delivery of the financial statements referred to in subsection 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the audit necessary therefor no knowledge was obtained of any Default or Event of Default arising from a non-compliance with the provisions of subsection 8.1, except as specified in such certificate (which certificate may be limited to the extent required by accounting rules or guidelines);

          (b) concurrently with the delivery of the financial statements and reports referred to in subsections 7.1(a) and (b), a certificate signed by a Responsible Officer of each Credit Agreement Party (i) stating that, to the best of such Responsible Officer's


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     knowledge, each Credit Agreement Party and their respective Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, and (ii) setting forth the calculations required to determine compliance with all covenants set forth in subsection
     8.1 (or if such compliance with such covenants is not at the time required, setting forth the calculations required to determine the Consolidated Leverage Ratio for the purposes of determining the Applicable Margin for RCF Loans);

          (c) as soon as available, but in any event not later than the fifth Business Day following the 90th day after the beginning of each Fiscal Year of the Parent Borrower thereafter, a copy of the annual business plan by the Parent Borrower of the projected operating budget (including consolidated balance sheets, income statements and statements of cash flows of the Parent Borrower and its Subsidiaries on an annual and, for the first year covered in such budget, quarterly basis) of the Parent Borrower, such practices subject to such adjustments as are reasonable in the good faith determination of the Parent Borrower, each such business plan to be accompanied by a certificate of a Responsible Officer of the Parent Borrower to the effect that such Responsible Officer believes such projections to have been prepared on the basis of reasonable assumptions at the time of preparation and delivery thereof;

          (d) within five Business Days after the same are sent, copies of all financial statements and reports which any Credit Agreement Party sends to its public security holders, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which any Credit Agreement Party may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority;

          (e) within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which Credit Agreement Party may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority, and such other documents or instruments as may be reasonably requested by the U.S. Administrative Agent in connection therewith;

          (f) not later than 5:00 P.M. (New York time) on or before the tenth Business Day of each Fiscal Period of the Parent Borrower and its Subsidiaries (or (i) more frequently as the Parent Borrower may elect, (ii) upon the occurrence and continuance of an Event of Default, not later than Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day) or (iii) at any time the Available RCF Commitments are less than $100,000,000, on a bi-weekly basis), a borrowing base certificate setting forth the U.S. Borrowing Base, the Canadian Borrowing Base and the Total Borrowing Base (in each case with supporting calculations) substantially in the form of Exhibit J (each, a "Borrowing Base Certificate"), which shall be prepared as of the last Business Day of the immediately preceding Fiscal Period of the Parent Borrower


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     and its Subsidiaries (or (x) such other applicable date in the case of clause (i) and (iii) above or (y) the previous Friday in the case of clause
     (ii) above) in the case of each subsequent Borrowing Base Certificate. Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the U.S. Administrative Agent;

          (g) at any time when the Parent Borrower has designated a Subsidiary an Immaterial Subsidiary, promptly following any request made by the U.S. Administrative Agent, but in any event (i) not later than the fifth Business Day following any such request, any such financial information as the U.S. Administrative Agent may reasonably request to assure itself that any such Immaterial Subsidiary complies with the requirements set forth in the defined term "Immaterial Subsidiaries" in subsection 1.1 hereof, which financial information shall be certified by a Responsible Officer of the Parent Borrower as being complete and correct in all material respects; and

          (h) promptly, such additional financial and other information as any Agent or Lender may from time to time reasonably request.

          7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, including taxes, except (x) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings or any of its Subsidiaries, as the case may be and (y) to the extent such failure to pay, discharge or otherwise satisfy the same could not reasonably be expected to have a Material Adverse Effect.

          7.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as conducted by Holdings and its Subsidiaries on the Closing Date, taken as a whole, and preserve, renew and keep in full force and effect its corporate, limited liability company or partnership (as the case may be) existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of Holdings and its Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to subsection 8.5, provided that Holdings and its Subsidiaries shall not be required to maintain any such rights, privileges or franchises, if the failure to do so could not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          7.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in the business of Holdings and its Subsidiaries, taken as a whole, in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all property material to the business of Holdings and its Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies of similar size engaged in the same or a similar business; furnish to the U.S. Administrative Agent, upon written request, information in reasonable detail as to the


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insurance carried; and ensure that at all times the U.S. Administrative Agent and/or the Canadian Administrative Agent, as applicable, shall be named as additional insureds with respect to liability policies and the U.S. Collateral Agent and/or the Canadian U.S. Collateral Agent, as applicable, shall be named as loss payee with respect to the casualty insurance maintained by each Borrower and Subsidiary Guarantor; provided that, unless an Event of Default or a Dominion Event shall have occurred and be continuing, (i) each Collateral Agent shall turn over to the Parent Borrower any amounts received by it as loss payee under any casualty insurance maintained by Holdings or its Subsidiaries, the disposition of such amounts to be subject to the provisions of subsection 4.4(b), and (ii) the Parent Borrower and/or the applicable Subsidiary Guarantor shall have the sole right to adjust or settle any claims under such insurance.

          (b) With respect to each property of the Parent Borrower and its Subsidiaries subject to a Mortgage:

          (i) If any portion of any such property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, the Parent Borrower shall maintain or cause to be maintained, flood insurance to the extent required by law.

          (ii) The Parent Borrower and each of its applicable Subsidiaries promptly shall comply with and conform to (i) all provisions of each insurance policy relating to each such property, and (ii) all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Parent Borrower shall not use or permit the use of such property in any manner which would reasonably be expected to result in the cancellation of any insurance policy relating to such property or would reasonably be expected to void coverage required to be maintained with respect to such property pursuant to clause (a) of this subsection 7.5.

          (iii) If the Parent Borrower is in default of its obligations to insure or deliver any such prepaid policy or policies, the result of which could reasonably be expected to have a Material Adverse Effect, then the U.S. Administrative Agent, at its option upon 10 days' written notice to the Parent Borrower, may effect such insurance from year to year at rates substantially similar to the rate at which the Parent Borrower or any Subsidiary had insured such property, and pay the premium or premiums therefore, and the Parent Borrower shall pay to the U.S. Administrative Agent on demand such premium or premiums so paid by the U.S. Administrative Agent with interest from the time of payment at a rate per annum equal to 2.00%.

          (iv) If such property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $2,000,000, the Parent Borrower shall give prompt notice thereof to the U.S. Administrative Agent. All insurance proceeds paid or payable in connection with any damage or casualty to any property shall be applied in the manner specified in subsection 7.5(a).


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          7.6 Inspection of Property; Books and Records; Discussions. (a) Keep
proper books of records and account in which full, complete and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the U.S. Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of such entity and its Subsidiaries with officers and employees of such entity and its Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired by the Administrative Agent. Each Borrower shall keep records of its Rental Fleet that are accurate and complete in all material respects and shall furnish the Agents with inventory reports respecting such Rental Fleet in form and detail reasonably satisfactory to the Agents and Lenders at such times as the Agents may reasonably request. Each Borrower shall, at such Borrowers' expense, conduct a physical inventory of its serialized Rental Fleet no less frequently than annually or shall have in place a cycle counting (or perpetual verification) program designed to verify the physical existence of Rental Fleet in a manner that results in the verification of substantially the entire amount of the Rental Fleet over the course of a year and shall provide to the Agents a report based on each such physical inventory or program promptly after such physical inventory or after the applicable program year, as applicable, together with such supporting information as the U.S. Administrative Agent shall reasonably request. The U.S. Collateral Agent and the Canadian Collateral Agent may participate in and observe any such physical inventory or cycle counting, which participation shall be at the Borrowers' expense regardless of whether an Event of Default then exists.

          (b) At reasonable times during normal business hours and upon reasonable prior notice that the U.S. Administrative Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above, the Parent Borrower and its Subsidiaries will grant access to the U.S. Administrative Agent (including employees of the U.S. Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the U.S. Administrative Agent) to such Person's premises, books, records, accounts and Rental Fleet so that (i) the U.S. Administrative Agent or an appraiser retained by the U.S. Administrative Agent may (A) conduct a Rental Fleet appraisal and (B) at any time when Eligible Inventory constitutes more than 5.0% of the Total Borrowing Base, an Inventory appraisal (provided that, unless an Event of Default exists and is continuing, only one such Inventory appraisal may be conducted at the Loan Parties' expense in any calendar year) and (ii) the U.S. Administrative Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations (including environmental assessments) as the U.S. Administrative Agent may deem necessary or appropriate. Unless an Event of Default or Liquidity Event exists, or if previously approved by the Parent Borrower or one of its Subsidiaries, no environmental assessment by the U.S. Administrative Agent may include any sampling or testing of the soil, surface water or groundwater. All such Rental Fleet appraisals, field examinations and other verifications and evaluations shall be at the sole expense of the Loan Parties; provided that (i) the Administrative Agent may conduct at the expense of the Loan Parties no more than (w) three (3) such Rental Fleet appraisals during the period beginning on the Closing Date and ending on December 31, 2007, (x) following December 31, 2007, two (2) such Rental Fleet appraisals in any calendar year to the extent that the average Available RCF Commitments for the twelve (12) month period immediately prior to the commencement of any subsequent appraisal in such


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calendar year exceed $300,000,000, (y) three (3) such Rental Fleet appraisals in any calendar year to the extent that the average Available RCF Commitments for the twelve (12) month period immediately prior to the commencement of any subsequent appraisal in such calendar year are less than $300,000,000 and (z) four (4) such Rental Fleet appraisals in any calendar year to the extent that the average Available RCF Commitments for the twelve (12) month period immediately prior to the commencement of any subsequent appraisal in such calendar year are less than $200,000,000, (ii) the U.S. Administrative Agent may conduct at the expense of the Loan Parties no more than two (2) such field examinations in any calendar year and (iii) notwithstanding the limitations set forth in preceding clauses (i) and (ii), all such Rental Fleet appraisals, inventory appraisals and field examinations commenced at any time when an Event of Default or Liquidity Event exists shall be at the sole expense of the Loan Parties. All amounts chargeable to the applicable Borrowers under this subsection 7.6(b) shall constitute obligations that are secured by all of the applicable Collateral and shall be payable to the Agents hereunder.

          7.7 Notices. Promptly give notice to the U.S. Administrative Agent and each Lender of:

          (a) as soon as possible after a Responsible Officer of any Credit Agreement Party knows or reasonably should know thereof, the occurrence of any Default or Event of Default;

          (b) as soon as possible after a Responsible Officer of any Credit Agreement Party knows or reasonably should know thereof, any (i) default or event of default under any Contractual Obligation of any Credit Agreement Party or any of its Subsidiaries, other than as previously disclosed in writing to the Lenders, or (ii) litigation, investigation or proceeding which may exist at any time between any Credit Agreement Party or any of its Subsidiaries and any Governmental Authority, which in either case, could reasonably be expected to have a Material Adverse Effect;

          (c) as soon as possible after a Responsible Officer of any Credit Agreement Party knows or reasonably should know thereof, the occurrence of any default or event of default under any of the Second-Lien Loan Documents or the Senior Note Documents;

          (d) as soon as possible after a Responsible Officer of any Credit Agreement Party knows or reasonably should know thereof, any litigation or proceeding affecting the Parent Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect;

          (e) the following events, as soon as possible and in any event within 30 days after a Responsible Officer of any Credit Agreement Party or any of its Subsidiaries knows or reasonably should know thereof: (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan (or Foreign Plan), a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of Holdings, its Subsidiaries or any Commonly Controlled Entity in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination,


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     Reorganization or Insolvency of, any Multiemployer Plan or Foreign Plan;
     (ii) the institution of proceedings or the taking of any other formal action by the PBGC, Holdings or any of its Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which could reasonably be expected to result in the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or
     (ii) above, could be reasonably expected to result in a Material Adverse Effect; or (iii) the first occurrence of an Underfunding under a Single Employer Plan or Foreign Plan that exceeds 10% of the value of the assets of such Single Employer Plan or Foreign Plan, in each case, determined as of the most recent annual valuation date of such Single Employer Plan or Foreign Plan on the basis of the actuarial assumptions used to determine the funding requirements of such Single Employer Plan or Foreign Plan as of such date;

          (f) as soon as possible after a Responsible Officer of any Credit Agreement Party knows or reasonably should know thereof, (i) any release or discharge by the Parent Borrower or any of its Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge could not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the U.S. Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event could not reasonably be expected to have a Material Adverse Effect or could not reasonably be expected to result in the imposition of any Lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Parent Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Parent Borrower or any of its Subsidiaries that could reasonably be expected to subject the Parent Borrower or any of its Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such proposed action could not reasonably be expected to have a Material Adverse Effect;

          (g) any loss, damage, or destruction to the Collateral in the amount of $50,000,000 or more, whether or not covered by insurance; and

          (h) any and all default notices received under or with respect to any leased location or public warehouse where Collateral, either individually or in the aggregate, in excess of $50,000,000 is located.

          Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Parent Borrower (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and


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stating what action the Parent Borrower (or, if applicable, the relevant
Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.

          7.8 Environmental Laws. (a) (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Parent Borrower or its Subsidiaries. For purposes of this subsection 7.8(a), noncompliance shall not constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Parent Borrower and any such affected Subsidiary shall promptly undertake and diligently pursue reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance could not reasonably be expected to have a Material Adverse Effect.

          (b) Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) as to which the failure to comply could not reasonably be expected to result in a Material Adverse Effect or (ii) as to which: (x) appropriate reserves have been established in accordance with GAAP;
(y) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (z) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest could not reasonably be expected to give rise to a Material Adverse Effect.

          (c) Maintain, update as appropriate, and implement in all material respects an ongoing program reasonably designed to ensure that all the properties and operations of the Parent Borrower and its Subsidiaries are periodically reasonably reviewed by competent personnel to identify and promote compliance with and to reasonably and prudently manage any material Environmental Costs that would reasonably be expected to affect the Parent Borrower or any of its Subsidiaries, including compliance and liabilities relating to: discharges to air and water; acquisition, transportation, storage and use of Materials of Environmental Concern; waste disposal; species protection; and recordkeeping required under Environmental Laws. For the purposes of this subsection 7.8(c), the failure to maintain an environmental program shall not constitute an Event of Default (i) unless it could reasonably be expected to result in a Material Adverse Effect or (ii) if within 90 days of receipt of a reasonable request from the U.S. Administrative Agent, Holdings and its Subsidiaries have taken reasonable and diligent steps to implement and maintain such a program in compliance with this subsection.

          7.9 New Subsidiaries; Additional Security; Further Assurances. (a) With respect to any owned real property or fixtures thereon, in each case with a purchase price or a fair market value at the time of acquisition of at least $2,000,000 (for this purpose treating any Sale and Leaseback Property that is owned by any Loan Party on the first anniversary of the Closing Date as a property acquired after the Closing Date and calculating the value thereof as of such first anniversary), in which any Loan Party acquires ownership rights at any time after the


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Closing Date, promptly following any request by the U.S. Collateral Agent or the
Canadian Collateral Agent, as the case may be, grant to the U.S. Collateral
Agent or the Canadian Collateral Agent, as applicable, for the benefit of the applicable Lenders, a Lien of record on all such owned real property and fixtures, upon terms reasonably satisfactory in form and substance to the U.S. Collateral Agent or the Canadian Collateral Agent, as applicable, and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA); provided that
(i) nothing in this subsection 7.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by Holdings, any of its Subsidiaries or any other Person,
(ii) no such Lien shall be required to be granted as contemplated by this subsection 7.9 on any owned real property or fixtures the acquisition of which is financed, or is to be financed within any time period permitted by subsection 8.2(f) or (g), in whole or in part through the incurrence of Indebtedness permitted by subsection 8.2(f) or (g), until such Indebtedness is repaid in full (and not refinanced as permitted by subsection 8.2(f) or (g)) or, as the case may be, the Parent Borrower determines not to proceed with such financing or refinancing and (iii) any such mortgage by a Foreign Subsidiary shall not secure any U.S. Borrower's or Canadian Finco's obligations. In connection with any such grant to the U.S. Collateral Agent or the Canadian Collateral Agent, as applicable, for the benefit of the Lenders, of a Lien of record on any such real property in accordance with this subsection, the Parent Borrower or such Subsidiary shall deliver or cause to be delivered to the U.S. Collateral Agent any surveys, title insurance policies, environmental reports and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the U.S. Collateral Agent or the Canadian Collateral Agent, as applicable, shall reasonably request (in light of the value of such real property and the cost and availability of such surveys, title insurance policies, environmental reports and other documents and whether the delivery of such surveys, title insurance policies, environmental reports and other documents would be customary in connection with such grant of such Lien in similar circumstances).

          (b) With respect to any Domestic Subsidiary (other than an Immaterial Subsidiary or a Subsidiary of a Foreign Subsidiary) created or acquired (including by reason of any Immaterial Subsidiary or Foreign Subsidiary Holdco ceasing to constitute the same) subsequent to the Closing Date by Holdings or any of its Domestic Subsidiaries (other than any Subsidiary of a Foreign Subsidiary), promptly notify the U.S. Administrative Agent of such occurrence and promptly (i) execute and deliver to the U.S. Collateral Agent for the benefit of the Lenders such amendments to the U.S. Guarantee and Collateral Agreement as the U.S. Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the U.S. Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest (as and to the extent provided in the U.S. Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary, (ii) deliver to the U.S. Collateral Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent corporation (or other applicable entity) of such new Domestic Subsidiary, (iii) cause such new Domestic Subsidiary (A) to become a party to the U.S. Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the U.S. Collateral Agent to be necessary or advisable to cause the Lien created by the U.S. Guarantee and Collateral Agreement in such new Domestic Subsidiary's Collateral to be duly perfected in accordance with all applicable Requirements of Law (to the extent provided in the


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U.S. Guarantee and Collateral Agreement), including the filing of financing statements in such jurisdictions as may be reasonably requested by the U.S. Collateral Agent and (iv) to the extent requested by the U.S. Administrative Agent or, so long as such Domestic Subsidiary is a Wholly-Owned Subsidiary, the Parent Borrower, cause such Domestic Subsidiary to execute and deliver to the U.S. Administrative Agent a Borrower Joinder Agreement (and thereby become a U.S. Borrower hereunder).

          (c) With respect to (x) any Foreign Subsidiary created or acquired subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries (other than Canadian Finco, an Immaterial Subsidiary or any Subsidiary of a Foreign Subsidiary), the Capital Stock of which is owned directly by the Parent Borrower or a Domestic Subsidiary (other than a Subsidiary of a Foreign Subsidiary), promptly notify the U.S. Administrative Agent of such occurrence and if the U.S. Administrative Agent or the Required Lenders so request (it being understood that if the U.S. Administrative Agent does not so request with respect to any such Foreign Subsidiary that it believes is or is likely to become material to the Parent Borrower and its Subsidiaries taken as a whole, it will provide notice to the Lenders thereof), promptly (i) execute and deliver to the U.S. Collateral Agent a new pledge agreement or such amendments to the U.S. Guarantee and Collateral Agreement as the U.S. Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the U.S. Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest (as and to the extent provided in the U.S. Guarantee and Collateral Agreement) in the Capital Stock of such new Foreign Subsidiary that is owned by the Parent Borrower or any of its Domestic Subsidiaries (other than any Subsidiary of a Foreign Subsidiary) (provided that in no event shall more than 65% of the Capital Stock (including for these purposes any investment deemed to be Capital Stock for U.S. tax purposes) of any such new Foreign Subsidiary be required to be so pledged to secure the direct obligations of any U.S. Borrower or Canadian Finco and, provided, further, that no such pledge or security shall be required with respect to any non-wholly owned Foreign Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Parent Borrower or any of its Subsidiaries was made therein) and (ii) to the extent reasonably deemed advisable by the U.S. Collateral Agent, deliver to the U.S. Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent corporation (or other applicable entity) of such new Foreign Subsidiary and take such other action as may be reasonably deemed by the U.S. Collateral Agent to be necessary or desirable to perfect the U.S. Collateral Agent's security interest therein; and (y) any Foreign Subsidiary (other than Canadian Finco or an Immaterial Subsidiary) created or acquired subsequent to the Closing Date by any Borrower or any Subsidiary Guarantor (i) if such Foreign Subsidiary is a Canadian Subsidiary, to the extent requested by the U.S. Administrative Agent or, so long as such Canadian Subsidiary is a Wholly-Owned Subsidiary, the Parent Borrower, cause such Canadian Subsidiary to execute and deliver to the U.S. Administrative Agent a Borrower Joinder Agreement (and thereby become a Canadian Borrower hereunder) and (ii) cause such new Canadian Subsidiary (x) to execute and deliver a Canadian Guarantee Agreement and Canadian Security Agreement with such amendments thereto as the Canadian Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Canadian Collateral Agent, for the benefit of the Lenders, a perfected security interest (as and to the extent provided in the Canadian Security Agreement) in Collateral of such new Canadian Subsidiary and (y) to take all actions reasonably deemed by the Canadian Collateral Agent to be necessary or advisable to


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

cause the Lien created by the Canadian Security Agreement in such new Canadian Subsidiary's Collateral to be duly perfected (to the extent provided in the Canadian Security Agreement) in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Canadian Collateral Agent.

          (d) At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the U.S. Collateral Agent or the Canadian Collateral Agent, as applicable, to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents.

          (e) Notwithstanding anything to contrary in this Agreement, nothing in this subsection 7.9 shall require that any Loan Party grant a Lien with respect to any owned real property or fixtures in which such Subsidiary acquires ownership rights to the extent that the U.S. Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable.

          7.10 Maintenance of New York Process Agent. In the case of any Canadian Borrower, maintain in New York, New York or at such other location in the United States of America as may be reasonably satisfactory to the U.S. Administrative Agent a Person acting as agent to receive on its behalf and on behalf of its property service of process and capable of discharging the functions of the New York Process Agent set forth in subsection 11.13(b).

          Section 8. Negative Covenants. Each of the Parent Borrower and its Subsidiaries hereby agrees (and with respect to subsection 8.16(c) Holdings hereby agrees) that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and any other amount then due and owing to any Lender or any Agent hereunder and under any Note and termination or expiration of all Letters of Credit (or the cash collateralization or other provision for such Letters of Credit, in each case, in a manner reasonably satisfactory to the relevant Issuing Lender), the Parent Borrower and each such Subsidiary (and with respect to subsection 8.16(c), Holdings) shall not and shall not permit any of its Subsidiaries to, directly or indirectly:

          8.1 Financial Condition Covenants.

          (a) Consolidated Leverage Ratio. Upon the occurrence and during the continuance of a Liquidity Event, permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Parent Borrower ending during any period set forth below to exceed the ratio set forth below opposite such period below:

                             Consolidated
  Fiscal Quarter Ending     Leverage Ratio
-------------------------   --------------
December 31, 2006              5.00:1.00
March 31, 2007                 5.00:1.00
June 30, 2007                  5.00:1.00


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

                             Consolidated
  Fiscal Quarter Ending     Leverage Ratio
-------------------------   --------------
September 30, 2007             5.00:1.00
December 31, 2007              5.00:1.00
March 31, 2008                 4.75:1.00
June 30, 2008                  4.75:1.00
September 30, 2008             4.75:1.00
December 31, 2008              4.75:1.00
March 31, 2009                 4.50:1.00
June 30, 2009                  4.50:1.00
September 30, 2009             4.50:1.00
December 31, 2009              4.50:1.00
March 31, 2010 and at all
   times thereafter            4.25:1.00

          (b) Consolidated Fixed Charge Ratio. Upon the occurrence and during the continuance of a Liquidity Event, permit, for any period of four consecutive fiscal quarters of the Parent Borrower, the Consolidated Fixed Charge Coverage Ratio as at the last day of such period of four consecutive fiscal quarters to be less than 1.00 to 1.00.

          8.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (including any Indebtedness of any of its Subsidiaries), except:

          (a) Indebtedness of the Parent Borrower and its Subsidiaries incurred pursuant to this Agreement and the other Loan Documents;

          (b) Indebtedness evidenced by the Senior Notes; provided that the aggregate principal amount of Indebtedness evidenced by Senior Notes at any time outstanding pursuant to this clause (b) shall not exceed $620,000,000 less any repayments of principal of Indebtedness theretofore outstanding pursuant to this clause (b);

          (c) Assumed Indebtedness;

          (d) Indebtedness incurred pursuant to the Second-Lien Term Loans Documents; provided that the aggregate principal amount of Indebtedness at any time outstanding pursuant to this clause (d) shall not exceed $1,430,000,000, provided that such Indebtedness shall not be extended, renewed, replaced, refinanced or otherwise amended, except as permitted by subsection 8.13;

          (e) Indebtedness of (i) any Borrower (other than Canadian Finco) owing to any other Borrower or Holdings, (ii) any Borrower (other than Canadian Finco) owing to any Subsidiary, (iii) any Qualified Subsidiary Guarantor owing to Holdings or any Borrower (other than Canadian Finco) or any other Qualified Subsidiary Guarantor, (iv) any Non-Guarantor Subsidiary owing to any Borrower (other than Canadian Finco) or


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


     any Subsidiary Guarantor if permitted pursuant to subsection 8.8 and (v) any Non-Guarantor Subsidiary owing to any other Non-Guarantor Subsidiary, so long as any such Indebtedness of any Loan Party owing to any Subsidiary that is not a Loan Party shall be subject to subordination provisions substantially in the form of Exhibit L;

          (f) Indebtedness of the Parent Borrower and any of its Subsidiaries incurred to finance or refinance the acquisition, leasing, construction or improvement of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise) otherwise permitted pursuant to this Agreement, and any other Financing Leases, in an aggregate principal amount not, when added to the aggregate principal amount of outstanding Assumed Indebtedness of the type described in this paragraph (f), exceeding $175,000,000 at any one time outstanding, provided that such amount shall be increased by an amount equal to $25,000,000 on (x) each anniversary of the Closing Date, so long as no Default or Event of Default shall have occurred and be continuing on any date on which such amount is to be increased or (y) such later date on which such Default or Event of Default shall have been cured;

          (g) (x) unsecured Indebtedness of the Parent Borrower and any of its Subsidiaries incurred to finance or refinance the purchase price of, or (y) Indebtedness of the Parent Borrower and any of its Subsidiaries assumed in connection with, any acquisition permitted by subsection 8.9; provided that
     (i) in the case of clause (x), such Indebtedness is incurred prior to, substantially simultaneously with or within six months after such acquisition or in connection with a refinancing thereof, (ii) if such Indebtedness is owed to a Person other than the Person from whom such acquisition is made or any Affiliate thereof, such Indebtedness shall have terms and conditions reasonably satisfactory to the U.S. Administrative Agent and shall not exceed 70% of the purchase price of such acquisition (including any Indebtedness assumed in connection with such acquisition) (or such greater percentage as shall be reasonably satisfactory to the U.S. Administrative Agent or, if any such purchase price shall be greater than $75,000,000, such greater percentage as shall be reasonably satisfactory to the Required Lenders), (iii) if such Indebtedness is being assumed under this paragraph (g), such Indebtedness shall not have been incurred by any party in contemplation of the acquisition permitted by subsection 8.9 and
     (iv) immediately after giving effect to such acquisition no Default or Event of Default shall have occurred and be continuing;

          (h) to the extent that any Indebtedness may be incurred or arise thereunder, Indebtedness of the Parent Borrower and its Subsidiaries under Interest Rate Protection Agreements (other than those entered into for speculative purposes) and under Permitted Hedging Arrangements;

          (i) to the extent that any Guarantee Obligation or other obligation permitted under subsection 8.4 constitutes Indebtedness, such Indebtedness;

          (j) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business;


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

          (k) Indebtedness of the Parent Borrower or any of its Subsidiaries in respect of Sale and Leaseback Transactions permitted under subsection 8.11;

          (l) Indebtedness of the Parent Borrower or any of its Subsidiaries incurred to finance insurance premiums in the ordinary course of business;

          (m) Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

          (n) Indebtedness in respect of Financing Leases which have been funded solely by Investments of the Parent Borrower and its Subsidiaries permitted by subsection 8.8(l);

          (o) Indebtedness which represents an extension, refinancing, refunding, replacement or renewal of any of the Indebtedness described in paragraphs (b), (c), (d) and (g) of this subsection 8.2 hereof; provided that (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, refunded, replaced or renewed, except by an amount equal to unpaid accrued interest and premium (including applicable prepayment penalties) thereon plus fees and expenses reasonably incurred in connection therewith, (ii) any Liens securing such Indebtedness are limited to all or part of the same property (including, if required by the documentation evidencing such Indebtedness being extended, refinanced, refunded, replaced or renewed, after-acquired property of the same type) that secured the Indebtedness being refinanced; provided that the total value of the collateral securing such Indebtedness incurred under this subsection 8.2(o) immediately following such incurrence shall not be materially greater than the value of the collateral securing the Indebtedness being extended, refinanced, refunded, replaced or renewed immediately prior to such extension, refinancing, refunding, replacement or renewal, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing, refunding, replacement or renewal does not result in a shortening of the Weighted Average Life to Maturity of the Indebtedness so extended, refinanced, refunded, replaced or renewed and (v) if the Indebtedness that is extended, refinanced, refunded, replaced or renewed was subordinated in right of payment to the obligations of any Loan Party hereunder and under the other Loan Documents, then the terms and conditions of the extension, refinancing, refunding, replacement or renewal Indebtedness must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the extended, refinanced, refunded, replaced or renewed Indebtedness;

          (p) cash management obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case arising under standard business terms of any bank at which the Parent Borrower or Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;


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

          (q) Indebtedness of Foreign Subsidiaries of the Parent Borrower not exceeding in aggregate principal amount at any time outstanding an amount equal to $50,000,000; and

          (r) Indebtedness not otherwise permitted by the preceding paragraphs of this subsection 8.2 not exceeding $250,000,000 in aggregate principal amount at any one time outstanding.

For purposes of determining compliance with this subsection 8.2, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

          8.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (Liens described below are herein referred to as "Permitted Liens"; provided, however, that no reference to a Permitted Lien herein, including any statement or provision as to the acceptability of any Permitted Lien, shall in any way constitute or be construed so as to postpone or subordinate any Liens or other rights of the Agents, the Lenders or any of them hereunder or arising under any other Loan Document in favor of such Permitted Lien):

          (a) Liens for taxes, assessments and similar charges not yet delinquent or the nonpayment of which in the aggregate could not reasonably be expected to have a Material Adverse Effect, or which are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and relating to obligations which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted;


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

          (c) Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, provided that the rental payments secured thereby are not yet due and payable;

          (d) pledges, deposits or other Liens in connection with workers' compensation, unemployment insurance, other social security benefits or other insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

          (e) Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, if appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order, are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (f) Liens to secure the performance of bids, trade contracts (other than for borrowed money), obligations for utilities, leases, statutory obligations, surety and appeal bonds, performance bonds, judgment and like bonds, replevin and similar bonds and other obligations of a like nature incurred in the ordinary course of business;

          (g) zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole;

          (h) Liens securing or consisting of (i) Indebtedness of the Parent Borrower and its Subsidiaries permitted by subsection 8.2(f) incurred to finance or refinance the acquisition, leasing, construction or improvement of fixed or capital assets or (ii) Indebtedness of the Parent Borrower and its Subsidiaries permitted by subsection 8.2(g) assumed in connection with any acquisition permitted by subsection 8.9, provided that (i) such Liens shall not be created in contemplation of the acquisition permitted by subsection 8.9 and shall be created no later than the later of the date of such acquisition or the date of the assumption of such Indebtedness, and
     (ii) such Liens do not at any time encumber any property other than the property financed or refinanced by such Indebtedness and, in the case of Indebtedness assumed in connection with any such acquisition, the total value of the collateral constituting such Liens immediately following such acquisition shall not be materially greater than the value of the collateral constituting such Liens immediately prior to such acquisition;

          (i) Liens existing on assets or properties at the time of the acquisition thereof by the Parent Borrower or any of its Subsidiaries which do not materially interfere with the use, occupancy, operation and maintenance of structures existing on the property subject thereto or extend to or cover any assets or properties of the Parent Borrower or such Subsidiary other than the assets or property being acquired;

          (j) Liens in existence on the Closing Date and listed on Schedule 8.3(j) and other Liens securing Assumed Indebtedness;


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

          (k) Liens securing Guarantee Obligations permitted under subsection 8.4(e);

          (l) Liens created pursuant to the Security Documents;

          (m) any encumbrance or restriction (including put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement, provided that no such encumbrance or restriction affects in any way the ability of the Parent Borrower or any of its Subsidiaries to comply with subsection 7.9(b) or
     (c);

          (n) Liens on property subject to Sale and Leaseback Transactions permitted under subsection 8.11 and general intangibles related thereto;

          (o) Liens on Intellectual Property; provided that such Liens result from the granting of licenses in the ordinary course of business to or from any Person to use such Intellectual Property;

          (p) Liens on property (i) of any Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Subsidiary permitted under subsection 8.2, Guarantee Obligations of the applicable Subsidiary permitted under subsection 8.4 or other liabilities or obligations of the applicable Subsidiary not prohibited by this Agreement;

          (q) Liens securing or consisting of Indebtedness of the Parent Borrower and its Subsidiaries permitted by subsection 8.2(d) and any refinancings, extensions and replacements thereof otherwise permitted under this Agreement; provided that (i) such Liens do not apply to any asset other than Collateral that is subject to a Lien granted under a U.S. Security Document to secure the "Secured Obligations" as defined in the U.S. Guarantee and Collateral Agreement and (ii) all such Liens shall be subject to the Intercreditor Agreement or another intercreditor agreement that is no less favorable to the Secured Parties than the Intercreditor Agreement;

          (r) Liens on property of any Foreign Subsidiary of the Parent Borrower securing Indebtedness of such Subsidiary permitted by subsection 8.2(q);

          (s) Liens (i) that are contractual rights of set-off, (ii) relating to purchase orders and other agreements entered into with customers or suppliers of the Parent Borrower or any Subsidiary in the ordinary course of business or (iii) in favor of financial institutions encumbering deposits or other amounts (including the right of set-off) which are within the general parameters customary in the banking industry;

          (t) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods; and


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

          (u) Liens not otherwise permitted hereunder, all of which Liens permitted pursuant to this subsection 8.3(u) secure obligations not exceeding $50,000,000 in aggregate amount at any time outstanding.

          8.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except:

          (a) Guarantee Obligations in existence on the Closing Date and listed in Schedule 8.4(a), and any refinancings, refundings, extensions or renewals thereof, provided that the amount of such Guarantee Obligation shall not be increased at the time of such refinancing, refunding, extension or renewal except to the extent that the amount of Indebtedness in respect of such Guarantee Obligations is permitted to be increased by subsection 8.2(o);

          (b) Guarantee Obligations for performance, bid, appeal, judgment, replevin and similar bonds and suretyship arrangements, all in the ordinary course of business;

          (c) Guarantee Obligations in respect of indemnification and contribution agreements expressly permitted by subsection 8.10(iv) or similar agreements by the Parent Borrower;

          (d) Reimbursement Obligations in respect of the Letters of Credit or reimbursement obligations in respect of any other letters of credit permitted under subsection 8.2;

          (e) Guarantee Obligations in respect of third-party loans and advances to officers or employees of Holdings or any of its Subsidiaries (i) for travel and entertainment expenses incurred in the ordinary course of business, (ii) for relocation expenses incurred in the ordinary course of business, or (iii) for other purposes in an aggregate amount so long as all Guarantee Obligations incurred under this paragraph (e), together with the aggregate amount of all Investments permitted under subsection 8.8(e) (other than clause (iv) thereof), does not exceed $5,000,000 outstanding at any time;

          (f) obligations to insurers required in connection with worker's compensation and other insurance coverage incurred in the ordinary course of business;

          (g) obligations of the Parent Borrower and its Subsidiaries under any Interest Rate Protection Agreements (other than those entered into for speculative purposes) or under Permitted Hedging Arrangements;

          (h) Guarantee Obligations incurred in connection with acquisitions permitted under subsection 8.9, provided that if any such Guarantee Obligation inures to the benefit of any Person other than the Person from whom such acquisition is made or any Affiliate thereof, such Guarantee Obligation shall not exceed, with respect to any such acquisition, 70% of the purchase price of such acquisition (including any Indebtedness assumed in connection with any such acquisition) (or such greater percentage as shall be reasonably satisfactory to the U.S. Administrative Agent or, if any such purchase price shall be


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

     greater than $75,000,000, such greater percentage shall be reasonably satisfactory to the Required Lenders);

          (i) guarantees made by the Parent Borrower or any of its Subsidiaries of obligations of the Parent Borrower or any of its Subsidiaries (other than any Indebtedness outstanding pursuant to subsections 8.2(b), (c), (d),
     (j), (k) and (q)) which obligations are otherwise permitted under this Agreement;

          (j) Guarantee Obligations in connection with sales or other dispositions permitted under subsection 8.6, including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

          (k) Guarantee Obligations incurred pursuant to the U.S. Guarantee and Collateral Agreement or any Canadian Security Document or otherwise in respect of Indebtedness permitted by subsection 8.2(a);

          (l) Guarantee Obligations in respect of Indebtedness permitted pursuant to subsections 8.2(b), (c) and (d), provided that (x) if any such Indebtedness is subordinated in right of payment to the obligations of any Loan Party hereunder and under the other Loan Documents, then any corresponding Guarantee Obligations are subordinated to Indebtedness outstanding pursuant to this Agreement and other Loan Documents to substantially the same extent, (y) Guarantee Obligations in respect of Indebtedness permitted pursuant to subsections 8.2(b) and 8.2(d) shall be permitted only so long as such Guarantee Obligations are incurred only by Guarantors or Borrowers and (z) Guarantee Obligations in respect of Assumed Indebtedness permitted pursuant to subsection 8.2(c) shall be permitted to the extent no additional guarantors of such Indebtedness are added following the Closing Date;

          (m) accommodation guarantees for the benefit of trade creditors of the Parent Borrower or any of its Subsidiaries in the ordinary course of business;

          (n) Guarantee Obligations in respect of Indebtedness or other obligations of a Person in connection with a joint venture or similar arrangement in respect of which no other co-investor or other Person has a greater legal or beneficial ownership interest than the Parent Borrower or any of its Subsidiaries, and as to all of such Persons does not at any time exceed $20,000,000 in aggregate principal amount; provided that such amount shall be reduced by the aggregate amount of Investments permitted by subsection 8.8(k); and

          (o) Guarantee Obligations of the Parent Borrower and its Subsidiaries in respect of Indebtedness of Foreign Subsidiaries incurred pursuant to subsection 8.2(q); provided that the aggregate amount of such Guarantee Obligations outstanding pursuant to this clause (o), when aggregated with
     (i) all dividends made pursuant to paragraph 8.7(k), (ii) all Investments (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective Investment) outstanding pursuant to paragraphs 8.8(k) and (o), (iii) all cash consideration paid in respect of acquisitions


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

     pursuant to paragraph 8.9(b)(iii) and (iv) all optional prepayments made pursuant to subsection 8.13(f) do not at any time exceed $100,000,000.

          8.5 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

          (a) any Subsidiary of the Parent Borrower may be merged, consolidated or amalgamated with or into the Parent Borrower (provided that the Parent Borrower shall be the continuing or surviving corporation) or with or into any one or more Wholly Owned Subsidiaries of the Parent Borrower (provided that the Wholly Owned Subsidiary or Subsidiaries of the Parent Borrower shall be the continuing or surviving entity); provided that if such merger or consolidation constitutes a transfer of all or substantially all of the assets of any Loan Party, (1) the continuing or surviving entity shall be a Loan Party, or (2) at the time of such merger, consolidation or amalgamation, the Payment Conditions are satisfied;

          (b) any Subsidiary of the Parent Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or any Wholly Owned Subsidiary of the Parent Borrower (and, in the case of a non-Wholly Owned Subsidiary, may be liquidated to the extent the Parent Borrower or any Wholly Owned Subsidiary which is a direct parent of such non-Wholly Owned Subsidiary receives a pro rata distribution of the assets thereof); provided that if any Borrower so disposes of all or substantially all of its assets, either (A) such Borrower shall, simultaneously with such disposition, (1) repay in full all outstanding Loans made (x) to it and (y) against assets contributed by it to the Borrowing Base to any other Borrower and (2) terminate its right to borrow hereunder or (B) the transferee of such assets shall be a Borrower; provided, further, that (x) if the Subsidiary that disposes of any or all of its assets is a Loan Party, (1) the transferee of such assets shall be a Loan Party, or (2) at the time of such disposition, the Payment Conditions are satisfied; and

          (c) as expressly permitted by subsection 8.6.

          8.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer, license, abandon or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests) (other than leases or rentals of revenue earning equipment in the ordinary course of business), whether now owned or hereafter acquired, or, in the case of any Subsidiary of Holdings, issue or sell any shares of such Subsidiary's Capital Stock, to any Person other than, subject to any applicable limitations set forth in subsection 8.5, Holdings or any Wholly Owned Subsidiary of Holdings, except:

          (a) the sale or other Disposition of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business;

          (b) the sale or other Disposition of any Inventory or Rental Fleet in the ordinary course of business;


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          (c) the sale or discount without recourse of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable, in each case in connection with the compromise or collection thereof; provided that, in the case of any Foreign Subsidiary of the Parent Borrower, any such sale or discount may be with recourse if such sale or discount is consistent with customary practice in such Foreign Subsidiary's country of business;

          (d) as permitted by subsection 8.5(b) or 8.5(c) and pursuant to Sale and Leaseback Transactions permitted by subsection 8.11;

          (e) subject to any applicable limitations set forth in subsection 8.5, Dispositions of any assets or property among (i) the Qualified Loan Parties and (ii) the Non-Guarantor Subsidiaries;

          (f) (i) the abandonment or other Disposition of patents, trademarks or other Intellectual Property that are, in the reasonable judgment of the Parent Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole and (ii) licensing of Intellectual Property in the ordinary course of business;

          (g) any Disposition by the Parent Borrower or any of its Subsidiaries, provided that (i) the Net Cash Proceeds of each such Disposition do not exceed $10,000,000 and (ii) the aggregate Net Cash Proceeds of all Dispositions in any Fiscal Year made pursuant to this paragraph (g) do not exceed $20,000,000;

          (h) any other Asset Sales by the Parent Borrower or any of its Subsidiaries the Net Cash Proceeds of which other Asset Sales do not exceed $100,000,000 in the aggregate after the Closing Date, provided that in the case of any such Asset Sale, an amount equal to 100% of the Net Cash Proceeds of such Dispositions less the Reinvested Amount is applied in accordance with subsection 4.4(b);

          (i) any involuntary Disposition due to casualty or condemnation; and

          (j) any Disposition set forth on Schedule 8.6(j).

          8.7 Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of the Parent Borrower or options, warrants or other rights to purchase common stock of the Parent Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Parent Borrower or any of its Subsidiaries or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution (other than distributions payable solely in common stock of the Parent Borrower or options, warrants or other rights to purchase common stock of the Parent Borrower) in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent Borrower or any of its Subsidiaries, except that:


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          (a) any Subsidiary of the Parent Borrower may pay dividends or return capital or make distributions and other similar payments with regard to its Capital Stock to the Parent Borrower or to a Wholly-Owned Subsidiary of the Parent Borrower which owns equity therein;

          (b) any non-Wholly-Owned Subsidiary of the Parent Borrower may pay dividends or return capital or make distributions and other similar payments to its shareholders generally so long as the Parent Borrower or its respective Subsidiary which owns the Capital Stock in the Subsidiary paying such dividends or returning such capital or making such distributions and other similar payments receives at least its proportionate share thereof (based upon its relative holding of the Capital Stock in the Subsidiary paying such dividends or returning such capital or making such distributions and other similar payments and taking into account the relative preferences, if any, of the various classes of Capital Stock of such Subsidiary);

          (c) the Parent Borrower and any of its Subsidiaries may pay cash dividends in an amount sufficient to allow any Parent Entity to pay expenses (other than taxes) incurred in the ordinary course of business, provided that, if any Parent Entity shall own any material assets other than the Capital Stock of Holdings or another Parent Entity or other assets relating to the ownership interest of such Parent Entity in another Parent Entity, the Parent Borrower or Subsidiaries of the Parent Borrower, such cash dividends with respect to such Parent Entity shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in the Parent Borrower or another Parent Entity and such other related assets;

          (d) the Parent Borrower and any of its Subsidiaries may pay cash dividends in an amount sufficient to cover reasonable and necessary expenses (including professional fees and expenses) (other than taxes) incurred by any Parent Entity in connection with (i) registration, public offerings and exchange listing of equity or debt securities and maintenance of the same, (ii) compliance with reporting obligations under, or in connection with compliance with, federal or state laws or under this Agreement or any of the other Loan Documents and (iii) indemnification and reimbursement of directors, officers and employees in respect of liabilities relating to their serving in any such capacity, or obligations in respect of director and officer insurance (including premiums therefor), provided that, in the case of sub-clause (i) above, if any Parent Entity shall own any material assets other than the Capital Stock of Holdings or another Parent Entity or other assets relating to the ownership interest of such Parent Entity in another Parent Entity, Holdings or its Subsidiaries, with respect to such Parent Entity such cash dividends shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in another Parent Entity, Holdings and such other assets;

          (e) the Parent Borrower and any of its Subsidiaries may pay, without duplication, cash dividends (i) pursuant to the Tax Sharing Agreement, and
     (ii) to pay or permit any Parent Entity to pay any Related Taxes;


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          (f) the Parent Borrower and any of its Subsidiaries may pay cash dividends in an amount sufficient to allow any Parent Entity to repurchase shares of its Capital Stock or rights, options or units in respect thereof from any Management Investors or former Management Investors (or any of their respective heirs, successors, assigns, legal representatives or estates), or as otherwise contemplated by any Management Subscription Agreements, for an aggregate purchase price not to exceed $10,000,000; provided that such amount shall be increased by (i) an amount equal to $2,500,000 on each anniversary of the Closing Date, commencing on the first anniversary of the Closing Date, and (ii) an amount equal to the proceeds to the Parent Borrower (whether received by it directly or from a Parent Entity or applied to pay Parent Entity Expenses) of any resales or new issuances of shares and options to any Management Investors, at any time after the initial issuances to any Management Investors, together with the aggregate amount of deferred compensation owed by the Parent Borrower or any of its Subsidiaries to any Management Investor that shall thereafter have been cancelled, waived or exchanged at any time after the initial issuances to any thereof in connection with the grant to such Management Investor of the right to receive or acquire shares of Holdings' or any Parent Entity's Capital Stock;

          (g) the Parent Borrower and any of its Subsidiaries may pay cash dividends in an amount sufficient to allow any Parent Entity to pay all fees and expenses incurred in connection with the Transaction and the other transactions expressly contemplated by this Agreement and the other Loan Documents, and to allow Holdings to perform its obligations under or in connection with the Loan Documents to which it is a party;

          (h) the Parent Borrower and any of its Subsidiaries may pay a cash dividend to Holdings (and Holdings may use the cash proceeds thereof to pay a cash dividend directly or indirectly to any Parent Entity), in each case on the Closing Date to give effect to the Recapitalization;

          (i) in addition to the foregoing dividends, the Parent Borrower and any of its Subsidiaries may pay additional dividends, payments and distributions not otherwise permitted pursuant to this subsection 8.7; provided that, at the time such dividend, payment or distribution is made the Payment Conditions are satisfied;

          (j) the Parent Borrower and any of its Subsidiaries may pay dividends in an amount sufficient to allow any Parent Entity to pay all fees, expenses, purchase price adjustments and other obligations (other than any obligation (other than Related Taxes) related to the Seller Notes) incurred pursuant to the Recapitalization Agreement as in effect on the date hereof or the Indemnification Agreement (as defined in the Recapitalization Agreement) as in effect on the date hereof; and

          (k) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Parent Borrower and any of its Subsidiaries may pay cash dividends; provided that the aggregate amount of such dividends pursuant to this clause (k), when aggregated with (i) all Guarantee Obligations outstanding pursuant to subsection 8.4(o), (ii) all Investments (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective Investment not to exceed


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     the original amount invested) outstanding pursuant to paragraphs 8.8(k) and
     (o), (iii) all cash consideration paid in respect of acquisitions pursuant to paragraph 8.9(b)(iii) and (iv) all optional prepayments made pursuant to subsection 8.13(f), do not at any time exceed $100,000,000.

          8.8 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment, in cash or by transfer of assets or property, in (each an "Investment"), any Person, except:

          (a) extensions of trade credit in the ordinary course of business;

          (b) Investments in cash and Cash Equivalents;

          (c) Investments existing on the Closing Date and described in Schedule 8.8(c), setting forth the respective amounts of such Investments as of a recent date;

          (d) Investments in notes receivable and other instruments and securities obtained in connection with transactions permitted by subsection 8.6(c);

          (e) loans and advances to officers, directors or employees of Holdings or any of its Subsidiaries (i) in the ordinary course of business for travel and entertainment expenses, (ii) for relocation expenses in the ordinary course of business or (iii) made for other purposes in an aggregate amount so long as all such Investments (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective Investment not to exceed the original amount invested) pursuant to this paragraph (e) (other than clause (iv) hereof), together with the aggregate amount of all Guarantee Obligations permitted pursuant to subsection 8.4(e), does not exceed $5,000,000 outstanding at any time and
     (iv) relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise specified in subsection 8.10;

          (f) (i) Investments by any Qualified Loan Party in any other Qualified Loan Party, (ii) Investments by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary, (iii) Investments by Canadian Finco in RSC Canada consisting of intercompany loans made by Canadian Finco to RSC Canada and
     (iv) Investments in Holdings in amounts and for purposes for which dividends are permitted under subsection 8.7;

          (g) acquisitions expressly permitted by subsection 8.9;

          (h) Investments of the Parent Borrower and its Subsidiaries under Interest Rate Protection Agreements (other than those entered into for speculative purposes) or under Permitted Hedging Arrangements;


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          (i) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or otherwise described in subsection 8.3(c), (d) or (f);

          (j) Investments representing non-cash consideration received by the Parent Borrower or any of its Subsidiaries in connection with any Asset Sale, provided that in the case of any Asset Sale permitted under subsection 8.6(g) or (h), such non-cash consideration constitutes not more than 25% of the aggregate consideration received in connection with such Asset Sale and any such non-cash consideration received by the Parent Borrower or any other Loan Party is pledged to the U.S. Collateral Agent, for the benefit of the Lenders, pursuant to the Security Documents;

          (k) Investments by the Parent Borrower or any of its Subsidiaries in a Person in connection with a joint venture or similar arrangement in respect of which no other co-investor or other Person has a greater legal or beneficial ownership interest than the Parent Borrower or such Subsidiary; provided that (i) the aggregate amount of such Investments (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective Investment) outstanding pursuant to this paragraph (k), when aggregated with (A) all Guarantee Obligations outstanding pursuant to subsection 8.4(o), (ii), (B) all cash dividends paid pursuant to paragraph 8.7(k), (C) all Investments (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective Investment not to exceed the original amount invested) outstanding pursuant to paragraph (o) of this subsection 8.8, (D) all cash consideration paid in respect of acquisitions pursuant to paragraph 8.9(b)(iii) and (E) all optional prepayments made pursuant to subsection 8.13(f), do not exceed $100,000,000 in the aggregate, (ii) the aggregate amount of Investments (determined as the amount originally advanced, loans or otherwise invested, less any returns on the respective Investment not to exceed the original amount invested) in Persons pursuant to this paragraph
     (k), when aggregated with all Investments (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective Investment not to exceed the original amount invested) in Persons that are organized outside of the United States and Canada pursuant to paragraph (o) of this subsection 8.8 and all acquisitions pursuant to clause (b)(iii) of subsection 8.9 in Persons that are organized (or assets that are located) outside of the United States and Canada shall not exceed $35,000,000 and (iii) the Parent Borrower or such Subsidiary complies with the provisions of subsections 7.9(b) and (c) hereof, if applicable, with respect to such ownership interest;

          (l) Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Parent Borrower or any of its Subsidiaries that were issued in connection with the financing of such assets, so long as the Parent Borrower or any such Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

          (m) Investments representing evidences of Indebtedness, securities or other property received from another Person by the Parent Borrower or any of its Subsidiaries


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     in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by the Parent Borrower or any of its Subsidiaries; provided that any such securities or other property received by the Parent Borrower or any other Loan Party is pledged to the Collateral Agents, for the benefit of the Lenders, pursuant to the Security Documents;

          (n) Investments not otherwise permitted by the other clauses of this subsection 8.8; provided that at the time such Investments are made the Payment Conditions are satisfied; and

          (o) other Investments; provided that (i) the aggregate amount of such Investments (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective Investment not to exceed the original amount invested) outstanding pursuant to this paragraph
     (o), when aggregated with (A) all Guarantee Obligations outstanding pursuant to subsection 8.4(o), (ii), (B) all cash dividends paid pursuant to paragraph 8.7(k), (C) all Investments (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective Investment not to exceed the original amount invested) pursuant to paragraph (k) of this subsection 8.8, (D) all cash consideration paid in respect of acquisitions pursuant to paragraph 8.9(b)(iii) and (E) all optional prepayments made pursuant to subsection 8.13(f), do not at any time exceed $100,000,000 in the aggregate and (ii) the aggregate amount of Investments (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective Investment not to exceed the original amount invested) in Persons that are organized outside of the United States and Canada pursuant to this paragraph (o), when aggregated with all Investments (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective Investment not to exceed the original amount invested) pursuant to paragraph (k) of this subsection 8.8 and all acquisitions pursuant to paragraph (b)(iii) of subsection 8.9 in Persons that are organized (or assets that are located) outside of the United States and Canada, shall not exceed $35,000,000.

          8.9 Limitations on Certain Acquisitions. Acquire by purchase or otherwise all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, except that the Parent Borrower and its Subsidiaries shall be allowed to make any such acquisitions so long as:

          (a) such acquisition is expressly permitted by subsection 8.5, or

          (b) the aggregate consideration paid by the Parent Borrower and its Subsidiaries for such acquisition (including cash and indebtedness incurred or assumed in connection with such acquisition) consists solely of any combination of:

               (i) Capital Stock of any Parent Entity or Holdings; and/or

               (ii) cash in an amount equal to the Net Cash Proceeds of the sale or issuance of Capital Stock of any Parent Entity or Holdings which amount is


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          contributed to the Parent Borrower within 90 days prior to the date of the relevant acquisition (and is not a Specified Equity Contribution); and/or

               (iii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, cash and other property (excluding cash and other property covered in clauses (i) and (ii) of this subsection 8.9(b)) and Indebtedness (whether incurred or assumed, in an aggregate amount); provided that (i) the aggregate amount of such cash consideration (net of any increase in the Available RCF Commitment attributable to the purchase of revenue earning equipment in connection with such acquisition) paid pursuant to this clause
          (b)(iii), when aggregated with (A) all Guarantee Obligations outstanding pursuant to subsection 8.4(o), (ii), (B) all cash dividends paid pursuant to paragraph 8.7(k), (C) all Investments (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective Investment not to exceed the original amount invested) pursuant to paragraphs 8.8(k) and (o) and (D) all optional prepayments made pursuant to subsection 8.13(f), does not exceed $100,000,000 in the aggregate and (ii) the aggregate consideration paid in respect of acquisitions of Persons that are organized (or assets that are located) outside of the United States and Canada pursuant to this paragraph (b)(iii), when aggregated with all Investments (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective Investment not to exceed the original amount invested) pursuant to paragraphs (k) and (o) of subsection 8.8, shall not exceed $35,000,000; or

          (c) the Payment Conditions shall have been satisfied;

provided, further, that in the case of each such acquisition pursuant to paragraphs (a), (b) and (c) of this subsection 8.9, after giving effect thereto, no Default or Event of Default shall occur as a result of such acquisition.

          8.10 Limitation on Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon terms no less favorable to Holdings or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate; provided that nothing contained in this subsection 8.10 shall be deemed to prohibit:

          (i) Holdings or any of its Subsidiaries from entering into or performing any consulting, management or employment agreements or other compensation arrangements with a director, officer or employee of Holdings or any of its Subsidiaries that provides for annual aggregate base compensation not in excess of $1,500,000 for each such director, officer or employee;

          (ii) Holdings or any of its Subsidiaries from entering into or performing an agreement with any Sponsor or any Affiliate of any Sponsor for the rendering of management consulting, monitoring or financial advisory services for compensation


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     not to exceed in the aggregate $6,000,000 per year plus reasonable out-of-pocket expenses;

          (iii) the payment of transaction expenses in connection with this Agreement;

          (iv) Holdings or any of its Subsidiaries from entering into, making payments pursuant to and otherwise performing an indemnification and contribution agreement in favor of any Permitted Holder and each person who is or becomes a director, officer, agent or employee of Holdings or any of its Subsidiaries, in respect of liabilities (A) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by any Parent Entity (provided that, if such Parent Entity shall own any material assets other than the Capital Stock of Holdings or another Parent Entity, or other assets relating to the ownership interest of such Parent Entity in Holdings or another Parent Entity, such liabilities shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such liabilities relating or allocable to the ownership interest of such Parent Entity in Holdings or another Parent Entity and such other related assets) or Holdings or any of its Subsidiaries, (B) incurred to third parties for any action or failure to act of Holdings or any of its Subsidiaries, predecessors or successors, (C) arising out of the performance by any Affiliate of any Sponsor of management consulting, monitoring or financial advisory services provided to Holdings or any of its Subsidiaries, (D) arising out of the fact that any indemnitee was or is a director, officer, agent or employee of Holdings or any of its Subsidiaries, or is or was serving at the request of any such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise or (E) to the fullest extent permitted by Delaware or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of Holdings or any of its Subsidiaries;

          (v) Holdings or any of its Subsidiaries from performing any agreements or commitments with or to any Affiliate existing on the Closing Date and described on Schedule 8.10(v);

          (vi) any transaction permitted under subsection 8.4(c), 8.4(e), 8.5, 8.7, 8.8(e) or 8.8(f) and any transaction between Holdings, any Borrower and any of the Qualified Loan Parties;

          (vii) Holdings and its Subsidiaries from paying the Sponsors and/or their respective Affiliates a transaction fee pursuant to the Transaction Agreement, dated as of the date hereof, among the Sponsors, ACNA and RSC, and the out-of-pocket expenses of the Sponsors and/or their respective Affiliates incurred in connection with the Recapitalization Agreement and the transactions contemplated thereby (including the Financing Transactions (as defined in the Recapitalization Agreement), on the Closing Date in accordance with the terms thereof;


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          (viii) the Transaction, and all transactions relating thereto; and

          (ix) Holdings or any of its Subsidiaries from performing its obligations under the Tax Sharing Agreement.

For purposes of this subsection 8.10, any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence hereof if (i) such transaction is approved by a majority of the Disinterested Directors of the board of directors of any Parent Entity, Holdings, the Parent Borrower or such Subsidiary, or (ii) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the board of directors of any Parent Entity, Holdings, the Parent Borrower or such Subsidiary, such transaction shall be approved by a nationally recognized expert with expertise in appraising the terms and conditions of the type of transaction for which approval is required.

          8.11 Limitation on Sale and Leaseback Transactions. Enter into any arrangement with any Person providing for the leasing by the Parent Borrower or any of its Subsidiaries that is a Loan Party of real or personal property which has been or is to be sold or transferred by the Parent Borrower or any such Subsidiary to such Person or to any other Person that has advanced or that shall advance funds to the Parent Borrower or such Subsidiary on the security of such property or rental obligations of the Parent Borrower or such Subsidiary (any of such arrangements, a "Sale and Leaseback Transaction"), unless (a) such sale or transfer occurs within 90 days after the acquisition of such property by the Parent Borrower or any such Subsidiary, (b) such Sale and Leaseback Transaction is in respect of any of the real properties listed on Schedule 8.11(b) (the "Sale and Leaseback Real Properties"), or (c) the Payment Conditions have been satisfied.

          8.12 Limitation on Dispositions of Collateral. Convey, sell, transfer, lease, or otherwise dispose of any of the Collateral, or attempt, offer or contract to do so (unless such attempt, offer or contract is conditioned upon obtaining any requisite consent of the Lenders hereunder), except for (a) mergers, amalgamations, consolidations, sales, leases, transfers or other Dispositions expressly permitted under subsection 8.5 and (b) sales or other Dispositions expressly permitted under subsection 8.6, including sales of Rental Fleet in the ordinary course of business; and the Administrative Agents and the Collateral Agent shall, and the Lenders hereby authorize the Administrative Agents and the Collateral Agents to, execute such releases of Liens and take such other actions as the Parent Borrower may reasonably request in connection with the foregoing.

          8.13 Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents. (a) Make any optional payment or prepayment on or optional repurchase or redemption of any of the Second-Lien Term Loans or the Senior Notes or any other Indebtedness (other than Indebtedness incurred pursuant to subsections 8.2(a), (c), (e), (m), (p) or (q) (but in the case of subsection 8.2(q), only to the extent such payment, prepayment, repurchase or redemption is not paid with cash of or financing obtained by Holdings or any of its Domestic Subsidiaries)) including any payments on account of, or for a sinking or other analogous fund for, the repurchase, redemption, defeasance or other acquisition thereof, unless, in each case, the Payment Conditions shall have been satisfied.


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          (b) In the event of the occurrence of a Change of Control, repurchase or repay any Indebtedness then outstanding pursuant to any of the Senior Notes or any portion thereof, unless the Borrowers shall have (i) made payment in full of the Loans, all Reimbursement Obligations and any other amounts then due and owing to any Lender or the U.S. Administrative Agent hereunder and under any Note and cash collateralized the Bankers' Acceptances and the L/C Obligations on terms reasonably satisfactory to the U.S. Administrative Agent or (ii) made an offer to pay the Loans, all Reimbursement Obligations and any amounts then due and owing to each Lender and the U.S. Administrative Agent hereunder and under any Note and to cash collateralize the Bankers' Acceptances and the L/C Obligations in respect of each Lender and shall have made payment in full thereof to each such Lender or the U.S. Administrative Agent which has accepted such offer and cash collateralized the Bankers' Acceptances and the L/C Obligations in respect of each such Lender which has accepted such offer.

          (c) Amend, supplement, waive or otherwise modify any of the provisions of any Senior Note Document (including pursuant to an extension, renewal, replacement or refinancing thereof):

               (i) which shortens the fixed maturity or increases the principal amount of, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of the Indebtedness evidenced by the Senior Notes, or increases the amount of, or accelerates the time of payment of, any fees or other amounts payable in connection therewith;

               (ii) which relates to any material affirmative or negative covenants or any events of default or remedies thereunder and the effect of which is to subject Holdings or any of its Subsidiaries to any more onerous or more restrictive provisions; or

               (iii) which otherwise adversely affects the interests of the Lenders as senior secured creditors with respect to the Senior Notes or the interests of the Lenders under this Agreement or any other Loan Document in any material respect.

          (d) Amend, supplement, waive or otherwise modify any of the provisions of any Second-Lien Term Loan Document (including pursuant to an extension, renewal, replacement or refinancing thereof), except as permitted by the Intercreditor Agreement.

          (e) (i) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Tax Sharing Agreement in any manner that would increase the amounts payable by Holdings or any of its Subsidiaries thereunder, other than amendments reasonably reflecting changes in law or regulations after the date hereof, or (ii) otherwise amend, supplement or otherwise modify the terms and conditions of the Tax Sharing Agreement except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.


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          (f) Notwithstanding the foregoing, so long as no Default or Event of
Default has occurred and is continuing or would result therefrom, the Parent Borrower shall be permitted to make optional payments in respect of the Second-Lien Term Loans or the Senior Notes and Indebtedness of Foreign Subsidiaries incurred pursuant to subsection 8.2(q); provided that the aggregate amount of optional payments made pursuant to this paragraph (f), when aggregated with (i) all Guarantee Obligations outstanding pursuant to subsection 8.4(o),
(ii) all cash dividends paid pursuant to paragraph 8.7(k), (iii) all Investments (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective Investment not to exceed the original amount invested) pursuant to paragraphs 8.8(k) and (o) and (iv) all cash consideration paid in respect of acquisitions pursuant to paragraph 8.9(b)(iii), do not at any time exceed $100,000,000 in the aggregate.

          (g) Notwithstanding the foregoing, the Parent Borrower shall be permitted to redeem outstanding Senior Notes with the proceeds received (directly or indirectly) by the Parent Borrower from equity issuances by any Parent Entity of its Capital Stock in connection with the exercise by the Parent Borrower and RSC of their right to redeem Senior Notes with proceeds of such equity issuances pursuant to the Senior Note Indenture.

          8.14 Limitation on Changes in Fiscal Year. Permit the Fiscal Year of Holdings, the Parent Borrower or RSC to end on a day other than December 31.

          8.15 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement which prohibits or limits the ability of Holdings or any of its Subsidiaries (other than any Foreign Subsidiaries or Subsidiaries thereof) to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement or any other Loan Documents upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (a) this Agreement, the other Loan Documents and any related documents, the Senior Note Documents, or the Second-Lien Term Loan Documents, (b) any industrial revenue or development bonds, purchase money mortgages, acquisition agreements or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed or acquired thereby), or (c) operating leases of real property entered into in the ordinary course of business.

          8.16 Limitation on Lines of Business. (a) Enter into any business, either directly or through any Subsidiary or otherwise, except for those businesses of the same general type as those in which the Parent Borrower and its Subsidiaries are engaged on the Closing Date or which are reasonably related thereto.

          (b) In the case of any Foreign Subsidiary Holdco, (x) own any material assets other than securities or Indebtedness of one or more Foreign Subsidiaries and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries or (y) incur or become liable for any Indebtedness for borrowed money to any Person other than the Parent Borrower or a Subsidiary of the Parent Borrower, any other material Indebtedness to any Person other than the Parent Borrower or a Subsidiary of the Parent Borrower or any Guarantee Obligations of any Indebtedness (other than of any Foreign Subsidiary or any Subsidiary of any Foreign Subsidiary), in each case except pursuant to subsections 8.2(a) and 8.4(k).


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          (c) Holdings will not (i) engage at any time in any business or business activity, other than (A) its ownership of all outstanding Capital Stock issued by the Parent Borrower, (B) actions incidental to the consummation of the Transaction, (C) actions required by law to maintain its existence or to engage in the business or business activities described in clause (A) above, (D) the payment of dividends and taxes and (E) activities incidental to its maintenance and continuance and to the foregoing activities; (ii) own any material assets other than those relating to the business and business activities described in clause (i) above; and (iii) incur any Indebtedness other than Indebtedness arising from Investments made pursuant to subsection 8.8(f)(iii) and any Indebtedness incurred pursuant to this Agreement, the other Loan Documents and the Second-Lien Term Loan Documents, (iv) merge or consolidated with or into any other Person or (v) incur or assume any Lien on its property, assets or revenues, except Liens created pursuant to the Security Documents or the Second-Lien Term Loan Documents.

          (d) From and after the creation thereof, Canadian Finco will not (i) engage at any time in any business activity, other than (A) its ownership of or disposition to RSC of, outstanding capital stock issued by RSC Canada and any debt securities or note payables, in each case issued by RSC Canada, (B) actions required by law to maintain its existence or to engage in the business or business activities described in clause (A) above, (C) the payment of dividends and taxes and (D) activities incidental to its maintenance and continuance and to the foregoing activities (including, without limitation, paying guarantee fees to Holdings or any Subsidiary Guarantor and entering into foreign currency swaps); (ii) own any material assets other than those relating to the business and business activities described in clause (i) above; and (iii) incur any Indebtedness other than Indebtedness incurred pursuant to, or permitted by, this Agreement, (iv) merge or consolidate with or into any other Person, other than mergers or consolidations with U.S. Borrowers to the extent permitted by subsection 8.5 or (v) incur or assume any Lien on its property, assets or revenues.

          8.17 Limitations on Currency, Commodity and Other Hedging Transactions. Enter into, purchase or otherwise acquire agreements or arrangements relating to currency, commodity or other hedging except, to the extent and only to the extent that, such agreements or arrangements are entered into, purchased or otherwise acquired in the ordinary course of business of the Parent Borrower or any of its Subsidiaries with reputable financial institutions or vendors and not for purposes of speculation (any such agreement or arrangement permitted by this subsection, a "Permitted Hedging Arrangement").

          Section 9. Events of Default. If any of the following events shall occur and be continuing:

          (a) any Borrower shall fail to pay any principal of any Loan (or face amount of any Bankers' Acceptance Loan) or any Reimbursement Obligation when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or any Borrower shall fail to pay any interest or BA Fee on any Loan, or any other amount payable hereunder, within five days after any such interest or BA Fee or other amount becomes due in accordance with the terms hereof; or

          (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement


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     hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

          (c) any Loan Party shall default in the observance or performance of any agreement contained in subsections 4.16, 7.2(f) (after one Business Day grace period), 7.4 (with respect to maintenance of existence) 7.5, 7.6, 7.7(a) or Section 8 of this Agreement, Section 5.2.2 of the U.S. Guarantee and Collateral Agreement or Section 5.2.2 of the Canadian Guarantee and Collateral Agreement; provided that, in the case of a default in the observance or performance of its obligations under subsection 7.7(a) hereof, such default shall have continued unremedied for a period of two days after a Responsible Officer of the Parent Borrower shall have discovered or should have discovered such default; and provided, further, that if (x) any such failure with respect to subsections 4.16, 7.4, 7.5 or
     7.6 is of a type that can be cured within five Business Days and (y) such Default could not materially adversely impact the Lenders' Liens on the Collateral, such failure shall not constitute an Event of Default for five Business Days after the occurrence thereof so long as the Loan Parties are diligently pursuing the cure of such failure; or

          (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 9), and such default shall continue unremedied for a period ending on the earlier of (i) the date 32 days after a Responsible Officer of Holdings shall have discovered or should have discovered such default and (ii) the date 15 days after written notice has been given to any Credit Agreement Party by the U.S. Administrative Agent or the Required Lenders; or

          (e) Holdings or any of its Subsidiaries shall (i) default in (x) any payment of principal of or interest on any Indebtedness (excluding the Loans and the Reimbursement Obligations) in excess of $50,000,000 or (y) in the payment of any Guarantee Obligation in excess of $50,000,000, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding the Loans and the Reimbursement Obligations) or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable (an "Acceleration"), and such time shall have lapsed and, if any notice (a "Default Notice") shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given; or


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          (f) if (i) any Loan Party or any Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, monitor, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or
     (iii) there shall be commenced against any Loan Party or any Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or
     (iv) any Loan Party or any Material Subsidiaries shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any Material Subsidiaries shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

          (g) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC, a Plan or Foreign Plan shall arise on the assets of Holdings or its Subsidiaries any Commonly Controlled Entity,
     (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the U.S. Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (v) Holdings or its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the U.S. Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or Foreign Plan, or
     (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could be reasonably expected to result in a Material Adverse Effect; or

          (h) one or more judgments or decrees shall be entered against Holdings or any of its Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days


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     from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

          (i) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

          (j) any Loan Document shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Loan Party shall so assert in writing; or

          (k) a Change of Control shall have occurred;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments, if any, shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including the aggregate face amounts of Bankers' Acceptance Loans and all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder and whether or not the Bankers' Acceptance Loans have matured) shall immediately become due and payable, and (B) if such event is any other Event of Default (or in the case of clause (iii) below, any Event of Default), any of the following actions may be taken: (i) with the consent of the Required Lenders, the U.S. Administrative Agent may, or upon the request of the Required Lenders the U.S. Administrative Agent shall, by notice to the Parent Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments, if any, shall immediately terminate; (ii) with the consent of the Required Lenders, the U.S. Administrative Agent may, or upon the request of the Required Lenders, the U.S. Administrative Agent shall, by notice to the Parent Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including the aggregate face amount of all Bankers' Acceptance Loans and all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder and whether or not the Bankers' Acceptance Loans have matured) to be due and payable forthwith, whereupon the same shall immediately become due and payable and (iii) the Collateral Agents may enforce all of the Liens and security interests created by the respective Security Documents.

          In the case of all U.S. RCF Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the applicable U.S. Borrower shall at such time deposit in a cash collateral account opened by the U.S. Administrative Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such U.S. RCF Letters of Credit (and each U.S. Borrower


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hereby grants to the U.S. Collateral Agent, for the ratable benefit of the applicable Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such U.S. RCF Letters of Credit and all other obligations under the Loan Documents of the US Borrowers). In the case of all Canadian RCF Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the applicable Canadian Borrower shall at such time deposit in a cash collateral account opened by the applicable Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such Canadian RCF Letters of Credit (and the Canadian Borrowers hereby grant to the Canadian Collateral Agent, for the ratable benefit of the applicable Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Canadian RCF Letters of Credit and all other obligations of such Canadian Borrowers under the Loan Documents). If at any time the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, determines that any funds held in any such cash collateral account are subject to any right or claim of any Person other than the U.S. Collateral Agent or the Canadian Collateral Agent, as applicable, and the applicable Secured Parties, or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding U.S. RCF Letters of Credit or Canadian RCF Letters of Credit, as applicable, the applicable Borrowers, shall, forthwith upon demand by the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, pay to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, determines to be free and clear of any such right and claim. Amounts held in any such cash collateral account with respect to U.S. RCF Letters of Credit shall be applied by the U.S. Administrative Agent to the payment of drafts drawn under such U.S. RCF Letters of Credit, and the unused portion thereof after all such U.S. RCF Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Loan Parties hereunder and under the other Loan Documents. Amounts held in any such cash collateral account with respect to Canadian RCF Letters of Credit shall be applied by the applicable Agent to the payment of drafts drawn under such Canadian RCF Letters of Credit, and the unused portion thereof after all such Canadian RCF Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Loan Parties hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Loan Parties hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower (or such other Person as may be lawfully entitled thereto). Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Lender in its capacity as a Secured Party or as beneficiary of any security granted pursuant to the Security Documents shall have any right to exercise remedies in respect of such security without the prior written consent of the Required Lenders.

          Except as expressly provided above in this Section 9.1, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


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          Section 10. The Agents And The Lead Arrangers.

          10.1 Appointment. (a) Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Lead Arrangers shall not have any duties or responsibilities, except, in the case of each Administrative Agent, each Collateral Agent and the Issuing Lender, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent or the Lead Arrangers. Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the U.S. Administrative Agent, the U.S. Collateral Agent, the Canadian Administrative Agent and the Canadian Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates).

          (b) For greater certainty, and without limiting the powers of the Agents or any other Person acting as an agent, attorney-in-fact or mandatory for the Agents under this Agreement or under any of the Loan Documents, each Lender (for itself and for all other Secured Parties that are Affiliates of such Lender) and each Agent hereby (i) irrevocably appoints and constitutes (to the extent necessary) and confirms the constitution of (to the extent necessary), the Canadian Collateral Agent as the holder of an irrevocable power of attorney (in such capacity, the "fonde de pouvoir") within the meaning of Article 2692 of the Civil Code of Quebec for the purposes of entering and holding on their behalf, and for their benefit, any Liens, including hypothecs ("Hypothecs"), granted or to be granted by any Loan Party on movable or immovable property pursuant to the laws of the Province of Quebec to secure obligations of any Loan Party under any bond issued by any Loan Party and exercising such powers and duties which are conferred upon the Canadian Collateral Agent in its capacity as fonde de pouvoir under any of the Hypothecs; and (ii) appoints (and confirms the appointment of) and agrees that the Canadian Administrative Agent, acting as agent for the applicable Secured Parties, may act as the custodian, registered holder and mandatory (in such capacity, the "Custodian") with respect to any bond that may be issued and pledged from time to time for the benefit of the applicable Secured Parties. Each applicable Secured Party shall be entitled to the benefits of any charged property covered by any of the Hypothecs and will participate in the proceeds of realization of any such charged property, the whole in accordance with the terms thereof.

          (c) The said constitution of the Canadian Collateral Agent as fonde de pouvoir (within the meaning of Article 2692 of the Civil Code of Quebec) and of the Canadian Administrative Agent as Custodian with respect to any bond that may be issued and pledged by any Loan Party from time to time for the benefit of the applicable Secured Parties shall be


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deemed to have been ratified and confirmed by any Assignee by the execution of an Assignment and Acceptance.

          (d) Notwithstanding the provisions of Section 32 of An Act Respecting the Special Powers of Legal Persons (Quebec), each Administrative Agent and each Collateral Agent may purchase, acquire and be the holder of any bond issued by any Loan Party. Each of the Loan Parties hereby acknowledges that any such bond shall constitute a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.

          (e) The Canadian Collateral Agent herein appointed as fonde de pouvoir and Custodian shall have the same rights, powers and immunities as the Agents as stipulated in this Section 10 of the Credit Agreement, which shall apply mutatis mutandis. Without limiting the effect of the preceding provisions of this clause
(e), the provisions of subsection 9.9 shall apply mutatis mutandis to the resignation and appointment of a successor to the Canadian Collateral Agent acting as fonde de pouvoir and Custodian.

          10.2 Delegation of Duties. In performing its functions and duties under this Agreement, each Agent shall act solely as agent for the Lenders and, as applicable, the other Secured Parties, and no Agent assumes any (and shall not be deemed to have assumed any) obligation or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including, without limitation, the Canadian Administrative Agent in the case of the U.S. Administrative Agent and the U.S. Administrative Agent in the case of the Canadian Administrative Agent, the Canadian Collateral Agent in the case of the U.S. Collateral Agent, the U.S. Collateral Agent in the case of the Canadian Collateral Agent, the U.S. Collateral Agent in the case of the U.S. Administrative Agent and the Canadian Collateral Agent in the case of the Canadian Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

          10.3 Exculpatory Provisions. No Agent, Lead Arranger or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by such Person under or in connection with this Agreement or any other Loan Document (except for the gross negligence or willful misconduct of such Person or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates (as determined in a final non-appealable decision issued by a court of competent jurisdiction)) or (b) responsible in any manner to any of the Lenders for (i) any recitals, statements, representations or warranties made by any Credit Agreement Party or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents or any Lead Arranger under or in connection with, this Agreement or any other Loan Document, (ii) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Notes or any other Loan Document, (iii) for any failure of any Credit Agreement Party or any other Loan Party to perform its obligations hereunder or under any other Loan Document, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, (v) the satisfaction of any of the conditions


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precedent set forth in Section 6, or (vi) the existence or possible existence of any Default or Event of Default. Neither the Agents nor any Lead Arranger shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Credit Agreement Party or any other Loan Party. Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by either Administrative Agent hereunder or given to the Agents for the account of or with copies for the Lenders, the Agents and the Lead Arrangers shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Holdings, any Borrower or any other Loan Party which may come into the possession of the Agents and the Lead Arrangers or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

          10.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Credit Agreement Party), independent accountants and other experts selected by each Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with subsection 11.6 and all actions required by such Section in connection with such transfer shall have been taken. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor. Each Agent shall be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1(a) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Notes and the other Loan Documents in accordance with a request of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1(a), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

          10.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the U.S. Administrative Agent has received notice from a Lender or any Credit Agreement Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the U.S. Administrative Agent receives such a notice, the U.S. Administrative Agent shall give prompt notice thereof to the Lenders. The Agents shall take such action reasonably promptly with respect to such Default or Event of Default as shall be directed by the Required Lenders and/or such other requisite percentage of the Lenders as is


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required pursuant to subsection 11.1 (a); provided that unless and until the
Agents shall have received such directions, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          10.6 Acknowledgements and Representations by Lenders. Each Lender expressly acknowledges that none of the Agents or the Lead Arrangers nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent or any Lead Arranger hereafter taken, including any review of the affairs of any Credit Agreement Party or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Lead Arranger to any Lender. Each Lender represents to the Agents, the Lead Arrangers and each of the Loan Parties that, independently and without reliance upon the any Agent, the Lead Arrangers or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings and its Subsidiaries, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Agents nor any Lead Arranger shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender acknowledges and agrees to comply with the provisions of subsection 11.6 applicable to the Lenders hereunder.

          10.7 Indemnification. (a) The Lenders agree to indemnify each Agent (or any Affiliate thereof) (to the extent not reimbursed by any Borrower or any other Loan Party and without limiting the joint and several obligations of the U.S. Borrower or the Canadian Borrowers, as the case may be, to do so), ratably according to their respective "percentage" as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) in effect on the date on which indemnification is sought under this subsection, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans and/or all other amounts payable hereunder) be imposed on, incurred by or asserted against such Agent (or any Affiliate thereof) in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent (or any Affiliate thereof) under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from such Agent's gross negligence or willful misconduct (as determined in a final non-appealable decision issued by a court of competent jurisdiction). The obligations to indemnify the Issuing Lender and Swing Line


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Lender shall be ratable among the RCF Lenders in accordance with their respective RCF Commitments (or, if the RCF Commitments have been terminated, the outstanding principal amount of their respective RCF Loans and L/C Obligations and their respective participating interests in the outstanding Letters of Credit and shall be payable only by the RCF Lenders). The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

          (b) Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

          (c) The agreements in this subsection 10.7 shall survive the payment of all Borrower Obligations (as defined in the U.S. Guarantee and Collateral Agreement) and Guarantor Obligations.

          10.8 Agents and Lead Arrangers in Their Individual Capacity. Each Agent, the Lead Arrangers and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Agreement Party or any other Loan Party as though such Agent and the Lead Arrangers were not an Agent or an Lead Arranger hereunder and under the other Loan Documents. With respect to Loans made or renewed by them and any Note issued to them and with respect to any Letter of Credit issued or participated in by them, each Agent and the Lead Arrangers shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though they were not an Agent or an Lead Arranger, and the terms "Lender" and "Lenders" shall include the Agents and the Lead Arrangers in their individual capacities.

          10.9 Collateral Matters. (a) Each Lender authorizes and directs the U.S. Collateral Agent to enter into the Security Documents and the Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties. Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the U.S. Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents or the Intercreditor Agreement, and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The U.S. Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

          (b) The Lenders hereby authorize the applicable Administrative Agent and Collateral Agent, in each case at its option and in its discretion, to release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the obligations under the Loan Documents at any time arising under or


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in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof in compliance with subsection 8.6, (iii) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by subsection 11.1) or (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the U.S. Administrative Agent, the U.S. Collateral Agent, the Canadian Administrative Agent or the Canadian Collateral Agent, at any time, the Lenders will confirm in writing such Agent's authority to release particular types or items of Collateral pursuant to this subsection 10.9.

          (c) No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by Holdings or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this subsection
10.9 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent's own interest in the Collateral as Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined in a final non-appealable decision issued by a court of competent jurisdiction).

          (d) The U.S. Collateral Agent may, and hereby does, appoint the U.S. Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the U.S. Collateral Agent's security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree. The Canadian Collateral Agent may, and hereby does, appoint the Canadian Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Canadian Collateral Agent's security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree.

          10.10 Successor Agent. (a) Each Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving 30 days' prior written notice to the Lenders and the Parent Borrower. Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as Collateral Agent, if applicable. Such resignation shall take effect upon the appointment of a successor Administrative Agent and Collateral Agent, if applicable, pursuant to clauses (b) and (c) below or as otherwise provided below.

          (b) Upon any such notice of resignation by an Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent and Collateral Agent, if applicable, hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrowers, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrowers' approval shall not be required if an Event of Default then exists).


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          (c) If a successor Administrative Agent and Collateral Agent, if applicable, shall not have been so appointed within such 30 day period, such Administrative Agent, with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed, provided that the Borrowers' consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent and Collateral Agent, if applicable, who shall serve as the U.S. Administrative Agent or Canadian Administrative Agent, as the case may be, and U.S. Collateral Agent or Canadian Collateral Agent, if applicable, hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor U.S. Administrative Agent or Canadian Administrative Agent, as the case may be, and U.S. Collateral Agent or Canadian Collateral Agent, if applicable, as provided above.

          (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 15th day after the date such notice of resignation was given by any Administrative Agent, such Administrative Agent's resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the U.S. Administrative Agent or Canadian Administrative Agent, as the case may be, hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor U.S. Administrative Agent or Canadian Administrative Agent, as the case may be, as provided above.

          (e) Upon a resignation of any Administrative Agent pursuant to this subsection 10.10, such Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 10 (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of such Administrative Agent for all of its actions and inactions while serving as such Administrative Agent.

          10.11 Lead Arrangers and Syndication Agent. Neither the Syndication Agent, nor any of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of Lead Arranger contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such.

          10.12 Swing Line Lender. The provisions of this Section 10 shall apply to the Swing Line Lender in its capacity as such to the same extent that such provisions apply to the U.S. Administrative Agent.

          10.13 Withholding Tax. To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding. If the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.


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          Section 11. Miscellaneous.

          11.1 Amendments and Waivers. (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this subsection
11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the applicable Administrative Agent and the Collateral Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party's request, on such terms and conditions as the Required Lenders or the applicable Administrative Agent or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

          (i) reduce or forgive the amount or extend the scheduled date of maturity of any Loan or any Reimbursement Obligation or of any scheduled installment thereof or reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of (i) any waiver of the applicability of any post-default increase in interest rates or (ii) an amendment or modification to the financial definitions in this Agreement) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitment or change the currency in which any Loan or Reimbursement Obligation is payable, in each case without the consent of each Lender directly affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitment of all Lenders shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

          (ii) amend, modify or waive any provision of this subsection 11.1(a) or reduce the percentage specified in the definition of Required Lenders or Supermajority Lenders, or consent to the assignment or transfer by any Credit Agreement Party of any of its rights and obligations under this Agreement or any of the other Loan Documents (other than pursuant to subsection 8.5 or 11.6(a)), in each case without the written consent of all the Lenders;

          (iii) release any Guarantor under any Security Document, or, in the aggregate (in a single transaction or a series of related transactions), all or substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

          (iv) require any Lender to make Loans having an Interest Period of longer than six months without the consent of such Lender;


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          (v) amend, modify or waive any provision of Section 10 without the written consent of the then Agents and of any Lead Arranger affected thereby;

          (vi) amend, modify or waive any provision of the Swing Line Note (if any) or subsection 2.5 without the written consent of the Swing Line Lender and each other Lender, if any, which holds, or is required to purchase, a participation in any Swing Line Loan pursuant to subsection 2.5(d);

          (vii) amend, modify or waive (x) any provision of Section 3 without the consent of each Issuing Lender or (y) the provisions of any Letter of Credit or any L/C Obligation without the written consent of the Issuing Lender with respect thereto and each affected L/C Participant;

          (viii) increase the advance rates set forth in the definition of Canadian Borrowing Base or U.S. Borrowing Base, or make any change to the definition of "Borrowing Base" (by adding additional categories or components thereof), "Eligible Accounts", "Eligible Rental Fleet", "Eligible Inventory", "Eligible Unbilled Accounts" or "Net Orderly Liquidation Value" that would have the effect of increasing the amount of the Canadian Borrowing Base or the U.S. Borrowing Base, reduce the Dollar amount set forth in the definition of "Dominion Event" or "Liquidity Event", or increase the maximum amount of permitted Agent Advances under subsection 2.2(d) (which, when aggregated with all other Extensions of Credit made hereunder, shall under no circumstance exceed the aggregate RCF Commitments) in each case, without the written consent of the Supermajority Lenders;

          (ix) amend, modify or waive the order of application of payments set forth in the last sentence of subsection 4.4(a), 4.4(e), 4.8(a) or 4.16(e) hereof, in each case without the consent of the Supermajority Lenders; or

          (x) amend, modify or waive the order of application of payments set forth in Section 4 of the Intercreditor Agreement without the consent of each Lender;

provided, further, that, notwithstanding and in addition to the foregoing, each Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $10,000,000 in any fiscal year without the consent of any Lender.

          (b) Any waiver and any amendment, supplement or modification pursuant to this subsection 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, each of the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          (c) Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the U.S. Administrative Agent and the Credit Agreement Parties (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time


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outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof; provided that any Indebtedness owing pursuant to each such additional facility shall be included in the Availability Reserves against the U.S. Borrowing Base and/or the Canadian Borrowing Base, as applicable, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities in a manner consistent with those provided the original Facilities pursuant to the provisions of subsection 11.1(a) as originally in effect.

          (d) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by subsection 11.1(a), the consent of each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a "Non-Consenting Lender") then the Parent Borrower may, on ten Business Days' prior written notice to the Administrative and the Non-Consenting Lender, replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.6 (with the assignment fee and any other costs and expenses to be paid by the Parent Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the U.S. Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender concurrently with such Assignment and Acceptance. In connection with any such replacement under this subsection 11.1(d), if the Non-Consenting Lender does not execute and deliver to the U.S. Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the U.S. Administrative Agent after the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Parent Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender.

          11.2 Notices. (a) All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of any Credit Agreement Party, the U.S. Administrative Agent, the Canadian Administrative Agent, the U.S. Collateral Agent and the


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Canadian Collateral Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Credit Agreement    RSC Equipment Rental
Parties/Canadian Finco: 6929 East Greenway Parkway, Suite 200
                        Scottsdale, Arizona 85254
                        Attention: Kevin Loughlin, Vice President and Treasurer
                        Facsimile: (480) 647-2412
                        Telephone: (800) 222-7777

with copies to:         Ripplewood Holdings, L.L.C.
                        1 Rockefeller Plaza, 32nd Floor
                        New York, New York 10020
                        Attention: Christopher P. Minnetian, Esq.
                        Facsimile: (212) 218-2778
                        Telephone: (212) 582-6700

                        Oak Hill Capital Management, L.L.C.
                        65 East 55th Street, 36th Floor
                        New York, New York 10022
                        Attention: John R. Monsky, Esq.
                        Facsimile: (212) 758-3572
                        Telephone: (212) 326-1590

                        Debevoise & Plimpton LLP
                        919 Third Avenue
                        New York, New York 10022
                        Attention: Paul D. Brusiloff, Esq.
                        Facsimile: (212) 909-6836
                        Telephone: (212) 909-6000


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The U.S. Administrative Agent/       Deutsche Bank AG, New York Branch
the U.S. Collateral Agent:           60 Wall Street
                                     New York, New York 10005
                                     Attention: Marguerite Sutton
                                     Facsimile: (212) 797-4655
                                     Telephone: (212)250-6150

The Canadian Administrative Agent/   Deutsche Bank AG, Canada Branch
Canadian Collateral Agent:           199 Bay Street, Suite 4700
                                     Commerce Court West, Box 263
                                     Toronto, Ontario M5L 1E9
                                     Attention: Marcellus Leung
                                     Assistant Vice President
                                     Facsimile: (416) 682-8484
                                     Telephone: (416) 682-8252

provided that any notice, request or demand to or upon the U.S. Administrative Agent or the Lenders pursuant to subsection 2.3, 3.2, 4.2, 4.4 or 4.8 shall not be effective until received.

          (b) Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the U.S. Administrative Agent, the Swing Line Lender (in the case of a Borrowing of Swing Line Loans) or any Issuing Lender (in the case of the issuance of a Letter of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the U.S. Administrative Agent, the Swing Line Lender or such Issuing Lender in good faith to be from a Responsible Officer.

          11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          11.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

          11.5 Payment of Expenses and Taxes. Each Credit Agreement Party agrees
(a) to pay or reimburse the Agents and the Lead Arrangers for (1) all their reasonable out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the


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transactions (including the syndication of the Term Loans and Commitments)
contemplated hereby and thereby and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) (i) the reasonable fees and disbursements of White & Case LLP and Stikeman Elliott LLP and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Parent Borrower, (b) to pay or reimburse each Lender, the Lead Arrangers and the Agents for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents and the Lenders, (c) to pay, indemnify, or reimburse each Lender, the Lead Arrangers and the Agents for, and hold each Lender, the Lead Arrangers and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, the Lead Arrangers, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons (each, an "Indemnitee") for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Holdings or any of its Subsidiaries or any of the property of Holdings or any of its Subsidiaries, including the presence of Materials of Environmental Concern on, at, in or under such property or the migration of Materials of Environmental Concern onto, through or from any such property (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided that no Loan Party shall have any obligation hereunder to the U.S. Administrative Agent, any other Agent or any Lender with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the U.S. Administrative Agent, any other Agent or any such Lender (or any of their respective directors, trustees, officers, employees, agents, successors and assigns) (in each case, as determined in a final non-appealable decision issued by a court of competent jurisdiction) or (ii) claims made or legal proceedings commenced against the U.S. Administrative Agent, any other Agent or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. No Indemnitee shall be liable for any consequential or punitive damages in connection with the Facilities. All amounts due under this subsection shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this subsection shall be submitted to the address of the Parent Borrower set forth in subsection 11.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a notice to the U.S. Administrative Agent. Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, no Loan Party shall have any obligation under this subsection 11.5


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to any Indemnitee with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this subsection 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

          11.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the applicable Issuing Lender that issues any Letter of Credit), except that (i) other than in accordance with subsection 8.5, none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this subsection 11.6.

          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender other than a Conduit Lender may assign to one or more assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including its Commitment and/or Loans, pursuant to an Assignment and Acceptance) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

          (A) the Parent Borrower, provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under subsection 9(a) or (f) has occurred and is continuing, any other Person; provided, further, that, unless an Event of Default under subsection 9(a) or (f) has occurred and is continuing, if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its affiliates in connection with or in contemplation of the sale or other disposition of its interest in such affiliate, the Parent Borrower's prior written consent shall be required for such assignment; and

          (B) the U.S. Administrative Agent, provided that no consent of the U.S. Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender an Approved Fund.

          (ii) Assignments shall be subject to the following additional conditions:

          (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the U.S. Administrative Agent) shall not be less than (i) in the case of RCF Loans, $5,000,000 or
     (ii) in the case of Term Loans, $1,000,000, unless the Parent Borrower and the U.S. Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under subsection 9(a) or (f) has


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     occurred and is continuing and (2) such amounts shall be aggregated in respect of assignments by a Lender and its affiliates or Approved Funds, if any;

          (B) the parties to each assignment shall execute and deliver to the U.S. Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments;

          (C) the Assignee, if it shall not be a Lender, shall deliver to the U.S. Administrative Agent an administrative questionnaire;

          (D) no assignments may be made to any entities identified by the Sponsors to the U.S. Administrative Agent in a separate writing prior to the date hereof; and

          (E) except at any time when (i) an Event of Default exists under subsection 9(a) or (f) or (ii) the outstanding Obligations have been accelerated in accordance with Section 9, any assignment made by a Canadian RCF Lender of its Canadian RCF Commitment shall only be made to an assignee with a Non-Canadian Affiliate.

          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) subsections 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.

          (iv) The Borrowers hereby designate the U.S. Administrative Agent, and the U.S. Administrative Agent agrees, to serve as the Borrowers' agent, solely for purposes of this subsection 11.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the U.S. Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.


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          (v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee's completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph
(b)(ii)(B) of this subsection and any written consent to such assignment required by paragraph (b)(i) of this subsection, the U.S. Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Parent Borrower. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (vi) On or prior to the effective date of any assignment pursuant to this subsection 11.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the U.S. Administrative Agent to the Parent Borrower marked "cancelled".

          Notwithstanding the foregoing, no Assignee, which as of the date of any assignment to it pursuant to this subsection 11.6(b) would be entitled to receive any greater payment under subsection 4.10, 4.11 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such subsections with respect to the rights assigned, shall be entitled to receive such greater payments unless the assignment was made after an Event of Default under subsection 9(a) or (f) has occurred and is continuing or the Parent Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

          (c) (i) Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Parent Borrower or the U.S. Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and (D) the Credit Agreement Parties, each Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of subsection 11.1(a) and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this subsection, each Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) subsections 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 11.7(b) as though it were a Lender, provided that such Participant shall be subject to subsection 11.7(a) as though it were a Lender.


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          (ii) No Loan Party shall be obligated to make any greater payment under subsection 4.10, 4.11 or 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Parent Borrower and the Parent Borrower expressly waives the benefit of this provision at the time of such participation. Any Participant that is not incorporated under the laws of the United States of America or a state thereof shall not be entitled to the benefits of subsection 4.11 unless such Participant complies with subsection 4.11(b) and provides the forms and certificates referenced therein to the Lender that granted such participation.

          (d) Any Lender, without the consent of the Parent Borrower or the U.S. Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this subsection shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or assignee for such Lender as a party hereto.

          (e) No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Parent Borrower if it would require the Parent Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Parent Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

          (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Parent Borrower or the U.S. Administrative Agent and without regard to the limitations set forth in subsection 11.6(b). Each Borrower, each Lender and the U.S. Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from the Parent Borrower pursuant to this subsection 11.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Parent Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this subsection 11.6(f), in the event that the indemnifying Lender fails timely to compensate the Parent Borrower for such claim, any Loans held by the relevant Conduit


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Lender shall, if requested by the Parent Borrower, be assigned promptly to the
Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

          (g) If the Parent Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the U.S. Administrative Agent and subject to at least three Business Days' advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the U.S. Administrative Agent or its designees and (ii) amend the terms thereof in accordance with subsection 11.1. Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to subsection 4.12. By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

          11.7 Adjustments; Set-off; Calculations; Computations. (a) If any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 9(f), or otherwise (except pursuant to subsection 4.4, 4.13(d) or 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans or the Reimbursement Obligations, as the case may be, owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender's Loans or the Reimbursement Obligations, as the case may be, owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under subsection 9(a) to set-off and appropriate and apply against any amount then due and payable under subsection 9(a) by such Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate, branch or agency thereof to or for the credit or the account of such Borrower. Each Lender


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agrees promptly to notify the Parent Borrower and the U.S. Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

          11.8 Judgment Currency. (a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this subsection 11.8 referred to as the "Judgment Currency") an amount due under any Loan Document in any currency (the "Obligation Currency") other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this subsection 11.8 being hereinafter in this subsection 11.8 referred to as the "Judgment Conversion Date").

          (b) If, in the case of any proceeding in the court of any jurisdiction referred to in subsection 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this subsection 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

          (c) The term "rate of exchange" in this subsection 11.8 means the rate of exchange at which the U.S. Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

          11.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic transmission (i.e., pdf), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Parent Borrower and each Administrative Agent.

          11.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.


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          11.11 Integration. This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

          11.12 GOVERNING LAW. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          11.13 Submission To Jurisdiction; Waivers. (a) Each party hereto hereby irrevocably and unconditionally:

          (i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America located in the county of New York, and appellate courts from any thereof;

          (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

          (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Credit Agreement Party (or, in the case of any Canadian Borrower, as specified in paragraph (b)), the applicable Lender or the U.S. Administrative Agent, as the case may be, at the address specified in subsection 11.2 or at such other address of which the U.S. Administrative Agent, any such Lender or any such Borrower, as the case may be, shall have been notified pursuant thereto;

          (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any consequential or punitive damages.

          (b) Each Canadian Borrower and Canadian Finco hereby agree to irrevocably and unconditionally appoint an agent for service of process located in The City of New York (the "New York Process Agent"), reasonably satisfactory to the U.S. Administrative Agent, as its agent to receive on behalf of such Borrower and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any


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such New York State or Federal court described in paragraph (a) of this subsection and agrees promptly to appoint a successor New York Process Agent in The City of New York (which successor New York Process Agent shall accept such appointment in a writing reasonably satisfactory to the U.S. Administrative Agent) prior to the termination for any reason of the appointment of the initial New York Process Agent. CT Corporation System, a woltersKluwer Company, located at 111 Eighth Avenue, 13th Floor; New York, NY 10011; telephone: 212-894-8999; facsimile: 212-894-8790, has been appointed as the initial New York Process Agent. In any action or proceeding in New York State or Federal court, service may be made on a Canadian Borrower or Canadian Finco by delivering a copy of such process to such Borrower in care of the New York Process Agent at the New York Process Agent's address and by depositing a copy of such process in the mails by certified or registered air mail, addressed to such Borrower at its address specified in subsection 11.2 with (if applicable) a copy to the Parent Borrower (such service to be effective upon such receipt by the New York Process Agent and the depositing of such process in the mails as aforesaid). Each of the Canadian Borrowers and Canadian Finco hereby irrevocably and unconditionally authorizes and directs the New York Process Agent to accept such service on its behalf. As an alternate method of service, each of the Canadian Borrowers and Canadian Finco irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such New York State or Federal court by mailing of copies of such process to such Borrower by certified or registered air mail at its address specified in subsection 11.2. Each of the Canadian Borrowers and Canadian Finco agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (c) To the extent that any Canadian Borrower or Canadian Finco has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Canadian Borrower or Canadian Finco, as the case may be, hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and any Note.

          11.14 Acknowledgments. Each Borrower hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

          (b) no Agent nor any Lead Arranger or any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the U.S. Administrative Agent and Lenders, on the one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Loan Parties and the Lenders.


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          11.15 WAIVER OF JURY TRIAL. EACH CREDIT AGREEMENT PARTY, AGENT AND
LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          11.16 Confidentiality. Each Agent and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of Holdings, the Parent Borrower, or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of Holdings, the Parent Borrower or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Lead Arranger or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations which agrees to comply with the provisions of this subsection pursuant to a written instrument (or electronically recorded customary agreement from any Person listed above in this clause (ii), in respect to any electronic information (whether posted or otherwise distributed on Intralinks or any other electronic distribution system)) for the benefit of the Parent Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its affiliates and the employees, officers, directors, trustees, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Lender shall inform each such Person of the agreement under this subsection 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this subsection 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that unless (i) such disclosure is pursuant to an examination or review of the type described in clause (vii) below or (ii) the respective Lender is prohibited by any Requirement of Law, such Lender shall notify the Parent Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement by the respective Agent or Lender, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Protection Agreement, (vii) in connection with regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable),
(viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Protection Agreement, any affiliate of any Lender party thereto) may be a party, subject to the proviso in clause (iv), and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent's or a Lender's possession on a non-confidential basis without a duty of confidentiality to any Borrower being violated.

          11.17 USA Patriot Act Notice. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of
Pub.: 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), it is required to obtain, verify, and record information that


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identifies such Borrower, which information includes the name of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act, and such Borrower agrees to provide such information from time to time to any Lender.

          11.18 INTERCREDITOR AGREEMENT. EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT THE OBLIGATIONS ARE INTENDED TO CONSTITUTE A DISTINCT AND SEPARATE CLASS FROM THE SECOND-LIEN OBLIGATIONS. EACH LENDER FURTHER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE PROVISIONS SETTING FORTH THE PRIORITIES AS BETWEEN THE HOLDERS OF SECOND-LIEN OBLIGATIONS ON THE ONE HAND, AND THE HOLDERS OF OBLIGATIONS HEREUNDER, ON THE OTHER HAND, ARE SET FORTH IN THE INTERCREDITOR AGREEMENT.

          (a) EACH LENDER AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENTS AND THE ADMINISTRATIVE AGENTS TO ENTER INTO THE SECURITY DOCUMENTS AND THE INTERCREDITOR AGREEMENT) ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE SECURITY DOCUMENTS AND THE INTERCREDITOR AGREEMENT.

          (b) THE PROVISIONS OF THIS SUBSECTION 11.18 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR THE COLLATERAL AGENT OR ANY OF ITS RESPECTIVE AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. EACH LENDER IS FURTHER AWARE THAT THE U.S. ADMINISTRATIVE AGENT AND THE U.S. COLLATERAL AGENT ARE ALSO ACTING IN AN AGENCY CAPACITY PURSUANT TO THE SECOND-LIEN TERM LOAN CREDIT AGREEMENT, AND EACH LENDER HEREBY IRREVOCABLY WAIVES ANY OBJECTION THERETO OR CAUSE OF ACTION ARISING THEREFROM.

          11.19 Special Provisions Regarding Pledges of Capital Stock in, and Promissory Notes Owed by, Persons Not Organized in the U.S. or Canada. (a) To the extent any Security Document requires or provides for the pledge of promissory notes issued by, or Capital Stock in, any Person organized under the laws of a jurisdiction outside the United States or Canada, it is acknowledged that, as of the Closing Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose Capital Stock is pledged, under the Security Documents.

          (b) The Parent Borrower hereby agrees that, following any request by the U.S. Administrative Agent or Required Lenders to do so, the Parent Borrower shall, and shall cause its Subsidiaries to, take (to the extent they may lawfully do so) such actions (including the


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making of any filings and the delivery of appropriate legal opinions) under the local law of any jurisdiction with respect to which such actions have not already been taken as are reasonably determined by the U.S. Administrative Agent or Required Lenders to be necessary or reasonably desirable in order to fully perfect, preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions.

          11.20 Joint and Several Liability; Postponement of Subrogation. (a) The obligations of the U.S. Borrowers hereunder and under the other Loan Documents shall be joint and several and, as such, each U.S. Borrower shall be liable for all of the such obligations of each other U.S. Borrower under this Agreement and the other Loan Documents. The obligations of each of the Canadian Borrowers hereunder and under the other Loan Documents shall be joint and several and, as such, each Canadian Borrower shall be liable for all of such obligations of each other Canadian Borrower under this Agreement and the other Loan Documents. To the fullest extent permitted by law the liability of each Borrower for the obligations under this Agreement and the other Loan Documents of the other applicable Borrowers with whom it has joint and several liability shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the obligations hereunder or thereunder or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder; provided that no Borrower hereby waives any suit for breach of a contractual provision of any of the Loan Documents) which may at any time be available to or be asserted by such other applicable Borrower or any other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable Borrower or such Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable Borrower for the obligations hereunder or under any other Loan Document, or of such Borrower under this Section, in bankruptcy or in any other instance.

          (b) Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments. Any amount paid to any Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments shall be held in trust for the benefit of the applicable Secured Parties and shall immediately be paid to the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, for the benefit of the applicable Secured Parties and credited and applied against the obligations of the applicable Borrowers, whether matured or unmatured, in such order as the U.S. Administrative Agent or the Canadian Administrative Agent, as applicable, shall elect. In furtherance of the foregoing, for so long as any obligations of the Borrowers hereunder, any Letters of Credit or any Commitments remain outstanding, each Borrower shall refrain from taking any action or commencing any proceeding against any other Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the obligations hereunder or under any other Loan Document of such other Borrower to any Secured


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Party. Notwithstanding any other provision contained in this Agreement or any other Loan Document, if a "secured creditor" (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then the Borrowers' Obligations (and the obligations of their Subsidiaries), to the extent such obligations are secured, only shall be several obligations and not joint or joint and several obligations.

          (c) The obligations of each U.S. Borrower with respect to the Obligations are independent of the obligations of each other Borrower or any Guarantor under its guaranty of such Obligations, and a separate action or actions may be brought and prosecuted against each Borrower, whether or not any other U.S. Borrower or any such Guarantor is joined in any such action or actions. Each U.S. Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any U.S. Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall, to the fullest extent permitted by law, operate to toll the statute of limitations as to each U.S. Borrower.

          (d) Each of the U.S. Borrowers authorizes the U.S. Administrative Agent and the Lenders without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

          (i) exercise or refrain from exercising any rights against any other U.S. Borrower or any Guarantor or others or otherwise act or refrain from acting;

          (ii) release or substitute any other U.S Borrower, endorsers, Guarantors or other obligors;

          (iii) settle or compromise any of the Obligations of any other U.S. Borrower or any other Loan Party, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Lenders;

          (iv) apply any sums paid by any other U.S. Borrower or any other Person, howsoever realized or otherwise received to or for the account of such U.S. Borrower to any liability or liabilities of such other U.S. Borrower or other Person regardless of what liability or liabilities of such other U.S. Borrower or other Person remain unpaid; and/or

          (v) consent to or waive any breach of, or act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, by any other U.S. Borrower or any other Person.

          (e) It is not necessary for the U.S. Administrative Agent or any other Lender to inquire into the capacity or powers of any U.S. Borrower or any of its Subsidiaries or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall constitute the joint and several obligations of the U.S. Borrowers hereunder.


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          (f) Each U.S. Borrower waives, to the fullest extent permitted by law, any right to require the U.S. Administrative Agent or the other Lenders to (i) proceed against any other U.S. Borrower, any Guarantor or any other party, (ii) proceed against or exhaust any security held from any U.S. Borrower, any Guarantor or any other party or (iii) pursue any other remedy in the U.S. Administrative Agent's or the Lenders' power whatsoever. Each U.S. Borrower waives, to the fullest extent permitted by law, any defense based on or arising out of suretyship or any impairment of security held from any U.S. Borrower, any Guarantor or any other party or on or arising out of any defense of any other U.S. Borrower, any Guarantor or any other party other than payment in full in cash of the Obligations, including, without limitation, any defense based on or arising out of the disability of any other U.S. Borrower, any Guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other U.S. Borrower, in each case other than as a result of the payment in full in cash of the Obligations.

          11.21 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Loan Party's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations of the Borrowers under the Loan Documents, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a fraudulent preference, reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations of the Borrowers hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

          11.22 Language. The parties hereto confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les signataires conferment leur volonte que la presente convention, de meme que tous les documents s'y rattachant, y compris tout avis, annexe et autorisation, soient rediges en anglais seulement.

          Section 12. Holdings Guaranty.

          12.1 Guaranty.

          (a) In order to induce the Administrative Agents, the Collateral Agents, the Issuing Lenders and the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the other Guarantee Creditors to enter into Interest Rate Protection Agreements and Permitted Hedging Arrangements and in recognition of the direct benefits to be received by Holdings from the proceeds of the Loans, the issuance of the Letters of Credit and the entering into of such Interest Rate Protection Agreements and Permitted Hedging Arrangements, Holdings hereby agrees with the Guarantee Creditors as follows:
Holdings hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the


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Guarantor Obligations of the Borrowers to the Guaranteed Creditors. If any or
all of the Guarantor Obligations of the Borrowers to the Guaranteed Creditors becomes due and payable hereunder, Holdings, unconditionally and irrevocably, promises to pay such indebtedness to the applicable Administrative Agent and/or the other applicable Guaranteed Creditors, on demand, together with any and all expenses which may be incurred by the Administrative Agents and the other Guaranteed Creditors in collecting any of the Guarantor Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantor Obligations and any of the aforesaid payees repays all or part of said amount by reason of
(i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Borrower), then and in such event Holdings agrees that any such judgment, decree, order, settlement or compromise shall, to the fullest extent permitted by law, be binding upon Holdings, notwithstanding any revocation of the guarantee contained in this Section 12 or other instrument evidencing any liability of any Borrower, and Holdings shall, to the fullest extent permitted by law, be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

          (b) The guarantee contained in this Section 12 shall remain in full force and effect until the first date on which all the Loans (including the face amount of all Bankers' Acceptance Loans), any Reimbursement Obligations and the obligations of Holdings under the guarantee contained in this Section 12 then due and owing, in each case, shall have been satisfied by payment in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the applicable Issuing Lender) and the Commitment shall be terminated, notwithstanding that from time to time during the term of this Agreement any of the Borrowers may be free from any obligations under the Loan Documents.

          12.2 Bankruptcy. Additionally, Holdings unconditionally and irrevocably guarantees the payment of any and all of the Guarantor Obligations to the Guaranteed Creditors whether or not due or payable by any Borrower upon the occurrence of any of the events specified in subsection 9(f), and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, on demand, in lawful money of the United States, or Canada, as applicable.

          12.3 Nature of Liability. The liability of Holdings hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Guarantor Obligations, whether executed by any other guarantor or by any other party, and the liability of Holdings hereunder shall not, to the fullest extent permitted by law, be affected or impaired by
(a) any direction as to application of payment by any Borrower or by any other party (other than a direction that results in the payment in full of the Guarantor Obligations), or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guarantor Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking (other than payment of the Guarantor Obligations to the extent of such payment), or (d) any dissolution, termination or increase, decrease or change in personnel by any Borrower, or (e) any payment made to any Guaranteed Creditor on the Guarantor


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Obligations which any such Guaranteed Creditor repays to any Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives, to the fullest extent permitted by law, any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in subsection 12.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Guarantor Obligations or of any security therefor.

          12.4 Independent Obligation. The obligations of Holdings hereunder are independent of the obligations of any other guarantor, any other party or any Borrower, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other guarantor, any other party or any Borrower and whether or not any other guarantor, any other party or any Borrower be joined in any such action or actions. Holdings waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to such Borrower shall operate to toll the statute of limitations as to Holdings.

          12.5 Amendments, etc. with respect to the Obligations. To the maximum extent permitted by law, Holdings shall remain obligated hereunder notwithstanding that, without any reservation of rights against Holdings and without notice to or further assent by Holdings, any demand for payment of any of the Guarantor Obligations made by the applicable Administrative Agent or any other Guaranteed Creditor may be rescinded by the such Administrative Agent or such other Guaranteed Creditor and any of the Guarantor Obligations continued, and the Guarantor Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, waived, modified, accelerated, compromised, subordinated, waived, surrendered or released by the applicable Administrative Agent or any other Guaranteed Creditor, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, waived, modified, supplemented or terminated, in whole or in part, as the applicable Administrative Agent (or the Required Lenders or the applicable Lender(s), as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the applicable Collateral Agent, Administrative Agent or any other Guaranteed Creditor for the payment of any of the Guarantor Obligations may be sold, exchanged, waived, surrendered or released. None of the applicable Collateral Agent, Administrative Agent and each other Guaranteed Creditor shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for any of the Guarantor Obligations or for the guarantee contained in this Section 12 or any property subject thereto, except to the extent required by applicable law.

          12.6 Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of Holdings or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guarantor Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.


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          12.7 No Subrogation. Notwithstanding any payment made by Holdings hereunder or any set-off or application of funds of Holdings by either Administrative Agent or any other Guaranteed Creditor, Holdings shall not be entitled to be subrogated to any of the rights of the Administrative Agents or any other Guaranteed Creditor against any Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agents or any other Guaranteed Creditor for the payment of the Guarantor Obligations, nor shall Holdings seek or be entitled to seek any contribution or reimbursement from any Borrower or any other Guarantor in respect of payments made by Holdings hereunder, until all amounts owing to either Administrative Agent and the other Guaranteed Creditors by the Borrowers on account of the Guarantor Obligations are paid in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the applicable Issuing Lender) and the Commitments are terminated. If any amount shall be paid to Holdings on account of such subrogation rights at any time when all of the Guarantor Obligations shall not have been paid in full in cash or any Letter of Credit shall remain outstanding (except for Letters of Credit that have provided for in a manner reasonably satisfactory to the applicable Issuing Lender) or any of the Commitments shall remain in effect, such amount shall be held by Holdings in trust for the applicable Administrative Agent and the other Guaranteed Creditor, segregated from other funds of Holdings, and shall, forthwith upon receipt by Holdings, be turned over to the applicable Administrative Agent in the exact form received by Holdings (duly indorsed by Holdings to the applicable Administrative Agent if required), to be held as collateral security for all of the Guarantor Obligations (whether matured or unmatured) guaranteed by Holdings and/or then or at any time thereafter may be applied against any Guarantor Obligations, whether matured or unmatured, in such order as the applicable Administrative Agent may determine.

          12.8 Waiver. (a) Holdings waives, to the fullest extent permitted by law, any right to require any Guaranteed Creditor to (i) proceed against any Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor's power whatsoever. Holdings waives, to the fullest extent permitted by law, any defense based on or arising out of any defense of any Borrower, any other guarantor or any other party, other than payment of the Guarantor Obligations to the extent of such payment, based on or arising out of the disability of any Borrower, Holdings, any other guarantor or any other party, or the validity, legality or unenforceability of the Guarantor Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Guarantor Obligations to the extent of such payment. Subject to the other terms of this Agreement and the Loan Documents, the Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agents, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Borrower or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Guarantor Obligations have been paid. Holdings waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against any Borrower or any other party or any security.

          (b) Holdings waives, to the fullest extent permitted by law, all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of the guarantee contained in this Section 12, and notices of the existence, creation or incurring of new or additional Guarantor Obligations. Holdings assumes all responsibility for being and keeping itself informed of the Borrowers' financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guarantor Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that neither the applicable Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise Holdings of information known to them regarding such circumstances or risks.

          12.9 Payments. All payments made by Holdings pursuant to this Section 12 shall be made in Dollars and will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of subsections 4.8 and 4.11.

          12.10 Maximum Liability. It is the desire and intent of Holdings and the Guaranteed Creditors that the guarantee contained in this Section 12 shall be enforced against Holdings to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of Holdings under the guarantee contained in this Section 12 shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of Holdings' obligations under the guarantee contained in this Section 12 shall be deemed to be reduced and Holdings shall pay the maximum amount of the Guarantor Obligations which would be permissible under applicable law.

                   [SIGNATURE PAGES TO BE PROVIDED SEPARATELY]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                        RSC HOLDINGS II, LLC


                                        By: /s/ Keith A. Sawottke
                                            ------------------------------------
                                        Name: Keith A. Sawottke
                                        Title: Senior Vice President and
                                               Chief Financial Officer


                                        RSC HOLDINGS III, LLC


                                        By: /s/ Keith A. Sawottke
                                            ------------------------------------
                                        Name: Keith A. Sawottke
                                        Title: Senior Vice President and
                                               Chief Financial Officer


                                        RENTAL SERVICE CORPORATION


                                        By: /s/ Keith A. Sawottke
                                            ------------------------------------
                                        Name: Keith A. Sawottke
                                        Title: Senior Vice President and
                                               Chief Financial Officer


                                        RENTAL SERVICE CORPORATION OF CANADA
                                        LTD.


                                        By: /s/ Erik Olsson
                                            ------------------------------------
                                        Name: Erik Olsson
                                        Title: President, Vice Chairman and
                                               Chief Operating Officer

                     [ABL Credit Agreement - Signature Page]

                                        DEUTSCHE BANK SECURITIES INC.,
                                        as a Joint Lead Arranger


                                        By: /s/ Stephen R. Lapidus
                                            ------------------------------------
                                        Name: Stephen R. Lapidus
                                        Tltle: Director


                                        By: /s/ Stephanie Perry
                                            ------------------------------------
                                        Name: Stephanie Perry
                                        Title: Director

                    [Signature Page to ABL Credit Agreement]

                                        DEUTSCHE BANK AG, NEW YORK BRANCH,
                                        Individually and as U.S.
                                        Administrative Agent and U.S.
                                        Collateral Agent


                                        By: /s/ Marguerite Sutton
                                            ------------------------------------
                                        Name: MARGUERITE SUTTON
                                        Title: DIRECTOR


                                        By: /s/ Omayra Laucella
                                            ------------------------------------
                                        Name: Omayra Laucella
                                        Title: Vice President

                    [Signature Page to ABL Credit Agreement]

                                        DEUTSCHE BANK AG, CANADA BRANCH,
                                        Individually and as Canadian
                                        Administrative Agent and Canadian
                                        Collateral Agent


                                        By: /s/ Illegible
                                            ------------------------------------
                                        Name: Illegible
                                        Title: Illegible


                                        By: /s/ Marcellus Leung
                                            ------------------------------------
                                        Name: MARCELLUS LEUNG
                                        Title: Assistant Vice President

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        Citicorp North America, Inc.


                                        By: /s/ William Washburn
                                            ------------------------------------
                                        Name: William Washburn
                                        Title: Director and Vice President

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        Citibank, N.A., Canadian
                                        branch


                                        By: /s/ Niyousha Zarinpour
                                            ------------------------------------
                                        Name: Niyousha Zarinpour
                                        Title: Authorized Signer

                    [Signature Page to ABL Credit Agreement)

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        BANK OF AMERICA, N.A.


                                        By: /s/ Michael N. Lemiszko
                                            ------------------------------------
                                        Name: Michael N. Lemiszko
                                        Title: Senior Vice President

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        Bank of America, N.A. (Acting through
                                        its Canada Branch)


                                        By: /s/ L.M. Junior Del Brocco
                                            ------------------------------------
                                        Name: L.M. Junior Del Brocco
                                        Title: Senior Vice President

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        GENERAL ELECTRIC CAPITAL CORPORATION


                                        By: /s/ Illegible
                                            ------------------------------------
                                        Name: Illegible
                                        Title: Duly Authorized Signatory

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        GE Canada Finance Holding Company


                                        By: /s/ Jack F. Morrone
                                            ------------------------------------
                                        Name: Jack F, Morrone
                                        Title: Senior Vice President

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        LASALLE BUSINESS CREDIT, LLC


                                        By: /s/ Thomas J. Brennan
                                            ------------------------------------
                                        Name: Thomas J. Brennan
                                        Title: First Vice President

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK A.G, CANADA BRANCH
                                        AGENT BANK AG, CANADA BRANCH, AS
                                        CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:
                                        LaSalle Business Credit, a division of
                                        ABN AMRO Bank N.V., Canada Branch


                                        BY: /s/ Darcy Mack
                                            ------------------------------------
                                        Name: Darcy Mack
                                        Title: First Vice President


                                        By: /s/ Keith Hughes
                                            ------------------------------------
                                        Name: Keith Hughes
                                        Title: Senior Vice President

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC, AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        Wachovia Capital Finance Corporation
                                        (Western)


                                        By: /s/ Kate W. Cook
                                            ------------------------------------
                                        Name: Kate W. Cook
                                        Title: Managing Director

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        WACHOVIA CAPITAL FINANCE CORPORATION
                                        (CANADA)


                                        By: /s/ Niall Hamilton
                                            ------------------------------------
                                        Name: Niall Hamilton
                                        Title: Senior Vice President
                                               Wachovia Capital Finance
                                               Corporation
                                               (Canada)

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        WELLS FARGO BANK, N.A.


                                        By: /s/ Dana D. Cagle
                                            ------------------------------------
                                        Name: Dana D. Cagle
                                        Title: Sr. Vice President

                    [Signature Page to ABL Credit Agreement)

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        Fortis Capital Corp.


                                        By: /s/ John M. Crawford
                                            ------------------------------------
                                        Name: John M. Crawford
                                        Title: Managing Director


                                        By: /s/ Michiel V.M. Van Der Voort
                                            ------------------------------------
                                        Name: MICHIEL V.M. VAN DER VOORT
                                        Title: Managing Director

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        Fortis Capital (Canada) Ltd


                                        By: /s/ Roy C. Andersen
                                            ------------------------------------
                                        Name: Roy C. Andersen
                                        Title: General Counsel


                                        By: /s/ John Riogan
                                            ------------------------------------
                                        Name: John Riogan
                                        Title: CFO

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        JPMORGAN CHASE BANK, N.A.,


                                        By: /s/ Jeff A. Tompkins
                                            ------------------------------------
                                        Name: Jeff A. Tompkins
                                        Title: Vice President

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION

                                        JPMORGAN CHASE BANK, N.A., TORONTO
                                        BRANCH


                                        By: /s/ Michael N. Tam
                                            ------------------------------------
                                        Name: Michael N. Tam
                                        Title: SVP

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        The CIT Group/Business Credit Inc.


                                        By: /s/ Andrew Loughlin
                                            ------------------------------------
                                        Name: Andrew Loughlin
                                        Title: Assistant Vice President

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        CIT Financial LTD.


                                        By: /s/ Algis Vaitonis
                                            ------------------------------------
                                        Name: Algis Vaitonis
                                        Title: Senior Vice President

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICK CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL, AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        GMAC Commercial Finance LLC


                                        By: /s/ William J. Fitzgerald
                                            ------------------------------------
                                        Name: William J. Fitzgerald
                                        Title: Director

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        GMAC Commercial Finance Corporation -
                                        Canada


                                        By: /s/ Thomas Majale
                                            ------------------------------------
                                        Name: THOMAS MAJALE
                                        Title: Authorized Signatory

                    (Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        Merrill Lynch Capital, a Division of
                                        Merrill Lynch Business Financial
                                        Services Inc.


                                        By: /s/ Tom Bukowski
                                            ------------------------------------
                                        Name: Tom Bukowski
                                        Title: Director

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION: MERRILL LYNCH
                                                             CAPITAL CANADA INC.


                                        /s/ Illegible
                                        -----------------------------------


                                        By: /s/ Jacquie Alexander
                                            ------------------------------------
                                        Name: JACQUIE ALEXANDER
                                        Title: AUTHORIZED SIGNATORY

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY THERETO, THE
                                        LENDERS PARTY THERETO FROM TIME TO TIME,
                                        DEUTSCHE BANK AG, NEW YORK BRANCH, AS
                                        U.S. ADMINISTRATIVE AGENT AND U.S.
                                        COLLATERAL AGENT, DEUTSCHE BANK AG,
                                        CANADA BRANCH, AS CANADIAN
                                        ADMINISTRATIVE AGENT AND CANADIAN
                                        COLLATERAL AGENT, CITIGROUP GLOBAL
                                        MARKETS INC., AS SYNDICATION AGENT, AND
                                        DEUTSCHE BANK SECURITIES INC. AND
                                        CITIGROUP GLOBAL MARKETS INC., AS JOINT
                                        LEAD ARRANGERS AND JOINT BOOK MANAGERS

                                        NAME OF INSTITUTION:

                                        BMO CAPITAL MARKETS FINANCING, INC.


                                        By: /s/ Kevin G. Delaplane
                                            ------------------------------------
                                        Name: Kevin G. Delaplane
                                        Title: Managing Director

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III,
                                        LLC, RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        LLOYDS THE COMMERCIAL FINANCE LTD.


                                        By: /s/ Jeremy Harruon
                                            ------------------------------------
                                        Name: Jeremy Harruon
                                        Title: VP - ABL.

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        SUNTRUST BANK


                                        By: /s/ Mark Pickering
                                            ------------------------------------
                                        Name: Mark Pickering
                                        Title: Vice President

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        BURDALE FINANCIAL LIMITED


                                        By: /s/ Nigel Hogg
                                            ------------------------------------
                                        Name: Nigel Hogg
                                        Title: Director


                                        By: /s/ Steven Chait
                                            ------------------------------------
                                        Name: Steven Chait
                                        Title: Director

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        CITIZENS BUSINESS CAPITAL, A DIVISION OF
                                        CITIZENS LEASING CORPORATION


                                        By: /s/ Brian Baker
                                            ------------------------------------
                                        Name: Brian Baker
                                        Title: Assistant Vice President

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD, EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT, AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        Union Bank of California, N.A.


                                        By: /s/ Brent Housteau
                                            ------------------------------------
                                        Name: Brent Housteau
                                        Title: Vice President

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        HSBC Business Credit (USA) Inc.


                                        By: /s/ Matthew W. Rickert
                                            ------------------------------------
                                        Name: Matthew W. Rickert
                                        Title: Vice President

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        Mizuho Corporate Bank, Ltd.


                                        By: /s/ James R. Fayen
                                            ------------------------------------
                                        Name: James R. Fayen
                                        Title: Deputy General Manager

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        NATIONAL CITY BANK


                                        By: /s/ Renee M. Bonnell
                                            ------------------------------------
                                        Name: Renee M. Bonnell
                                        Title: Vice President

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        United Overseas Bank Limited, New York
                                        Agency


                                        By: /s/ George Lim
                                            ------------------------------------
                                        Name: George Lim
                                        Title: FVP & General Manager


                                        By: /s/ Mario Sheng
                                            ------------------------------------
                                        Name: Mario Sheng
                                        Title: AVP

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        Allied Irish Banks, p.l.c.


                                        By: /s/ Joanna McFadden
                                            ------------------------------------
                                        Name: Joanna McFadden
                                        Title: Assistant Vice President


                                        By: /s/ Eanna P. Mulkere
                                            ------------------------------------
                                        Name: Eanna P. Mulkere
                                        Title: Assistant Vice President

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        E*TRADE BANK


                                        By: /s/ Sam Crow
                                            ------------------------------------
                                        Name: Sam Crow
                                        Title: Senior Manager

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        The Bank of Nova Scotia - New York
                                        Agency


                                        By: /s/ Stephen Johnson
                                            ------------------------------------
                                        Name: Stephen Johnson
                                        Title: Managing Director

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        Regions Bank
                                        ----------------------------------------


                                        By: /s/ Kevin R. Rogers
                                            ------------------------------------
                                        Name: Kevin R. Rogers
                                        Title: Attorney-in-fact

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE
                                        LENDERS FROM TIME TO TIME PARTY HERETO,
                                        DEUTSCHE BANK AG, NEW YORK BRANCH, AS
                                        U.S. ADMINISTRATIVE AGENT AND U.S.
                                        COLLATERAL AGENT, DEUTSCHE BANK AG,
                                        CANADA BRANCH, AS CANADIAN
                                        ADMINISTRATIVE AGENT AND CANADIAN
                                        COLLATERAL AGENT, CITICORP NORTH
                                        AMERICA, INC., AS SYNDICATION AGENT, AND
                                        DEUTSCHE BANK SECURITIES INC. AND
                                        CITIGROUP GLOBAL MARKETS INC., AS JOINT
                                        LEAD ARRANGERS AND JOINT BOOK MANAGERS

                                        NAME OF INSTITUTION:

                                        UPS Capital Corporation


                                        By: /s/ John P. Holloway
                                            ------------------------------------
                                        Name: John P. Holloway
                                        Title: Director of Portfolio Management

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        BAYERISCHE LANDESBANK
                                        acting through its New York Branch


                                        By: /s/ Stuart Schulman
                                            ------------------------------------
                                            Stuart Schulman
                                            Senior Vice President


                                        By: /s/ Edward J. Cripps
                                            ------------------------------------
                                            Edward J. Cripps
                                            Vice President

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        Commerzbank AG, New York and Grand
                                        Cayman Branches


                                        By: /s/ Henry J. Spark
                                            ------------------------------------
                                        Name: Henry J. Spark
                                        Title: Assistant Vice President


                                        By: /s/ Charles W. Polet
                                            ------------------------------------
                                        Name: Charles W. Polet
                                        Title: Assistant Treasurer

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:
                                        North Fork Business Capital Corporation


                                        By: /s/ Michael S. Burns
                                            ------------------------------------
                                        Name: Michael S. Burns
                                        Title: Senior Vice President

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        DNC Bank National Association


                                        By: /s/ Karen A. Grexa
                                            ------------------------------------
                                        Name: Karen A. Grexa
                                        Title: Vice President

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                                       DZ BANK AG
                                                    DEUTSCHE ZENTRAL-
                                                 GENOSSENSCHAFTSBANK AG
                                                    FRANKFURT AM MAIN

                                        ----------------------------------------


                                        By: /s/ Paul Fitzpatrick
                                            ------------------------------------
                                        Name: Paul Fitzpatrick
                                        Title: VP


                                        By: /s/ James Kyprios
                                            ------------------------------------
                                        Name: James Kyprios
                                        Title: VP

                    [Signature Page to ABL Credit Agreement]

                                        SIGNATURE PAGE TO THE CREDIT AGREEMENT
                                        DATED AS OF NOVEMBER 27, 2006, AMONG RSC
                                        HOLDINGS II, LLC, RSC HOLDINGS III, LLC,
                                        RENTAL SERVICE CORPORATION, RENTAL
                                        SERVICE CORPORATION OF CANADA LTD., EACH
                                        OTHER BORROWER PARTY HERETO, THE LENDERS
                                        FROM TIME TO TIME PARTY HERETO, DEUTSCHE
                                        BANK AG, NEW YORK BRANCH, AS U.S.
                                        ADMINISTRATIVE AGENT AND U.S. COLLATERAL
                                        AGENT, DEUTSCHE BANK AG, CANADA BRANCH,
                                        AS CANADIAN ADMINISTRATIVE AGENT AND
                                        CANADIAN COLLATERAL AGENT, CITICORP
                                        NORTH AMERICA, INC., AS SYNDICATION
                                        AGENT, AND DEUTSCHE BANK SECURITIES INC.
                                        AND CITIGROUP GLOBAL MARKETS INC., AS
                                        JOINT LEAD ARRANGERS AND JOINT BOOK
                                        MANAGERS

                                        NAME OF INSTITUTION:

                                        Bank of the West


                                        By: /s/ Sidney Jordan
                                            ------------------------------------
                                        Name: Sidney Jordan
                                        Title: Vice President

                    [Signature Page to ABL Credit Agreement]

                                                                      SCHEDULE A

                                   COMMITMENTS

                                       Initial Term Loan      U.S. RCF      Canadian RCF
                                           Commitment        Commitment      Commitment
                                       -----------------   --------------   ------------
Deutsche Bank AG, New York Branch         $250,000,000     $   77,500,000
Deutsche Bank AG, Canadian Branch                                           $  7,500,000
Citicorp North America, Inc.                               $   77,500,000
Citibank, N.A., Canadian Branch                                             $  7,500,000
Bank of America, N.A.                                      $   74,000,000
Bank of America, N.A., Acting
through its Canada Branch                                                   $  6,000,000
General Electric Capital
Corporation                                                $   74,000,000
GE Canada Finance Holding Company                                           $  6,000,000
LaSalle Business Credit, LLC                               $   74,000,000
LaSalle Business Credit, a division
of ABN AMRO Bank N.V., Canada Branch                                        $  6,000,000
Wachovia Capital Finance Corp.
(Western)                                                  $   74,000,000
Wachovia Capital Finance Corp.
(Canada)                                                                    $  6,000.000
Wells Fargo Bank, N.A.                                     $   74,000,000   $  6,000,000
Fortis Capital Corp.                                       $   67,500,000
Fortis Capital (Canada) Ltd.                                                $  7,500,000
JPMorgan Chase Bank, N.A.                                  $   67,500,000

                                       Initial Term Loan      U.S. RCF      Canadian RCF
                                           Commitment        Commitment      Commitment
                                       -----------------   --------------   ------------
JPMorgan Chase Bank, N.A.,
Toronto Branch                                                              $  7,500,000
The CIT Group / Business Credit,
Inc.                                                       $   60,000,000
CIT Financial LTD.                                                          $  5,000,000
GMAC Commercial Finance LLC                                $   60,000,000
GMAC Commercial Finance
Corporation Canada                                                          $  5,000,000
Merrill Lynch Capital, a division
of Merrill Lynch Business
Financial Services Inc.                                    $   45,000,000
Merrill Lynch Capital Canada Inc.                                           $  5,000,000
BMO Capital Markets Financing, Inc.                        $   40,000,000
Lloyds TSB Commercial Finance Ltd                          $   40,000,000
SunTrust Bank                                              $   40,000,000
Burdale Financial Ltd                                      $   35,000,000
Citizens Business Capital, A
division of Citizens Leasing
Corporation                                                $   32,000,000
Union Bank of California, N.A.                             $   32,000,000
HSBC Business Credit (USA) Inc.                            $   28,000,000
Mizuho Corporate Bank, Ltd.                                $   28,000,000
National City Bank                                         $   28,000,000
United Overseas Bank Limited,
New York Agency                                            $   28,000,000
Allied Irish Banks, p.l.c.                                 $   25,000,000

                                       Initial Term Loan      U.S. RCF      Canadian RCF
                                           Commitment        Commitment      Commitment
                                       -----------------   --------------   ------------
E*Trade Bank                                               $   25,000,000
The Bank of Nova Scotia - New
York Agency                                                $   25,000,000
Regions Bank                                               $   25,000,000
UPS Capital Corporation                                    $   25,000,000
Bayerische Landesbank                                      $   20,000,000
Commerzbank AG New York and
Grand Cayman Branches                                      $   20,000,000
North Fork Business Capital
Corporation                                                $   20,000,000
PNC Bank National Association                              $   20,000,000
DZ Bank AG                                                 $    9,000,000
Bank of West                                               $    5,000,000
                                          ------------     --------------   -----------
TOTAL:                                    $250,000,000     $1,375,000,000   $75,000,000
                                          ============     ==============   ===========

                                LENDER ADDRESSES

Lender                                         Address
------                                         -------
Deutsche Bank AG, New York Branch              60 Wall Street
                                               New York, NY 10005
                                               Attention: Marguerite Sutton
                                               Telephone: (212) 250-6150
                                               Telecopier: (212) 797-4655

Deutsche Bank AG, Canada Branch                Deutsche Bank AG, Canada Branch
                                               199 Bay Street, Suite 4700
                                               Commerce Court West, Box 263
                                               Toronto, Ontario
                                               M5L 1E9 Canada
                                               Attention: Marcellus Leung
                                               Assistant Vice President
                                               Facsimile: (416) 682-8484
                                               Telephone: (416) 682-8252

Citicorp North America, Inc.                   388 Greenwich Street
                                               New York, NY 10013
                                               Attention: Marcus Wunderlich
                                               Telephone: (212) 816-2039
                                               Telecopier: (212) 816-2613

Citibank, N.A., Canadian Branch                123 Front Street West
                                               Suite 1100
                                               Toronto, Ontario Canada
                                               M5J 2M3
                                               Attention: Virginia C. Sevilla
                                               Telephone: (416) 947-5864
                                               Telecopier: (416) 915-6347

Bank of America, N.A.                          335 Madison Avenue, 6th Floor
                                               New York, NY
                                               Attention: Robert M. Scalzitti
                                               Telephone: (212) 503-7837
                                               Telecopier: (212) 503-7330

Lender                                         Address
------                                         -------
Bank of America, N.A., Acting through its      200 Front Street West, Suite 2700
Canada Branch                                  Toronto, Ontario
                                               M5V 3L2 Canada
                                               Attention: Carman Lau
                                               Telephone: (416) 349-4008
                                               Telecopier: (416) 349-4282

General Electric Capital Corporation           201 Merrit 7, P.O. Box 5201
                                               Norwalk, CT 06856-5201
                                               Attention: Sean McWhinnie
                                               Telephone: (203) 956-4089
                                               Telecopier: (203) 956-4003

GE Canada Finance Holding Company              201 Merrit 7, P.O. Box 5201
                                               Norwalk, CT 06856-5201
                                               Attention: Sean McWhinnie
                                               Telephone: (203) 956-4089
                                               Telecopier: (203) 956-4003

LaSalle Business Credit, LLC                   135 S. Lasalle Street, Suite 425
(as an U.S. RCF Lender)                        Chicago, IL 60603
                                               Attention: Steven Chalmers
                                               Telephone: (312) 904-8468
                                               Telecopier: (312) 904-6450

LaSalle Business Credit, a division            79 Wellington Street West
of ABN AMRO Bank N.V., Canada Branch           Suite 1500
                                               Toronto, Ontario
                                               M5K 1GB Canada
                                               Attention: Janet Early
                                               Telephone: (416) 367-7994
                                               Telecopier: (416) 367-7943

Wachovia Capital Finance Corp. (Western)       251 South Lake Avenue, Suite 900
                                               Pasadena, CA 91101
                                               Attention: Jeffrey Scott
                                               Telephone: (626) 304-4951
                                               Telecopier: (626) 304-4949

Wachovia Capital Finance Corp. (Canada)        141 Adelaide Street West, Toronto
                                               M5H3L-0000 Canada
                                               Attention: Niali Hamilton
                                               Telephone: (416) 634-6080

Lender                                         Address
------                                         -------
Wells Fargo Bank, N.A.                         1445 Ross Avenue, Suite 4560
                                               T5303-450
                                               Dallas, TX 75202
                                               Attention: Dana D. Cagle
                                               Telephone: (214) 721-6416
                                               Telecopier: (214) 721-6422

Fortis Capital Corp.                           520 Madison Avenue, 3rd Floor
                                               New York, NY 10022
                                               Attention: Henk Detailleur
                                               Telephone: (212) 340-5335
                                               Telecopier: (212) 340-5330

Fortis Capital (Canada) Corp.                  330 5th Avenue SW
                                               Suite 2900
                                               Calgary, Alberta
                                               T2P OL4 Canada
                                               Attention: Elice Tracey
                                               Telephone: (201) 631-8189
                                               Telecopier: (201) 631-8180

JPMorgan Chase Bank, N.A.                      2200 Ross Avenue, 6th Floor
                                               (Mail Code: TX1-2921)
                                               Dallas, TX 75201
                                               Attention: Jeff A. Tomkins
                                               Telephone: (214) 965-3549
                                               Telecopier: (214) 965-2594

JPMorgan Chase Bank, N.A., Toronto Branch      200 Bay Street, Royal Bank Plaza
                                               South Tower, Suite 1800
                                               Toronto, Ontario
                                               M5J 2J2 Canada
                                               Attention: Indrani Lazarus
                                               Telephone: (416) 981-9218/9144/9235
                                               Telecopier: (416) 981-9279

The CIT Group / Business Credit, Inc.          11 West 42nd Street
                                               New York, NY 10036
                                               Attention: Eustachio Bruno
                                               Telephone: (212) 461-7712
                                               Telecopier: (212) 461-7762

Lender                                         Address
------                                         -------
CIT Financial LTD.                             11 West 42nd Street
                                               New York, NY 10036
                                               Attention: Eustachio Bruno
                                               Telephone: (212) 461-7712
                                               Telecopier: (212) 461-7762

GMAC Commercial Finance LLC                    8801 J.M. Keynes Drive, Suite 360
                                               Charlotte, NC 28262
                                               Attention: Bryan Shia
                                               Telephone: (704) 510-2302
                                               Telecopier: (704) 547-7247

GMAC Commercial Finance Corporation            8801 J.M. Keynes Drive, Suite 360
Canada                                         Charlotte, NC 28262
                                               Attention: Bryan Shia
                                               Telephone: (704) 510-2302
                                               Telecopier: (704) 547-7247

Merrill Lynch Capital, a division of Merrill   225 Liberty Street, 5th Floor
Lynch Business Financial Services Inc.         New York, NY 10281
                                               Attention: Ronica Logani
                                               Telephone: (212) 236-5873
                                               Telecopier: (212) 236-0048

Merrill Lynch Capital Canada Inc.              225 Liberty Street, 5th Floor
                                               New York, NY 10281
                                               Attention: Ronica Logani
                                               Telephone: (212) 236-5873
                                               Telecopier: (212) 236-0048

BMO Capital Markets Financing, Inc.            111 West Monroe Street, 5W
                                               Chicago, IL 60603
                                               Attention: William Kennedy
                                               Telephone: (312) 461-2251
                                               Telecopier: (312) 765-1641

Lloyds TSB Commercial Finance Ltd              1251 Avenue of the Americas, 39th Floor
                                               New York, NY 10020
                                               Attention: Jeremy Harrison
                                               Telephone: (212) 930-5025
                                               Telecopier: (212) 930-5098

Lender                                         Address
------                                         -------
SunTrust Bank                                  303 Peachtree Street
                                               MC-1981 - 2nd Floor
                                               Atlanta, GA 30303
                                               Attention: Mark Pickering
                                               Telephone: (404) 575-2580
                                               Telecopier: (404) 588-7061

Burdale Financial Ltd                          300 First Stamford Place
                                               Stamford, CT 06830
                                               Attention: David Grende
                                               Telephone: (203) 391-5964
                                               Telecopier: (203) 391-5901

Citizens Business Capital, A division of       53 State Street
Citizens Leasing Corporation                   Boston, MA 02109
                                               Attention: James Herzog
                                               Telephone: (617) 994-7363
                                               Telecopier: (617) 227-7995

Union Bank of California, N.A.                 400 California Street, 8th Floor
                                               San Francisco, CA 94104
                                               Attention: Ian Ritchie
                                               Telephone: (415) 765-2031
                                               Telecopier: (415) 765-2170

HSBC Business Credit (USA) Inc.                452 Fifth Avenue
                                               New York, NY 10018
                                               Attention: Matthew Rickert
                                               Telephone: (212) 525-2758
                                               Telecopier: (212) 525-2520

Mizuho Corporate Bank, Ltd.                    1251 Avenue of the Americas
                                               New York, NY 10020
                                               Attention: John W. Bishop
                                               Telephone: (212) 282-3610
                                               Telecopier: (212) 282-9705

National City Bank                             1900 E. Ninth Street, Locator 01-2077
                                               Cleveland, OH 44114
                                               Attention: Sonia Reeder
                                               Telephone: (216) 222-8634
                                               Telecopier: (216) 222-0003

Lender                                         Address
------                                         -------
United Overseas Bank Limited, New York         529 Fifth Avenue, 10th Floor
Agency                                         New York, NY 10036
                                               Attention: George Lim
                                               Telephone: (212) 382-0088 ext. 12
                                               Telecopier: (212) 382-1881

Allied Irish Banks, p.l.c.                     601 Figueroa Street, Suite 4650
                                               Los Angeles, CA 90017
                                               Attention: Joanna McFadden/Lorraine Naughton
                                               Telephone: (213) 593-4767/(213) 593-4740
                                               Telecopier: (213) 593-4766

E*Trade Bank                                   671 North Glebe Road, 15th Floor
                                               Arlington, VA 22203
                                               Attention: Sam Crow
                                               Telephone: (703) 236-8473
                                               Telecopier: (703) 465-5215

The Bank of Nova Scotia - New York Agency      One Liberty Plaza, 25th Floor
                                               New York, NY 10006
                                               Attention: David Schwarzbard
                                               Telephone: (212) 225-5221
                                               Telecopier: (212) 225-5090

Regions Bank                                   c/o Regions Business Capital
                                               599 Lexington Avenue, 45th Floor
                                               New York, NY 10022
                                               Attention: Kevin Rogers
                                               Telephone: (212) 935-2237
                                               Telecopier: (212) 935-7458

UPS Capital Corporation                        35 Glenlake Parkway, NE
                                               Atlanta, GA 30328
                                               Attention: Bill Talbot
                                               Telephone: (404) 828-6621
                                               Telecopier: (404) 828-3775

Bayerische Landesbank                          560 Lexington Avenue
                                               New York, NY 10022
                                               Attention: Stuart Schulman
                                               Telephone: (212) 230-9132
                                               Telecopier: (212) 310-9995

Lender                                         Address
------                                         -------
Commerzbank AG New York and Grand              2 World Financial Center
Cayman Branches                                New York, NY 10281
                                               Attention: Marianne Medora
                                               Telephone: (212) 266-7326
                                               Telecopier: (212) 266-7374

North Fork Business Capital Corporation        275 Broadhollow Road
                                               PO Box 8914
                                               Melville, NY 11747
                                               Attention: Michael Burns
                                               Telephone: (631) 531-2775
                                               Telecopier: (631) 531-2765

PNC Bank National Association                  Two Tower Center Boulevard, 21st Floor
                                               East Brunswick, NJ 08816
                                               Attention: Patrick McConnell
                                               Telephone: (212) 752-6086
                                               Telecopier: (212) 303-0060

DZ Bank AG                                     609 Fifth Avenue (7th Floor)
                                               New York, NY 10017
                                               Attention: Paul Fitzpatrick
                                               Telephone: (212) 745-1568
                                               Telecopier: (212) 745-1422

Bank of West                                   4400 MacArthur Boulevard, Suite 150
                                               Newport Beach, CA 92660
                                               Attention: Cecile Segovia
                                               Telephone: (949) 797-1961
                                               Telecopier: (949) 797-1959

                                                                      Schedule B
                                                             to Credit Agreement

                        Schedule B: Assumed Indebtedness

I.   CAPITAL LEASES

     1. Motor Vehicle Open Ended Operating Lease No. 0988 dated as of April 24, 2000 between DL Peterson Trust and RSC ($122,600,000.00 approximate aggegate principal amount as of November 24, 2006).

II.  MORTGAGES

     1. Mortgage and Promissory Note, dated September 21, 1993, from RSC (as successor-in-interest to Acme Acquisition Corp.) in favor of Vito Croce and Mary Croce ($35,549.18 approximate aggregate principal amount as of November 24, 2006).

     2. Mortgage and Promissory Note, dated September 21, 1993, from RSC (as successor-in-interest to Acme Acquisition Corp.) in favor of Donald Jacobson and Marilee I. Jacobson ($35,549.18 approximate aggregate principal amount as of November 24, 2006).

                                                                      Schedule C
                                                             to Credit Agreement

                           Schedule C: Fiscal Periods

For Holdings and each of its Subsidiaries:

- Annual Fiscal Periods begin on January 1 and end on December 31 of each year;

- Quarterly Fiscal Periods end on March 31, June 30, September 30 and December 31 of each year; and

- Monthly Fiscal Periods end on the last day of the applicable calendar month.

                                                                      Schedule D
                                                             to Credit Agreement

                       Schedule D: Rental Fleet Locations

I.   RENTAL SERVICE CORPORATION

                   ADDRESS                            CITY         STATE   ZIP CODE
                   -------                     -----------------   -----   --------
364 Highway 280                                Alexander City        AL    35010
140 Industrial Drive                           Attalla               AL    35954
2379 Bentcreek Road                            Auburn                AL    36803
1845 Reast Glen Avenue                         Auburn                AL    36803
4111 Pinson Valley Parkway                     Birmingham            AL    35215
3180 Highway 20 West                           Decatur               AL    35601
Finley Island Road                             Decatur               AL    35609
1214 Jefferson Road                            Demopolis             AL    36732
3425 Napier Field Road                         Dothan                AL    36303
19862 County Road 20                           Foley                 AL    36535
3180 Leeman Ferry Road                         Huntsville            AL    35801
4226 Halls Mill Road                           Mobile                AL    36693
4226 Halls Mill Road                           Mobile                AL    36693
700 Enterprise Court                           Montgomery            AL    36117
1512 E 2nd Street                              Muscle Shoals         AL    35661
1214 Hamrick Drive West                        Oxford                AL    36203
1369 McCain Parkway                            Pelham                AL    35124
1026 South Memorial Drive                      Prattville            AL    36066
43388 U.S. Highway 72                          Stevenson             AL    35772
3235 Veterans Circle                           Trussville            AL    35235
2750 Southside Drive                           Tuscaloosa            AL    35401
931 S. Division Street                         Blytheville           AR    72315
4855 North County Road 773                     Blytheville           AR    72315
810 Strong Highway                             El Dorado             AR    71730
3616 Towson Avenue                             Fort Smith            AR    72901
1800 Higdon Ferry Road                         Hot Springs           AR    71913
2600 W. Main                                   Jacksonville          AR    72076
2927 Browns Lane                               Jonesboro             AR    72401
6014 Forbing Road                              Little Rock           AR    72209
6101 Forbing Road                              Little Rock           AR    72209
11618 Otter Creek South                        Mabelvale             AR    72209
6520 W. Barraque Street                        Pine Bluff            AR    71602
1810 S. 8th Street                             Rogers                AR    72756
2505 N. 24th Street                            Rogers                AR    72756
3004 S. Arkansas                               Russellville          AR    75802
3685 South Winchester Road                     Apache Junction       AZ    85219
2900 Highway #95                               Bullhead City         AZ    86442
Silvercreek Road                               Bullhead City         AZ    86442
1429 North Pinal Avenue                        Casa Grande           AZ    85222
6921 East Cave Creek Road                      Cave Creek            AZ    85331
5300 E. Railhead Avenue                        Flagstaff             AZ    89004
Huntington Drive                               Flagstaff             AZ    86001
4387 E. Huntington Drive                       Flagstaff             AZ    86004

                                                                      Schedule D
                                                             to Credit Agreement

                   ADDRESS                            CITY         STATE   ZIP CODE
                   -------                     -----------------   -----   --------
115 E. Baseline Road                           Gilbert               AZ    85233
215 E. Baseline Road                           Gilbert               AZ    85233
2020 US Highway 60                             Globe                 AZ    85501
1968 Acoma Boulevard                           Lake Havasu City      AZ    86403
2224 NW Grand Avenue                           Phoenix               AZ    85009
21445 North 27th Avenue                        Phoenix               AZ    85027
11039 N. Cave Creek Road                       Phoenix               AZ    85020
6363 E. 2nd Street                             Prescott Valley       AZ    86314
1060 E. Highway 70                             Safford               AZ    85546
6929 E. Greenway STE 200                       Scottsdale            AZ    82254
3461 East Deuce of Clubs                       Show Low              AZ    85901
648 East Fry Boulevard                         Sierra Vista          AZ    85635
407 S. Price Road                              Tempe                 AZ    85281
1770 W. Prince Road                            Tucson                AZ    85705
2720 E 16th Street (Hwy 95)                    Yuma                  AZ    85365
4117 Rosedale Highway                          Bakersfield           CA    93308
210 N. Wood Drive                              Camarillo             CA    93010
5800 Armada Drive, #210                        Carlsbad              CA    92008
220 North Johnson Avenue                       El Cajon              CA    92020
5414 South Peach Avenue                        Fresno                CA    93725
Cabazon Avenue                                 Indio                 CA    92201
2900 E. Spring Street                          Long Beach            CA    90806
4030 Pacheco Boulevard                         Martinez              CA    94553
19091 Hwy #33                                  McKittrick            CA    93251
8001 Oakport Street                            Oakland               CA    94621
520 E. LaCadena Drive                          Riverside             CA    92501
4635 Power Inn Road                            Sacramento            CA    95826
2177 Jerrold Avenue                            San Francisco         CA    94124
2150 O'Toole Avenue                            San Jose              CA    95131
1000 S. Grand Avenue                           Santa Ana             CA    92705
3333 South Highway 99                          Stockton              CA    95215
8450 Haddon Avenue                             Sun Valley            CA    91352
28377 Felix Valdez Avenue                      Temecula              CA    92590
Airport Boulevard & 22nd Avenue                Aurora                CO    80010
0112 Summit County Road #450                   Breckenridge          CO    80424
0116 Country Road 450                          Breckenridge          CO    80424
460 32nd Road                                  Clifton               CO    81520
2401 Steel Drive                               Colorado Springs      CO    80907
955 Valley Street                              Colorado Springs      CO    80915
11250 East 40th Avenue                         Denver                CO    80239
1250 Zuni Street                               Denver                CO    80204
1045 Chambers Ave. Lot C-11                    Eagle                 CO    81631
1429 E. Mulberry                               Fort Collins          CO    80524
125 8th Avenue                                 Greeley               CO    80631
650 S. 11th Street                             Gunnison              CO    81230
13109 N. Highway 85                            Littleton             CO    80125
900 S. Sunset Road                             Longmont              CO    80501
2372 E. Main Street                            Montrose              CO    81401

                                                                      Schedule D
                                                             to Credit Agreement

                   ADDRESS                            CITY         STATE   ZIP CODE
                   -------                     -----------------   -----   --------
18810 Longs Way                                Parker                CO    80134
814 N Santa Fe Avenue                          Pueblo                CO    81003
249 Adams Avenue                               Silverthorne          CO    80498
2251 Downhill Drive                            Steamboat Springs     CO    80477
481 West 84th Avenue                           Thornton              CO    80260
28587 Sussex Highway                           Laurel                DE    19956
900 Basin Road                                 New Castle            DE    19720
29 E Commons Boulevard, Suite 220              New Castle            DE    19720
2850 W. State Road 520                         Cocoa                 FL    32926
1830 Mason Avenue                              Daytona Beach         FL    32117
119 Doodle Avenue                              Fort Walton Beach     FL    32547
3051 Hanson Street                             Ft. Myers             FL    33916
3019 S. US Highway 1                           Ft. Pierce            FL    34982
2136 W. Beaver Street                          Jacksonville          FL    32209
8618 Philips Highway                           Jacksonville          FL    32256
2471 Smith Street                              Kissimmee             FL    34744
(c/o BVCC) 3291 Wedway                         Lake Buena Vista,     FL    32830
539 S.W. Arrowhead Terrace                     Lake City             FL    32024
3110 Winter Lake Road                          Lakeland              FL    33803
3635 Hwy. 98 N.                                Lakeland              FL    33809
14144 66th Street N.                           Largo                 FL    33771
100 Weber Ave & Hwy 44                         Leesburg              FL    34748
907 East Canal Street                          Mulberry              FL    33860
4201 L.B. McLeod                               Orlando               FL    32811
327 Thorpe Road - Surplus Location             Orlando               FL    32824
1503 West 15th Street                          Panama City           FL    32401
5580 N. Pensacola Boulevard                    Pensacola             FL    32505
691 N.W. 31st Avenue                           Pompano Beach         FL    33069
6717 US Highway 19                             Port Richey           FL    34652
11507 U.S. 19 North                            Port Richey           FL    34652
2613 Orlando Drive                             Sanford               FL    32773
1835 N. Washington Blvd                        Sarasota              FL    34234
725 S.E. Monterey Road                         Stuart                FL    34994
705 S.E. Monterey Road                         Stuart                FL    34994
709 West Gaines Street                         Tallahassee           FL    32304
3655 N. Monroe Street                          Tallahassee           FL    32303
2445 Capital Circle NE                         Tallahassee           FL    32308
5907 E. Adamo Drive                            Tampa                 FL    33619
7907 Baseline Court                            Tampa                 FL    33637
6575 Southern Boulevard                        West Palm Beach       FL    33413
355 5th Street SW                              Winter Haven          FL    33880
729 S. Westover Boulevard                      Albany                GA    31721
3521 Old Savannah Road.                        Augusta               GA    30906
50 Trade Street                                Bogart                GA    30622
1008 Commercial St                             Brunswick             GA    31520
135 Peachtree Road                             Byron                 GA    31008
2400 Whittlesey Road                           Columbus              GA    31909
1747 Warm Springs Road.                        Columbus              GA    31904

                                                                      Schedule D
                                                             to Credit Agreement

                   ADDRESS                            CITY         STATE   ZIP CODE
                   -------                     -----------------   -----   --------
1747 Warm Springs Road                         Columbus              GA    31904
Lot 302 Highway 9                              Cumming               GA    30040
921 East Morris Street                         Dalton                GA    30721
5260 Truman Drive                              Decatur               GA    30035
6535 Bankhead Highway                          Douglasville          GA    30135
392 North Expressway                           Griffin               GA    30223
2123 Hamilton Road                             La Grange             GA    30240
229 Hurricane Shoals Road                      Lawrenceville         GA    30045
1950 Guffin Lane                               Marietta              GA    30066
35 Herring Road                                Newnan                GA    30265
616 Hwy 138 S.W.                               Riverdale             GA    30274
3297 Martha Berry Highway                      Rome                  GA    30165
1000 Chatham Parkway North                     Savannah              GA    31408
16300 U.S. Highway 80 West                     Statesboro            GA    30458
10247 Highway 84 East                          Thomasville           GA    31792
4383 Inner Perimeter Road                      Valdosta              GA    31602
323 South Houston Lake Road                    Warner Robins         GA    31088
2325 SE 5th Street                             Ames                  IA    500410
5735 4th Street SW                             Cedar Rapids          IA    52404
2700 S. 17th Street                            Clinton               IA    52732
2021 NE Broadway                               Des Moines            IA    50313
390 E. 12th Street                             Dubuque               IA    52001
1303 Washington Street                         Muscatine             IA    52761
4016 Highway Boulevard                         Spencer               IA    51301
2025 Westfield Avenue                          Waterloo              IA    50701
4117 W. Mount Pleasant                         West Burlington       IA    52655
2701 South Main Street                         Bloomington           IL    61704
22634 South Frontage Road West                 Channahon             IL    60410
5076 Mid America Court                         Collinsville          IL    62234
4419 & 4375 Reas Bridge Road                   Decatur               IL    62521
1845 East Lincoln Highway                      DeKalb                IL    60115
3407 N. Main Street                            East Peoria           IL    61611
2201 East Higgins Road                         ElK Grove Village     IL    60007
3913 24th Street                               Moline                IL    61265
2901 N. Peoria                                 Peru                  IL    61354
3801 Maine Street                              Quincy                IL    62305
3736 11th Street                               Rockford              IL    61109
c/o Shell Oil-Purchasing Warehouse, Rt. 111    Roxana                IL    62084
1600 S. Dirksen Parkway                        Springfield           IL    62703
1414 Triumph Drive                             Urbana                IL    61802
300 W. Chicago Avenue                          E. Chicago            IN    46312
300 W. Chicago Avenue                          E. Chicago            IN    46312
4828 Constellation Avenue                      Evansville            IN    47715
3805 S. Harding Street                         Indianapolis          IN    46217
4311 North Mayflower Road                      South Bend            IN    46628
5101 East 63rd Street                          Derby                 KS    67037
307 North 14th Avenue                          Dodge City            KS    67801
1100 Vine Street                               Hays                  KS    67601

                                                                      Schedule D
                                                             to Credit Agreement

                   ADDRESS                            CITY         STATE   ZIP CODE
                   -------                     -----------------   -----   --------
31st St & Haskell Avenue                       Lawrence              KS    66046
325 S. Kansas Avenue                           Liberal               KS    67901
915 Enoch Lane                                 Manhattan             KS    66502
11615 S. Rogers Road                           Olathe                KS    66062
1500 S. Broadway                               Salina                KS    67401
9707 E. Orme                                   Wichita               KS    67207
9127 West Kellogg Drive                        Wichita               KS    97209
970 Lovers Lane                                Bowling Green         KY    42104
912 W Cumberland Gap Parkway                   Corbin                KY    40701
530 South 4th Street                           Danville              KY    40422
528 S. 4th Street                              Danville              KY    40422
6270 N. Dixie Highway                          Elizabethtown         KY    42701
65 Sulphur Springs Road                        Lebanon               KY    40033
1677 Jaggie Fox Way                            Lexington             KY    40511
3485 Roger E. Schupp Street                    Louisville            KY    40205
3525 Park Avenue / U.S. Highway 60             Peducah               KY    42001
6001 Atwood Drive                              Richmond              KY    40475
3612 Coliseum Boulevard                        Alexandria            LA    71303
6952 & 6958 Airline Highway                    Baton Rouge           LA    70805
913 Chippewa Street                            Baton Rouge           LA    70805
4911 Highway 90 East                           Broussard             LA    70518
1790 Paris Road-Gate #3                        Chalmette             LA    70044
2235 Highway 70                                Donaldsonville        LA    70346
8404 River Road                                Geismar               LA    70734
38385 Highway 30                               Gonzales              LA    70737
10606 E. Main Street                           Houma                 LA    70363
2500 W. Airline Highway                        LaPlace               LA    70068
11832 Lake Charles Highway                     Leesville             LA    71446
68674 Highway 59                               Mandeville            LA    70448
11580 Chef Menteur Highway                     New Orleans           LA    70128
Hwy. 61 - Gate 44                              Norco                 LA    70079
333 Griffith Street                            Pineville             LA    71360
58020 Industrial Boulevard                     Plaquemine            LA    70764
300 Lynbrook Boulevard                         Shreveport            LA    71106
900 Hwy. 108                                   Sulphur               LA    70664
3301 Cities Service Highway                    Westlake              LA    70669
2200 Old Spanish Trail                         Westlake              LA    70669
Ppg- 1300 Ppg Drive                            Westlake              LA    70669
1444 W. Bank Expressway                        Westwego              LA    70094
1446 W. Bank Expressway                        Westwego              LA    70094
1303 Governor Court                            Abingdon              MD    21009
3925 Washington Boulevard                      Baltimore             MD    21227
8200 Cryden Way                                Forestville           MD    20747
4620 Wedgewood Boulevard                       Frederick             MD    21703
9430 Early Drive                               Hagerstown            MD    21740
1006 S. Division Avenue                        Grand Rapids          MI    49507
5135 68th Street SE                            Grand Rapids          MI    49548
1790 Radisson Road NE                          Blaine                MN    55449

                                                                      Schedule D
                                                             to Credit Agreement

                   ADDRESS                            CITY         STATE   ZIP CODE
                   -------                     -----------------   -----   --------
3750 Highway 13 West                           Burnsville            MN    55337
4201 West First Street                         Duluth                MN    55807
1226 E. 16th Avenue & 1508 13th Street E.      Hibbing               MN    55746
6740 Hudson Boulevard                          Oakdale               MN    55128
6740 Hudson Boulevard                          Oakdale               MN    55128
2340 Fernbrook Lane                            Plymouth              MN    55447
3200 Harbor Lane                               Plymouth              MN    55447
3020 Highway 63 North                          Rochester             MN    55906
3352 Southway Drive                            St. Cloud             MN    56301
4609 Crossroads Ind. Boulevard                 Bridgeton             MO    63044
2050 Southern Expressway                       Cape Girardeau        MO    63703
1606 Commerce Court                            Columbia              MO    65202
449 St. Ferdinand                              Florissant            MO    63031
#48 Industrial Park Drive                      Hollister             MO    65672
2805 Newman Road                               Joplin                MO    64801
1040 Burlington                                Kansas City           MO    64116
1401 W. Potter Avenue                          Kirksville            MO    63501
3008 Baltimore Street                          Kirksville            MO    63501
951 SE. Oldham Parkway                         Lees Summit           MO    64801
5635 Highway 54                                Osage Beach           MO    65065
1326 S. Bishop Avenue                          Rolla                 MO    65401
3140 E. Kearney                                Springfield           MO    65803
1717 Ford Lane                                 St. Charles           MO    63303
3818 South Leonard Road                        St. Joseph            MO    64503
754 E. Young                                   Warrensburg           MO    64093
611 Creach Drive                               Warrensburg           MO    64093
227 Shelton Street                             Columbus              MS    39702
80 Grady Road                                  Grenada               MS    38901
10230 Logan Cline Drive                        Gulfport              MS    39503
5595 Highway 49 South                          Hattiesburg           MS    39402
4330 Highway 80 West                           Jackson               MS    38209
3035 S. Frontage Road                          Meridian              MS    39301
On-Site facility at Chevron Products           Pascagoula            MS    39581
7217 Airways Road                              Southaven             MS    38671
307 Industrial Park Road                       Starkville            MS    39759
Highway 25 Bypass @ Reed Road                  Starkville            MS    39759
1948 Cliff Gookin Boulevard                    Tupelo                MS    38801
750 Highway 61 North                           Vicksburg             MS    39180
3883 Sweeten Creek Road                        Arden                 NC    28704
141 Sweeten Creek Road                         Asheville             NC    28803
3022 Griffith Street                           Charlotte             NC    28203
10840 Metromont Parkway                        Charlotte             NC    28269
500-C Clanton Rd                               Charlotte             NC    28217
723 Hwy. 29 North                              Concord               NC    28029
200 S. LaSalle Street                          Durham                NC    27705
1000 Halstead Boulevard                        Elizabeth City        NC    27909
6133 Murchison Road                            Fayetteville          NC    28311
4301 Murchison Road                            Fayetteville          NC    28311

                                                                      Schedule D
                                                             to Credit Agreement

                   ADDRESS                            CITY         STATE   ZIP CODE
                   -------                     -----------------   -----   --------
105 Swing Road                                 Greensboro            NC    27409
229 Center Street                              Jacksonville          NC    28546
4013 Highway 74 West                           Monroe                NC    28110
342 & 344 Plaza Drive, Hwy 150                 Mooresville           NC    28115
505 East Plaza Drive                           Mooresville           NC    28115
5600 Chapel Hill Road                          Raleigh               NC    27607
4320 New Bern Avenue                           Raleigh               NC    27610
1020 N. Front Street                           Wilmington            NC    28401
NC. 3800 N. Patterson Avenue                   Winston-Salem         NC    27105
4258 3rd Avenue NW                             Fargo                 ND    58102
3004 Thunder Road South                        Fargo                 ND    58102
650 Industrial Road                            Blair                 NE    68008
3708 Arch Avenue                               Grand Island          NE    68803
8616 S. 135th Street                           LaVista               NE    68138
1821 Cornhusker Highway                        Lincoln               NE    68521
1830 Yolande                                   Lincoln               NE    68521
2120 E. 4th Street                             North Platte          NE    69101
230394 Highland Road                           Scottsbluff           NE    69361
1090 & 1094 Mantua Pike, Rt 45                 Wenonah               NJ    08090
1437 Hwy 70 West                               Alamogordo            NM    88310
201 Juan Tabo NE                               Albuquerque           NM    87123
9170 Coors NW                                  Albuquerque           NM    87120
2401 Menaul NE                                 Albuquerque           NM    87107
1804 Texas Avenue                              Eunice                NM    88231
181 S. Browning Parkway                        Farmington            NM    87401
2323 West Hwy. 66                              Gallup                NM    87301
Lots C-5 & C6 Del Camino Road                  Santa Fe              NM    87502
2707 Cerrillos                                 Santa Fe              NM    87507
3380 St. Rose Parkway                          Henderson             NV    89052
575 E. Exchange Street                         Akron                 OH    44036
3660 Interchange Road                          Columbus              OH    43204
4300 Muhlhauser Road                           Fairfield             OH    45014
1049 S. McCord Road                            Holland               OH    43528
7094 Truck World Boulevard                     Hubbard               OH    44425
5773 Executive Boulevard                       Huber Heights         OH    45424
1291 Medina Road                               Medina                OH    44256
2200 Falcon Road                               Altus                 OK    73521
3003 East Broadway Street                      Altus                 OK    73521
3212 Prairie Valley Road                       Ardmore               OK    73401
3801 SE Nowata Road                            Bartlesville          OK    74006
3801 SE Nowata Road                            Bartlesville          OK    74006
708 W. Elgin Street                            Broken Arrow          OK    74012
2420 Lee Boulevard                             Lawton                OK    73505
2900 North Interstate Drive                    Norman                OK    73072
8104 Northwest Expressway                      Oklahoma City         OK    73162
324 W. Memorial Road                           Oklahoma City         OK    73114
3101 South Prospect                            Oklahoma City         OK    73129
1000 South Pine                                Ponca City            OK    74602

                                                                      Schedule D
                                                             to Credit Agreement

                   ADDRESS                            CITY         STATE   ZIP CODE
                   -------                     -----------------   -----   --------
3520 N. Perkins Road                           Stillwater            OK    74075
9222 East 21st Street                          Tulsa                 OK    74129
10601 S. Memorial Drive                        Tulsa                 OK    74133
3301 North Garnett Road                        Tulsa                 OK    74116
61530 S. Highway 97                            Bend                  OR    97702
1385 SE Amber Road                             Clackamus             OR    97015
1819 Highway 101 South                         Coos Bay              OR    97420
2100 Hwy 99N                                   Eugene                OR    97402
915 E. Elm Avenue                              Hermiston             OR    97838
3344 Washburn Way                              Klamath Falls         OR    97603
2333 S. Hwy 97                                 Redmond               OR    97756
2661 N.W. Stephens Street                      Roseburg              OR    97470
3092 Silverton Road                            Salem                 OR    97301
100 Liberty Lane                               Chalfont              PA    18914
947 Route 22 East                              Duncansville          PA    16635
932 S. 13th Street                             Harrisburg            PA    17104
1209 Marshall Avenue                           Lancaster             PA    17601
6778 Lincoln Highway West                      Thomasville           PA    17364
944 Manifold Rd                                Washington            PA    15301
610 Pine Log Road                              Aiken                 SC    29803
8008 Dorchester Road                           Charleston            SC    29418
2841 Azalea Drive                              Charleston            SC    29405
1400 Bluff Road                                Columbia              SC    29201
Lot 2 Sally Hill Farm Business Park            Florence              SC    29501
1000 Woodruff Road                             Greenville            SC    29607
2402 Highway 72/221 E. Brickyard Road          Greenwood             SC    29648
132 Matthews Drive                             Hilton Head           SC    29926
709 Seaboard Street                            Myrtle Beach          SC    29577
910 Riverview Road                             Rock Hill             SC    29732
3620 North Lewis Avenue                        Sioux Falls           SD    57104
Highway 70/Kirby-Whitten Road                  Bartlett              TN    38133
5121 Maryland Way                              Brentwood             TN    37027
4293 Highway 58                                Chattanooga           TN    37416
147 Jack Miller Boulevard                      Clarksville           TN    37042
1500 Fritz Street SE                           Cleveland             TN    37323
1830 Foreman Drive                             Cookeville            TN    38501
608 West Avenue                                Crossville            TN    38555
109 Century Court                              Franklin              TN    37064
174 Kenworth Boulevard                         Jackson               TN    38305
800 Boone Station Road                         Johnson City          TN    37615
10639 Dutchtown Road                           Knoxville             TN    37932
1255 Bridgestone Parkway                       LaVergne              TN    37086
5188 Eastgate Boulevard                        Lebanon               TN    37122
2039 Fletcher Creek Road                       Memphis               TN    38133
6688 W. A. Johnson Highway                     Morristown            TN    37877
1425 S. Church Street                          Murfreesboro          TN    37130
301 Crutcher Street                            Nashville             TN    37213
1766 S. Treadaway                              Abilene               TX    79602

                                                                      Schedule D
                                                             to Credit Agreement

                   ADDRESS                            CITY         STATE   ZIP CODE
                   -------                     -----------------   -----   --------
3900 Interstate 40 East                        Amarillo              TX    79103
10300 I.H. 35 North                            Austin                TX    78753
East Ben 481 1a /k/Chapman Lane a 3536 White   Austin                TX    78744
201 Avenue F North                             Bay City              TX    77410
8500 W. Bay Road                               Baytown               TX    77520
4225 College Street                            Beaumont              TX    77707
Bufford St. Gate                               Beaumont              TX    77720
29880 W IH-10                                  Boerne                TX    78006
2700 W. Highway 290                            Brenham               TX    77833
U.S. Highway 79 South OR 766 Highway 79 West   Buffalo               TX    75831
8280 Sheldon Road                              Channelview           TX    77530
2301 S. Texas Avenue                           College Station       TX    77840
585 S. Padre Island                            Corpus Christi        TX    78405
585 S. Padre Island                            Corpus Christi        TX    78410
2728 Westmoreland                              Dallas                TX    75212
Highway 225 - Gate 19                          Deer Park             TX    77536
P.O. Box 651                                   Deer Park             TX    77536
6914 Gateway East                              El Paso               TX    79915
2011 Highway 288                               Freeport              TX    77541
2011 Highway 288                               Freeport              TX    77541
602 Copper Road                                Freeport              TX    77541
12997 North Freeway                            Ft Worth              TX    76177
4900 E. Loop 820 South                         Ft. Worth             TX    76119
6311 Harborside Drive                          Galveston             TX    77554
2809 West Kinglsey Road                        Garland               TX    75041
911 South Loop West                            Houston               TX    77054
8424 Hansen Road                               Houston               TX    77075
11003 Bissonnet                                Houston               TX    77099
12245 Veterans Memorial Pkwy                   Houston               TX    77067
15210 FM 529 at Highway 6                      Houston               TX    77095
8200 East Freeway                              Houston               TX    77029
16225 Park Ten Place - 200                     Houston               TX    77084
16225 Park Ten Place -110                      Houston               TX    77084
3595 FM 1960 West                              Humble                TX    77338
820 Bus Highway 30 E                           Huntsville            TX    77320
20202 Park Row                                 Katy                  TX    77449
1300 W. Central TX Expressway                  Killeen               TX    76542
458 Plantation Drive                           Lake Jackson          TX    77566
8807 & 8787 Highway 225                        LaPorte               TX    77571
737 East Main                                  Lewisville            TX    75057
1419 FM 1845                                   Longview              TX    75603
317 Southeast Loop 289                         Lubbock               TX    79404
3500 Ellen Trout Drive                         Lufkin                TX    75904
1533 N. McDonald                               McKinney              TX    75071
320 North Highway 67                           Midlothian            TX    76065
1635 Industrial PK Drive                       Nederland             TX    77627

                                                                      Schedule D
                                                             to Credit Agreement

                   ADDRESS                            CITY         STATE   ZIP CODE
                   -------                     -----------------   -----   --------
Fm 524 & Hwy 35 South Gate 54                  Old Ocean             TX    77463
5194 FM 1006                                   Orange                TX    77630
3925 N. Cage Boulevard                         Pharr                 TX    78577
32000 SH #249                                  Pinehurst             TX    77362
2727 Avenue K                                  Plano                 TX    75074
824 S. Hwy 35 Bypass                           Port Lavaca           TX    77979
2735 FM 2218                                   Rosenberg             TX    77471
3301 Interstate Highway 35 North               Round Rock            TX    78664
2225 Austin Street                             San Angelo            TX    76903
5120 Wurzbach Road                             San Antonio           TX    78238
5333 E. Houston                                San Antonio           TX    78220
5333 E. Houston                                San Antonio           TX    78220
1200 West Business 77                          San Benito            TX    78586
4542 IH 35                                     San Marcos            TX    78666
2510 S. Main Street                            Stafford              TX    77472
5210 S. General Bruce                          Temple                TX    76502
2022 Texas Boulevard                           Texarkana             TX    75501
4002 Texas Avenue                              Texas City            TX    77590
6931 Woodway Drive                             Waco                  TX    76712
2201 Tin Top Road, #400                        Weatherford           TX    76086
17700 Highway 3                                Webster               TX    77598
6230 Southwest Parkway                         Wichita Falls         TX    76310
1113 Sheppard Access Road                      Wichita Falls         TX    76304
I-45 North                                     Willis                TX    77318
2781 W. 2100 South                             West Valley City      UT    84119
315 West Main Street                           Charlottesville       VA    22903
Meade Street                                   Charlottesville       VA    22902
3501 Business Center Drive                     Chesapeake            VA    23323
1570 Radford Road                              Christiansburg        VA    24073
2787 Simmons Drive                             Cloverdale            VA    24077
4616 Lassen Lane                               Fredericksburg        VA    22408
8405 Brook Road                                Glen Allen            VA    23060
8401 Brook Road                                Glen Allen            VA    23060
602 Copeland Drive                             Hampton               VA    23661
161 Charles Street                             Harrisonburg          VA    22802
700 South 15th Avenue                          Hopewell              VA    23860
3560 Young Place                               Lynchburg             VA    24501
11104 Industrial Road                          Manassas              VA    20109
9801 Nokesville Road                           Manassas              VA    20110
13710 Booker T. Washington Highway             Moneta                VA    24121
6710-6720 Everglades Drive                     Richmond              VA    23225
6725 Atmore Drive                              Richmond              VA    23225
1201 Electric Road                             Salem                 VA    24153
43461 Old Ox Road                              Sterling              VA    20164
2413 London Bridge Road                        Virginia Beach        VA    23456
1344 Taylor Farm Road                          Virginia Beach        VA    23456
249 E. Shirley Avenue                          Warrenton             VA    20186
1961 S. Loudoun Street                         Winchester            VA    22601

                                                                      Schedule D
                                                             to Credit Agreement

                   ADDRESS                            CITY         STATE   ZIP CODE
                   -------                     -----------------   -----   --------
1308 Horner Road                               Woodbridge            VA    22191
501 South Main                                 Ellensburg            WA    98926
2810 Highland Avenue                           Everett               WA    98201
W. Clearwater Avenue                           Kennewick             WA    99336
1210 W. Broadway                               Moses Lake            WA    98837
1301 East College Way                          Mt Vernon             WA    98273
9045 Willows Road                              Redmond               WA    98052
5421 1st Avenue South                          Seattle               WA    98108
S. Dawson St.                                  Seattle               WA    98108
2302 East "Q" Street                           Tacoma                WA    98421
7920 N.E. St. Johns Rd.                        Vancouver             WA    98665
7920 NE St. Johns Rd                           Vancouver             WA    98665
421 S. Wenatchee Blvd.                         Wenatchee             WA    98801
1610 W. Wisconsin Avenue                       Appleton              WI    54914
3161 Market Street                             Green Bay             WI    54304
2809 Larson Street                             LaCrosse              WI    54603
26 Marsh Court                                 Madison               WI    53718
5814 Green Valley Road                         Oshkosh               WI    54904
5809 Highway 8 West                            Rhinelander           WI    54501
5605 Mesker Street                             Schofield             WI    54476
21600 Doral Road                               Waukesha              WI    53186
21650 Doral Road                               Waukesha              WI    53186
309 North Eisenhower Drive                     Beckley               WV    25801
309 North Eisenhower Drive                     Beckley               WV    25801
307 N Eisenhower Drive                         Beckley               WV    25801
181 Oak Carriage Drive                         Lewisburg             WV    24901
319 Oakvale Road                               Princeton             WV    24740
3233 Cy Avenue                                 Casper                WY    82604
709 West Lincolnway                            Cheyenne              WY    82001
1450 Coffeen Avenue                            Sheridan              WY    82801

                                                                      Schedule D
                                                             to Credit Agreement

II.  RENTAL SERVICE CORPORATION OF CANADA LTD.

                   ADDRESS                            CITY         STATE   ZIP CODE
                   -------                     -----------------   -----   --------
4915 101st Avenue                              Edmonton              AB    T6A-0L6
5518 50th Avenue                               Bonnyville            AB    T9N-2K8
15730 118th Avenue                             Edmonton              AB    T5V-1C4
275 MacAlpine Crescent                         Fort McMurray         AB    T9H 4Y4
265 MacAlpine Crescent                         Fort McMurray         AB    T9H 4Y4
244, 2181 Premier Way                          Sherwood Park         AB    T8H 2V1
3639 8th Street SE                             Calgary               AB    T2G 3A5
6734 - 65th Avenue                             Red Deer              AB    T4P 1A5
3915 38th Street                               Whitecourt            AB    T7S-1P1
2230-9th Avenue                                Medicine Hat          AB    T1A 8E9
1405 33 Street N.                              Lethbridge            AB    TAH 5H2
5114 62nd Street                               Lloydminster          AB    T9V 2E4
6205 51st Avenue                               Lloydminster          AB    T9V 2E4
275 Macalpine Crescent                         Ft. McMurray          AB    T9H 4Y4
705 Laval Crescent                             Kamloops              BC    V2C 5P2
1375 Vernon Drive                              Vancouver             BC    V6A 3C4
1905 Merivale Road                             Nepean                ON    K2G 1E7
47 Cardico Drive, Unit 2                       Gormley               ON    L0H 1G0
396 McGregor Road, Unit A                      Sarnia                ON    N7T 7H5
5888 Shawson Drive                             Mississauga           ON    L4W 3W5
2921 Millar Avenue                             Saskatoon             SK    S7K-6P6
235 McDonald St. North                         Regina                SK    S4N-5W2
59 17th Street West                            Prince Albert         SK    S6V-3X2
850 High Street                                Moose Jaw             SK    S6H 1T9

                                                                Schedule 4.16(a)
                                                             to Credit Agreement

                             Schedule 4.16(a): DDAs

                                ACCOUNT                                                                BANK CONTACT NAME AND
          GRANTOR                NUMBER        NAME OF BANK                   ADDRESS                      PHONE NUMBER
          -------            -------------   ----------------   -----------------------------------   ----------------------
Rental Service Corporation   4426237631      Bank of America,   2136 W. Beaver Street                 Pat Sheridan (203)
                                             N.A.               Jacksonville, FL 32209                973-1982
Rental Service Corporation   4426237644      Bank of America,   8618 Phillips Highway                 Pat Sheridan (203)
                                             N.A.               Jacksonville, FL 32256                973-1982
Rental Service Corporation   4426232267      Bank of America,   3301 Cities Service Highway           Pat Sheridan (203)
                                             N.A.               Westlake, LA 70669                    973-1982
Rental Service Corporation   4426237657      Bank of America,   911 S. Loop West Houston, TX          Pat Sheridan (203)
                                             N.A.               77054                                 973-1982
Rental Service Corporation   4426232270      Bank of America,   38385 Highway 30 Gonzales,            Pat Sheridan (203)
                                             N.A.               LA 70737                              973-1982
Rental Service Corporation   4426230968      Bank of America,   U.S.Highway 79 South Buffalo, TX      Pat Sheridan (203)
                                             N.A.               75831                                 973-1982
Rental Service Corporation   4426237660      Bank of America,   8424 Hansen Road Houston,             Pat Sheridan (203)
                                             N.A.               TX 77075                              973-1982
Rental Service Corporation   4426237673      Bank of America,   3500 Ellen Trout Drive Lufkin,        Pat Sheridan (203)
                                             N.A.               TX 75904                              973-1982
Rental Service Corporation   4426230971      Bank of America,   1419 Fm 1845 Longview, TX             Pat Sheridan (203)
                                             N.A.               75603                                 973-1982
Rental Service Corporation   4426237686      Bank of America,   2301 South Texas Avenue College       Pat Sheridan (203)
                                             N.A.               Station, TX 77840                     973-1982
Rental Service Corporation   4426237699      Bank of America,   820 Highway 30 East                   Pat Sheridan (203)
                                             N.A.               Huntsville, TX 77320                  973-1982
Rental Service Corporation   4426230984      Bank of America,   2700 West Highway 290 Brenham, TX     Pat Sheridan (203)
                                             N.A.               77833                                 973-1982
Rental Service Corporation   4426237709      Bank of America,   5210 So. General Bruce Temple, TX     Pat Sheridan (203)
                                             N.A.               76502                                 973-1982
Rental Service Corporation   4426237712      Bank of America,   3301 Interstate Highway 35 North      Pat Sheridan (203)
                                             N.A.               Round Rock, TX 78664                  973-1982
Rental Service Corporation   4426232283      Bank of America,   750 Hwy 61 North Vicksburg, MS        Pat Sheridan (203)
                                             N.A.               39180                                 973-1982
Rental Service Corporation   4426237725      Bank of America,   585 South Padre Island Drive Corpus   Pat Sheridan (203)
                                             N.A.               Christi, TX 78405                     973-1982
Rental Service Corporation   4426232296      Bank of America,   4330 Highway 80 West Jackson, MS      Pat Sheridan (203)
                                             N.A.               39209                                 973-1982
Rental Service Corporation   4426232306      Bank of America,   5595 Highway 49 South Hattiesburg,    Pat Sheridan (203)
                                             N.A.               MS 39401                              973-1982
Rental Service Corporation   4426231213      Bank of America,   19862 County Road 20 Foley, AL        Pat Sheridan (203)
                                             N.A.               36535                                 973-1982

                                                                Schedule 4.16(a)
                                                             to Credit Agreement

                                ACCOUNT                                                                BANK CONTACT NAME AND
          GRANTOR                NUMBER        NAME OF BANK                   ADDRESS                      PHONE NUMBER
          -------            -------------   ----------------   -----------------------------------   ----------------------
Rental Service Corporation   4426232319      Bank of America,   227 Shelton Street Columbus, MS       Pat Sheridan (203)
                                             N.A.               39702                                 973-1982
Rental Service Corporation   4426237738      Bank of America,   14144 66th Street North Largo, FL     Pat Sheridan (203)
                                             N.A.               33771                                 973-1982
Rental Service Corporation   4426237835      Bank of America,   6717 U.S.Highway 19 New Port          Pat Sheridan (203)
                                             N.A.               Richey, FL 34652                      973-1982
Rental Service Corporation   4426237741      Bank of America,   3019 S. U.S.Highway 1 Fort            Pat Sheridan (203)
                                             N.A.               Pierce, FL 34982                      973-1982
Rental Service Corporation   4426237848      Bank of America,   3051 Hanson Street Ft                 Pat Sheridan (203)
                                             N.A.               Myers, FL 33916                       973-1982
Rental Service Corporation   4426232678      Bank of America,   3180 Hwy 20 West Decatur,             Pat Sheridan (203)
                                             N.A.               AL 35601                              973-1982
Rental Service Corporation   4426231226      Bank of America,   3235 Veterans Circle Birmingham,      Pat Sheridan (203)
                                             N.A.               AL 35235                              973-1982
Rental Service Corporation   4426237754      Bank of America,   2123 Hamilton Road Lagrange,          Pat Sheridan (203)
                                             N.A.               GA 30240                              973-1982
Rental Service Corporation   4426231239      Bank of America,   2400 Whittlesey Road Columbus,        Pat Sheridan (203)
                                             N.A.               GA 31909                              973-1982
Rental Service Corporation   4426231242      Bank of America,   1747 Warm Springs Road Columbus, GA   Pat Sheridan (203)
                                             N.A.               31904                                 973-1982
Rental Service Corporation   4426231255      Bank of America,   2379 Bent Creek Road Auburn, AL       Pat Sheridan (203)
                                             N.A.               36830                                 973-1982
Rental Service Corporation   4426237851      Bank of America,   35 Herring Road Newnan, GA            Pat Sheridan (203)
                                             N.A.               30265                                 973-1982
Rental Service Corporation   4426237767      Bank of America,   6535 Bankhead Highway Douglasville,   Pat Sheridan (203)
                                             N.A.               GA 30135                              973-1982
Rental Service Corporation   4426237864      Bank of America,   616 Highway 138 SW Riverdale,         Pat Sheridan (203)
                                             N.A.               GA 30274                              973-1982
Rental Service Corporation   4426232416      Bank of America,   1214 Jefferson Road Demopolis,        Pat Sheridan (203)
                                             N.A.               AL 36732                              973-1982
Rental Service Corporation   4426231268      Bank of America,   2750 Southside Drive                  Pat Sheridan (203)
                                             N.A.               Tuscaloosa, AL 35401                  973-1982
Rental Service Corporation   4426237770      Bank of America,   729 S. Westover Boulevard Albany,     Pat Sheridan (203)
                                             N.A.               GA 31721                              973-1982
Rental Service Corporation   4426237877      Bank of America,   3521 Mike Padgett Highway Augusta,    Pat Sheridan (203)
                                             N.A.               GA 30906                              973-1982
Rental Service Corporation   4426237783      Bank of America,   4293 Highway 58 Chattanooga, TN       Pat Sheridan (203)
                                             N.A.               37416                                 973-1982
Rental Service Corporation   4426237796      Bank of America,   1351 Atlanta Highway Cumming,         Pat Sheridan (203)
                                             N.A.               GA 30040                              973-1982
Rental Service Corporation   4426237806      Bank of America,   50 Trade Street Bogart, GA            Pat Sheridan (203)
                                             N.A.               30622                                 973-1982

                                                                Schedule 4.16(a)
                                                             to Credit Agreement

                                ACCOUNT                                                                BANK CONTACT NAME AND
          GRANTOR                NUMBER        NAME OF BANK                   ADDRESS                      PHONE NUMBER
          -------            -------------   ----------------   -----------------------------------   ----------------------
Rental Service Corporation   4426231365      Bank of America,   3297 Martha Berry Highway Rome, GA    Pat Sheridan (203)
                                             N.A.               30165                                 973-1982
Rental Service Corporation   4426237819      Bank of America,   6575 Southern Boulevard West Palm     Pat Sheridan (203)
                                             N.A.               Beach, FL 33413                       973-1982
Rental Service Corporation   4426237822      Bank of America,   1830 Mason Avenue Daytona Beach, FL   Pat Sheridan (203)
                                             N.A.               32117                                 973-1982
Rental Service Corporation   4426232584      Bank of America,   43388 Us Highway 72 Stevenson,        Pat Sheridan (203)
                                             N.A.               AL 35772                              973-1982
Rental Service Corporation   4426232681      Bank of America,   3180 Leeman Ferry Road Huntsville,    Pat Sheridan (203)
                                             N.A.               AL 35801                              973-1982
Rental Service Corporation   4426232597      Bank of America,   1002 E 2nd Street Muscle Shoals, AL   Pat Sheridan (203)
                                             N.A.               35661                                 973-1982
Rental Service Corporation   4426216403      Bank of America,   11832 Lake Charles Highway            Pat Sheridan (203)
                                             N.A.               Leesville, LA 71446                   973-1982
Rental Service Corporation   4426232322      Bank of America,   3612 Coliseum Boulevard Alexandria,   Pat Sheridan (203)
                                             N.A.               LA 71303                              973-1982
Rental Service Corporation   4426232429      Bank of America,   330 Griffith Street                   Pat Sheridan (203)
                                             N.A.               Pineville, LA 71360                   973-1982
Rental Service Corporation   4426237880      Bank of America,   6230 Southwest Parkway Wichita        Pat Sheridan (203)
                                             N.A.               Falls, TX 76310                       973-1982
Rental Service Corporation   3752128486      Bank of America,   2200 Falcon Road Altus, OK            Pat Sheridan (203)
                                             N.A.               73521                                 973-1982
Rental Service Corporation   4426232335      Bank of America,   108 Thruway Park Road Broussard,      Pat Sheridan (203)
                                             N.A.               LA 70518                              973-1982
Rental Service Corporation   4426232432      Bank of America,   10606 E. Main Street Houma,           Pat Sheridan (203)
                                             N.A.               LA 70363                              973-1982
Rental Service Corporation   4426232348      Bank of America,   68674 Highway 59 Mandeville, LA       Pat Sheridan (203)
                                             N.A.               70448                                 973-1982
Rental Service Corporation   4426216335      Bank of America,   5194 Fm 1006 Orange, TX               Pat Sheridan (203)
                                             N.A.               77630                                 973-1982
Rental Service Corporation   4426232445      Bank of America,   201 Avenue F North Bay City,          Pat Sheridan (203)
                                             N.A.               TX 77414                              973-1982
Rental Service Corporation   4426237893      Bank of America,   4542 S. Interstate Highway 35 S.      Pat Sheridan (203)
                                             N.A.               San Marcos, TX 78666                  973-1982
Rental Service Corporation   4426230997      Bank of America,   1300 W Central Texas                  Pat Sheridan (203)
                                             N.A.               Expressway Killeen, TX 76542          973-1982
Rental Service Corporation   4426282770      Bank of America,   29880I-10 West Boerne, TX             Pat Sheridan (203)
                                             N.A.               78006                                 973-1982
Rental Service Corporation   4426237903      Bank of America,   2225 Austin Street San Angelo,        Pat Sheridan (203)
                                             N.A.               TX 76903                              973-1982

                                                                Schedule 4.16(a)
                                                             to Credit Agreement

                                ACCOUNT                                                                BANK CONTACT NAME AND
          GRANTOR                NUMBER        NAME OF BANK                   ADDRESS                      PHONE NUMBER
          -------            -------------   ----------------   -----------------------------------   ----------------------
Rental Service Corporation   4426232351      Bank of America,   80 Grady Road Grenada, MS             Pat Sheridan (203)
                                             N.A.               38901                                 973-1982
Rental Service Corporation   4426237916      Bank of America,   6014 Forbing Road Little Rock,        Pat Sheridan (203)
                                             N.A.               AR 72209                              973-1982
Rental Service Corporation   4426237932      Bank of America,   2600 West Main Jacksonville, AR       Pat Sheridan (203)
                                             N.A.               72076                                 973-1982
Rental Service Corporation   4426231666      Bank of America,   7217 Airways Road Southaven, MS       Pat Sheridan (203)
                                             N.A.               38671                                 973-1982
Rental Service Corporation   4426232458      Bank of America,   3035 South Frontage Road Meridian,    Pat Sheridan (203)
                                             N.A.               MS 39301                              973-1982
Rental Service Corporation   4426237945      Bank of America,   2039 Fletcher Creek Drive Memphis,    Pat Sheridan (203)
                                             N.A.               TN 38133                              973-1982
Rental Service Corporation   4426237958      Bank of America,   119 Doodle Avenue Ft Walton Beach,    Pat Sheridan (203)
                                             N.A.               FL 32547                              973-1982
Rental Service Corporation   4426237961      Bank of America,   3333 SW 3rd Avenue Fort Lauderdale,   Pat Sheridan (203)
                                             N.A.               FL 33315                              973-1982
Rental Service Corporation   4426237974      Bank of America,   2471 Smith Street Kissimmee, FL       Pat Sheridan (203)
                                             N.A.               34744                                 973-1982
Rental Service Corporation   4426237987      Bank of America,   10427 Highway 84 East                 Pat Sheridan (203)
                                             N.A.               Thomasville, GA 31792                 973-1982
Rental Service Corporation   4426231271      Bank of America,   700 Enterprise Court Montgomery,      Pat Sheridan (203)
                                             N.A.               AL 36117                              973-1982
Rental Service Corporation   4426231378      Bank of America,   1214 Hamric Drive West Oxford, AL     Pat Sheridan (203)
                                             N.A.               36203                                 973-1982
Rental Service Corporation   4426231284      Bank of America,   364 Highway 280 Alexander City, AL    Pat Sheridan (203)
                                             N.A.               35010                                 973-1982
Rental Service Corporation   4426231381      Bank of America,   3425 Napier Field Road Dothan,        Pat Sheridan (203)
                                             N.A.               AL 36303                              973-1982
Rental Service Corporation   4426231297      Bank of America,   1503 W. 15th Street Panama City,      Pat Sheridan (203)
                                             N.A.               FL 32401                              973-1982
Rental Service Corporation   4426231394      Bank of America,   140 Industrial Drive                  Pat Sheridan (203)
                                             N.A.               Attalla, AL 35954                     973-1982
Rental Service Corporation   4426231307      Bank of America,   1369 McCain Parkway Pelham,AL         Pat Sheridan (203)
                                             N.A.               35124                                 973-1982
Rental Service Corporation   4426238083      Bank of America,   135 Peachtree Road Byron,             Pat Sheridan (203)
                                             N.A.               GA 31008                              973-1982
Rental Service Corporation   4426237990      Bank of America,   921 E Morris Street Dalton,           Pat Sheridan (203)
                                             N.A.               GA 30721                              973-1982
Rental Service Corporation   4426238096      Bank of America,   323 South Houston Lake Road Warner    Pat Sheridan (203)
                                             N.A.               Robins, GA 31088                      973-1982

                                                                Schedule 4.16(a)
                                                             to Credit Agreement

                                ACCOUNT                                                                BANK CONTACT NAME AND
          GRANTOR                NUMBER        NAME OF BANK                   ADDRESS                      PHONE NUMBER
          -------            -------------   ----------------   -----------------------------------   ----------------------
Rental Service Corporation   4426238009      Bank of America,   8155 East Gate Boulevard Mount        Pat Sheridan (203)
                                             N.A.               Juliet, TN 37122                      973-1982
Rental Service Corporation   4426232694      Bank of America,   1500 Fritz Street Southwest           Pat Sheridan (203)
                                             N.A.               Cleveland, TN 37323                   973-1982
Rental Service Corporation   4426238106      Bank of America,   10639 Dutchtown Road Knoxville,       Pat Sheridan (203)
                                             N.A.               TN 37932                              973-1982
Rental Service Corporation   4426232607      Bank of America,   6688 W Andrew Johnson Highway         Pat Sheridan (203)
                                             N.A.               Talbott, TN 37877                     973-1982
Rental Service Corporation   4426232704      Bank of America,   608 West Avenue Crossville, TN        Pat Sheridan (203)
                                             N.A.               38555                                 973-1982
Rental Service Corporation   4426238012      Bank of America,   147 Jack Miller Boulevard             Pat Sheridan (203)
                                             N.A.               Clarksville, TN 37042                 973-1982
Rental Service Corporation   4426238119      Bank of America,   301 Crutcher Street                   Pat Sheridan (203)
                                             N.A.               Nashville, TN 37213                   973-1982
Rental Service Corporation   4426238025      Bank of America,   1425 South Church Street              Pat Sheridan (203)
                                             N.A.               Murfreesboro, TN 37130                973-1982
Rental Service Corporation   4426238122      Bank of America,   109 Century Court Franklin,           Pat Sheridan (203)
                                             N.A.               TN 37064                              973-1982
Rental Service Corporation   4426238038      Bank of America,   709 Seaboard Street Myrtle Beach,     Pat Sheridan (203)
                                             N.A.               SC 29577                              973-1982
Rental Service Corporation   4426238041      Bank of America,   132 Matthews Drive Hilton Head        Pat Sheridan (203)
                                             N.A.               Island, SC 29926                      973-1982
Rental Service Corporation   4426238054      Bank of America,   4017 Highway 74 West Monroe, NC       Pat Sheridan (203)
                                             N.A.               28110                                 973-1982
Rental Service Corporation   4426238067      Bank of America,   700 S. 15th Avenue Hopewell,          Pat Sheridan (203)
                                             N.A.               VA 23860                              973-1982
Rental Service Corporation   4426238070      Bank of America,   3925 Washington Boulevard             Pat Sheridan (203)
                                             N.A.               Baltimore, MD 21227                   973-1982
Rental Service Corporation   4426231446      Bank of America,   9430 Earley Drive Hagerstown, MD      Pat Sheridan (203)
                                             N.A.               21740                                 973-1982
Rental Service Corporation   4426231459      Bank of America,   6778 Lincoln Highway West             Pat Sheridan (203)
                                             N.A.               Thomasville, PA 17364                 973-1982
Rental Service Corporation   4426238135      Bank of America,   610 E Pine Log Road Aiken, SC         Pat Sheridan (203)
                                             N.A.               29803                                 973-1982
Rental Service Corporation   4426238148      Bank of America,   1201 Electric Road Salem,             Pat Sheridan (203)
                                             N.A.               VA 24153                              973-1982
Rental Service Corporation   4426238151      Bank of America,   1570 Radford Road Christiansburg,     Pat Sheridan (203)
                                             N.A.               VA 24073                              973-1982
Rental Service Corporation   4426238164      Bank of America,   8008 Dorchester Road                  Pat Sheridan (203)
                                             N.A.               Charleston, SC 29418                  973-1982

                                                                Schedule 4.16(a)
                                                             to Credit Agreement

                                ACCOUNT                                                                BANK CONTACT NAME AND
          GRANTOR                NUMBER        NAME OF BANK                   ADDRESS                      PHONE NUMBER
          -------            -------------   ----------------   -----------------------------------   ----------------------
Rental Service Corporation   4426238177      Bank of America,   1303 Governor Court Abingdon,         Pat Sheridan (203)
                                             N.A.               MD 21009                              973-1982
Rental Service Corporation   4426238180      Bank of America,   4622 Wedgewood Boulevard Frederick,   Pat Sheridan (203)
                                             N.A.               MD 21703                              973-1982
Rental Service Corporation   4426232610      Bank of America,   3913 24th Street Moline,              Pat Sheridan (203)
                                             N.A.               IL 61265                              973-1982
Rental Service Corporation   4426231679      Bank of America,   2021 NE Broadway Des Moines, IA       Pat Sheridan (203)
                                             N.A.               50313                                 973-1982
Rental Service Corporation   4426231682      Bank of America,   5735 4th Street SW Cedar Rapids,      Pat Sheridan (203)
                                             N.A.               IA 52404                              973-1982
Rental Service Corporation   4426232623      Bank of America,   4419 Reas Bridge Road Decatur, IL     Pat Sheridan (203)
                                             N.A.               62521                                 973-1982
Rental Service Corporation   4426232636      Bank of America,   1414 E. Triumph Drive Urbana, IL      Pat Sheridan (203)
                                             N.A.               61802                                 973-1982
Rental Service Corporation   4426231695      Bank of America,   2325 SE 5th Street Ames,              Pat Sheridan (203)
                                             N.A.               IA 50010                              973-1982
Rental Service Corporation   4426232649      Bank of America,   300 W Chicago Avenue East             Pat Sheridan (203)
                                             N.A.               Chicago, IN 46312                     973-1982
Rental Service Corporation   4426238193      Bank of America,   3140 E Kearney Springfield, MO        Pat Sheridan (203)
                                             N.A.               65803                                 973-1982
Rental Service Corporation   4426232652      Bank of America,   21600 Doral Road Waukesha,WI          Pat Sheridan (203)
                                             N.A.               53186                                 973-1982
Rental Service Corporation   4426232717      Bank of America,   3736 11Th Street Rockford,            Pat Sheridan (203)
                                             N.A.               IL 61109                              973-1982
Rental Service Corporation   4426232720      Bank of America,   2201 E. Higgins Road Elk Grove        Pat Sheridan (203)
                                             N.A.               Village, IL 60007                     973-1982
Rental Service Corporation   4426238203      Bank of America,   215 East Baseline Road Gilbert,       Pat Sheridan (203)
                                             N.A.               AZ 85233                              973-1982
Rental Service Corporation   4426238216      Bank of America,   1012 Poplar Pine Bluff, AR            Pat Sheridan (203)
                                             N.A.               71601                                 973-1982
Rental Service Corporation   4426231006      Bank of America,   2022 Texas Boulevard Texarkana,       Pat Sheridan (203)
                                             N.A.               TX 75501                              973-1982
Rental Service Corporation   4426238229      Bank of America,   2505 N.24th. Street Rogers,           Pat Sheridan (203)
                                             N.A.               AR 72756                              973-1982
Rental Service Corporation   4426238232      Bank of America,   2927 Browns Lane Jonesboro, AR        Pat Sheridan (203)
                                             N.A.               72401                                 973-1982
Rental Service Corporation   4426216377      Bank of America,   931 So. Division Street               Pat Sheridan (203)
                                             N.A.               Blytheville, AR 72315                 973-1982
Rental Service Corporation   4426238339      Bank of America,   3004 S. Arkansas Russellville,        Pat Sheridan (203)
                                             N.A.               AR 72802                              973-1982
Rental Service Corporation   4426231705      Bank of America,   3616 Towson Avenue Fort Smith,        Pat Sheridan (203)
                                             N.A.               AR 72901                              973-1982

                                                                Schedule 4.16(a)
                                                             to Credit Agreement

                                ACCOUNT                                                                BANK CONTACT NAME AND
          GRANTOR                NUMBER        NAME OF BANK                   ADDRESS                      PHONE NUMBER
          -------            -------------   ----------------   -----------------------------------   ----------------------
Rental Service Corporation   4426238245      Bank of America,   1800 Higdon Ferry Road Hot            Pat Sheridan (203)
                                             N.A.               Springs, AR 71913                     973-1982
Rental Service Corporation   4426238342      Bank of America,   709 West Gaines Street                Pat Sheridan (203)
                                             N.A.               Tallahassee, FL 32304                 973-1982
Rental Service Corporation   4426238258      Bank of America,   3655 No. Monroe Street                Pat Sheridan (203)
                                             N.A.               Tallahassee, FL 32303                 973-1982
Rental Service Corporation   4426238355      Bank of America,   2445 Capital Circle N.E.              Pat Sheridan (203)
                                             N.A.               Tallahassee, FL 32308                 973-1982
Rental Service Corporation   4426238261      Bank of America,   539 S.W. Arrow Head Terrace           Pat Sheridan (203)
                                             N.A.               Lake City, FL 32024                   973-1982
Rental Service Corporation   4426238368      Bank of America,   4383 Inner Perimeter Road Valdosta,   Pat Sheridan (203)
                                             N.A.               GA 31602                              973-1982
Rental Service Corporation   4426232733      Bank of America,   1610 W. Wisconsin Avenue Appleton,    Pat Sheridan (203)
                                             N.A.               WI54914                               973-1982
Rental Service Corporation   4426232746      Bank of America,   5814 Green Valley Road Oshkosh, WI    Pat Sheridan (203)
                                             N.A.               54904                                 973-1982
Rental Service Corporation   4426238274      Bank of America,   3801 SENowata Road                    Pat Sheridan (203)
                                             N.A.               Bartlesville, OK 74006                973-1982
Rental Service Corporation   4426231718      Bank of America,   2025 Westfield Avenue Waterloo,       Pat Sheridan (203)
                                             N.A.               IA 50701                              973-1982
Rental Service Corporation   4426231721      Bank of America,   2809 Larson Street La Crosse,         Pat Sheridan (203)
                                             N.A.               WI 54603                              973-1982
Rental Service Corporation   4426238371      Bank of America,   1100 Vine Street Hays,                Pat Sheridan (203)
                                             N.A.               KS 67601                              973-1982
Rental Service Corporation   4426231462      Bank of America,   7094 Truck World Boulevard Hubbard,   Pat Sheridan (203)
                                             N.A.               OH 44425                              973-1982
Rental Service Corporation   4426238290      Bank of America,   449 St. Ferdinand Street              Pat Sheridan (203)
                                             N.A.               Florissant, MO 63031                  973-1982
Rental Service Corporation   4426238300      Bank of America,   1717 Ford Lane Saint Charles, MO      Pat Sheridan (203)
                                             N.A.               63303                                 973-1982
Rental Service Corporation   4426232377      Bank of America,   900 Highway 108 Sulphur, LA           Pat Sheridan (203)
                                             N.A.               70664-0216                            973-1982
Rental Service Corporation   4426232759      Bank of America,   6001 Atwood Drive Richmond, KY        Pat Sheridan (203)
                                             N.A.               40475                                 973-1982
Rental Service Corporation   4426232762      Bank of America,   912 E. Cumberland Parkway Corbin,     Pat Sheridan (203)
                                             N.A.               KY 40701                              973-1982
Rental Service Corporation   4426231019      Bank of America,   3212 Prairie Valley Road Ardmore,     Pat Sheridan (203)
                                             N.A.               OK 73401                              973-1982
Rental Service Corporation   4426231734      Bank of America,   1401 W. Potter Avenue                 Pat Sheridan (203)
                                             N.A.               Kirksville, MO 63501                  973-1982

                                                                Schedule 4.16(a)
                                                             to Credit Agreement

                                ACCOUNT                                                                BANK CONTACT NAME AND
          GRANTOR                NUMBER        NAME OF BANK                   ADDRESS                      PHONE NUMBER
          -------            -------------   ----------------   -----------------------------------   ----------------------
Rental Service Corporation   4426231747      Bank of America,   5635 Highway 54 Osage Beach, MO       Pat Sheridan (203)
                                             N.A.               65065                                 973-1982
Rental Service Corporation   4426231750      Bank of America,   1226 E. 16Th Avenue Hibbing,          Pat Sheridan (203)
                                             N.A.               MN 55746                              973-1982
Rental Service Corporation   4426238313      Bank of America,   325 South Kansas Avenue Liberal, KS   Pat Sheridan (203)
                                             N.A.               67901                                 973-1982
Rental Service Corporation   4426231983      Bank of America,   230394 Highland Road                  Pat Sheridan (203)
                                             N.A.               Scottsbluff, NE 69361                 973-1982
Rental Service Corporation   4426231475      Bank of America,   932 S. 13th Street Harrisburg,        Pat Sheridan (203)
                                             N.A.               PA 17104                              973-1982
Rental Service Corporation   4426231996      Bank of America,   11250 East 40th Avenue Denver, CO     Pat Sheridan (203)
                                             N.A.               80239                                 973-1982
Rental Service Corporation   4426232005      Bank of America,   1250 Zuni Street Denver,              Pat Sheridan (203)
                                             N.A.               CO 80204                              973-1982
Rental Service Corporation   4426238326      Bank of America,   3900I-40 East Amarillo, TX            Pat Sheridan (203)
                                             N.A.               79103                                 973-1982
Rental Service Corporation   4426231116      Bank of America,   317 Southeast Loop 289 Lubbock,       Pat Sheridan (203)
                                             N.A.               TX 79404                              973-1982
Rental Service Corporation   4426232018      Bank of America,   201 Juan Tabo NE Albuquerque, NM      Pat Sheridan (203)
                                             N.A.               87123                                 973-1982
Rental Service Corporation   4426232021      Bank of America,   9170CoorsNW Albuquerque, NM 87120     Pat Sheridan (203)
                                             N.A.                                                     973-1982
Rental Service Corporation   4426232034      Bank of America,   2401 Menaul NE Albuquerque,           Pat Sheridan (203)
                                             N.A.               NM 87107                              973-1982
Rental Service Corporation   4426305893      Bank of America,   3708 Arch Avenue Grand Island, NE     Pat Sheridan (203)
                                             N.A.               68803                                 973-1982
Rental Service Corporation   4426238384      Bank of America,   11615 South Rogers Road Olathe, KS    Pat Sheridan (203)
                                             N.A.               66062                                 973-1982
Rental Service Corporation   4426238397      Bank of America,   1004 Burlington North Kansas          Pat Sheridan (203)
                                             N.A.               City, MO 64116                        973-1982
Rental Service Corporation   4426232047      Bank of America,   1429 Mulberry Fort Collins, CO        Pat Sheridan (203)
                                             N.A.               80524                                 973-1982
Rental Service Corporation   4426232050      Bank of America,   481 West 84th Avenue Thornton, CO     Pat Sheridan (203)
                                             N.A.               80260-0481                            973-1982
Rental Service Corporation   4426232063      Bank of America,   13109 Highway 85 Littleton,           Pat Sheridan (203)
                                             N.A.               CO 80125                              973-1982
Rental Service Corporation   4426232160      Bank of America,   2401 Steel Drive Colorado Springs,    Pat Sheridan (203)
                                             N.A.               CO 80907                              973-1982
Rental Service Corporation   4426238410      Bank of America,   5101 East 63rd Street Derby,          Pat Sheridan (203)
                                             N.A.               KS 67037                              973-1982

                                                                Schedule 4.16(a)
                                                             to Credit Agreement

                                ACCOUNT                                                                BANK CONTACT NAME AND
          GRANTOR                NUMBER        NAME OF BANK                   ADDRESS                      PHONE NUMBER
          -------            -------------   ----------------   -----------------------------------   ----------------------
Rental Service Corporation   4426231488      Bank of America,   575 E. Exchange Street Akron, OH            Pat Sheridan (203)
                                             N.A.               44306                                       973-1982
Rental Service Corporation   4426238423      Bank of America,   9707 E. Orme Wichita, KS                    Pat Sheridan (203)
                                             N.A.               67207                                       973-1982
Rental Service Corporation   4426238436      Bank of America,   9127 W Kellogg Drive Wichitam KS            Pat Sheridan (203)
                                             N.A.               67209                                       973-1982
Rental Service Corporation   4426238449      Bank of America,   951 Southeast Oldham Parkway Lees           Pat Sheridan (203)
                                             N.A.               Summit, MO 64081                            973-1982
Rental Service Corporation   4426231763      Bank of America,   754 E. Young Warrensburg, MO 64093          Pat Sheridan (203)
                                             N.A.                                                           973-1982
Rental Service Corporation   4426238452      Bank of America,   1606 Commerce Court Columbia,               Pat Sheridan (203)
                                             N.A.               MO 65202                                    973-1982
Rental Service Corporation   4426238465      Bank of America,   2805 E. Newman Joplin, MO                   Pat Sheridan (203)
                                             N.A.               64801                                       973-1982
Rental Service Corporation   4426238478      Bank of America,   2900 No. Interstate Drive Norman,           Pat Sheridan (203)
                                             N.A.               OK 73072                                    973-1982
Rental Service Corporation   4426216319      Bank of America,   3818 S.Leonard Road Saint Joseph,           Pat Sheridan (203)
                                             N.A.               MO 64503                                    973-1982
Rental Service Corporation   4426231860      Bank of America,   2340 Fernbrook Lane North Plymouth,         Pat Sheridan (203)
                                             N.A.               MN 55447                                    973-1982
Rental Service Corporation   4426231776      Bank of America,   6740 Hudson Boulevard Oakdale,MN            Pat Sheridan (203)
                                             N.A.               55128                                       973-1982
Rental Service Corporation   4426231873      Bank of America,   3750 Highway 13 West Burnsville,            Pat Sheridan (203)
                                             N.A.               MN 55337                                    973-1982
Rental Service Corporation   4426231789      Bank of America,   4201 W. First Street Duluth,                Pat Sheridan (203)
                                             N.A.               MN 55807                                    973-1982
Rental Service Corporation   4426231886      Bank of America,   8616 S. 135th Street Omaha,                 Pat Sheridan (203)
                                             N.A.               NE 68138                                    973-1982
Rental Service Corporation   4426231792      Bank of America,   1821 Cornhusker Highway Lincoln, NE         Pat Sheridan (203)
                                             N.A.               68521                                       973-1982
Rental Service Corporation   4426232775      Bank of America,   4117 Mt Pleasant Street West                Pat Sheridan (203)
                                             N.A.               Burlington, IA 52655                        973-1982
Rental Service Corporation   4426232788      Bank of America,   2700 South 17th. Street Clinton,            Pat Sheridan (203)
                                             N.A.               IA 52732                                    973-1982
Rental Service Corporation   4426231899      Bank of America,   3020 Highway 63 North Rochester,            Pat Sheridan (203)
                                             N.A.               MN 55906                                    973-1982
Rental Service Corporation   4426231802      Bank of America,   810 Strong Highway El Dorado,               Pat Sheridan (203)
                                             N.A.               AR 71730                                    973-1982
Rental Service Corporation   4426238481      Bank of America,   8104 NW Expressway Oklahoma City,           Pat Sheridan (203)
                                             N.A.               OK 73162                                    973-1982

                                                                Schedule 4.16(a)
                                                             to Credit Agreement

                                ACCOUNT                                                                BANK CONTACT NAME AND
          GRANTOR                NUMBER        NAME OF BANK                   ADDRESS                      PHONE NUMBER
          -------            -------------   ----------------   -----------------------------------   ----------------------
Rental Service Corporation   4426238588      Bank of America,   708 W. Elgin Street Broken Arrow,     Pat Sheridan (203)
                                             N.A.               OK 74012                              973-1982
Rental Service Corporation   4426238494      Bank of America,   324 W. Memorial Road Oklahoma City,   Pat Sheridan (203)
                                             N.A.               OK 73114                              973-1982
Rental Service Corporation   4426238591      Bank of America,   9222 E. 21st Street Tulsa,            Pat Sheridan (203)
                                             N.A.               OK 74129                              973-1982
Rental Service Corporation   4426238504      Bank of America,   10601 S. Memorial Drive Tulsa, OK     Pat Sheridan (203)
                                             N.A.               74133                                 973-1982
Rental Service Corporation   4426238601      Bank of America,   4609 Crossroads Ind Drive             Pat Sheridan (203)
                                             N.A.               Bridgeton, MO 63044                   973-1982
Rental Service Corporation   4426232791      Bank of America,   2701 S. Main Street Bloomington,      Pat Sheridan (203)
                                             N.A.               IL 61704                              973-1982
Rental Service Corporation   4426238517      Bank of America,   2050 Southern Expressway Cape         Pat Sheridan (203)
                                             N.A.               Girardeau, MO 63703                   973-1982
Rental Service Corporation   4426238614      Bank of America,   3639 Main Quincy, IL                  Pat Sheridan (203)
                                             N.A.               62305                                 973-1982
Rental Service Corporation   4426232801      Bank of America,   3161 Market Street Green Bay,         Pat Sheridan (203)
                                             N.A.               WI54304                               973-1982
Rental Service Corporation   4426232814      Bank of America,   26 Marsh Court Madison, WI            Pat Sheridan (203)
                                             N.A.               53718                                 973-1982
Rental Service Corporation   4426232911      Bank of America,   5605 Mesker Street Schofield,         Pat Sheridan (203)
                                             N.A.               WI 54476                              973-1982
Rental Service Corporation   4426216364      Bank of America,   2901 N. Peoria Street Peru, IL        Pat Sheridan (203)
                                             N.A.               61354                                 973-1982
Rental Service Corporation   4426232827      Bank of America,   1845 E. Lincoln Highway Dekalb, IL    Pat Sheridan (203)
                                             N.A.               60115                                 973-1982
Rental Service Corporation   4426315605      Bank of America,   3407 N. Main Street East              Pat Sheridan (203)
                                             N.A.               Peoria, IL 61611                      973-1982
Rental Service Corporation   4426232924      Bank of America,   1303 Washington Street Muscatine,     Pat Sheridan (203)
                                             N.A.               IA 52761                              973-1982
Rental Service Corporation   4426231491      Bank of America,   1291 Medina Road Medina,              Pat Sheridan (203)
                                             N.A.               OH 44256                              973-1982
Rental Service Corporation   4426238520      Bank of America,   307 No. 14th Dodge City, KS           Pat Sheridan (203)
                                             N.A.               67801                                 973-1982
Rental Service Corporation   4426232380      Bank of America,   1948 Cliff Gookin Boulevard Tupelo,   Pat Sheridan (203)
                                             N.A.               MS 38801                              973-1982
Rental Service Corporation   4426232830      Bank of America,   22634 So. Frontage Road West          Pat Sheridan (203)
                                             N.A.               Channahon, IL 60410                   973-1982
Rental Service Corporation   4426231909      Bank of America,   3352 Southway Drive St Cloud,         Pat Sheridan (203)
                                             N.A.               MN 56301                              973-1982

                                                                Schedule 4.16(a)
                                                             to Credit Agreement

                                ACCOUNT                                                                BANK CONTACT NAME AND
          GRANTOR                NUMBER        NAME OF BANK                   ADDRESS                      PHONE NUMBER
          -------            -------------   ----------------   -----------------------------------   ----------------------
Rental Service Corporation   4426232937      Bank of America,   1600 South Dirksen Parkway            Pat Sheridan (203)
                                             N.A.               Springfield, IL 62703                 973-1982
Rental Service Corporation   4426231815      Bank of America,   390 E. 12th Street Dubuque,           Pat Sheridan (203)
                                             N.A.               IA 52001                              973-1982
Rental Service Corporation   4426238627      Bank of America,   1200 Beltline Road Collinsville, IL   Pat Sheridan (203)
                                             N.A.               62234-0435                            973-1982
Rental Service Corporation   4426238533      Bank of America,   4258 3rd Ave. N.W. Fargo, ND          Pat Sheridan (203)
                                             N.A.               58102                                 973-1982
Rental Service Corporation   4426231828      Bank of America,   3620 North Lewis Avenue Sioux         Pat Sheridan (203)
                                             N.A.               Falls, SD 57104                       973-1982
Rental Service Corporation   4426238546      Bank of America,   48 Industrial Park Drive              Pat Sheridan (203)
                                             N.A.               Hollister, MO 65672                   973-1982
Rental Service Corporation   4426231831      Bank of America,   174 Kenworth Boulevard Jackson, TN    Pat Sheridan (203)
                                             N.A.               38305                                 973-1982
Rental Service Corporation   4426238559      Bank of America,   3100Haskell Lawrence, KS 66046        Pat Sheridan (203)
                                             N.A.                                                     973-1982
Rental Service Corporation   4426231501      Bank of America,   900 West Basin Road New Castle,       Pat Sheridan (203)
                                             N.A.               DE 19720                              973-1982
Rental Service Corporation   4426231514      Bank of America,   1209 Marshall Avenue Lancaster,       Pat Sheridan (203)
                                             N.A.               PA 17601                              973-1982
Rental Service Corporation   4426231611      Bank of America,   28587 Sussex Highway Laurel, DE       Pat Sheridan (203)
                                             N.A.               19956                                 973-1982
Rental Service Corporation   4426238562      Bank of America,   8200 Cryden Way Forestville, MD       Pat Sheridan (203)
                                             N.A.               20747                                 973-1982
Rental Service Corporation   4426238575      Bank of America,   392 North Expressway Griffin,         Pat Sheridan 203-
                                             N.A.               GA 30223                              973-1982
Rental Service Corporation   4426231404      Bank of America,   16300 Highway 80 West Statesboro,     Pat Sheridan (203)
                                             N.A.               GA 30458                              973-1982
Rental Service Corporation   4426232843      Bank of America,   530 S. 4th Street Danville,           Pat Sheridan (203)
                                             N.A.               KY 40422                              973-1982
Rental Service Corporation   4426216351      Bank of America,   6270 N. Dixie Highway                 Pat Sheridan (203)
                                             N.A.               Elizabethtown, KY 42701               973-1982
Rental Service Corporation   4426232940      Bank of America,   65 Sulphur Springs Road Lebanon, KY   Pat Sheridan (203)
                                             N.A.               40033                                 973-1982
Rental Service Corporation   4426231527      Bank of America,   947 Route 22 East Duncansville, PA    Pat Sheridan (203)
                                             N.A.               16635                                 973-1982
Rental Service Corporation   4426238630      Bank of America,   3883 Sweeten Creek Road Arden, NC     Pat Sheridan (203)
                                             N.A.               28704                                 973-1982
Rental Service Corporation   4426232856      Bank of America,   970 Lovers Lane Bowling Green, KY     Pat Sheridan (203)
                                             N.A.               42104                                 973-1982
Rental Service Corporation   4426238643      Bank of America,   215 East Baseline Road Gilbert,       Pat Sheridan (203)
                                             N.A.               AZ 85233                              973-1982

                                                                Schedule 4.16(a)
                                                             to Credit Agreement

                                ACCOUNT                                                                BANK CONTACT NAME AND
          GRANTOR                NUMBER        NAME OF BANK                   ADDRESS                      PHONE NUMBER
          -------            -------------   ----------------   -----------------------------------   ----------------------
Rental Service Corporation   4426238656      Bank of America,   1770 West Prince Road Tucson, AZ      Pat Sheridan (203)
                                             N.A.               85705                                 973-1982
Rental Service Corporation   4426238669      Bank of America,   3461 East Deuce Of Clubs Show Low,    Pat Sheridan (203)
                                             N.A.               AZ 85901                              973-1982
Rental Service Corporation   4426238672      Bank of America,   2224 Nw Grand Avenue Phoenix, AZ      Pat Sheridan (203)
                                             N.A.               85009                                 973-1982
Rental Service Corporation   4426238685      Bank of America,   648 East Fry Boulevard Sierra         Pat Sheridan (203)
                                             N.A.               Vista, AZ 85635                       973-1982
Rental Service Corporation   4426238698      Bank of America,   1060 East Highway 70 Safford,         Pat Sheridan (203)
                                             N.A.               AZ 85546                              973-1982
Rental Service Corporation   4426238708      Bank of America,   2020 Highway 60 Globe, AZ             Pat Sheridan (203)
                                             N.A.               85501                                 973-1982
Rental Service Corporation   4426232076      Bank of America,   2323 West Highway 66 Gallup, NM       Pat Sheridan (203)
                                             N.A.               87301                                 973-1982
Rental Service Corporation   4426238711      Bank of America,   171 South Browning Parkway            Pat Sheridan (203)
                                             N.A.               Farmington, NM 87401                  973-1982
Rental Service Corporation   4426238724      Bank of America,   21445 No. 27th Avenue Phoenix, AZ     Pat Sheridan (203)
                                             N.A.               85027                                 973-1982
Rental Service Corporation   4426232173      Bank of America,   814 N. Santa Fe Avenue Pueblo, CO     Pat Sheridan (203)
                                             N.A.               81003                                 973-1982
Rental Service Corporation   4426232089      Bank of America,   2251 Downhill Drive Steamboat         Pat Sheridan (203)
                                             N.A.               Springs, CO 80477                     973-1982
Rental Service Corporation   4426238737      Bank of America,   6921 East Cave Creek Road Cave        Pat Sheridan (203)
                                             N.A.               Creek, AZ 85331                       973-1982
Rental Service Corporation   4426232186      Bank of America,   2707 Cerrillos Santa Fe, NM           Pat Sheridan (203)
                                             N.A.               87507                                 973-1982
Rental Service Corporation   4426232092      Bank of America,   125 8Th Ave Greeley, CO               Pat Sheridan (203)
                                             N.A.               80631                                 973-1982
Rental Service Corporation   4426232199      Bank of America,   1437 US Highway 70 West Alamogordo,   Pat Sheridan (203)
                                             N.A.               NM 88310                              973-1982
Rental Service Corporation   4426232102      Bank of America,   18810 Longs Way Parker,               Pat Sheridan (203)
                                             N.A.               CO 80134                              973-1982
Rental Service Corporation   4426232209      Bank of America,   1045 Chambers Avenue Eagle, CO        Pat Sheridan (203)
                                             N.A.               81631                                 973-1982
Rental Service Corporation   4426232115      Bank of America,   1215 West Lincoln way Cheyenne,       Pat Sheridan (203)
                                             N.A.               WY 82001                              973-1982
Rental Service Corporation   4426238834      Bank of America,   11039 No. Cave Creek Road Phoenix,    Pat Sheridan (203)
                                             N.A.               AZ 85020                              973-1982
Rental Service Corporation   4426238740      Bank of America,   6363 E. Second Street Prescott        Pat Sheridan (203)
                                             N.A.               Valley, AZ 86314                      973-1982

                                                                Schedule 4.16(a)
                                                             to Credit Agreement

                                ACCOUNT                                                                BANK CONTACT NAME AND
          GRANTOR                NUMBER        NAME OF BANK                   ADDRESS                      PHONE NUMBER
          -------            -------------   ----------------   -----------------------------------   ----------------------
Rental Service Corporation   4426238847      Bank of America,   1429 North Pinal Avenue Casa          Pat Sheridan (203)
                                             N.A.               Grande, AZ 85222                      973-1982
Rental Service Corporation   4426232128      Bank of America,   2372 E. Main Street Montrose,         Pat Sheridan (203)
                                             N.A.               CO 81401                              973-1982
Rental Service Corporation   4426232131      Bank of America,   0116 County Road 450 Breckenridge,    Pat Sheridan (203)
                                             N.A.               CO 80424                              973-1982
Rental Service Corporation   4426232144      Bank of America,   249 Adams Avenue Silverthorne, CO     Pat Sheridan (203)
                                             N.A.               80498                                 973-1982
Rental Service Corporation   4426232157      Bank of America,   955 Valley Street Colorado Springs,   Pat Sheridan (203)
                                             N.A.               CO 80915                              973-1982
Rental Service Corporation   4426232212      Bank of America,   1600 Kansas Avenue Longmont,          Pat Sheridan (203)
                                             N.A.               CO 80501                              973-1982
Rental Service Corporation   4426232225      Bank of America,   650 S. 11th Street Gunnison,          Pat Sheridan (203)
                                             N.A.               CO 81230                              973-1982
Rental Service Corporation   4426231624      Bank of America,   1000 Halstead Boulevard Elizabeth     Pat Sheridan (203)
                                             N.A.               City, NC 27909                        973-1982
Rental Service Corporation   4426231844      Bank of America,   2120 East 4th North Platte, NE        Pat Sheridan (203)
                                             N.A.               69101                                 973-1982
Rental Service Corporation   4426216322      Bank of America,   915 Enoch Lane Manhattan, KS          Pat Sheridan (203)
                                             N.A.               66502                                 973-1982
Rental Service Corporation   4426231857      Bank of America,   3525 Park Avenue Paducah,KY           Pat Sheridan (203)
                                             N.A.               42001                                 973-1982
Rental Service Corporation   4426238753      Bank of America,   725 Se Monterey Road Stuart, FL       Pat Sheridan (203)
                                             N.A.               34994                                 973-1982
Rental Service Corporation   4426231530      Bank of America,   1090 Mantua Pike, Route 45 Wenonah,   Pat Sheridan (203)
                                             N.A.               NJ 08090                              973-1982
Rental Service Corporation   4426216393      Bank of America,   5809 Hwy 8 West Rhinelander, WI       Pat Sheridan (203)
                                             N.A.               54501                                 973-1982
Rental Service Corporation   4426238850      Bank of America,   2402 Highway 72 - 221 East            Pat Sheridan (203)
                                             N.A.               Greenwood, SC 29648                   973-1982
Rental Service Corporation   4426238766      Bank of America,   880 Boone Station Rd Johnson          Pat Sheridan (203)
                                             N.A.               City, TN 37615                        973-1982
Rental Service Corporation   4426238863      Bank of America,   3380 St Rose Parkway Henderson,       Pat Sheridan (203)
                                             N.A.               NV 89052                              973-1982
Rental Service Corporation   4426238779      Bank of America,   3685 So. Winchester Road Apache       Pat Sheridan (203)
                                             N.A.               Junction, AZ 85219                    973-1982
Rental Service Corporation   4426232393      Bank of America,   307 Industrial Park Road              Pat Sheridan (203)
                                             N.A.               Starkville, MS 39759                  973-1982
Rental Service Corporation   4426232238      Bank of America,   3233 Cy Avenue Casper, WY             Pat Sheridan (203)
                                             N.A.               82604                                 973-1982
Rental Service Corporation   4426238876      Bank of America,   9801 Nokesville Road Manassas,        Pat Sheridan (203)
                                             N.A.               VA 20110                              973-1982

                                                                Schedule 4.16(a)
                                                             to Credit Agreement

                                ACCOUNT                                                                BANK CONTACT NAME AND
          GRANTOR                NUMBER        NAME OF BANK                   ADDRESS                      PHONE NUMBER
          -------            -------------   ----------------   -----------------------------------   ----------------------
Rental Service Corporation   4426238782      Bank of America,   4616 Lassen Lane Fredericksburg, VA   Pat Sheridan (203)
                                             N.A.               22408                                 973-1982
Rental Service Corporation   4426231637      Bank of America,   1961 S. Loudoun Street                Pat Sheridan (203)
                                             N.A.               Winchester, VA 22601                  973-1982
Rental Service Corporation   4426238795      Bank of America,   1308 Horner Road Woodbridge, VA       Pat Sheridan (203)
                                             N.A.               22191                                 973-1982
Rental Service Corporation   4426238805      Bank of America,   2413 London Bridge Road Virginia      Pat Sheridan (203)
                                             N.A.               Beach, VA 23456                       973-1982
Rental Service Corporation   4426231543      Bank of America,   249 E. Shirley Avenue Warrenton,      Pat Sheridan (203)
                                             N.A.               VA 20186                              973-1982
Rental Service Corporation   4426231310      Bank of America,   1026 S. Memorial Drive                Pat Sheridan 203-
                                             N.A.               Prattville, AL 36066                  973-1982
Rental Service Corporation   4426238818      Bank of America,   210 North Wood Road Camarillo,        Pat Sheridan (203)
                                             N.A.               CA 93010                              973-1982
Rental Service Corporation   4426238821      Bank of America,   1400 Bluff Road Columbia, SC          Pat Sheridan (203)
                                             N.A.               29201                                 973-1982
Rental Service Corporation   4426231640      Bank of America,   173 Oak Carriage Drive                Pat Sheridan (203)
                                             N.A.               Lewisburg, WV 24901                   973-1982
Rental Service Corporation   4426231556      Bank of America,   319 Oakvale Road Princeton,           Pat Sheridan (203)
                                             N.A.               WV 24740                              973-1982
Rental Service Corporation   4426231653      Bank of America,   307 No Eisenhower Drive Beckley, WV   Pat Sheridan (203)
                                             N.A.               25801                                 973-1982
Rental Service Corporation   4426238889      Bank of America,   301 West Main Street                  Pat Sheridan (203)
                                             N.A.               Charlottesville, VA 22903             973-1982
Rental Service Corporation   4426238892      Bank of America,   137 Simmons Road Cloverdale,          Pat Sheridan (203)
                                             N.A.               VA 24077                              973-1982
Rental Service Corporation   4426238902      Bank of America,   6710 Everglades Drive Richmond,       Pat Sheridan (203)
                                             N.A.               VA 23225                              973-1982
Rental Service Corporation   4426238915      Bank of America,   8405 Brook Road Glen Allen, VA        Pat Sheridan (203)
                                             N.A.               23060                                 973-1982
Rental Service Corporation   4426238928      Bank of America,   3022 Griffith Street                  Pat Sheridan (203)
                                             N.A.               Charlotte, NC 28203                   973-1982
Rental Service Corporation   4426238931      Bank of America,   105 South Swing Road                  Pat Sheridan (203)
                                             N.A.               Greensboro, NC 27409                  973-1982
Rental Service Corporation   4426238944      Bank of America,   5600 Chapel Hill Road Raleigh,        Pat Sheridan (203)
                                             N.A.               NC 27607                              973-1982
Rental Service Corporation   4426232953      Bank of America,   4311 N. Mayflower Road South Bend,    Pat Sheridan (203)
                                             N.A.               IN 46628                              973-1982
Rental Service Corporation   4426238957      Bank of America,   1000 Woodruff Road                    Pat Sheridan (203)
                                             N.A.               Greenville, SC 29607                  973-1982
Rental Service Corporation   4426238960      Bank of America,   2841 Azalea Drive Charleston,         Pat Sheridan (203)
                                             N.A.               SC 29405                              973-1982

                                                                Schedule 4.16(a)
                                                             to Credit Agreement

                                ACCOUNT                                                                BANK CONTACT NAME AND
          GRANTOR                NUMBER        NAME OF BANK                   ADDRESS                      PHONE NUMBER
          -------            -------------   ----------------   -----------------------------------   ----------------------
Rental Service Corporation   4426238973      Bank of America,   925 Riverview Road Rock Hill,         Pat Sheridan (203)
                                             N.A.               SC 29732                              973-1982
Rental Service Corporation   4426238986      Bank of America,   1020 North Front Street               Pat Sheridan (203)
                                             N.A.               Wilmington, NC 28401                  973-1982
Rental Service Corporation   4426239082      Bank of America,   141 Sweeten Creek Road Asheville,     Pat Sheridan (203)
                                             N.A.               NC 28803                              973-1982
Rental Service Corporation   4426238999      Bank of America,   3800 N. Patterson Avenue              Pat Sheridan (203)
                                             N.A.               Winston-Salem, NC 27105               973-1982
Rental Service Corporation   4426239095      Bank of America,   1000 Chatham Pkwy. North Garden       Pat Sheridan (203)
                                             N.A.               City, GA 31408                        973-1982
Rental Service Corporation   4426232869      Bank of America,   1830 Foreman Drive Cookeville,        Pat Sheridan (203)
                                             N.A.               TN 38501                              973-1982
Rental Service Corporation   4426239008      Bank of America,   229 Hurricane Shoals Road             Pat Sheridan (203)
                                             N.A.               Lawrenceville, GA 30045               973-1982
Rental Service Corporation   4426239105      Bank of America,   1950 Guffin Lane Marietta,            Pat Sheridan (203)
                                             N.A.               GA 30066                              973-1982
Rental Service Corporation   4426239011      Bank of America,   7920 NE St. Johns Road Vancouver,     Pat Sheridan (203)
                                             N.A.               WA 98665                              973-1982
Rental Service Corporation   4426239118      Bank of America,   4016 Highway Boulevard Spencer, IA    Pat Sheridan (203)
                                             N.A.               51301                                 973-1982
Rental Service Corporation   4426232872      Bank of America,   1006 So Division Avenue Grand         Pat Sheridan (203)
                                             N.A.               Rapids, MI 49507                      973-1982
Rental Service Corporation   4426239024      Bank of America,   229 Center Street Jacksonville,       Pat Sheridan (203)
                                             N.A.               NC 28546                              973-1982
Rental Service Corporation   4426239121      Bank of America,   1008 Commercial Drive Brunswick,      Pat Sheridan (203)
                                             N.A.               GA 31520                              973-1982
Rental Service Corporation   4426239037      Bank of America,   1500 So. Broadway Salina,             Pat Sheridan (203)
                                             N.A.               KS 67401                              973-1982
Rental Service Corporation   4426232241      Bank of America,   1450 Coffeen Avenue Sheridan,         Pat Sheridan (203)
                                             N.A.               WY 82801                              973-1982
Rental Service Corporation   4426239040      Bank of America,   8787 Highway 225 La Porte,            Pat Sheridan (203)
                                             N.A.               TX 77571                              973-1982
Rental Service Corporation   4426239053      Bank of America,   520 E. La Cadena Drive Riverside,     Pat Sheridan (203)
                                             N.A.               CA 92501                              973-1982
Rental Service Corporation   4426239066      Bank of America,   4117 Rosedale Highway Bakersfield,    Pat Sheridan (203)
                                             N.A.               CA 93308                              973-1982
Rental Service Corporation   4426239079      Bank of America,   2900 E. Spring Street Long Beach,     Pat Sheridan (203)
                                             N.A.               CA 90806                              973-1982
Rental Service Corporation   4426239134      Bank of America,   28377 Felix Valdez Avenue Temecula,   Pat Sheridan (203)
                                             N.A.               CA 92590                              973-1982
Rental Service Corporation   4426239147      Bank of America,   220 N.Johnson El Cajon, CA            Pat Sheridan (203)
                                             N.A.               92020                                 973-1982

                                                                Schedule 4.16(a)
                                                             to Credit Agreement

                                ACCOUNT                                                                BANK CONTACT NAME AND
          GRANTOR                NUMBER        NAME OF BANK                   ADDRESS                      PHONE NUMBER
          -------            -------------   ----------------   -----------------------------------   ----------------------
Rental Service Corporation   4426239150      Bank of America,   1000 S. Grand Santa Ana, CA           Pat Sheridan 203-
                                             N.A.               92705                                 973-1982
Rental Service Corporation   4426239176      Bank of America,   5300 E. Railhead Avenue Flagstaff,    Pat Sheridan (203)
                                             N.A.               AZ 86004                              973-1982
Rental Service Corporation   4426239189      Bank of America,   2900 Highway 95 Bullhead City, AZ     Pat Sheridan (203)
                                             N.A.               86442                                 973-1982
Rental Service Corporation   4426239192      Bank of America,   1968 West Acoma, Suite 103 Lake       Pat Sheridan (203)
                                             N.A.               Havasu City, AZ 86403                 973-1982
Rental Service Corporation   4426239202      Bank of America,   2720 E. 16th St (Highway 95) Yuma,    Pat Sheridan (203)
                                             N.A.               AZ 85365                              973-1982
Rental Service Corporation   4426232254      Bank of America,   2781 West 2100 South West Valley      Pat Sheridan (203)
                                             N.A.               City, UT 84119                        973-1982
Rental Service Corporation   4426239215      Bank of America,   2177 Jerrold Avenue San Francisco,    Pat Sheridan (203)
                                             N.A.               CA 94124                              973-1982
Rental Service Corporation   4426239228      Bank of America,   2150 O'toole Avenue San Jose,         Pat Sheridan (203)
                                             N.A.               CA 95131                              973-1982
Rental Service Corporation   4426239231      Bank of America,   4635 Power Inn Road Sacramento,       Pat Sheridan (203)
                                             N.A.               CA 95826                              973-1982
Rental Service Corporation   4426239338      Bank of America,   3333 S.Hwy 99 Frontage Road           Pat Sheridan (203)
                                             N.A.               Stockton, CA 95215                    973-1982
Rental Service Corporation   4426239244      Bank of America,   4030 Pacheco Boulevard Martinez, CA   Pat Sheridan (203)
                                             N.A.               94553                                 973-1982
Rental Service Corporation   4426239341      Bank of America,   8001 Oakport Street                   Pat Sheridan (203)
                                             N.A.               Oakland, CA 94621                     973-1982
Rental Service Corporation   4426230913      Bank of America,   501 S Main Street Ellensburg, WA      Pat Sheridan (203)
                                             N.A.               98926                                 973-1982
Rental Service Corporation   4426239257      Bank of America,   1210 West Broadway Moses Lake, WA     Pat Sheridan (203)
                                             N.A.               98837                                 973-1982
Rental Service Corporation   4426239354      Bank of America,   2302 East "Q" Street Tacoma,          Pat Sheridan (203)
                                             N.A.               WA 98421                              973-1982
Rental Service Corporation   4426239260      Bank of America,   2810 Highland Avenue Everett, WA      Pat Sheridan (203)
                                             N.A.               98201                                 973-1982
Rental Service Corporation   4426239367      Bank of America,   9045 Willows Road Redmond, WA         Pat Sheridan (203)
                                             N.A.               98052                                 973-1982
Rental Service Corporation   4426239273      Bank of America,   5421 1St Avenue South Seattle, WA     Pat Sheridan (203)
                                             N.A.               98108                                 973-1982
Rental Service Corporation   4426239370      Bank of America,   1301 East College Way Mount Vernon,   Pat Sheridan (203)
                                             N.A.               WA 98273                              973-1982
Rental Service Corporation   4426239286      Bank of America,   13850 SE Ambler Road Clackamas,       Pat Sheridan (203)
                                             N.A.               OR 97015                              973-1982

                                                                Schedule 4.16(a)
                                                             to Credit Agreement

                                ACCOUNT                                                                BANK CONTACT NAME AND
          GRANTOR                NUMBER        NAME OF BANK                   ADDRESS                      PHONE NUMBER
          -------            -------------   ----------------   -----------------------------------   ----------------------
Rental Service Corporation   4426239299      Bank of America,   61530 S. Highway 97 Bend, OR          Pat Sheridan (203)
                                             N.A.               97702                                 973-1982
Rental Service Corporation   4426239309      Bank of America,   2333 S. Highway 97 Redmond, OR        Pat Sheridan (203)
                                             N.A.               97756                                 973-1982
Rental Service Corporation   4426239312      Bank of America,   2661 NE Stephens Street Roseburg,     Pat Sheridan (203)
                                             N.A.               OR 97470                              973-1982
Rental Service Corporation   4426239325      Bank of America,   915 E. Elm Avenue Hermiston, OR       Pat Sheridan (203)
                                             N.A.               97838                                 973-1982
Rental Service Corporation   4426239383      Bank of America,   625301 Highway 101 South Coos Bay,    Pat Sheridan (203)
                                             N.A.               OR 97420                              973-1982
Rental Service Corporation   4426239396      Bank of America,   3344 Washburn Way Klamath Falls,      Pat Sheridan (203)
                                             N.A.               OR 97603                              973-1982
Rental Service Corporation   4426239406      Bank of America,   2100 Highway 99N Eugene, OR           Pat Sheridan (203)
                                             N.A.               97402                                 973-1982
Rental Service Corporation   4426239419      Bank of America,   3092 Silverton Road Salem,            Pat Sheridan (203)
                                             N.A.               OR 97303                              973-1982
Rental Service Corporation   4426239422      Bank of America,   3110 Winter Lake Road Lakeland,       Pat Sheridan (203)
                                             N.A.               FL 33803                              973-1982
Rental Service Corporation   4426239435      Bank of America,   3635 US Highway 98 N. Lakeland,       Pat Sheridan (203)
                                             N.A.               FL 33809                              973-1982
Rental Service Corporation   4426239448      Bank of America,   5907 E. Adamo Tampa, FL               Pat Sheridan (203)
                                             N.A.               33619                                 973-1982
Rental Service Corporation   4426239451      Bank of America,   1835 N. Washington Boulevard          Pat Sheridan (203)
                                             N.A.               Sarasota, FL 34234                    973-1982
Rental Service Corporation   4426239464      Bank of America,   907 E. Canal Street Mulberry,         Pat Sheridan (203)
                                             N.A.               FL 33860                              973-1982
Rental Service Corporation   4426239477      Bank of America,   200 S.LaSalle Street Durham,          Pat Sheridan (203)
                                             N.A.               NC 27705                              973-1982
Rental Service Corporation   4426239480      Bank of America,   4201 L B Mc Leod Road Orlando, FL     Pat Sheridan (203)
                                             N.A.               32811                                 973-1982
Rental Service Corporation   4426231323      Bank of America,   10230 Logan Cline Drive Gulfport,     Pat Sheridan (203)
                                             N.A.               MS 39503                              973-1982
Rental Service Corporation   4426239587      Bank of America,   723 Concord Parkway N. Concord, NC    Pat Sheridan (203)
                                             N.A.               28027                                 973-1982
Rental Service Corporation   4426239493      Bank of America,   602 Copeland Drive Hampton,           Pat Sheridan (203)
                                             N.A.               VA 23661                              973-1982
Rental Service Corporation   4426239590      Bank of America,   2613 S. Orlando Dr, Highway 17/92     Pat Sheridan (203)
                                             N.A.               Sanford, FL 32773                     973-1982
Rental Service Corporation   4426239503      Bank of America,   6133 Murchison Road                   Pat Sheridan (203)
                                             N.A.               Fayetteville, NC 28311                973-1982

                                                                Schedule 4.16(a)
                                                             to Credit Agreement

                                ACCOUNT                                                                BANK CONTACT NAME AND
          GRANTOR                NUMBER        NAME OF BANK                   ADDRESS                      PHONE NUMBER
          -------            -------------   ----------------   -----------------------------------   ----------------------
Rental Service Corporation   4426239600      Bank of America,   344 E. Plaza Drive Mooresville,       Pat Sheridan (203)
                                             N.A.               NC 28115                              973-1982
Rental Service Corporation   4426239516      Bank of America,   100 Weber Avenue Leesburg,            Pat Sheridan (203)
                                             N.A.               FL 34748                              973-1982
Rental Service Corporation   4426239613      Bank of America,   2850 W State Rd 520 Cocoa, FL         Pat Sheridan (203)
                                             N.A.               32926                                 973-1982
Rental Service Corporation   4426239529      Bank of America,   355 5th Street S.W. Winter Haven,     Pat Sheridan (203)
                                             N.A.               FL 33880                              973-1982
Rental Service Corporation   4426239626      Bank of America,   12997 North Freeway Fort              Pat Sheridan (203)
                                             N.A.               Worth, TX 76177                       973-1982
Rental Service Corporation   4426231129      Bank of America,   300 Lynbrook Boulevard Shreveport,    Pat Sheridan (203)
                                             N.A.               LA 71106                              973-1982
Rental Service Corporation   4426239532      Bank of America,   737 E. Main Lewisville, TX            Pat Sheridan (203)
                                             N.A.               75057                                 973-1982
Rental Service Corporation   4426270371      Bank of America,   2728 Westmoreland Dallas, TX          Pat Sheridan (203)
                                             N.A.               75212                                 973-1982
Rental Service Corporation   4426239545      Bank of America,   6935 Woodway Drive Waco, TX           Pat Sheridan (203)
                                             N.A.               76712                                 973-1982
Rental Service Corporation   4426216380      Bank of America,   58020 Industrial Boulevard            Pat Sheridan (203)
                                             N.A.               Plaquemine, LA 70764                  973-1982
Rental Service Corporation   4426216348      Bank of America,   Po Box 665; 2235 Highway 70           Pat Sheridan (203)
                                             N.A.               Donaldsonville, LA 70346              973-1982
Rental Service Corporation   4426239558      Bank of America,   1766S.Treadaway Abilene,              Pat Sheridan (203)
                                             N.A.               TX 79602                              973-1982
Rental Service Corporation   4426239561      Bank of America,   2807 N. Garnett Road Tulsa, OK        Pat Sheridan (203)
                                             N.A.               74116                                 973-1982
Rental Service Corporation   4426231035      Bank of America,   2420 Lee Boulevard Lawton,            Pat Sheridan (203)
                                             N.A.               OK 73505                              973-1982
Rental Service Corporation   4426239574      Bank of America,   3595 Fm 1960 W. Humble, TX            Pat Sheridan (203)
                                             N.A.               77338                                 973-1982
Rental Service Corporation   4426232474      Bank of America,   6952 Airline Highway Baton Rouge,     Pat Sheridan (203)
                                             N.A.               LA 70805                              973-1982
Rental Service Corporation   4426232487      Bank of America,   1444 W. Bank Expressway Westwego,     Pat Sheridan (203)
                                             N.A.               LA 70094                              973-1982
Rental Service Corporation   4426239639      Bank of America,   2809 W. Kingsley Road Garland, TX     Pat Sheridan (203)
                                             N.A.               75041                                 973-1982
Rental Service Corporation   4426239642      Bank of America,   6914 Gateway East El Paso,            Pat Sheridan (203)
                                             N.A.               TX 79915                              973-1982
Rental Service Corporation   4426232490      Bank of America,   11580 Chef Menteur Highway New        Pat Sheridan (203)
                                             N.A.               Orleans, LA 70128                     973-1982

                                                                Schedule 4.16(a)
                                                             to Credit Agreement

                                ACCOUNT                                                                BANK CONTACT NAME AND
          GRANTOR                NUMBER        NAME OF BANK                   ADDRESS                      PHONE NUMBER
          -------            -------------   ----------------   -----------------------------------   ----------------------
Rental Service Corporation   4426240974      Bank of America,   320 Highway 67 Midlothian, TX         Pat Sheridan (203)
                                             N.A.               76065                                 973-1982
Rental Service Corporation   4426240987      Bank of America,   3101 South I-35 Service Road          Pat Sheridan (203)
                                             N.A.               Oklahoma City, OK 73129               973-1982
Rental Service Corporation   4426240990      Bank of America,   10300 Ih-35 North Austin,             Pat Sheridan (203)
                                             N.A.               TX 78753                              973-1982
Rental Service Corporation   4426231132      Bank of America,   3506 Chapman Lane Austin, TX          Pat Sheridan (203)
                                             N.A.               78744                                 973-1982
Rental Service Corporation   4426231569      Bank of America,   3560 Young Place Lynchburg, VA        Pat Sheridan (203)
                                             N.A.               24501                                 973-1982
Rental Service Corporation   4426231572      Bank of America,   944 Manifold Road Washington, PA      Pat Sheridan (203)
                                             N.A.               15301                                 973-1982
Rental Service Corporation   4426230939      Bank of America,   421 So. Wenatchee Avenue Wenatchee,   Pat Sheridan (203)
                                             N.A.               WA 98801                              973-1982
Rental Service Corporation   4426230942      Bank of America,   5414 S. Peach Avenue Fresno, CA       Pat Sheridan (203)
                                             N.A.               93725                                 973-1982
Rental Service Corporation   4426287681      Bank of America,   1533 North McDonald McKinney,         Pat Sheridan (203)
                                             N.A.               TX 75069                              973-1982
Rental Service Corporation   4426231048      Bank of America,   5120 Wurzbach Road San Antonio,       Pat Sheridan (203)
                                             N.A.               TX 78238                              973-1982
Rental Service Corporation   4426231145      Bank of America,   5333 East Houston San Antonio, TX     Pat Sheridan (203)
                                             N.A.               78220                                 973-1982
Rental Service Corporation   4426231336      Bank of America,   4226 Halls Mill Road Mobile,          Pat Sheridan (203)
                                             N.A.               AL 36693                              973-1982
Rental Service Corporation   4426231349      Bank of America,   5580 N. Pensacola Boulevard           Pat Sheridan (203)
                                             N.A.               Pensacola, FL 32505                   973-1982
Rental Service Corporation   4426231352      Bank of America,   7907 Baseline Court Tampa, FL         Pat Sheridan (203)
                                             N.A.               33637                                 973-1982
Rental Service Corporation   4426231420      Bank of America,   4111 Pinson Valley Park               Pat Sheridan (203)
                                             N.A.               Birmingham, AL 35215                  973-1982
Rental Service Corporation   4426232885      Bank of America,   4300 Muhlhauser Road Fairfield,       Pat Sheridan (203)
                                             N.A.               OH 45014                              973-1982
Rental Service Corporation   4426231051      Bank of America,   2201 Tin Top RD Suite 400             Pat Sheridan (203)
                                             N.A.               Weatherford, TX 76087                 973-1982
Rental Service Corporation   4426230955      Bank of America,   8450 Haddon Avenue Sun Valley,        Pat Sheridan (203)
                                             N.A.               CA 91352                              973-1982
Rental Service Corporation   4426231967      Bank of America,   1790 Radisson Road N.E. Blaine, MN    Pat Sheridan (203)
                                             N.A.               55449                                 973-1982
Rental Service Corporation   4426232500      Bank of America,   913 Chippewa Street Baton Rouge,      Pat Sheridan (203)
                                             N.A.               LA 70805                              973-1982
Rental Service Corporation   4426231158      Bank of America,   11003 Bissonnet Houston, TX           Pat Sheridan (203)
                                             N.A.               77099                                 973-1982

                                                                Schedule 4.16(a)
                                                             to Credit Agreement

                                ACCOUNT                                                                BANK CONTACT NAME AND
          GRANTOR                NUMBER        NAME OF BANK                   ADDRESS                      PHONE NUMBER
          -------            -------------   ----------------   -----------------------------------   ----------------------
Rental Service Corporation   4426231064      Bank of America,   2510 South Main                       Pat Sheridan (203)
                                             N.A.               Stafford, TX 77477                    973-1982
Rental Service Corporation   4426231077      Bank of America,   12245 Veterans Memorial Parkway       Pat Sheridan (203)
                                             N.A.               Houston, TX 77067                     973-1982
Rental Service Corporation   4426232898      Bank of America,   3485 Roger E. Schupp                  Pat Sheridan (203)
                                             N.A.               Louisville, KY 40205                  973-1982
Rental Service Corporation   4426232908      Bank of America,   4828 Constellation Avenue             Pat Sheridan (203)
                                             N.A.               Evansville, IN 47715                  973-1982
Rental Service Corporation   4426232966      Bank of America,   3660 Interchange Road                 Pat Sheridan (203)
                                             N.A.               Columbus, OH 43204                    973-1982
Rental Service Corporation   4426232979      Bank of America,   5773 Executive Boulevard              Pat Sheridan (203)
                                             N.A.               Dayton, OH 45424                      973-1982
Rental Service Corporation   4426232982      Bank of America,   3805 S. Harding Street                Pat Sheridan (203)
                                             N.A.               Indianapolis, IN 46217                973-1982
Rental Service Corporation   4426231585      Bank of America,   10840 Metromont Parkway               Pat Sheridan (203)
                                             N.A.               Charlotte, NC 28269                   973-1982
Rental Service Corporation   4426231598      Bank of America,   4320 New Bern Avenue                  Pat Sheridan (203)
                                             N.A.               Raleigh, NC 27610                     973-1982
Rental Service Corporation   4426231608      Bank of America,   3501 Business Center Drive            Pat Sheridan (203)
                                             N.A.               Chesapeake, VA 23323                  973-1982
Rental Service Corporation   4426231970      Bank of America,   1326 S Bishop Avenue                  Pat Sheridan (203)
                                             N.A.               Rolla, MO 65401                       973-1982
Rental Service Corporation   4426231080      Bank of America,   3925 N. Cage Boulevard                Pat Sheridan (203)
                                             N.A.               Pharr, TX 78577                       973-1982
Rental Service Corporation   4426231093      Bank of America,   1200 West Business 77                 Pat Sheridan (203)
                                             N.A.               San Benito, TX 78586                  973-1982
Rental Service Corporation   4426231103      Bank of America,   15210 Fm 529 @ Highway 6              Pat Sheridan (203)
                                             N.A.               Houston, TX 77095                     973-1982
Rental Service Corporation   4426232513      Bank of America,   4225 College                          Pat Sheridan (203)
                                             N.A.               Beaumont, TX 77707                    973-1982
Rental Service Corporation   4426231161      Bank of America,   17700 Highway 3                       Pat Sheridan (203)
                                             N.A.               Webster, TX 77598                     973-1982
Rental Service Corporation   4426231174      Bank of America,   4900 E. Loop 820 South                Pat Sheridan (203)
                                             N.A.               Fort Worth, TX 76119                  973-1982
Rental Service Corporation   4426231187      Bank of America,   2727 Avenue K                         Pat Sheridan (203)
                                             N.A.               Plano, TX 75074                       973-1982
Rental Service Corporation   4426231190      Bank of America,   20202 Park Row                        Pat Sheridan (203)
                                             N.A.               Katy, TX 77449                        973-1982
Rental Service Corporation   4426232526      Bank of America,   824 S Highway 35 Bypass               Pat Sheridan (203)
                                             N.A.               Port Lavaca,TX 77979                  973-1982

                                                                Schedule 4.16(a)
                                                             to Credit Agreement

                                ACCOUNT                                                                BANK CONTACT NAME AND
          GRANTOR                NUMBER        NAME OF BANK                   ADDRESS                      PHONE NUMBER
          -------            -------------   ----------------   -----------------------------------   ----------------------
Rental Service Corporation   4426231200      Bank of America,   8200 East Freeway                     Pat Sheridan (203)
                                             N.A.               Houston, TX 77029                     973-1982
Rental Service Corporation   4426232539      Bank of America,   2500 W. Airline Highway               Pat Sheridan (203)
                                             N.A.               Laplace, LA 70068                     973-1982
Rental Service Corporation   4426232542      Bank of America,   2011 Highway 288                      Pat Sheridan (203)
                                             N.A.               Freeport, TX 77541                    973-1982
Rental Service Corporation   4426232555      Bank of America,   1635 Industrial Park Drive            Pat Sheridan (203)
                                             N.A.               Nederland, TX 77627                   973-1982
Rental Service Corporation   4426232568      Bank of America,   4002 Texas Avenue                     Pat Sheridan (203)
                                             N.A.               Texas City, TX 77590                  973-1982
Rental Service Corporation   4426232665      Bank of America,   8807 Highway 225                      Pat Sheridan (203)
                                             N.A.               La Porte, TX 77571                    973-1982
Rental Service Corporation   4426231433      Bank of America,   3650 Bonnet Creek Road                Pat Sheridan (203)
                                             N.A.               Lake Buena Vista, FL 32830            973-1982
Rental Service Corporation   4426232995      Bank of America,   16225 Park Ten Place                  Pat Sheridan (203)
                                             N.A.               Houston, TX 77084                     973-1982
Rental Service Corporation   4426216416      Bank of America,   3417 Trade Park Court                 Pat Sheridan (203)
                                             N.A.               Charlotte, NC 28236                   973-1982
Rental Service Corporation   4426216429      Bank of America,   3200 N Harbor Lane                    Pat Sheridan (203)
                                             N.A.               Plymouth, MN 55447                    973-1982
Rental Service Corporation   3752128473      Bank of America,   215 E. Baseline                       Pat Sheridan (203)
                                             N.A.               Gilbert, AZ 85233                     973-1982
Rental Service Corporation   3752128460      Bank of America,   6929 E. Greenway                      Pat Sheridan (203)
                                             N.A.               Scottsdale, AZ 85254                  973-1982
Rental Service Corporation   03749-1000447   Royal Bank of      1 Place Ville Marie, 8th Floor,       Francine Fillion (514)
of Canada Ltd.                               Canada             West Wing Montreal, QC H3C 3A9        874-3041
                                                                Canada

                                                                Schedule 4.16(b)
                                                             to Credit Agreement

                   Schedule 4.16(b): Credit Card Arrangements

USA Payment Services, Inc.--Rental Service Corporation

     1. Merchant Application and Agreement, dated as of February 28, 2003, among USA Payment Services, Inc. and Rental Service Corporation (the "Company").

American Express--Rental Service Corporation

     1. American Express Card Acceptance Agreement, among American Express and the Company.

Moneris Solutions Inc.--Rental Service Corporation of Canada Ltd.

     1. Agreement, dated as of April 1998, among Moneris Solutions Inc. and Rental Service Corporation of Canada Ltd.

                                                                Schedule 4.16(c)
                                                             to Credit Agreement

                       Schedule 4.16(c): Blocked Accounts

                                ACCOUNT NUMBER/                                                        BANK CONTACT NAME AND
          GRANTOR               TYPE OF ACCOUNT           NAME OF BANK               ADDRESS                PHONE NUMBER
--------------------------   ---------------------   ---------------------   -----------------------   ---------------------
Rental Service                    8188513183/                                CDA USCG Illinois North   Pat Sheridan
Corporation                  Concentration/Lockbox   Bank of America, N.A.   #8188, 231 La Salle       (203) 973-1982
                                                                             Chicago, IL 60697

Rental Service                    7145923001/        Nordea Bank Finland     437 Madison Avenue        Christine Schrempp
Corporation                    Concentration/Loan    PLC                     New York, NY 10022        (212) 318-9565

Rental Service                   03749-1006873       Royal Bank of Canada    1 Place Ville Marie,      Francine Fillion
Corporation of Canada Ltd.                                                   8th Floor, West Wing      (514) 874-3041
                                                                             Montreal, QC H3C 3A9

                                                                    Schedule 5.2
                                                             to Credit Agreement

                Schedule 5.2: Material Adverse Effect Disclosure

None.

                                                                    Schedule 5.4
                                                             to Credit Agreement

                         Schedule 5.4: Consents Required

1. Industrial Lease Agreement between Partnership 221 (Landlord), a New Mexico limited liability company, and Zuni Rental Enterprises, L.L.C. (Tenant), a Colorado limited liability company, as assigned to The Air & Pump Company on December 20, 1999 and renewed by RSC pursuant to the lease renewal notice dated June 28, 2001 (Property ID Number 292-01).

2. Lease Agreement between Mary Louise Veatch, R. Kendal Veatch, Marilyn M. Veatch, Melvin T. Veatch, Jr. and Kathleen O. Veatch (Lessor) and Danville Rental and Services, Inc. (Lessee) dated May 1, 1988, as assigned to Rental Service Corporation USA, Inc. on May 3, 2000 and renewed by RSC on February 13, 2003 and January 20, 2005 (Property ID Number 378-02).

3. Commercial Lease Agreement between Peter E. and Kathryn R. Melsted (Lessor) and JDW Enterprises, Inc. (Lessee) dated November 1, 1995, as amended on March 14, 2005 (Property ID Number 392-01).

4. Sublease Agreement between JDW Enterprises, Inc. dba Valley Rentals (Sublessor), an Arizona corporation, and Peter E. and Kathryn R. Melsted (Lessor) and RSC Center, Inc. (Sublessee), a Texas corporation, dated February 2, 1998, as amended on July 10, 2000, October 24, 2002 and March 13, 2003 (Property ID Number 397-01).

5. Lease Agreement between Century 21 Cox Realty (Lessor) and Prime Service (Lessee) dated December 1, 1994 (Property ID Number 527-01).

6. Lease Agreement between Clementina LTD (Lessor) and Prime Service, Inc., a Delaware corporation (Lessee), as amended on October 4, 2002 (Property ID Number 550-01).

7. Lease Agreement between Simas Floor Company, Inc., Money Purchase Pension Plan & Trust (Lessor) and RSC (Lessee) dated September 25, 2001, as amended on January 24, 2006 (Property ID Number 554-01).

8. Lease Agreement between Clementina Refinery Services and Anne Cleary Kerns, L.L.C. dated November 20, 1997, as assigned to Prime Service, Inc. pursuant to Assignment of Lease dated November 21, 1997 and modified pursuant to Modification Agreement entered into between Anne Cleary Kerns, L.L.C. and RSC, successor to Clementina Refinery Services, dated September 5, 2003 (Property ID Number 556-01).

9. Lease Agreement between Tulloch Construction, Inc., a California corporation (Lessor), and Prime Service, Inc., a Delaware corporation (Lessee), dated June 9, 1998, as amended on September 16, 2005 (Property ID Number 557-01).

                                                                    Schedule 5.4
                                                             to Credit Agreement

10. Lease Agreement between Four Square Development Company, a Washington partnership (Lessor), and Alpine Equipment Rentals & Supply Company Inc., a Washington corporation (Lessee), dated November 1, 1991, as amended on July 29, 1996, renewed by RSC, successor to Alpine Equipment Rentals & Supply Company, Inc., on April 5, 2002, and amended on May 17, 2002 and March 21, 2006 (Property ID Number 561-01).

11. Lease Agreement between B&B Properties (Landlord), a Washington partnership, and Prime Service, Inc. (Tenant), a Delaware corporation, dated November 4, 1998, as renewed by RSC, successor to Prime Service, Inc., on August 10, 2001, and amended on April 7, 2002 (Property ID Number 563-01).

12. Lease Agreement between Harold E. Stack (Lessor) and Alpine Equipment Rentals and Supply Company, Inc. (Lessee) dated April 22, 1990, as renewed on November 30, 1995, assigned to Primeco, Inc. pursuant to Lessor's Consent dated July 25, 1996, amended on July 5, 2000, July 29, 2002 and January 14, 2004 and renewed on June 30, 2005 (Property ID Number 565-01).

13. Commercial Lease Agreement between John V. and Claudette S. Gubrud (Lessor) and Alpine Equipment Rentals and Supply Company, Inc. (Lessee) dated May 15, 1995, as assigned to Primeco Inc. pursuant to Lessor's Consent dated July 25, 1996, amended and extended on July 16, 1999 and renewed by RSC on January 28, 2005 (Property ID Number 566-01).

14. Commercial Building Lease Agreement between Louisville Regional Airport Authority and RSC dated May 21, 2004 (Property ID Number 730-01).

15. Lease Agreement between The Prudential Insurance Company of America, a New Jersey corporation (Lessor), and Primeco, Inc., dated August 7, 1992, as amended on August 6, 1996, September 26, 1996, January 27, 1998 and November 3, 2000 (Property ID Number 981-04).

16. Master Lease Agreement No 00228 dated July 16, 2003 between the Company and Bay4 Capital LLC.

17. Lease Agreement between Mosak Properties LLC (Assignee/Landlord), a Delaware limited liability company and Rental Service Corporation (Tenant), dated November 4, 2004 (Property ID Number 354-02).

18. Lease Agreement between Amtel, Inc. (Landlord), a South Carolina corporation, and Prime Service, Inc (Tenant), a Delaware corporation, dated March 23, 1998 (Property ID 478-02).

19. Industrial Lease Agreement between Partnership 221 (Landlord), a New Mexico limited liability company, and Zuni Rental Enterprises, L.L.C. (Tenant), a Colorado limited liability company, as assigned to The Air & Pump Company on December 2, 1997 and

                                                                    Schedule 5.4
                                                             to Credit Agreement

     renewed by RSC pursuant to the lease renewal notice dated June 28, 2001 and August 18, 2006 (Property ID Number 293-01).

20. Applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                                                                    Schedule 5.8
                                                             to Credit Agreement

                           Schedule 5.8: Real Property

I(a) Owned Real Property

          STATE            CITY                   ADDRESS               ZIP CODE
     --------------   -------------   -------------------------------   --------
1.   Florida          Ft. Pierce      3019 S. US Highway 1                34982
2.   Florida          Pensacola       5580 N. Pensacola Boulevard         32505
3.   Iowa             Muscatine       1303 Washington Street              52761
4.   North Carolina   Winston-Salem   3800 N. Patterson Avenue            27105
5.   Texas            Wichita Falls   1113 Sheppard Access Road Coded     76306

I(b) Leased Real Property

STORE   REGION
  #        #     PROPERTY ID#                           ADDRESS                                  CITY         STATE
-----   ------   ------------   -------------------------------------------------------   -----------------   -----
   1       9       R-001-01     4915 101st Avenue                                         Edmonton            AB
   2       9       R-002-01     5518 50th Avenue                                          Bonnyville          AB
   4       9       R-004-01     15730 118th Ave.                                          Edmonton            AB
   6       9       R-006-02     275 MacAlpine Crescent                                    Fort McMurray       AB
   6       9       R-006-03     265 MacAlpine - (lot lease)                               Fort McMurray       AB
   7       9       R-007-02     2181 Premier Way, #244                                    Sherwood Park       AB
   8       9       R-008-04     2921 Millar Avenue                                        Saskatoon           SK
   9       9       R-009-01     235 McDonald St. North                                    Regina              SK
  10       9       R-010-02     3639 8th Street SE                                        Calgary             AB
  11       9       R-011-02     6734 65th Avenue                                          Red Deer            AB
  12       9       R-012-01     3915 38th Street                                          Whitecourt          AB
  13       9       R-013-01     59 17th Street West                                       Prince Albert       SK
  14       3       R-014-01     2136 W. Beaver Street                                     Jacksonville        FL
  15       3       R-015-01     8618 Philips Highway                                      Jacksonville        FL
  16       7       R-016-01     3301 Cities Service Hwy.                                  Westlake            LA
  18       2       R-018-01     911 South Loop West                                       Houston             TX
  21       7       R-021-01     38385 Highway 30                                          Gonzales            LA
  22       2       R-022-02     U.S. Highway 79 South OR 766 Highway 79 West              Buffalo             TX
  26       7       R-026-03     8424 Hansen Rd                                            Houston             TX
  27       2       R-027-02     3500 Ellen Trout Drive                                    Lufkin              TX
  28       2       R-028-01     1419 FM 1845                                              Longview            TX
  31       2       R-031-01     2301 S. Texas Avenue                                      College Station     TX
  32       2       R-032-02     820 Bus Hwy 30 E                                          Huntsville          TX
  33       2       R-033-01     2700 W. Highway 290                                       Brenham             TX

                                                                    Schedule 5.8
                                                             to Credit Agreement

STORE   REGION
  #        #     PROPERTY ID#                           ADDRESS                                  CITY         STATE
-----   ------   ------------   -------------------------------------------------------   -----------------   -----
  34       2       R-034-01     5210 S. General Bruce                                     Temple              TX
  36       2       R-036-01     3301 Interstate Hwy. 35 North                             Round Rock          TX
  38       3       R-038-01     On-Site facility at Chevron Products                      Pascagoula          MS
  39       7       R-039-01     750 Highway 61 North                                      Vicksburg           MS
  40       7       R-040-01     585 S. Padre Island                                       Corpus Christi      TX
  41       7       R-041-01     4330 Highway 80 West                                      Jackson             MS
  42       7       R-042-01     5595 Highway 49 South                                     Hattiesburg         MS
  43       9       R-043-03     19862 County Road 20                                      Foley               AL
  44       7       R-044-02     227 Shelton Street                                        Columbus            MS
  45       3       R-045-01     14144 66th Street N.                                      Largo               FL
  46       3       R-046-01     6717 US Highway 19                                        Port Richey         FL
  46       3       R-046-02     11507 U.S. 19 North                                       Port Richey         FL
  48       3       R-048-01     3051 Hanson Street                                        Ft. Myers           FL
  51       8       R-051-01     3180 Highway 20 West                                      Decatur             AL
  52       3       R-052-02     3235 Veterans Circle                                      Trussville          AL
  54       3       R-054-01     2123 Hamilton Rd.                                         La Grange           GA
  55       3       R-055-01     2400 Whittlesey Road                                      Columbus            GA
  56       3       R-056-01     1747 Warm Springs Rd.                                     Columbus            GA
  57       3       R-057-01     2379 Bentcreek Road                                       Auburn              AL
  57       3       R-052-02     1845 East Glen Avenue                                     Auburn              AL
  58       3       R-058-01     35 Herring Road                                           Newnan              GA
  59       3       R-059-01     6535 Bankhead Hwy.                                        Douglasville        GA
  60       3       R-060-01     616 Hwy 138 S.W. - Combined location with RSC District
                                Office #163 - Same Lease                                  Riverdale           GA
  61       7       R-061-01     1214 Jefferson Road                                       Demopolis           AL
  66       3       R-066-01     2750 Southside Drive                                      Tuscaloosa          AL
  67       3       R-067-01     729 S. Westover Blvd.                                     Albany              GA
  68       4       R-068-01     3521 Old Savannah Road.                                   Augusta             GA
  69       8       R-069-01     4293 Highway 58                                           Chattanooga         TN
  71       3       R-071-01     Lot 302 Highway 9                                         Cumming             GA
  72       3       R-072-01     50 Trade Street                                           Bogart              GA
  73       3       R-073-01     3297 Martha Berry Hwy.                                    Rome                GA
  75       3       R-075-02     6575 Southern Boulevard                                   West Palm Beach     FL
  77       3       R-077-01     1830 Mason Ave.                                           Daytona Beach       FL
  80       8       R-080-02     43388 U.S. Highway 72                                     Stevenson           AL
  81       8       R-081-01     3180 Leeman Ferry Rd.                                     Huntsville          AL
  82       8       R-082-02     1512 E 2nd Street                                         Muscle Shoals       AL
  99       6       R-099-01     6929 E. Greenway STE 200                                  Scottsdale          AZ

                                                                    Schedule 5.8
                                                             to Credit Agreement

STORE   REGION
  #        #     PROPERTY ID#                           ADDRESS                                  CITY         STATE
-----   ------   ------------   -------------------------------------------------------   -----------------   -----
  99       6       R-884-01     10822 E Fanfol Lane                                       Scottsdale          AZ
  99       6       R-884-02     6633 E. Greenway Parkway, #2060                           Scottsdale          AZ
 100       6       R-100-01     407 S. Price Road                                         Tempe               AZ
 107       7       R-107-01     11832 Lake Charles Highway                                Leesville           LA
 110       7       R-110-01     3612 Coliseum Blvd.                                       Alexandria          LA
 111       7       R-111-01     333 Griffith Street                                       Pineville           LA
 112       2       R-112-01     6230 Southwest Pkwy.                                      Wichita Falls       TX
 113       2       R-113-02     2200 Falcon Rd                                            Altus               OK
 113       2       R-113-03     3003 East Broadway Street                                 Altus               OK
 115       7       R-115-02     4911 Highway 90 East                                      Broussard           LA
 116       7       R-116-01     10606 E. Main St.                                         Houma               LA
 118       7       R-118-01     68674 Hwy. 59                                             Mandeville          LA
 119       7       R-119-01     5194 FM 1006                                              Orange              TX
 120       7       R-120-01     201 Avenue F North                                        Bay City            TX
 121       2       R-121-01     4542 IH 35                                                San Marcos          TX
 122       2       R-122-01     1300 W. Central TX Expy.                                  Killeen             TX
 126       2       R-126-02     29880 W IH-10                                             Boerne              TX
 127       2       R-127-01     2225 Austin St                                            San Angelo          TX
 130       7       R-130-01     80 Grady Road                                             Grenada             MS
 131       5       R-131-01     6014 Forbing Road                                         Little Rock         AR
 131       5       R-131-02     11618 Otter Creek South                                   Mabelvale           AR
 132       5       R-132-01     6101 Forbing Road                                         Little Rock         AR
 135       5       R-135-01     2600 W. Main                                              Jacksonville        AR
 136       5       R-136-01     7217 Airways Road                                         Southaven           MS
 138       7       R-138-01     3035 S. Frontage Road                                     Meridian            MS
 139       5       R-139-01     2039 Fletcher Creek Road                                  Memphis             TN
 139       5       R-139-03     Highway 70/Kirby-Whitten Road                             Bartlett            TN
 141       3       R-141-01     119 Doodle Avenue                                         Fort Walton Beach   FL
 142       3       R-142-04     691 N.W. 31st Avenue                                      Pompano Beach       FL
 143       3       R-143-03     2471 Smith Street                                         Kissimmee           FL
 145       3       R-145-02     10247 Highway 84 East                                     Thomasville         GA
 151       3       R-151-02     700 Enterprise Court                                      Montgomery          AL
 152       3       R-152-02     1214 Hamrick Drive West                                   Oxford              AL
 153       3       R-153-01     364 Highway 280                                           Alexander City      AL
 154       3       R-154-02     3425 Napier Field Rd                                      Dothan              AL
 156       3       R-156-01     1503 West 15th Street                                     Panama City         FL
 157       3       R-157-01     140 Industrial Drive                                      Attalla             AL
 159       3       R-159-01     1369 McCain Pkwy                                          Pelham              AL

                                                                    Schedule 5.8
                                                             to Credit Agreement

STORE   REGION
  #        #     PROPERTY ID#                           ADDRESS                                  CITY         STATE
-----   ------   ------------   -------------------------------------------------------   -----------------   -----
 160       3       R-160-01     135 Peachtree Road                                        Byron               GA
 163       3       R-163-01     616 Hwy 138 S.W.: Combined location with RSC Store        Riverdale           GA
                                #060 - Same Lease
 165       3       R-165-01     1747 Warm Springs Rd. (same lease as store #56)           Columbus            GA
 166       3       R-166-01     921 East Morris Street                                    Dalton              GA
 167       3       R-167-02     323 South Houston Lake Road                               Warner Robins       GA
 169       8       R-169-03     5188 EastgateBlvd                                         Lebanon             TN
 170       8       R-170-01     1500 Fritz Street SE                                      Cleveland           TN
 171       8       R-171-02     10639 Dutchtown Road                                      Knoxville           TN
 173       8       R-173-01     6688 W. A. Johnson Hwy.                                   Morristown          TN
 174       8       R-174-01     608 West Avenue                                           Crossville          TN
 175       8       R-175-02     147 Jack Miller Boulevard                                 Clarksville         TN
 176       8       R-176-03     301 Crutcher Street                                       Nashville           TN
 177       8       R-177-01     1425 S. Church Street                                     Murfreesboro        TN
 178       8       R-178-01     109 Century Court                                         Franklin            TN
 180       4       R-180-01     709 Seaboard Street                                       Myrtle Beach        SC
 184       3       R-184-01     132 Matthews Drive                                        Hilton Head         SC
 188       4       R-188-01     4013 Highway 74 West                                      Monroe              NC
 190       4       R-190-01     700 South 15th Avenue                                     Hopewell            VA
 191       4       R-191-01     3925 Washington Blvd.                                     Baltimore           MD
 193       4       R-193-01     11104 Industrial Road                                     Manassas            VA
 195       4       R-195-01     9430 Early Drive                                          Hagerstown          MD
 196       4       R-196-01     6778 Lincoln Hwy. West                                    Thomasville         PA
 201       4       R-201-01     610 Pine Log Road                                         Aiken               SC
 202       4       R-202-01     1201 Electric Road                                        Salem               VA
 203       4       R-203-02     1570 Radford Road                                         Christiansburg      VA
 204       4       R-204-01     8008 Dorchester Road                                      Charleston          SC
 206       4       R-206-01     1303 Governor Court                                       Abingdon            MD
 207       4       R-207-02     4620 Wedgewood Boulevard                                  Frederick           MD
 210       8       R-210-01     3913 24th Street                                          Moline              IL
 212       5       R-212-01     2021 NE Broadway                                          Des Moines          IA
 213       5       R-213-01     5735 4th Street SW                                        Cedar Rapids        IA
 214       8       R-214-01     4419 & 4375 Reas Bridge Road                              Decatur             IL
 216       8       R-216-01     1414 Triumph Drive                                        Urbana              IL
 218       5       R-218-01     2325 SE 5th Street                                        Ames                IA
 219       8       R-219-01     300 W. Chicago Ave.                                       E. Chicago          IN
 221       5       R-221-01     3140 E. Kearney                                           Springfield         MO
 223       2       R-223-03     3520 N. Perkins Road                                      Stillwater          OK

                                                                    Schedule 5.8
                                                             to Credit Agreement

STORE   REGION
  #        #     PROPERTY ID#                           ADDRESS                                  CITY         STATE
-----   ------   ------------   -------------------------------------------------------   -----------------   -----
 224       8       R-224-01     21600 Doral Road                                          Waukesha            WI
 224       8       R-224-02     21650 Doral Road                                          Waukesha            WI
 225       8       R-225-01     3736 11th Street                                          Rockford            IL
 226       8       R-226-01     2201 East Higgins Road                                    ElK Grove Village   IL
 230       5       R-230-02     6520 W. Barraque Street                                   Pine Bluff          AR
 231       2       R-231-01     2022 Texas Blvd.                                          Texarkana           TX
 232       5       R-232-01     1810 S. 8th Street                                        Rogers              AR
 232       5       R-232-02     2505 N. 24th Street                                       Rogers              AR
 233       5       R-233-01     2927 Browns Lane                                          Jonesboro           AR
 235       5       R-235-01     931 S. Division Street                                    Blytheville         AR
 235       5       R-235-02     4855 North County Road 773                                Blytheville         AR
 237       5       R-237-01     3004 S. Arkansas                                          Russellville        AR
 238       5       R-238-01     3616 Towson Avenue                                        Fort Smith          AR
 239       5       R-239-01     1800 Higdon Ferry Rd.                                     Hot Springs         AR
 240       3       R-240-01     709 West Gaines St.                                       Tallahassee         FL
 241       3       R-241-01     3655 N. Monroe St.                                        Tallahassee         FL
 243       3       R-243-01     2445 Capital Circle NE                                    Tallahassee         FL
 244       3       R-244-02     539 S.W. Arrowhead Terrace                                Lake City           FL
 245       3       R-245-02     4383 Inner Perimeter Road                                 Valdosta            GA
 247       8       R-247-01     1610 W. Wisconsin Avenue                                  Appleton            WI
 248       8       R-248-01     5814 Green Valley Road                                    Oshkosh             WI
 249       2       R-249-01     3801 SE Nowata Road                                       Bartlesville        OK
 249       2       R-249-02     Lot Next Door                                             Bartlesville        OK
 250       5       R-250-01     2025 Westfield Avenue                                     Waterloo            IA
 251       5       R-251-01     2809 Larson Street                                        LaCrosse            WI
 252       5       R-252-03     1100 Vine Street                                          Hays                KS
 254       4       R-254-02     7094 Truck World Blvd                                     Hubbard             OH
 256       5       R-256-01     449 St. Ferdinand                                         Florissant          MO
 257       5       R-257-01     1717 Ford Lane                                            St. Charles         MO
 260       7       R-260-01     8500 W. Bay Road - On-site facility at Bayer              Baytown             TX
 262       7       R-262-01     8280 Sheldon Road - On-site facility at Citgo             Channelview         TX
 263       7       R-263-01     458 Plantation Drive, PMB 302 - On-site facility at Dow   Lake Jackson        TX
 265       7       R-265-01     1790 Paris Road-Gate #3 - On-site facility at Mobile      Chalmette           LA
 266       7       R-266-01     585 S. Padre Island - On-site facility at Koch            Corpus Christi      TX
 267       7       R-267-01     3301 Cities Service Highway - On-site                     Westlake            LA

                                                                    Schedule 5.8
                                                             to Credit Agreement

STORE   REGION
  #        #     PROPERTY ID#                           ADDRESS                                  CITY         STATE
-----   ------   ------------   -------------------------------------------------------   -----------------   -----
                                facility at Petro
 268       8       R-268-01     300 W. Chicago Ave. - On-site facility at Amoco           E. Chicago          IN
 271       8       R-271-01     Finley Island Road - On-site facility at Amoco Chemical   Decatur             AL
 272       5       R-272-01     650 Industrial Road - Onsite facility at Cargill Plant    Blair               NE
 274       8       R-274-03     6001 Atwood Drive                                         Richmond            KY
 276       8       R-276-02     912 W Cumberland Gap Parkway                              Corbin              KY
 279       2       R-279-01     3212 Prairie Valley Road                                  Ardmore             OK
 280       5       R-280-01     1401 W. Potter Ave                                        Kirksville          MO
 280       5       R-280-02     3008 Baltimore Street                                     Kirksville          MO
 281       5       R-281-02     5635 Highway 54                                           Osage Beach         MO
 282       5       R-282-01     1226 E. 16th Avenue & 1508 13th Street E.                 Hibbing             MN
 283       5       R-283-01     325 S. Kansas Avenue                                      Liberal             KS
 285       6       R-285-01     230394 Highland Road                                      Scottsbluff         NE
 288       4       R-288-03     932 S. 13th Street                                        Harrisburg          PA
 290       6       R-290-02     Airport Boulevard & 22nd Avenue                           Aurora              CO
 290       6       R-290-01     11250 East 40th Ave.                                      Denver              CO
 291       6       R-291-01     1250 Zuni Street                                          Denver              CO
 292       2       R-292-01     3900 Interstate 40 East                                   Amarillo            TX
 293       2       R-293-01     317 Southeast Loop 289                                    Lubbock             TX
 294       6       R-294-01     201 Juan Tabo NE                                          Albuquerque         NM
 295       6       R-295-01     9170 Coors NW                                             Albuquerque         NM
 296       6       R-296-01     2401 Menaul NE                                            Albuquerque         NM
 297       5       R-297-02     3708 Arch Avenue                                          Grand Island        NE
 298       5       R-298-01     11615 S. Rogers Road                                      Olathe              KS
 299       5       R-299-02     1040 Burlington                                           Kansas City         MO
 300       6       R-300-01     1429 E. Mulberry                                          Fort Collins        CO
 301       6       R-301-01     481 West 84th Avenue                                      Thornton            CO
 302       6       R-302-01     13109 N. Highway 85                                       Littleton           CO
 303       6       R-303-01     2401 Steel Drive                                          Colorado Springs    CO
 306       5       R-306-01     5101 East 63rd Street                                     Derby               KS
 308       4       R-308-01     575 E. Exchange Street                                    Akron               OH
 311       5       R-311-01     9707 E. Orme                                              Wichita             KS
 312       5       R-312-02     9127 West Kellogg Drive                                   Wichita             KS
 314       5       R-314-01     951 SE. Oldham Parkway                                    Lees Summit         MO
 315       5       R-315-01     754 E. Young                                              Warrensburg         MO
 315       5       R-315-02     611 Creach Drive (lot lease)                              Warrensburg         MO

                                                                    Schedule 5.8
                                                             to Credit Agreement

STORE   REGION
  #        #     PROPERTY ID#                           ADDRESS                                  CITY         STATE
-----   ------   ------------   -------------------------------------------------------   -----------------   -----
 316       5       R-316-02     1606 Commerce Court                                       Columbia            MO
 317       5       R-317-01     2805 Newman Road                                          Joplin              MO
 318       2       R-318-01     2900 North Interstate Dr.                                 Norman              OK
 319       5       R-319-02     3818 South Leonard Road                                   St. Joseph          MO
 320       5       R-320-01     2340 Fernbrook Lane                                       Plymouth            MN
 322       5       R-322-01     6740 Hudson Blvd.                                         Oakdale             MN
 322       5       R-322-02     Hudson Blvd (lot lease)                                   Oakdale             MN
 323       5       R-323-01     3750 Highway 13 West                                      Burnsville          MN
 324       5       R-324-01     4201 West First Street                                    Duluth              MN
 325       5       R-325-02     8616 S. 135th Street                                      LaVista             NE
 326       5       R-326-01     1821 Cornhusker Hwy.                                      Lincoln             NE
 326       5       R-326-02     1830 Yolande (lot lease)                                  Lincoln             NE
 327       8       R-327-01     4117 W. Mount Pleasant                                    West Burlington     IA
 328       8       R-328-01     2700 S. 17th Street                                       Clinton             IA
 330       5       R-330-01     3020 Highway 63 North                                     Rochester           MN
 331       2       R-331-01     810 Strong Highway                                        El Dorado           AR
 332       2       R-332-01     8104 Northwest Expy.                                      Oklahoma City       OK
 333       2       R-333-01     708 W. Elgin Street                                       Broken Arrow        OK
 334       2       R-334-01     324 W. Memorial Rd.                                       Oklahoma City       OK
 337       2       R-337-01     9222 East 21st Street                                     Tulsa               OK
 338       2       R-338-01     10601 S. Memorial Dr.                                     Tulsa               OK
 339       5       R-339-01     4609 Crossroads Ind. Blvd.                                Bridgeton           MO
 340       8       R-340-01     2701 South Main Street                                    Bloomington         IL
 341       5       R-341-01     2050 Southern Expressway                                  Cape Girardeau      MO
 342       5       R-342-02     3801 Maine Street                                         Quincy              IL
 343       8       R-343-01     3161 Market Street                                        Green Bay           WI
 344       8       R-344-01     26 Marsh Court                                            Madison             WI
 345       8       R-345-01     5605 Mesker Street                                        Schofield           WI
 346       8       R-346-01     2901 N. Peoria                                            Peru                IL
 347       8       R-347-01     1845 East Lincoln Hwy.                                    DeKalb              IL
 348       8       R-348-02     3407 N. Main Street                                       East Peoria         IL
 350       4       R-350-01     1291 Medina Road                                          Medina              OH
 352       5       R-352-01     307 North 14th Avenue                                     Dodge City          KS
 353       7       R-353-01     1948 Cliff Gookin Blvd.                                   Tupelo              MS
 354       8       R-354-02     22634 South Frontage Road West                            Channahon           IL
 355       5       R-355-01     3352 Southway Drive                                       St. Cloud           MN
 357       8       R-357-02     1600 S. Dirksen Parkway                                   Springfield         IL
 358       5       R-358-01     390 E. 12th Street                                        Dubuque             IA

                                                                    Schedule 5.8
                                                             to Credit Agreement

STORE   REGION
  #        #     PROPERTY ID#                           ADDRESS                                  CITY         STATE
-----   ------   ------------   -------------------------------------------------------   -----------------   -----
 359       5       R-359-02     5076 Mid America Court                                    Collinsville        IL
 361       5       R-361-02     4258 3rd Avenue NW                                        Fargo               ND
 361       5       R-361-03     3004 Thunder Road South                                   Fargo               ND
 362       5       R-362-01     3620 North Lewis Avenue                                   Sioux Falls         SD
 366       5       R-366-03     #48 Industrial Park Drive                                 Hollister           MO
 367       5       R-367-02     174 Kenworth boulevard                                    Jackson             TN
 369       5       R-369-02     31st St & Haskell Ave                                     Lawrence            KS
 370       4       R-370-02     900 Basin Rd                                              New Castle          DE
 371       4       R-371-02     1209 Marshall Avenue                                      Lancaster           PA
 372       4       R-372-01     28587 Sussex Highway                                      Laurel              DE
 374       4       R-374-01     8200 Cryden Way                                           Forestville         MD
 376       3       R-376-02     392 North Expressway                                      Griffin             GA
 377       3       R-377-01     16300 U.S. Highway 80 West                                Statesboro          GA
 378       8       R-378-01     530 South 4th Street                                      Danville            KY
 378       8       R-378-02     528 S. 4th Street                                         Danville            KY
 380       8       R-380-01     6270 N. Dixie Highway                                     Elizabethtown       KY
 381       8       R-381-01     65 Sulphur Springs Rd.                                    Lebanon             KY
 382       4       R-382-02     947 Route 22 East                                         Duncansville        PA
 383       4       R-383-01     3883 Sweeten Creek Road                                   Arden               NC
 388       8       R-388-02     970 Lovers Lane                                           Bowling Green       KY
 390       6       R-390-02     115 E. Baseline Road (lot lease)                          Gilbert             AZ
 390       6       R-390-01     215 E. Baseline Road                                      Gilbert             AZ
 391       6       R-391-01     1770 W. Prince Road                                       Tucson              AZ
 392       6       R-392-01     3461 East Deuce of Clubs                                  Show Low            AZ
 393       6       R-393-01     2224 NW Grand Avenue                                      Phoenix             AZ
 394       6       R-394-01     648 East Fry Blvd.                                        Sierra Vista        AZ
 395       6       R-395-02     1060 E. Highway 70                                        Safford             AZ
 396       6       R-396-02     2020 US Highway 60                                        Globe               AZ
 397       6       R-397-01     2323 West Hwy. 66                                         Gallup              NM
 398       6       R-398-02     181 S. Browning Parkway                                   Farmington          NM
 399       6       R-399-01     21445 North 27th Ave.                                     Phoenix             AZ
 400       6       R-400-01     814 N Santa Fe Ave.                                       Pueblo              CO
 401       6       R-401-01     2251 Downhill Drive                                       Steamboat Springs   CO
 402       6       R-402-02     6921 East Cave Creek Road                                 Cave Creek          AZ
 403       6       R-403-02     Lots C-5 & C6 Del Camino Rd.                              Santa Fe            NM
 403       6       R-403-01     2707 Cerrillos                                            Santa Fe            NM
 404       6       R-404-01     125 8th Ave.                                              Greeley             CO
 405       6       R-405-02     1437 Hwy 70 West                                          Alamogordo          NM

                                                                    Schedule 5.8
                                                             to Credit Agreement

STORE   REGION
  #        #     PROPERTY ID#                           ADDRESS                                  CITY         STATE
-----   ------   ------------   -------------------------------------------------------   -----------------   -----
 408       6       R-408-01     18810 Longs Way                                           Parker              CO
 409       6       R-409-01     1045 Chambers Ave. Lot C-11                               Eagle               CO
 410       6       R-410-01     709 West Lincolnway                                       Cheyenne            WY
 411       6       R-411-01     11039 N. Cave Creek Road                                  Phoenix             AZ
 412       6       R-412-02     6363 E. 2nd Street                                        Prescott Valley     AZ
 413       6       R-413-01     1429 North Pinal Avenue                                   Casa Grande         AZ
 414       6       R-414-01     2372 E. Main Street                                       Montrose            CO
 415       6       R-415-02     0112 Summit County Road #450                              Breckenridge        CO
 415       6       R-415-01     116 Country Road 450 (lot lease)                          Breckenridge        CO
 416       6       R-416-01     249 Adams Avenue                                          Silverthorne        CO
 418       6       R-418-02     955 Valley St                                             Colorado Springs    CO
 419       6       R-419-01     900 S. Sunset Road                                        Longmont            CO
 420       6       R-420-01     650 S. 11th Street                                        Gunnison            CO
 421       4       R-421-01     1000 Halstead Boulevard                                   Elizabeth City      NC
 422       5       R-422-01     2120 E. 4th Street                                        North Platte        NE
 423       5       R-423-01     915 Enoch Lane                                            Manhattan           KS
 424       5       R-424-02     U.S. Highway 60 / 3525 Park Avenue                        Peducah             KY
 426       3       R-426-01     725 S.E. Monterey Road                                    Stuart              FL
 426       3       R-426-02     705 S.E. Monterey Road                                    Stuart              FL
 427       4       R-427-01     1090 & 1094 Mantua Pike, Rt 45                            Wenonah             NJ
 429       8       R-429-01     5809 Highway 8 West                                       Rhinelander         WI
 431       4       R-431-01     2402 Highway 72/221 E. Brickyard Rd.                      Greenwood           SC
 432       8       R-432-02     800 Boone Station Rd                                      Johnson City        TN
 434       8                    I S G Indiana Harbor Inc - On-site facility at
                                LTV Steel                                                 East Chicago        IN
 435       6       R-435-02     3380 St. Rose Parkway                                     Henderson           NV
 437       6       R-437-01     3685 South Winchester Road                                Apache Junction     AZ
 438       7       R-438-01     307 Industrial Park Rd.                                   Starkville          MS
 438       7       R-438-02     Highway 25 Bypass at Reed Road                            Starkville          MS
 439       6       R-439-01     3233 Cy Avenue                                            Casper              WY
 442       4       R-442-01     9801 Nokesville Road (Showroom)                           Manassas            VA
 443       4       R-443-02     4616 Lassen Lane                                          Fredericksburg      VA
 444       4       R-444-01     1961 S. Loudoun Street                                    Winchester          VA
 446       4       R-446-01     1308 Horner Road                                          Woodbridge          VA
 447       4       R-447-01     2413 London Bridge Road                                   Virginia Beach      VA
 447       4       R-447-02     Lot 28 @ Squadron Court & Taylor Farm Road                Virginia Beach      VA
 448       7                    2200 Old Spanish Trail - On-site facility
                                located at Conoco                                         Westlake            LA

                                                                    Schedule 5.8
                                                             to Credit Agreement

STORE   REGION
  #        #     PROPERTY ID#                           ADDRESS                                  CITY         STATE
-----   ------   ------------   -------------------------------------------------------   -----------------   -----
 449       4       R-449-01     249 E. Shirley Avenue                                     Warrenton           VA
 451       3       R-451-02     1026 South Memorial Drive                                 Prattville          AL
 452       7                    Ppg - 1300 Ppg Drive - On-site facility located at PPF    Westlake            LA
 454       4       R-454-03     161 Charles Street                                        Harrisonburg        VA
 456       1       R-456-01     210 N. Wood Drive                                         Camarillo           CA
 457       4       R-457-01     1400 Bluff Road                                           Columbia            SC
 458       4       R-458-02     13710 Booker T. Washington Highway                        Moneta              VA
 459       4       R-459-02     181 Oak Carriage Dr.                                      Lewisburg           WV
 460       4       R-460-01     319 Oakvale Road                                          Princeton           WV
 462       4       R-462-03     309 North Eisenhower Drive                                Beckley             WV
 462       4       R-462-01     309 North Eisenhower Drive                                Beckley             WV
 462       4       R-462-02     307 N Eisenhower Dr (Lots 2 & 3)                          Beckley             WV
 463       4       R-463-02     315 West Main Street                                      Charlottesville     VA
 463       4       R-463-03     Meade Street - lease out for signing                      Charlottesville     VA
 464       4       R-464-03     2787 Simmons Drive                                        Cloverdale          VA
 465       4       R-465-01     6710-6720 Everglades Drive                                Richmond            VA
 465       4       R-465-02     6725 Atmore Drive - Adjacent lot                          Richmond            VA
 466       4       R-466-01     8405 Brook Road                                           Glen Allen          VA
 466       4       R-466-02     8401 Brook Road                                           Glen Allen          VA
 472       4       R-472-05     3022 Griffith St                                          Charlotte           NC
 473       4       R-473-01     105 Swing Road                                            Greensboro          NC
 474       4       R-474-01     5600 Chapel Hill Road                                     Raleigh             NC
 475       8       R-475-02     4311 North Mayflower Road                                 South Bend          IN
 476       4       R-476-01     1000 Woodruff Road                                        Greenville          SC
 477       4       R-477-01     2841 Azalea Drive                                         Charleston          SC
 478       4       R-478-02     910 Riverview Road                                        Rock Hill           SC
 479       4       R-479-01     1020 N. Front Street                                      Wilmington          NC
 480       4       R-480-02     141 Sweeten Creek Road                                    Asheville           NC
 482       3       R-482-02     1000 Chatham Parkway North                                Savannah            GA
 485       8       R-485-01     1830 Foreman Drive                                        Cookeville          TN
 486       3       R-486-01     229 Hurricane Shoals Road                                 Lawrenceville       GA
 487       3       R-487-02     1950 Guffin Lane                                          Marietta            GA
 489       1       R-489-01     7920 N.E. St. Johns Rd.                                   Vancouver           WA
 489       1       R-489-02     7920 NE St. Johns Rd - (Lot Lease)                        Vancouver           WA
 490       5       R-490-02     4016 Highway Boulevard                                    Spencer             IA
 493       8       R-493-01     1006 S. Division Avenue                                   Grand Rapids        MI
 493       8       R-493-02     5135 68th Street SE                                       Grand Rapids        MI
 494       4       R-494-01     229 Center Street                                         Jacksonville        NC

                                                                    Schedule 5.8
                                                             to Credit Agreement

STORE   REGION
  #        #     PROPERTY ID#                           ADDRESS                                  CITY         STATE
-----   ------   ------------   -------------------------------------------------------   -----------------   -----
 495       2       R-495-02     32000 SH #249                                             Pinehurst           TX
 497       3       R-497-01     1008 Commercial St                                        Brunswick           GA
 500       1       R-500-01     5800 Armada Drive, #210                                   Carlsbad            CA
 501       5       R-501-01     1500 S. Broadway                                          Salina              KS
 502       6       R-502-01     1450 Coffeen Avenue                                       Sheridan            WY
 505       1       R-505-02     520 E. LaCadena Drive                                     Riverside           CA
 506       1       R-506-01     4117 Rosedale Highway                                     Bakersfield         CA
 508       1       R-508-01     2900 E. Spring Street                                     Long Beach          CA
 511       1       R-511-02     28377 Felix Valdez Avenue                                 Temecula            CA
 512       1       R-512-01     220 North Johnson Avenue                                  El Cajon            CA
 513       1       R-513-01     1000 S. Grand Avenue                                      Santa Ana           CA
 521       6       R-521-01     5300 E. Railhead Avenue                                   Flagstaff           AZ
 521       6       R-521-02     Huntington Drive                                          Flagstaff           AZ
 523       6       R-523-01     2900 Highway #95                                          Bullhead City       AZ
 523       6       R-523-02     Silvercreek Road                                          Bullhead City       AZ
 524       6       R-524-02     1968 Acoma Boulevard                                      Lake Havasu City    AZ
 527       6       R-527-01     2720 E 16th Street (Hwy 95)                               Yuma                AZ
 528       6       R-528-01     2781 W. 2100 South                                        West Valley City    UT
 550       1       R-550-01     2177 Jerrold Avenue                                       San Francisco       CA
 552       1       R-552-01     2150 O'Toole Avenue                                       San Jose            CA
 554       1       R-554-01     4635 Power Inn Road                                       Sacramento          CA
 555       1       R-555-02     3333 South Highway 99                                     Stockton            CA
 556       1       R-556-02     4030 Pacheco Boulevard                                    Martinez            CA
 557       1       R-557-01     8001 Oakport Street                                       Oakland             CA
 558       4       R-558-01     1049 S. McCord Road                                       Holland             OH
 559       1       R-559-01     501 South Main                                            Ellensburg          WA
 560       1       R-560-01     1210 W. Broadway                                          Moses Lake          WA
 561       1       R-561-01     2302 East "Q" Street                                      Tacoma              WA
 562       1       R-562-02     2810 Highland Avenue                                      Everett             WA
 563       1       R-563-01     9045 Willows Road                                         Redmond             WA
 565       1       R-565-01     5421 1st Avenue South                                     Seattle             WA
 565       1       R-565-03     S. Dawson St. (lot lease)                                 Seattle             WA
 566       1       R-566-01     1301 East College Way                                     Mt Vernon           WA
 569       1       R-569-02     1385 SE Amber Road                                        Clackamus           OR
 570       1       R-570-01     61530 S. Highway 97                                       Bend                OR
 572       1       R-572-01     2333 S. Hwy 97                                            Redmond             OR
 573       1       R-573-01     2661 N.W. Stephens Street                                 Roseburg            OR
 575       1       R-575-01     915 E. Elm Avenue                                         Hermiston           OR

                                                                    Schedule 5.8
                                                             to Credit Agreement

STORE   REGION
  #        #     PROPERTY ID#                           ADDRESS                                  CITY         STATE
-----   ------   ------------   -------------------------------------------------------   -----------------   -----
 578       1       R-578-01     1819 Highway 101 South                                    Coos Bay            OR
 579       1       R-579-01     3344 Washburn Way                                         Klamath Falls       OR
 581       1       R-581-01     2100 Hwy 99N                                              Eugene              OR
 583       1       R-583-01     3092 Silverton Road                                       Salem               OR
 601       9       R-601-03     705 Laval Crescent                                        Kamloops            BC
 602       9       R-602-01     2230-9th Avenue                                           Medicine Hat        AB
 604       9       R-604-01     1405 33 Street N.                                         Lethbridge          AB
 605       9       R-605-01     5114 62nd Street                                          Lloydminster        AB
 605       9       R-605-02     6205 51st Avenue (lot lease)                              Lloydminster        AB
 608       9       R-608-01     1905 Merivale Rd.                                         Nepean              ON
 609       9       R-609-02     47 Cardico Drive, Unit 2                                  Gormley             ON
 613       3       R-613-01     3110 Winter Lake Road                                     Lakeland            FL
 614       3       R-614-01     3635 Hwy. 98 N.                                           Lakeland            FL
 616       3       R-616-01     5907 E. Adamo Drive                                       Tampa               FL
 617       3       R-617-01     1835 N. Washington Blvd.(Hwy301)                          Sarasota            FL
 618       3       R-618-02     907 East Canal Street                                     Mulberry            FL
 620       4       R-620-02     200 S. LaSalle Street                                     Durham              NC
 622       3       R-622-02     4201 L.B. McLeod                                          Orlando             FL
 623       3       R-623-02     10230 Logan Cline Drive                                   Gulfport            MS
 624       9       R-624-01     850 High St                                               Moose Jaw           SK
 627       4       R-627-01     723 Hwy. 29 North                                         Concord             NC
 629       4       R-629-01     602 Copeland Drive                                        Hampton             VA
 630       3       R-630-01     2613 Orlando Drive                                        Sanford             FL
 631       4       R-631-01     6133 Murchison Road                                       Fayetteville        NC
 631       4       R-631-02     4301 Murchison Road                                       Fayetteville        NC
 633       4       R-633-01     342 & 344 Plaza Drive, Hwy 150                            Mooresville         NC
 633       4       R-633-02     505 East Plaza Drive                                      Mooresville         NC
 635       9       R-635-01     1375 Vernon Drive                                         Vancouver           BC
 641       3       R-641-02     100 Weber Ave & Hwy 44                                    Leesburg            FL
 642       3       R-642-02     2850 W. State Road 520                                    Cocoa               FL
 644       3       R-644-01     355 5th Street SW                                         Winter Haven        FL
 650       2       R-650-01     12997 North Freeway                                       Ft Worth            TX
 651       2       R-651-01     300 Lynbrook Boulevard                                    Shreveport          LA
 653       2       R-653-01     737 East Main                                             Lewisville          TX
 654       2       R-654-03     2728 Westmoreland                                         Dallas              TX
 655       2       R-655-01     6931 Woodway Drive - bldg #3                              Waco                TX
 656       7       R-656-02     58020 Industrial Boulevard                                Plaquemine          LA
 657       7       R-657-02     2235 Highway 70                                           Donaldsonville      LA

                                                                    Schedule 5.8
                                                             to Credit Agreement

STORE   REGION
  #        #     PROPERTY ID#                           ADDRESS                                  CITY         STATE
-----   ------   ------------   -------------------------------------------------------   -----------------   -----
 659       2       R-659-01     1766 S. Treadaway                                         Abilene             TX
 660       2       R-660-03     3301 North Garnett Road                                   Tulsa               OK
 662       2       R-662-02     2420 Lee Boulevard                                        Lawton              OK
 664       2       R-664-02     3595 FM 1960 West                                         Humble              TX
 666       7       R-666-03     6952 & 6958 Airline Highway                               Baton Rouge         LA
 668       7       R-668-01     1444 W. Bank Expressway                                   Westwego            LA
 668       7       R-668-02     1446 W. Bank Expressway                                   Westwego            LA
 669       2       R-669-02     2809 West Kinglsey Road                                   Garland             TX
 670       6       R-670-01     6914 Gateway East                                         El Paso             TX
 672       7       R-672-01     11580 Chef Menteur Highway                                New Orleans         LA
 673       2       R-673-01     320 North Highway 67                                      Midlothian          TX
 676       2       R-676-01     3101 South Prospect                                       Oklahoma City       OK
 677       2       R-677-01     10300 I.H. 35 North                                       Austin              TX
 681       2       R-681-02     East Ben 4811a /k/Chapman Lane a 3536 White               Austin              TX
 682       4       R-682-01     3560 Young Place                                          Lynchburg           VA
 683       4       R-683-01     944 Manifold Rd                                           Washington          PA
 684       1       R-684-01     19091 Hwy #33 - On-Site Trailer at AERA Energy            McKittrick          CA
 686       1       R-686-01     421 S. Wenatchee Blvd.                                    Wenatchee           WA
 687       1       R-687-02     5414 South Peach Avenue                                   Fresno              CA
 688       5       R-688-01     c/o Shell Oil-Purchasing Warehouse, Rt. 111 - On-site     Roxana              IL
                                facility at Shell Oil
 689       2       R-689-02     1533 N. McDonald                                          McKinney            TX
 691       2       R-691-01     5120 Wurzbach Road                                        San Antonio         TX
 692       2       R-692-03     5333 E. Houston                                           San Antonio         TX
 692       2       R-692-02     5333 E. Houston (lot lease)                               San Antonio         TX
 694       3       R-694-03     4226 Halls Mill Road                                      Mobile              AL
 694       3       R-694-02     4226 Halls Mill Road - Small yard and shed adjacent
                                to store                                                  Mobile              AL
 697       7                    1008 E. Ashley Wilson Road - On-site facility at Sweeny   Sweeny              TX
 703       3       R-703-02     7907 Baseline Court                                       Tampa               FL
 704       3       R-704-02     327 Thorpe Road                                           Orlando             FL
 706       3       R-706-02     5260 Truman Drive                                         Decatur             GA
 707       3       R-707-01     4111 Pinson Valley Parkway                                Birmingham          AL
 708       8       R-708-01     4300 Muhlhauser Road                                      Fairfield           OH
 709       2       R-709-03     2201 Tin Top Road, #400                                   Weatherford         TX
 710       8                    3210 Watling Street - On-site facility -                  East Chicago        IN
 712       1       R-712-02     8450 Haddon Avenue                                        Sun Valley          CA

                                                                    Schedule 5.8
                                                             to Credit Agreement

STORE   REGION
  #        #     PROPERTY ID#                           ADDRESS                                  CITY         STATE
-----   ------   ------------   -------------------------------------------------------   -----------------   -----
 713       5       R-713-01     1790 Radisson Road NE                                     Blaine              MN
 714       2                    1000 South Pine - On-site facility at Conoco              Ponca City          OK
 716       7       R-716-03     913 Chippewa Street                                       Baton Rouge         LA
 717       9       R-717-01     396 McGregor Road, Unit A                                 Sarnia              ON
 721       2       R-721-02     11003 Bissonnet                                           Houston             TX
 721       2       R-721-03     2735 FM 2218                                              Rosenberg           TX
 724       9                    275 Macalpine Crescent - On-site facility.                Ft. McMurray        AB
 726       2       R-726-02     2510 S. Main Street                                       Stafford            TX
 727       2       R-727-02     12245 Veterans Memorial Pkwy                              Houston             TX
 727       2       R-727-03     Sprayberry Lane                                           Conroe              TX
 730       8       R-730-01     3485 Roger E. Schupp Street                               Louisville          KY
 731       8       R-731-02     4828 Constellation Avenue                                 Evansville          IN
 733       8       R-733-04     3660 Interchange Road                                     Columbus            OH
 734       8       R-734-02     1677 Jaggie Fox Way                                       Lexington           KY
 735       8       R-735-02     5773 Executive Boulevard                                  Huber Heights       OH
 736       8       R-736-02     3805 S. Harding Street                                    Indianapolis        IN
 739       8       R-739-02     1255 Bridgestone Parkway                                  LaVergne            TN
 740       4       R-740-01     10840 Metromont Parkway                                   Charlotte           NC
 741       4       R-741-01     4320 New Bern Avenue                                      Raleigh             NC
 744       4       R-744-01     3501 Business Center Drive                                Chesapeake          VA
 747       5       R-747-01     1326 S. Bishop Avenue                                     Rolla               MO
 749       2       R-749-01     3925 N. Cage Boulevard                                    Pharr               TX
 750       2       R-750-01     1200 West Business 77                                     San Benito          TX
 751       2       R-751-02     15210 FM 529 at Highway 6                                 Houston             TX
 752       7       R-752-02     4225 College Street                                       Beaumont            TX
 754       2       R-754-02     17700 Highway 3                                           Webster             TX
 755       2       R-755-02     4900 E. Loop 820 South                                    Ft. Worth           TX
 756       2       R-756-03     2727 Avenue K                                             Plano               TX
 757       2       R-757-02     20202 Park Row                                            Katy                TX
 759       7       R-759-01     824 S. Hwy 35 Bypass                                      Port Lavaca         TX
 770       2       R-770-02     8200 East Freeway                                         Houston             TX
 800       7       R-800-01     2500 W. Airline Highway                                   LaPlace             LA
 804       7       R-991-02     8122 E. Paradise - Storage facility for Scottsdale
                                corporate                                                 Scottsdale          AZ
 804       7       R-804-02     2011 Highway 288                                          Freeport            TX
 804       7       R-804-03     2011 Highway 288                                          Freeport            TX
 808       7       R-808-02     1635 Industrial PK Drive                                  Nederland           TX
 815       7       R-815-02     4002 Texas Avenue                                         Texas City          TX

                                                                    Schedule 5.8
                                                             to Credit Agreement

STORE   REGION
  #        #     PROPERTY ID#                           ADDRESS                                  CITY         STATE
-----   ------   ------------   -------------------------------------------------------   -----------------   -----
 822       8       R-822-01     5121 Maryland Way                                         Brentwood           TN
 824       7       R-824-01     Highway 225 - Gate 19 - On-site facility at Shell         Deer Park           TX
 825       7       R-825-03     8807 & 8787 Highway 225                                   LaPorte             TX
 828       7       R-828-01     Hwy. 61 - Gate 44 - On-site facility at Shell             Norco               LA
 829       7       R-829-01     602 Copper Road - On-site facility at BASF                Freeport            TX
 832       7       R-832-01     Bufford St. Gate - On-site facility at Mobile             Beaumont            TX
 834       7       R-834-01     P.O. Box 651 - On-site facility at Rohm & Haas            Deer Park           TX
 836       7       R-836-01     8404 River Road - On-site - No Lease Agreement            Geismar             LA
 973       4       R-973-00     500-C Clanton Rd                                          Charlotte           NC
 976       5       R-976-01     3200 Harvor Lane                                          Plymouth            MN
 981       2       R-981-04     16225 Park Ten Place - 200                                Houston             TX
 981       2       R-981-10     16225 Park Ten Place-110                                  Houston             TX
 983       2       R-983-02     20150 Park Row, Unit #186 - Storage facility for
                                corporate office                                          Katy                TX
 TBD       1       TBD          W. Clearwater Avenue                                      Kennewick           WA
 TBD       4       TBD          43461 Old Ox Road                                         Sterling            VA
 TBD       1       TBD          Cabazon Avenue                                            Indio               CA
 386       4       TBD          100 Liberty Lane                                          Chalfont            PA
 TBD       9       TBD          5888 Shawson Drive - lease out for signature              Mississauga         ON
 TBD       7       TBD          6311 Harborside Drive - lease out for signature           Galveston           TX

                                                                    Schedule 5.9
                                                             to Credit Agreement

                   Schedule 5.9: Intellectual Property Claims

A. Certain agreements with third parties require the consent of the other party to a change of ownership. In addition, unless RSC obtains a waiver, its development license agreement with Wynne Systems, Inc. to implement proprietary changes to our enterprise resource management software system can be terminated on six month's notice as a result of the change in ownership. If RSC fails to obtain any required consent or waiver, the applicable third parties, including Wynne Systems, Inc. could seek to terminate their agreements with RSC, and, as a result, RSC's ability to conduct its business could be impaired until RSC is able to enter into replacement agreements, which could result in a Material Adverse Effect on RSC's results of operations or financial condition; provided, for the avoidance of doubt, that as of the Closing Date RSC believes no claim arising from failure to obtain such a consent or waiver from Wynn Systems, Inc. (i) has been filed or (ii) would result in a Material Adverse Effect.

                                                                   Schedule 5.16
                                                             to Credit Agreement

                           Schedule 5.16: Subsidiaries

                             SUBSIDIARY'S                             #OF       TOTAL
                             JURISDICTION       DIRECT EQUITY       SHARES      SHARES     OWNERSHIP   PLEDGED
SUBSIDIARY                   OF FORMATION           HOLDER           OWNED   OUTSTANDING    INTEREST    (Y/N)
----------                   ------------   ---------------------   ------   -----------   ---------   -------
RSC Holdings III, LLC        Delaware       RSC Holdings II, LLC      N/A         N/A         100%        Y
Rental Service Corporation   Arizona        RSC Holdings III, LLC    1000        1000         100%        Y
Rental Service               Alberta,       Rental Service           1100        1100         100%        Y.
Corporation of Canada        Canada         Corporation
Ltd.

                                                                   Schedule 5.18
                                                             to Credit Agreement

                      Schedule 5.18: Environmental Matters

1.   Long Beach, California: possible release from underground storage tank.

2.   Los Angeles, California: possible release from underground storage tank.

3.   1113 Sheppard Access Road, Wichita Falls, Texas:

     Hydrocarbon impact resulted from an underground storage tank and previous petroleum refining activities on site. The site has extensive near surface tar contamination from former refining activities. There is also evidence of a petroleum release from the tanks but the petroleum products have commingled.

     The RSC property in Wichita Falls, Texas became affected from historical oil refinery releases from possibly as early as 1921. The RSC property is a small parcel of a former refinery property that operated from 1921 until 1928. The property contains two formerly separate tracks of property. Track 1 contains the western portion of the property and is 2.79 acres, and Track 2 contains the eastern portion of the property and is 1.33 acres. Other oilfield service operations were listed as owners of tracts of the property up until 1961. The release was first observed by on-site personnel in 1989. Various assessments of the property have been conducted at the site from 1989 to present, indicating impacts to surface soil, subsurface soil and groundwater. Surface soil, subsurface soil, and groundwater may be affected beyond the subject property boundary. The COCs suspected to be present on the adjacent properties did not result from activity at RSC property; rather they appear to be present due to the historic refinery operations and subsequent operations on the adjacent properties. Groundwater is present under confined conditions at a depth of approximately 10-15 feet below ground surface. Other than manual recovery of Light Non-Aqueous Phase Liquid (LNAPL) present in monitor wells, no response action has taken place to date.

     Concentrations of metals, volatile organic compounds (VOCs), polycyclic aromatic hydrocarbons (PAHs), and total petroleum hydrocarbons (TPH) are present in surface soil and subsurface soil above Protective Concentrations Levels (PCLs) established by the Texas Risk Reduction Program (TRRP). Concentrations of metals, VOCs, and PAHs are present in groundwater above PCLs. The PCL Exceedance zones for each media generally cover the entire site. A remedy is required for surface soil and groundwater. Black vitreous material and/or black staining is present in surface soil generally from 0 to 2 feet bgs across the site. PAH concentrations are above direct contact (TotSoilComb) PCLs in surface soils. LNAPL is present in pore spaces in subsurface soil. All monitor wells at the site contain COCs above PCLs

                                                                   Schedule 5.18
                                                             to Credit Agreement

     To address the surface soil impact, the detailed estimate includes removal of PAH-affected soil. RSC is also examining a capping or paving alternative to isolate these impacted soils from direct contact. The site is being addressed under the Texas Commission on Environmental Quality's (TCEQ's) Corrective Action Section. RSC negotiated appropriate investigation and response actions with TCEQ. This included a series of groundwater wells located on the edge of the property, a well down gradient and a well up gradient. The groundwater wells were installed indicating no up gradient source of groundwater contamination and no migration of the plume down gradient as well. In response to TCEQ, RSC is currently seeking further access to additional offsite locations to complete the site investigation.

     RSC is also investigating alternative solutions for addressing the potential contamination including:

          a. Seeking reclassification the property under U.S. EPA Brownfield Program;

          b. Requesting deed restrictions from TECQ to limit possible future use to non-residential light industrial/industrial only classification;

          c. Identifying other PRP's that may be enjoined to assist in any required remediation.

                                                                   Schedule 5.24
                                                             to Credit Agreement

                            Schedule 5.24: Insurance

LINE OF COVERAGE           POLICY NUMBER          CARRIER       EFFECTIVE DATE            LIMITS                   DEDUCTIBLE
----------------       ---------------------  --------------  -----------------  ------------------------  -------------------------
Boiler and Machinery   BM-21-7615A059-TIL-06  Travelers       6/1/2006-6/1/2007  $50,000,000 pd/bi BHMT    $    5,000
                                              Property                           & Drilling Solutions
                                                                                 $25,000,000 pd/bi RSC
                                                                                 $100,000,000 pd-all
                                                                                 others,
                                                                                 $100,000 bi - all others

Workers Compensation   WC7-631-004250-036     Liberty Mutual  5/1/2006-5/1/2007  Statutory & $1,000,000/   $  500,000
& Employers Liability                                                            $1,000,000/$1,000,000

Workers Compensation   ELl-631-004250-266     Liberty Mutual  5/1/2006-5/1/2007  Statutory & $1,000,000/   $  500,000
& Employers Liability                                                            $1,000,000/ $1,000,000

Workers Compensation   WA7-63D-004250-016     Liberty Mutual  5/1/2006-5/1/2007  Statutory & $1,000,000/   $  500,000
& Employers Liability                                                            $1,000,000/$1,000,000

Automobile Liability   AS2-631-004250-026     Liberty Mutual  5/1/2006-5/1/2007  $2,000,000                $1,500,000 (per accident)

Workers Compensation   WA7-63D-004250-186     Liberty Mutual  5/1/2006-5/1/2007  Statutory & $1,000,000/   $  500,000
& Employers Liability  RSC is the Insured                                        $1,000,000/ $1,000,000

Automobile Liability   AS2-631-004250-166     Liberty Mutual  5/1/2006-5/1/2007  $2,000,000                $1,500,000 (per accident)
                       RSC is the Insured

Workers Compensation   WC7-631-004250-196     Liberty Mutual  5/1/2006-5/1/2007  Statutory & $1,000,000/   $  500,000
& Employers Liability                                                            $1,000,000/ $1,000,000

Property               YU2-631-004250-115     Liberty Mutual  6/1/2005-6/1/2006  $125,000,000              $   13,705

Boiler & Machinery     BM-21-7615A059-TIL-05  Travelers       6/1/2005-6/1/2006  $50,000,000 pd/bi BHMT    $    5,000
                                                                                 & Drilling Solutions
                                                                                 $25,000,000 pd/bi
                                                                                 RSC $100,000,000
                                                                                 pd-all others,
                                                                                 $100,000 bi - all others

Automobile Liability   AS2-631-004250-025     Liberty Mutual  5/1/2005-5/1/2006  $2,000,000                $1,500,000

Workers Compensation   WC7-631-004250-195     Liberty Mutual  5/1/2005-5/1/2006  Statutory & $1,000,000/   $  500,000
& Employers Liability                                                            $1,000,000/$1,000,000

Workers Compensation   WA7-63D-004250-185     Liberty Mutual  5/1/2005-5/1/2006  Statutory & $1,000,000/   $  500,000
& Employers Liability                                                            $1,000,000/ $1,000,000

Workers Compensation   WA7-63D-004250-015     Liberty Mutual  5/1/2005-5/1/2006  Statutory & $1,000,000/   $  500,000
& Employers Liability                                                            $1,000,000/ $1,000,000

                                                                   Schedule 5.24
                                                             to Credit Agreement

LINE OF COVERAGE           POLICY NUMBER          CARRIER       EFFECTIVE DATE            LIMITS                   DEDUCTIBLE
----------------       ---------------------  --------------  -----------------  ------------------------  -------------------------
Workers Compensation   WC7-631-004250-035     Liberty Mutual  5/1/2005-5/1/2006  Statutory & $1,000,000/   $  500,000
& Employers Liability                                                            $1,000,000/ $1,000,000

Automobile Liability   AS2-631-004250-165     Liberty Mutual  5/1/2005-5/1/2006  $2,000,000                $1,500,000

Property               MCC-631-004250-114     Employers Ins.  5/1/2004-5/1/2005  $125,000,000              $   13,705
                                              Co. of Wausau

Boiler & Machinery     BM-21-7615A059-TIL-04  Travelers       5/1/2004-5/1/2005  $100,000,000 pd/bi METCO  $   10,000
                                                                                 $25,000,000 pd/bi RSC
                                                                                 $50,000,000 pd/bi BHMT &
                                                                                 DS $100,000,000 pd - all
                                                                                 others,
                                                                                 $100,000 bi - all others

Automobile Liability   AS2-631-004250-164     Liberty Mutual  5/1/2004-5/1/2005  $5,000,000                $1,500,000

Workers Compensation   WA7-63D-004250-014     Liberty Mutual  5/1/2004-5/1/2005  Statutory & $1,000,000/   $  500,000
& Employers Liability                                                            $1,000,000/$1,000,000

Workers Compensation   WA7-63D-004250-184     Liberty Mutual  5/1/2004-5/1/2005  Statutory & $1,000,000/   $  500,000
& Employers Liability                                                            $1,000,000/ $1,000,000

Automobile Liability   AS2-631-004250-024     Liberty Mutual  5/1/2004-5/1/2005  $2,000,000                $1,500,000

Mexican Automobile     THA14145               Seguros         5/1/2004-5/1/2005  $25,000/$10,000/ $10,000  Coll. 2% or min $200;
                                              Comercial                                                    comp -4% or min $400
                                              America

Boiler & Machinery     BM-21-7615A053-TIL-03  The Travelers   6/1/2003-6/1/2004  $100,000,000 pd/bi METCO  $   10,000
                                              Indemnity                          $25,000,000 pd/bi CoofIL
                                                                                 RSC
                                                                                 $50,000,000 pd/bi BHMT
                                                                                 & DS
                                                                                 $100,000,000 pd-all
                                                                                 others,

Property               MCC-631-004250-113     Employers Ins.  6/1/2003-6/1/2004  $125,000,000              $   12,500
                                              Co. of Wausau

General Liability      EB1-631-004250-213     Liberty Mutual  5/1/2003-5/1/2004  $1,000,000 per occ.       $1,000,000
                                                                                 $2,000,000 agg
                                                                                 $1,000,000 SIR

Workers Compensation   WC2-631-004250-163     Liberty Mutual  5/1/2003-5/1/2004  Statutory & $1,000,000/   $  500,000
& Employer's                                                                     $1,000,000/ $1,000,000
Liability

Automobile Liability   AS2-631-004250-163     Liberty Mutual  5/1/2003-5/1/2004  $5,000,000                $2,000,000

Excess Liability       QI09000657             St. Paul        5/1/2003-5/1/2004  $25,000,000 per occ.      Excess of $75 million
                                                                                 $25,000,000 agg

Automobile Liability   AS2-631-00250-173      Liberty Mutual  5/1/2003-5/1/2004  $5,000,000                $2,000,000

                                                                   Schedule 5.24
                                                             to Credit Agreement

LINE OF COVERAGE           POLICY NUMBER          CARRIER       EFFECTIVE DATE            LIMITS                   DEDUCTIBLE
----------------       ---------------------  --------------  -----------------  ------------------------  -------------------------
Excess Liability       XCP G21741838          ACE American    5/1/2003-5/1/2004  $25,000,000 per occ.      Excess of $50 million
                                                                                 $25,000,000 agg

Excess Liability       AEC 9373737 00         American        5/1/2003-5/1/2004  $25,000,000 per occ.      Excess of $25 milion
                                              Guarantee &                        $25,000,000 agg
                                              Liability

Automobile Liability   AS2-631-004250-093     Liberty Mutual  5/1/2003-5/1/2004  $2,000,000                $2,000,000

Workers Compensation   WA2-63D-004250-183     Liberty Mutual  5/1/2003-5/1/2004  Statutory & $1,000,000/   $  500,000
& Employer's                                                                     $1,000,000/ $1,000,000
Liability

Workers Compensation   WC2-631-004250-033     Liberty Mutual  5/1/2003-5/1/2004  Statutory & $1,000,000/   $  500,000
& Employer's                                                                     $1,000,000/ $1,000,000
Liability

Automobile Liability   AS2-631-004250-023     Liberty Mutual  5/1/2003-5/1/2004  $2,000,000                $2,000,000

Workers Compensation   WA2-63D-004250-013     Liberty Mutual  5/1/2003-5/1/2004  Statutory & $1,000,000/   $  500,000
& Employer's                                                                     $1,000,000/ $1,000,000
Liability

Mexican Auto           THA06494               Seguros         5/1/2003-5/1/2004  $25,000/$80,000/ $10,000  Coll. 2% or min $200;
                                              Comercial                                                    comp-4% or min $400
                                              America

Commercial Umbrella    BE2860190              National Union  5/1/2003-5/1/2004  $25,000,000 per occ.      $   10,000
                                              Fire Ins. Co                       $25,000,000 agg

Workers Compensation   WA2-63D-004250-012     Liberty Mutual  5/1/2002-5/1/2003  Statutory & $1,000,000/   $   50,000
& Employer's                                                                     $1,000,000/ $1,000,000
Liability

Workers Compensation   WC2-631-004250-032     Liberty Mutual  5/1/2002-5/1/2003  Statutory & $1,000,000/   $   50,000
& Employer's                                                                     $1,000,000/ $1,000,000
Liability

Automobile Liability   AS2-631-004250-092     Liberty Mutual  5/1/2002-5/1/2003  $1,000,000                $  150,000

Automobile Liability   AS2-631-004250-022     Liberty Mutual  5/1/2002-5/1/2003  $1,000,000                $  150,000

Workers Compensation   WC2-631-004250-032     Liberty         5/1/2001-5/1/2002  Statutory & $1,000,000/   $   50,000
& Employer's                                                                     $1,000,000/ $1,000,000
Liability

Workers Compensation   WC2-631-004250-031     Liberty Mutual  5/1/2001-5/1/2002  Statutory & $1,000,000/   $   50,000
& Employer's                                                                     $1,000,000/ $1,000,000
Liability

Automobile Liability   AS2-631-004250-091     Liberty Mutual  5/1/2001-5/1/2002  $1,000,000                $  150,000

Automobile Liability   AS2-631-004250-021     Liberty Mutual  5/1/2001-5/1/2002  $1,000,000                $  150,000

                                                                   Schedule 5.24
                                                             to Credit Agreement

                             1ST NAMED                    INSURANCE
       POLICY #               INSURED         EXPIRATION   PROGRAM               CARRIER                  LIMITS      DEDUCTIBLE
       --------        ---------------------  ----------  ---------  -------------------------------  --------------  ----------
GL5908357RA            Acme Holdings Inc.       7/1/1996  RSC        NATIONAL UNION FIRE INS CO OF    $2Mxs $50K SIR  N/A
                                                                     PITTSBURGH

EAP14207766 (NP)       Rental Services Corp.   10/5/1993  RSC        VALIANT INSURANCE COMPANY        N/A             N/A

602NB1278 (NP)         Rental Services Corp.   10/5/1993  RSC        ST. PAUL FIRE & MARINE INS CO    N/A             N/A

502XA2633 (NP)         Rental Services Corp.   10/5/1993  RSC        ST. PAUL FIRE & MARINE INS CO    N/A             N/A

CK05502119 (NP)        Rental Services Corp.   12/2/1993  RSC        ST. PAUL FIRE & MARINE INS CO    N/A             N/A

CK05502301 (NP)        Rental Services Corp.    2/1/1994  RSC        ST. PAUL FIRE & MARINE INS CO    N/A             N/A

CK05502787 (NP)        Rental Services Corp.   10/5/1994  RSC        ST. PAUL FIRE & MARINE INS CO    N/A             N/A

CK05503020 (NP)        Rental Services Corp.    6/1/1994  RSC        ST. PAUL INSURANCE COMPANY, THE  N/A             N/A

CK05503706 (NP)        Rental Services Corp.    6/1/1995  RSC        ST. PAUL INSURANCE COMPANY, THE  N/A             N/A

86XN25150909 (NP)      Rental Services Corp.    7/1/1997  RSC        TRAVELERS INSURANCE CO           N/A             N/A

BE932-46-12 (NP)       Rental Services Corp.    7/1/1997  RSC        NATIONAL UNION FIRE INS CO OF    N/A             N/A
                                                                     PITTSBURGH

GL590-83-85 (NP)       Rental Services Corp.    7/1/1997  RSC        NATIONAL UNION FIRE INS CO OF    N/A             N/A
                                                                     PITTSBURGH

BE932-82-33 (NP)       Rental Services Corp.   1/31/1998  RSC        NATIONAL UNION FIRE INS CO OF    N/A             N/A
                                                                     PITTSBURGH

7FSJEX271T402 (NP)     Rental Services Corp.  11/31/1998  RSC        TRAVELERS INSURANCE CO           N/A             N/A

7976-41-68 (NP)        Rental Services Corp.   1/31/1998  RSC        CHUBB GROUP                      N/A             N/A

GL1465570RA            Rental Services Corp.  11/31/1998  RSC        NATIONAL UNION FIRE INS CO OF    $2Mxs $50K SIR  N/A
                                                                     PITTSBURGH

                                                                   Schedule 5.24
                                                             to Credit Agreement

                             1ST NAMED                    INSURANCE
       POLICY #               INSURED         EXPIRATION   PROGRAM               CARRIER                  LIMITS      DEDUCTIBLE
       --------        ---------------------  ----------  ---------  -------------------------------  --------------  ----------
BE3572687              Rental Services Corp.    2/11/999  RSC        NATIONAL UNION FIRE INS CO OF    $25M xs $2Mxs   N/A
                                                                     PITTSBURGH                       $50K SIR

GA6087168              Rental Services Corp.    2/1/1999  RSC        GULF INSURANCE CO                $25M xs $25M    N/A
                                                                                                      xs primary

79719400CAS            Rental Services Corp.    2/1/1999  RSC        CHUBB GROUP                      $50M xs $50M    N/A
                                                                                                      xs primary

GL1466048RA            Rental Services Corp.    2/1/1999  RSC        NATIONAL UNION FIRE INS CO OF    $2Mxs $50K SIR  N/A
                                                                     PITTSBURGH

RGMLA 2505672 (NP)     Rental Services Corp.    2/1/1999  RSC        NATIONAL UNION FIRE INS CO OF    N/A             N/A
                                                                     PITTSBURGH

RMGLA2506735 (NP)      Rental Services Corp.    2/1/2000  RSC        AMERICAN HOME ASSURANCE CO       N/A             N/A

BE3577613              Rental Services Corp,    2/1/2000  RSC        NATIONAL UNION FIRE INS CO OF    $50M xs $2Mxs   N/A
                                                                     PITTSBURGH                       $150K SIR

79719400 (NP)          Rental Services Corp.    2/1/2000  RSC        CHUBB GROUP                      N/A             N/A

990501-0030 (NP)       Rental Services Corp.    5/1/2000  RSC        Industria Insurance Company      N/A             N/A
                                                                     Ltd.

990501-0030 (NP)       Rental Services Corp.    5/1/2001  RSC        Industria Insurance Company      N/A             N/A
                                                                     Ltd.

PLS2671978 (NP)        Rental Services Corp.    8/1/2001  RSC        AMERICAN INTERNATIONAL           N/A             N/A
                                                                     SPECIALTY LINES INS CO

990501-0030 (NP)       Rental Services Corp.    5/1/2002  RSC        Industria Insurance Company      N/A             N/A
                                                                     Ltd.

PLS267178 (NP)         Rental Services Corp.   12/1/2001  RSC        AMERICAN INTERNATIONAL           N/A             N/A
                                                                     SPECIALTY LINES INS CO

990501-0031 (NP)       Rental Services Corp.    5/1/2003  RSC        Industria Insurance Company      N/A             N/A
                                                                     Ltd.

KE1631004250223 (NP)   Rental Services Corp.    5/1/2004  RSC        LIBERTY MUTUAL INSURANCE CO      N/A             N/A

EBI-631-004250-213     Rental Services Corp.    5/1/2004  RSC        LIBERTY MUTUAL INSURANCE CO      N/A             N/A
(NP)

                                                                   Schedule 5.24
                                                             to Credit Agreement

                             1ST NAMED                    INSURANCE
       POLICY #               INSURED         EXPIRATION   PROGRAM               CARRIER                  LIMITS      DEDUCTIBLE
       --------        ---------------------  ----------  ---------  -------------------------------  --------------  ----------
BE2860190 (NP)         Rental Services Corp.    5/1/2004  RSC        NATIONAL UNION FIRE INS CO OF    N/A             N/A
                                                                     PITTSBURGH

ACEC9373737-00 (NP)    Rental Services Corp.    5/1/2004  RSC        ZURICH AMERICAN INS. CO.         N/A             N/A

5376693 (NP)           Rental Services Corp.    5/1/2004  RSC        STARR EXCESS LIABILITY INS       N/A             N/A
                                                                     INTERNATIONAL LTD

01090000657 (NP)       Rental Services Corp.    5/1/2004  RSC        ST. PAUL INSURANCE COMPANY, THE  N/A             N/A

XCPG21741838 (NP)      Rental Services Corp.    5/1/2004  RSC        ACE AMERICAN INSURANCE CO.       N/A             N/A

01744ACE (NP)          Rental Services Corp.    5/1/2004  RSC        ACE BERMUDA INSURANCE LTD        N/A             N/A

STPBPD145SEU03 (NP)    Rental Services Corp,    5/1/2004  RSC        ST. PAUL (BERMUDA) LTD           N/A             N/A

HIP0200228 (NP)        Rental Services Corp.    5/1/2004  RSC        Hanseatic Insurance Company      N/A             N/A

RG2-631-004250-203     Rental Services Corp.    5/1/2004  RSC        LIBERTY MUTUAL INSURANCE CO      N/A             N/A
(NP)

ACEC9373737-00 (NP)    Rental Services Corp.    5/1/2005  RSC        ZURICH AMERICAN INS. CO.         N/A             N/A

XCPG21741838 (NP)      Rental Services Corp.    5/1/2005  RSC        ACE EUROPEAN MARKETS INS LTD     N/A             N/A

GL4570484RA            Rental Services Corp.    2/1/2000  RSC        NATIONAL UNION FIRE INS CO OF    $2Mxs $150K     N/A
                                                                     PITTSBURGH                       SIR

EPA14207766 (NP)       Walker Jones Equipme    811711992  RSC        VALIANT INSURANCE COMPANY        $2 mm aggl$lmm  N/A
                                                                                                      "each event
                                                                                                      (per
                                                                                                      occurrence)
                                                                                                      limit"
                                                                                                      Assumed

CK05501992             Walker Jones Equipme    10/5/1993  RSC        ST. PAUL FIRE & MARINE INS CO    $2mm aggl$1mm   N/A
                                                                                                      "each event
                                                                                                      (per
                                                                                                      occurrence)
                                                                                                      limit"

                                                                 Schedule 6.1(e)
                                                             to Credit Agreement

            Schedule 6.1(e): Closing Date Adjustments to EBITDA

None.

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

                         Schedule 6.1(g): Lien Searches

I. List of all UCC and other filed security interests in the assets of Rental Service Corporation:

                REPORT/ INDEX DATE                            UCC DATE FILED/
    DEBTOR           LOCATION          UCC - SECURED PARTY      FILE NUMBER                        UCC COLLATERAL
    ------      ------------------  ------------------------  ---------------  -----------------------------------------------------
Rental Service  10/23/2006 - AZ     Fleet Leasing             11/20/2000 -     Specified equipment. (Lease number 14-1597102-000)
Corporation     Secretary of State  Corporation               01146941

Rental Service  10/23/2006 - AZ     Citicorp Del Lease, Inc.  11/20/2000 -     All of Debtor's/Seller's right, title and
Corporation     Secretary of State                            01147412         interest in, to and under each Retail Agreement
                                                                               sold from time to time to Secured Party/Buyer
                                                              CONTINUATION:    and all income and proceeds thereof and all
                                                              06/02/2006 -     property of whatever kind or nature which
                                                              01147412         secures such Retail Agreement and all interests
                                                                               of Debtor/Seller therein.

Rental Service  10/23/2006 - AZ     Fleet Capital Leasing     01/19/2001 -     Specified equipment. (Lease number 14 - 1594059-000)
Corporation     Secretary of State  - Technology Finance      01157170

Rental Service  10/23/2006 - AZ     Fleet Capital Leasing     01/19/2001 -     Specified equipment. (Lease number 14 - 1594059-000)
Corporation     Secretary of State  - Technology Finance      01157171

Rental Service  10/23/2006 - AZ     Textron Financial         02/16/2001 -     Specified equipment, all rental proceeds,
Corporation     Secretary of State  Corporation               01160126         therefrom and all attachments, accessories and
                                                                               replacements thereto, and all proceeds of the
                                                                               foregoing.

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

                REPORT/ INDEX DATE                            UCC DATE FILED/
    DEBTOR           LOCATION          UCC - SECURED PARTY      FILE NUMBER                        UCC COLLATERAL
    ------      ------------------  ------------------------  ---------------  -----------------------------------------------------
                                                                               This Statement is filed in connection with a lease
                                                                               and is filed for precautionary purposes only.

Rental Service  10/23/2006 - AZ     Textron Financial         02/16/2001 -     Specified equipment, all rental proceeds,
Corporation     Secretary of State  Corporation               01160127         therefrom and all attachments, accessories and
                                                                               replacements thereto, and all proceeds of the
                                                                               foregoing.

                                                                               This Statement is filed in connection with a lease
                                                                               and is filed for precautionary purposes only.

Rental Service  10/23/2006 - AZ     Textron Financial         02/16/2001 -     Specified equipment, all rental proceeds,
Corporation     Secretary of State  Corporation               01160128         therefrom and all attachments, accessories and
                                                                               replacements thereto, and all proceeds of the
                                                                               foregoing.

                                                                               This Statement is filed in connection with a lease
                                                                               and is filed for precautionary purposes only.

Rental Service  10/23/2006 - AZ     IBM Credit                03/01/2001 -     All computer, information processing, and other
Corporation     Secretary of State  Corporation               01162516         peripheral equipment and goods wherever located
                                                                               (including additions, accessions, upgrades, and
                                                              TERMINATED:      replacements)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

                REPORT/ INDEX DATE                            UCC DATE FILED/
    DEBTOR           LOCATION          UCC - SECURED PARTY      FILE NUMBER                        UCC COLLATERAL
    ------      ------------------  ------------------------  ---------------  -----------------------------------------------------
                                                              10/10/2006 -     referenced on IBM Supplement #907540 dated
                                                              01162516         12/18/2000.

Rental Service  10/23/2006 - AZ     Textron Financial         03/05/2001 -     Specified equipment, all rental proceeds,
Corporation     Secretary of State  Corporation               01163624         therefrom and all attachments, accessories and
                                                                               replacements thereto, and all proceeds of the
                                                                               foregoing.

                                                                               This Statement is filed in connection with a lease
                                                                               and is filed for precautionary purposes only.

Rental Service  10/23/2006 - AZ     Textron Financial         03/05/2001 -     Specified equipment, all rental proceeds,
Corporation     Secretary of State  Corporation               01163625         therefrom and all attachments, accessories and
                                                                               replacements thereto, and all proceeds of the
                                                                               foregoing.

                                                                               This Statement is filed in connection with a lease
                                                                               and is filed for precautionary purposes only.

Rental Service  10/23/2006 - AZ     Textron Financial         03/05/2001 -     Specified equipment, all rental proceeds,
Corporation     Secretary of State  Corporation               01163626         therefrom and all attachments, accessories and
                                                                               replacements thereto, and all proceeds of the
                                                                               foregoing.

                                                                               This Statement is filed in connection with a lease
                                                                               and is filed for precautionary purposes only.

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

                REPORT/ INDEX DATE                            UCC DATE FILED/
    DEBTOR           LOCATION          UCC - SECURED PARTY      FILE NUMBER                        UCC COLLATERAL
    ------      ------------------  ------------------------  ---------------  -----------------------------------------------------
Rental Service  10/23/2006 - AZ     Textron Financial         03/05/2001 -     Specified equipment, all rental proceeds,
Corporation     Secretary of State  Corporation               01163627         therefrom and all attachments, accessories and
                                                                               replacements thereto, and all proceeds of the
                                                                               foregoing.

                                                                               This Statement is filed in connection with a lease
                                                                               and is filed for precautionary purposes only.

Rental Service  10/23/2006 - AZ     Textron Financial         03/06/2001 -     Specified equipment, all rental proceeds,
Corporation     Secretary of State  Corporation               01163881         therefrom and all attachments, accessories and
                                                                               replacements thereto, and all proceeds of the
                                                                               foregoing.

                                                                               This Statement is filed in connection with a lease
                                                                               and is filed for precautionary purposes only.

Rental Service  10/23/2006 - AZ     Textron Financial         03/06/2001 -     Specified equipment, all rental proceeds,
Corporation     Secretary of State  Corporation               01163882         therefrom and all attachments, accessories and
                                                                               replacements thereto, and all proceeds of the
                                                                               foregoing.

                                                                               This Statement is filed in connection with a lease
                                                                               and is filed for precautionary purposes only.

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

                REPORT/ INDEX DATE                            UCC DATE FILED/
    DEBTOR           LOCATION          UCC - SECURED PARTY      FILE NUMBER                        UCC COLLATERAL
    ------      ------------------  ------------------------  ---------------  -----------------------------------------------------
Rental Service  10/23/2006 - AZ     John Deere                07/13/2001 -     As AMENDED (04/03/2006):
Corporation     Secretary of State  Construction              200111825399     All of debtor's present and future goods, including
                                    Equipment Co. or                           equipment and inventory, financed or leased by
                                    Deere Credit, Inc.        CONTINUATION:    secured party, together with (1) all attachments,
                                                              04/03/2006 -     accessories, components, repairs and improvements,
                                    As AMENDED                200111825399     (2) all accounts, general intangibles, contract
                                    (04/04/2006):                              rights and chattel paper relating thereto, and (3)
                                    Deere & Company,          AMENDMENT:       all proceeds, including, without limitation,
                                    Deere Credit, Inc.        04/03/2006 -     insurance, sale, lease and rental proceeds, and
                                    and/or John Deere         200111825399     proceeds of proceeds.
                                    Construction &
                                    Forestry Company          AMENDMENT:
                                                              04/04/2006 -
                                                              200111825399

Rental Service  10/23/2006 - AZ     JCB Inc.                  10/04/2001 -     All inventory consisting of new and used equipment,
Corporation     Secretary of State                            200111914933     machines, products, attachments and parts
                                                                               manufactured or sold by JCB or carrying the JCB name
                                                              CONTINUATION:    or identification mark now or hereafter acquired by
                                                              04/12/2006 -     the Debtor from JCB and with respect to which the
                                                              200111914933     purchase price, finance charges or any related sums
                                                                               shall not have been paid in cash (including all
                                                                               accessions, replacements, additions and substitutions
                                                                               thereto); all leases, other

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

                REPORT/ INDEX DATE                            UCC DATE FILED/
    DEBTOR           LOCATION          UCC - SECURED PARTY      FILE NUMBER                        UCC COLLATERAL
    ------      ------------------  ------------------------  ---------------  -----------------------------------------------------
                                                                               chattel paper, accounts, contract rights, general
                                                                               intangibles, rentals, and other income related
                                                                               thereto and arising therefrom.

Rental Service  10/23/2006 - AZ     Dell Financial            10/24/2001 -     All computer equipment and peripherals (collectively
Corporation     Secretary of State  Services, L.P.            200111941856     "Equipment") wherever located heretofore or hereafter
                                                                               leased to Lessee by Lessor.
                                                              CONTINUATION:
                                                              09/29/2006 -
                                                              200111941856

Rental Service  10/23/2006 - AZ     Young Electric Sign       01/15/2002 -     Manufactured signs and accompanying equipment.
Corporation     Secretary of State  Company                   200212021415

                                                              TERMINATION:
                                                              02/07/2003 -
                                                              200212021415

Rental Service  10/23/2006 - AZ     Allmand Bros., Inc.       01/25/2002 -     All unpaid inventory and equipment manufactured by
Corporation     Secretary of State                            200212040656     secured party and/or bearing any trademark or trade
                                                                               name of Allmand Bros., Inc. and financed by secured
                                                                               party and which remains unpaid, and all accounts,
                                                                               contract rights, chattel paper, documents, general
                                                                               intangibles and instruments arising from such
                                                                               inventories and equipment; whether now or after
                                                                               acquired.

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

                REPORT/ INDEX DATE                            UCC DATE FILED/
    DEBTOR           LOCATION          UCC - SECURED PARTY      FILE NUMBER                        UCC COLLATERAL
    ------      ------------------  ------------------------  ---------------  -----------------------------------------------------
Rental Service  10/23/2006 - AZ     Citicorp Del Lease,       01/30/2002 -     Specified equipment.
Corporation     Secretary of State  Inc.                      200212043626

Rental Service  10/23/2006 - AZ     Citicorp Del Lease,       01/30/2002 -     Specified equipment.
Corporation     Secretary of State  Inc.                      200212043739

Rental Service  10/23/2006 - AZ     Deere Credit, Inc.        03/01/2002 -     Inventory of Debtor financed or leased by Secured
Corporation     Secretary of State                            200212076465     Party and its assigns now owned or existing, or
                                                                               hereafter arising or acquired by Debtor.
                                                              TERMINATION
                                                              (FILED TWICE):
                                                              06/23/2006 -
                                                              200212076465

                                                              06/26/2006 -
                                                              200212076465

Rental Service  10/23/2006 - AZ     John Deere                03/01/2002 -     Inventory of Debtor financed or leased by Secured
Corporation     Secretary of State  Construction and          200212076501     Party and its assigns now owned or existing, or
                                    Forestry Company                           hereafter arising or acquired by Debtor.

Rental Service  10/23/2006 - AZ     E-Z- O Division of        11/25/2002-      All personal property including equipment and
Corporation     Secretary of State  Textron                   200212423400     inventory, wherever located, now or hereafter
                                                                               acquired, manufactured or

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

                REPORT/ INDEX DATE                            UCC DATE FILED/
    DEBTOR           LOCATION          UCC - SECURED PARTY      FILE NUMBER                        UCC COLLATERAL
    ------      ------------------  ------------------------  ---------------  -----------------------------------------------------
                                    AS AMENDED                AMENDMENT:       distributed by Textron Golf, Turf & Specialty
                                    (3/17/2003):              03/17/2003 -     Products, a division of Textron, Inc., all present
                                    Textron Financial         200212423400     and future attachments accessories, replacements,
                                    Corporation                                substitutes and all changes thereto and the proceeds
                                                                               of the foregoing.

Rental Service  10/23/2006 - AZ     Howell Tractor &          01/09/2003 -     Specified equipment.
Corporation     Secretary of State  Equipment Co.             200312463886

                                                              TERMINATION:
                                                              02/03/2003 -
                                                              200312463886

Rental Service  10/23/2006 - AZ     Information Leasing       02/06/2003 -     Specified equipment (pursuant to Lease
Corporation     Secretary of State  Corporation               200312499173     No.: 395140002).

Rental Service  10/23/2006 - AZ     Inter- Tel Leasing        03/11/2003 -     Specified equipment.
Corporation     Secretary of State  Inc.                      200312535612

                                                                               This filing is not a security transaction and is only
                                                                               intended to make the Rental a matter of public
                                                                               record.

Rental Service  10/23/2006 - AZ     Jim Kidwell               06/11/2003 -     Specified equipment.
Corporation     Secretary of State  Refrigeration Inc.        200312653739

Rental Service  10/23/2006 - AZ     Bay4 Capital, LLC         10/17/2003 -     Specified equipment.
Corporation

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

                REPORT/ INDEX DATE                            UCC DATE FILED/
    DEBTOR           LOCATION          UCC - SECURED PARTY      FILE NUMBER                        UCC COLLATERAL
    ------      ------------------  ------------------------  ---------------  -----------------------------------------------------
                Secretary of State  ASSIGNED TO               200312836525     Filing is for informational purposes only, pursuant
                                    (01/13/2004):                              to a Master Lease Agreement.
                                    Skandinaviska             ASSIGNMENT:
                                    Enskilda Banken           01/13/2004 -
                                                              200312836525

Rental Service  10/23/2006 - AZ     Skandinaviska Enskilda    10/17/2003 -     Specified equipment.
Corporation     Secretary of State  Banken                    200312836536
                                                                               Filing is for informational purposes only, pursuant
                                    Assignor Secured Party:                    to a Master Lease Agreement.
                                    Bay4 Capital, LLC

Rental Service  10/23/2006 - AZ     Bay4 Capital, LLC         11/13/2003 -     Specified equipment.
Corporation     Secretary of State                            200312851728
                                    ASSIGNED TO                                Filing is for informational purposes only, pursuant
                                    (01/13/2004):             ASSIGNMENT:      to a Master Lease Agreement.
                                    Skandinaviska             01/13/2004 -
                                    Enskilda Banken           200312851728

Rental Service  10/23/2006 - AZ     Bay4 Capital, LLC         01/21/2004 -     Specified equipment.
Corporation     Secretary of State                            200412955496
                                    ASSIGNED TO                                Filing is for informational purposes only, pursuant
                                    (07/06/2004):             ASSIGNMENT:      to a Master Lease Agreement.
                                    Skandinaviska             07/06/2004 -
                                    Enskilda Banken           200412955496

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

                REPORT/ INDEX DATE                            UCC DATE FILED/
    DEBTOR           LOCATION          UCC - SECURED PARTY      FILE NUMBER                        UCC COLLATERAL
    ------      ------------------  ------------------------  ---------------  -----------------------------------------------------
Rental Service  10/23/2006 - AZ     Skandinaviska Enskilda    01/29/2004 -     Specified equipment.
Corporation     Secretary of State  Banken                    200412973501
                                                                               Filing is for informational purposes only, pursuant
                                    Assignor Secured Party:                    to a Master Lease Agreement.
                                    Bay4 Capital, LLC

Rental Service  10/23/2006 - AZ     Skandinaviska Enskilda    03/15/2004 -     Specified equipment.
Corporation     Secretary of State  Banken                    200413051859
                                                                               Filing is for informational purposes only, pursuant
                                    Assignor Secured Party:                    to a Master Lease Agreement.
                                    Bay4 Capital, LLC

Rental Service  10/23/2006 - AZ     Thompson Tractor Co.,     03/29/2004 -     Specified equipment and proceeds thereof.
Corporation     Secretary of State  Inc.                      200413054852

Rental Service  10/23/2006 - AZ     Stovall & Co., Inc.       03/19/2004 -     All inventory and the proceeds therefrom,
Corporation     Secretary of State                            200413151236     manufactured by Brown, Broilmaster, Interlube,
                                    Additional Secured                         Western Mfg., Handy Industries, Ground - Hog,
                                    Party: A.M.E.D.                            Ransomes, Cushman, Ryan, Velke, Trucut, Trenchmaster,
                                                                               GrassGobbler, Hoffco, Maxim, Encore, and any/all
                                                                               Jacobsen Products, or other products, now owned or
                                                                               hereafter acquired from Stovall & Co., d/b/a A.M.E.D.

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

                REPORT/ INDEX DATE                            UCC DATE FILED/
    DEBTOR           LOCATION          UCC - SECURED PARTY      FILE NUMBER                        UCC COLLATERAL
    ------      ------------------  ------------------------  ---------------  -----------------------------------------------------
Rental Service  10/23/2006 - AZ     Bay4 Capital, LLC         06/23/2004 -     All present and future Goods, wherever located,
Corporation     Secretary of State                            200413205913     leased by Bay4 Capital to Atlas Copco North America
                                                                               Inc. and any Additonal Customers pursuant to the
                                    PARTIALLY ASSIGNED TO     PARTIAL          Master Lease Agreement No. 00228 dated July 16, 2003.
                                    (08/20/2004):             ASSIGNMENT:
                                    Skandinaviska             08/20/2004 -     Filing is for informational purposes only.
                                    Enskilda Banken           200413205913
                                                                               AS DESCRIBED IN THE PARTIAL ASSIGNMENT (08/20/2004):
                                                                               Partial Assignment with regard to all of the
                                                                               equipment and personal property under Lease Schedule
                                                                               No. 10 to the Master Lease Agreement No. 00228.

Rental Service  10/23/2006 - AZ     FNF Capital, Inc.         01/18/2005 -     Any and all equipment now or hereafter the subject
Corporation     Secretary of State                            200513503494     of any lease agreement or lease schedule by and
                                                                               between the parties.

                                                                               Filing is only intended to make the true lease a
                                                                               matter of public record.

Rental Service  10/23/2006 - AZ     LES Schwab Warehouse      03/01/2005 -     All present and future products and goods and
Corporation     Secretary of State  Center, Inc.              200513563509     proceeds thereof, purchased by Debtor from Secured
                                                                               Party or any of its affiliated companies.

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

                REPORT/ INDEX DATE                            UCC DATE FILED/
    DEBTOR           LOCATION          UCC - SECURED PARTY      FILE NUMBER                        UCC COLLATERAL
    ------      ------------------  ------------------------  ---------------  -----------------------------------------------------
Rental Service  10/23/2006 - AZ     FNF Capital, Inc.         03/29/2005 -     Equipment pursuant to Lease Agreement No. ATL112204,
Corporation     Secretary of State                            200513581589     Lease Schedule No. 003.

Rental Service  10/23/2006 - AZ     FNF Capital, Inc.         03/29/2005 -     Equipment pursuant to Lease Agreement No. ATL112204,
Corporation     Secretary of State                            200513581590     Lease Schedule No. 002.

Rental Service  10/23/2006 - AZ     Vermeer Sales &           04/26/2005 -     Specified machinery and equipment.
Corporation     Secretary of State  Service                   200513626107

                                                              TERMINATION:
                                                              05/13/2005 -
                                                              200513626107

Rental Service  10/23/2006 - AZ     National City             05/27/2005 -     Specified equipment.
Corporation     Secretary of State  Commercial Capital        200513666832
                                    Corporation                                Equipment is owned by the Secured Party and leased to
                                                                               the debtor under Lease No: 395140002R.

Rental Service  10/23/2006 - AZ     Skandinaviska             09/23/2005 -     Specified equipment.
Corporation     Secretary of State  Enskilda Banken           200513813182
                                                                               Filing is for informational purposes only, pursuant
                                    Assignor Secured                           to a Master Lease Agreement.
                                    Party: Bay4 Capital,
                                    LLC

Rental Service  10/23/2006 - AZ     Skandinaviska             03/17/2006 -     Specified equipment.
Corporation

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

                REPORT/ INDEX DATE                            UCC DATE FILED/
    DEBTOR           LOCATION          UCC - SECURED PARTY      FILE NUMBER                        UCC COLLATERAL
    ------      ------------------  ------------------------  ---------------  -----------------------------------------------------
                Secretary of State  Enskilda Banken           200614098930     Filing is for informational purposes only, pursuant
                                                                               to a Master Lease Agreement.
                                    Assignor Secured
                                    Party: Bay4 Capital,
                                    LLC

Rental Service  10/23/2006 - AZ     Skandinaviska             03/17/2006 -     Specified equipment.
Corporation     Secretary of State  Enskilda Banken           200614098941
                                                                               Filing is for informational purposes only, pursuant
                                    Assignor Secured                           to a Master Lease Agreement.
                                    Party: Bay4 Capital,
                                    LLC

Rental Service  10/23/2006 - AZ     US Bank N.A.              05/31/2006 -     Specified equipment pursuant to a Master Lease
Corporation     Secretary of State                            200614249659     Agreement.
                                    Assignor Secured
                                    Party: Kinetic                             Filing is intended to comply with the requirements of
                                    Leasing, Inc.                              the UCC in the event that it is determined that the
                                                                               Lease constitutes a security agreement thereunder.

Rental Service  10/23/2006 - AZ     Bay4 Capital, LLC         06/28/2006 -     Specified equipment.
Corporation     Secretary of State                            200614284367
                                    Assignor Secured                           Filing is for informational purposes only, pursuant
                                    Party:                                     to a Master Lease Agreement.
                                    Skandinaviska
                                    Enskilda Banken

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

                REPORT/ INDEX DATE                            UCC DATE FILED/
    DEBTOR           LOCATION          UCC - SECURED PARTY      FILE NUMBER                        UCC COLLATERAL
    ------      ------------------  ------------------------  ---------------  -----------------------------------------------------
Rental Service  10/23/2006 - AZ     AT&T Capital              08/17/2006 -     Equipment provided to Lessee under Schedule No.
Corporation     Secretary of State  Services, Inc.            200614390117     001 - 4056000 - 001.

                                                                               Goods described as collateral are subject to a true
                                                                               lease; filing is a precaution pursuant to UCC section
                                                                               9 - 505.

Rental Service  10/23/2006 - AZ     Ingersoll - Rand          08/28/2006 -     A continuing, purchase money inventory security
Corporation     Secretary of State  Company                   200614410349     interest in and to all equipment purchased by RSC
                                                                               from Ingersoll- Rand Company and any of its divisions
                                                                               or subsidiaries to the extent such items of equipment
                                                                               have not been paid for, whether in the possession of
                                                                               RSC or rented or leased or otherwise in the hands of
                                                                               third parties.

Rental Service  10/23/2006 - AZ     Chesapeake                10/06/2006 -     Specified equipment leased pursuant to the Lease
Corporation     Secretary of State  Funding LLC               200614459006     Agreement dated 04/24/2000.

                                                              AMENDMENT:       Filing is precautionary in connection with a lease.
                                                              10/25/2006 -
                                                              200614459006     AS AMENDED:
                                                                               Includes additional specified equipment pursuant to
                                                                               lease.

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

II.  List of all Tax and Federal Judgment Liens of Rental Service Corporation:

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
Alabama*            Clear (10 years through   Clear (10 years through                             n/a
                    10/27/06)                 10/27/06)
Alabama (Southern   n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
District)

Alabama (Middle     n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
District)

Alabama (Autauga    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/27/06)                 10/27/06)                 10/27/06)

Alabama (Baldwin    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/17/06)                 10/17/06)                 10/17/06)

Alabama (Calhoun    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/31/06)                 10/31/06)                 10/31/06)

Alabama (Colbert    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

Alabama (Dale       Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/31/06)                 10/31/06)                 10/31/06)

Alabama (Elmore     Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/31/06)                 10/31/06)                 10/31/06)

Alabama (Etowah     Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
County)             10/27/06)                 10/27/06)                 10/27/06)
Alabama (Houston    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/31/06)                 10/31/06)                 10/31/06)

(Jackson    Clear (10 years thro
County)             11/1/06)                  11/1/06)                  11/1/06)

Alabama             Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Jefferson          10/24/06)                 10/24/06)                 10/24/06)
County - Bessemer
Div.)

Alabama             Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Jefferson County   10/24/06)                 10/24/06)                 10/24/06)
Birmingham Div.)*

Alabama (Lee        Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06                  10/30/06                  10/30/06

Alabama             Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Limestone          11/1/06)                  11/1/06)                  11/1/06)
County)

Alabama (Madison    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

Alabama (Marengo    Clear (10 years through   Clear (10 years through   1 Judgment Lien -         n/a
County)             11/2/06)                  11/2/06)
                                                                        04/20/98 File No. Book
                                                                        2-Mech Page 147

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
                                                                        Verified lien filed by
                                                                        Auto Beauty Shop of
                                                                        Alabama, Inc. against a
                                                                        1998 Ford F Series
                                                                        owned by Rental Service
                                                                        Corporation to secure
                                                                        indebtedness in the
                                                                        amount of $2,679.31 for
                                                                        work performed and
                                                                        materials furnished to
                                                                        RSC.

                                                                        (10 years through
                                                                        11/2/06)

Alabama (Mobile     Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/27/06)                 10/27/06)                 10/27/06)

Alabama             Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Montgomery         10/23/06)                 10/23/06)                 10/23/06)
County)

Alabama             Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Morgan County)     11/3/06)                  11/3/06)                  11/3/06)

Alabama (Shelby     Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/17/06)                 10/17/06)                 10/17/06)

Alabama             Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Talladega          10/31/06)                 10/31/06)                 10/31/06)
County)

Alabama             Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Tallapoosa         11/1/06)                  11/1/06)                  11/1/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
County)

Alabama             Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Tuscaloosa         10/30/06)                 10/30/06)                 10/30/06)
county)

Arizona*            Clear (10 years through   Clear (10 years through                             Clear (10 years through 10/25/06)
                    10/27/06)                 10/27/06)

Arizona             Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a
(Cochise County)    10/16/06)                 10/16/06)                 10/16/06)

Arizona (Coconino   Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Arizona (Gila       Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a
County)             10/24/06)                 10/24/06)                 10/24/06)

Arizona (Graham     Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a
County)             10/19/06)                 10/19/06)                 10/19/06)

Arizona (Maricopa   Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a
County)             10/25/06)                 10/25/06)                 10/25/06)

Arizona (Mohave     Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

Arizona (Navajo     Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a
County)             10/19/06)                 10/19/06)                 10/19/06)

Arizona (Pima       Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
County)             10/23/06)                 10/23/06)                 10/23/06)

Arizona (Yavapai    Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a
County)             10/23/06)                 10/23/06)                 10/23/06)

Arizona (Yuma       Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a
County)             10/16/06)                 10/16/06)                 10/16/06)

Arkansas*                                     Clear (10 years through                             n/a
                                              11/1/06)

Arkansas (Western   n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
District)

Arkansas (Eastern   n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
District)

Arkansas (Benton    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/2/06)                  11/2/06)                  11/2/06)

Arkansas            Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Craighead          11/1/06)                  11/1/06)                  11/1/06)
(Eastern
District))

Arkansas            Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Craighead          11/1/06)                  11/1/06)                  11/1/06)
(Western
District))

Arkansas            Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Garland County)    11/1/06)                  11/1/06)                  11/1/06)

Arkansas            Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
(Jefferson          11/1/06)                  11/1/06)                  11/1/06)
County)

Arkansas            Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Mississippi        11/1/06)                  11/1/06)                  11/1/06)
- Chickasawba
Dist.

Arkansas            Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Mississippi        11/1/06)                  11/1/06)                  11/1/06)
- Osceola District

Arkansas            Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Pope County)       11/1/06)                  11/1/06)                  11/1/06)

Arkansas (Pulaski                                                                                 n/a
County)*

Arkansas            Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Sebastian - Fort   10/30/06)                 10/30/06)                 10/30/06)
Smith District)

Arkansas            Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Sebastian          10/30/06)                 10/30/06)                 10/30/06)
- Southern
District)

Arkansas            Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Union County)      10/27/06)                 10/27/06)                 10/27/06)

California          Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a
                    10/26/06)                 10/26/06)                 10/26/06)

California          n/a                       n/a                       n/a                       Clear (10 years through

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
(Southern                                                                                         10/25/06)
District)

California          n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
(Central
District)

California          n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
(Eastern
District)

California          n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
(Northern
District)

California          Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Alameda County)    10/27/06)                 10/27/06)                 10/27/06)

California          Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Contra             10/27/06)                 10/27/06)                 10/27/06)
Costa County)

California          Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Fresno County)     10/27/06)                 10/27/06)                 10/27/06)

California          Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Kern County)       10/26/06)                 10/26/06)                 10/26/06)

California          Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Los Angeles        10/25/06)                 10/25/06)                 10/25/06)
County)

California          Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
                    10/28/06)                 10/28/06)                 10/28/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
(Orange County)

California          Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Riverside          10/30/06)                 10/30/06)                 10/30/06)
County)

California          Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Sacramento         10/30/06)                 10/30/06)                 10/30/06)
County)

California (San     Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
Diego County)       10/26/06)                 10/26/06)                 10/26/06)

California (San     Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
Francisco County)   10/17/06)                 10/17/06)                 10/17/06)

California (San     Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
Joaquin County)     10/31/06)                 10/31/06)                 10/31/06)

California (Santa   Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
Clara County)       10/27/06)                 10/27/06)                 10/27/06)

California          Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Ventura County)    11/1/06)                  11/1/06)                  11/1/06)

Colorado*                                     Clear (10 years through                             Clear (10 years through 10/25/06)
                                              10/19/06)

Colorado (Adams     Clear (10 years through   Clear (10 years through   Clear (6 years through    n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Colorado            Clear (10 years through   Clear (10 years through   Clear (6 years through    n/a

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
(Arapahoe County)   10/19/06)                 10/19/06)                 10/19/06)

Colorado (Boulder   Clear (10 years through   Clear (10 years through   Clear (6 years through    n/a
County)             10/21/06)                 10/21/06)                 10/21/06)

Colorado (Denver    Clear (10 years through   Clear (10 years through   Clear (6 years through    n/a
County)             10/20/06)                 10/20/06)                 10/20/06)

Colorado (Douglas   Clear (10 years through   Clear (10 years through   Clear (6 years through    n/a
County)             10/26/06)                 10/26/06)                 10/26/06)

Colorado (Eagle     Clear (10 years through   Clear (10 years through   Clear (6 years through    n/a
County)             10/24/06)                 10/24/06)                 10/24/06)

Colorado (El Paso   Clear (10 years through   Clear (10 years through   Clear (6 years through    n/a
County)             10/31/06)                 10/31/06)                 10/31/06)

Colorado            Clear (10 years through   Clear (10 years through   Clear (6 years through    n/a
(Gunnison County)   10/13/06)                 10/13/06)                 10/13/06)

Colorado (Larimer   Clear (10 years through   Clear (10 years through   Clear (6 years through    n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Colorado (Mesa      Clear (10 years through   Clear (10 years through   Clear (6 years through    n/a
County)             11/2/06)                  11/2/06)                  11/2/06)

Colorado            Clear (10 years through   Clear (10 years through   Clear (6 years through    n/a
(Montrose County)   10/24/06)                 10/24/06)                 10/24/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
Colorado (Pueblo    Clear (10 years through   Clear (10 years through   Clear (6 years through    n/a
County)             10/25/06)                 10/25/06)                 10/25/06)

Colorado (Routt     Clear (10 years through   Clear (10 years through   Clear (6 years through    n/a
County)             10/25/06)                 10/25/06)                 10/25/06)

Colorado (Summit    Clear (10 years through   Clear (10 years through   Clear (6 years through    n/a
County)             10/31/06)                 10/31/06)                 10/31/06)

Colorado (Weld      Clear (10 years through   Clear (10 years through   Clear (6 years through    n/a
County)             10/8/06)                  10/8/06)                  10/8/06)

Delaware*                                     Clear (10 years through                             Clear (10 years through 10/25/06)
                                              10/17/06)

Delaware (New       Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
Castle County)      10/26/06)                 10/26/06)                 10/26/06)

Delaware (Sussex    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/26/06)                 10/26/06)                 10/26/06)

Florida*                                      Clear (10 years through   Clear (10/1/01 -          n/a
                                              10/06/06)                 10/26/06)

Florida (Southern   n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
District)

Florida (Middle     n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
District)

Florida (Northern   n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
District)

Florida (Bay        Clear (20 years through   Clear (10 years through   Clear (10 years through   n/a

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
County)             11/3/06)                  11/3/06)                  11/3/06)

Florida (Brevard    Clear (20 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/26/06)                 10/26/06)                 10/26/06)

Florida (Broward    Clear (20 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/10/06)                 10/10/06)                 10/10/06)

Florida (Columbia   Clear (20 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/20/06)                 10/20/06)                 10/20/06)

Florida (Duval      Clear (20 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/12/06)                 10/12/06)                 10/12/06)

Florida (Escambia   Clear (20 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

Florida             Clear (20 years through   Clear (10 years through   Clear (10 years through   n/a
(Hillsborough       10/16/06)                 10/16/06)                 10/16/06)
County)

Florida (Lake       Clear (20 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

Florida (Lee        Clear (20 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/17/06)                 10/17/06)                 10/17/06)

Florida (Leon       Clear (20 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
Florida (Martin     Clear (20 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/31/06)                 10/31/06)                 10/31/06)

Florida (Okaloosa   Clear (20 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/27/06)                 10/27/06)                 10/27/06)

Florida (Orange     Clear (20 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/26/06)                 10/26/06)                 10/26/06)

Florida (Osceola    Clear (20 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/27/06)                 10/27/06)                 10/27/06)

Florida (Palm       Clear (20 years through   Clear (10 years through   Clear (10 years through   n/a
Beach County)       10/20/06)                 10/20/06)                 10/20/06)

Florida (Pasco      Clear (20 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

Florida (Pinellas   Clear (20 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

Florida (Polk       Clear (20 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Florida (Saint      Clear (20 years through   Clear (10 years through   1 Judgment Lien -         n/a
Lucie County)       10/25/06)                 10/25/06)                 File No. 2122175          Clear (10 years through
                                                                        Small Claims Court,       10/25/06)
                                                                        19th Circuit of St.
                                                                        Lucie, Florida (02- SC-
                                                                        002203 - Default Final
                                                                        Judgment

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
                                                                        entered against RSC in
                                                                        favor of Freightliner
                                                                        Trucks of S Florida Inc
                                                                        in the amount of
                                                                        $3,677.61 plus court
                                                                        costs.

                                                                        (10 years through
                                                                        10/25/06)

Florida (Sarasota   Clear (20 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/31/06)                 10/31/06)                 10/31/06)

Florida (Seminole   Clear (20 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Florida (Volusia    Clear (20 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Georgia             n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
(Southern
District)

Georgia             n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
(Northern
District)

Georgia (Middle     n/a                       n/a                       n/a                       Adversary Proceedings filed
District)                                                                                         3/29/00 (terminated 05/24/00)
                                                                                                  - Scott Stewart Broxson et al.
                                                                                                  v. Rental Service Corp. et al.

                                                                                                  Complaint NOS 426
                                                                                                  Dischargeability 523

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
                                                                                                  Ordered and adjudged that the
                                                                                                  obligations of the plaintiffs to
                                                                                                  the defendant is determined
                                                                                                  dischargeable in bankruptcy, that
                                                                                                  any judgment entered in favor of
                                                                                                  the defendant and against the
                                                                                                  plaintiffs is deteremined to have
                                                                                                  been in violation of the
                                                                                                  automatic stay in bankruptcy

Georgia (Bulloch    Clear (7 years through    Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Georgia (Chatham    Clear (7 years through    Clear (10 years through   Clear (10 years through   n/a
County              10/24/06)                 10/24/06)                 10/24/06)

Georgia (Clarke     Clear (7 years through    Clear (10 years through   Clear (10 years through   n/a
County)             10/26/06)                 10/26/06)                 10/26/06)

Georgia (Clayton    Clear (7 years through    Clear (10 years through   Clear (10 years through   n/a
County)             10/17/06)                 10/17/06)                 10/17/06)

Georgia (Cobb       Clear (7 years through    Clear (10 years through   Clear (10 years through   n/a
County)             10/26/06)                 10/26/06)                 10/26/06)

Georgia (Coweta     Clear (7 years through    Clear (10 years through   Clear (10 years through   n/a
County)             10/15/06)                 10/15/06)                 10/15/06)

Georgia (Dekalb     Clear (7 years through    Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
Georgia             Clear (7 years through    Clear (10 years through   Clear (10 years through   n/a
(Dougherty          10/30/06)                 10/30/06)                 10/30/06)
County)

Georgia (Douglas    Clear (7 years through    Clear (10 years through   Clear (10 years through   n/a
County)             10/20/06)                 10/20/06)                 10/20/06)

Georgia (Floyd      Clear (7 years through    Clear (10 years through   Clear (10 years through   n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

Georgia (Forsyth    Clear (7 years through    Clear (10 years through   Clear (10 years through   n/a
County)             10/31/06)                 10/31/06)                 10/31/06)

Georgia (Glynn      Clear (7 years through    Clear (10 years through   Clear (10 years through   n/a
County)             10/27/06)                 10/27/06)                 10/27/06)

Georgia (Gwinnett   Clear (7 years through    Clear (10 years through   Clear (10 years through   n/a
County)             10/19/06)                 10/19/06)                 10/19/06)

Georgia (Houston    Clear (7 years through    Clear (10 years through   Clear (10 years through   n/a
County)             10/26/06)                 10/26/06)                 10/26/06)

Georgia (Lowndes    Clear (7 years through    Clear (10 years through   Clear (10 years through   n/a
County)             10/31/06)                 10/31/06)                 10/31/06)

Georgia (Muscogee   Clear (7 years through    Clear (10 years through   Clear (10 years through   n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

Georgia (Oconee     Clear (7 years through    Clear (10 years through   Clear (10 years through   n/a

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
County)             10/23/06)                 10/23/06)                 10/23/06)

Georgia (Peach      Clear (7 years through    Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Georgia (Richmond   Clear (7 years through    Clear (10 years through   Clear (10 years through   n/a
County)             10/24/06)                 10/24/06)                 10/24/06)

Georgia             Clear (7 years through    Clear (10 years through   Clear (10 years through   n/a
(Spalding County)   10/31/06)                 10/31/06)                 10/31/06)

Georgia (Thomas     Clear (7 years through    Clear (10 years through   Clear (10 years through   n/a
County)             10/31/06)                 10/31/06)                 10/31/06)

Georgia (Troup      Clear (7 years through    Clear (10 years through   Clear (10 years through   n/a
County)             10/20/06)                 10/20/06)                 10/20/06)

Georgia             Clear (7 years through    Clear (10 years through   Clear (10 years through   n/a
(Whitfield          10/30/06)                 10/30/06)                 10/30/06)
County)

Iowa*                                         Clear (10 years through
                                              10/19/06)

Iowa (Southern      n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
District)

Iowa (Northern      n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
District)

Iowa (Black         Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
Hawk County)        10/27/06)                 10/27/06)                 10/27/06)

Iowa (Clay          Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/2/06)                  11/2/06)                  11/2/06)

Iowa (Clinton       Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/31/06)                 10/31/06)                 10/31/06)

Iowa (Des Moines    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/25/06)                 10/25/06)                 10/25/06)

Iowa (Dubuque       Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County Iowa)        10/27/06)                 10/27/06)                 10/27/06)

Iowa (Linn          Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/31/06)                 10/31/06)                 10/31/06)

Iowa (Muscatine     Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/2/06)                  11/2/06)                  11/2/06)

Iowa (Polk          Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

Iowa (Story         Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/2/06)                  11/2/06)                  11/2/06)

Illinois*                                     Clear (10 years through                             n/a
                                              11/1/06)

Illinois            n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
(Southern
District)

Illinois            n/a                       n/a                       n/a                       Clear (10 years through
(Northern

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
District)                                                                                         10/25/06)

Illinois            n/a                       n/a                       n/a                       Adversary Proceedings filed
(Central                                                                                          8/13/01 (terminated 10/04/01) -
District)                                                                                         Jumers Castle Lodge Incorporated
                                                                                                  v. Rental Service Corporation.

                                                                                                  Complaint NOS 454 Recover
                                                                                                  Money/Property Filing Fee.

                                                                                                  Defendant did not answer or plead
                                                                                                  to the complaint filed by
                                                                                                  plaintiff. Judgment is entered as
                                                                                                  follows against defendant: 1) the
                                                                                                  sum of $4,607.30; 2) post
                                                                                                  judgment interest is to accrue on
                                                                                                  said award at the rate of 3.44%
                                                                                                  per annum.

Illinois (Adams     Clear (20 years through   Clear (10 years through   Clear (7 years through    n/a
County)             10/27/06)                 10/27/06)                 10/27/06)

Illinois            Clear (20 years through   Clear (10 years through   Clear (7 years through    n/a
(Champaign          10/26/06)                 10/26/06)                 10/26/06)
County)

Illinois (Cook      Clear (20 years through   Clear (10 years through   Clear (7 years through    n/a
County)             10/23/06)                 10/23/06)                 10/23/06)

Illinois (De Kalb   Clear (20 years through   Clear (10 years through   Clear (7 years through    n/a
County)             11/2/06)                  11/2/06)                  11/2/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
Illinois (Du Page   Clear (20 years through   Clear (10 years through   Clear (7 years through    n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Illinois (Grundy    Clear (20 years through   Clear (10 years through   Clear (7 years through    n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Illinois (La        Clear (20 years through   Clear (10 years through   Clear (7 years through    n/a
Salle County)       10/26/06)                 10/26/06)                 10/26/06)

Illinois (Macon     Clear (20 years through   Clear (10 years through   Clear (7 years through    n/a
County)             10/31/06)                 10/31/06)                 10/31/06)

Illinois (Madison   Clear (20 years through   Clear (10 years through   Clear (7 years through    n/a
County)             10/31/06)                 10/31/06)                 10/31/06)

Illinois (Mclean    Clear (20 years through   Clear (10 years through   Clear (7 years through    n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Illinois (Rock      Clear (20 years through   Clear (10 years through   Clear (7 years through    n/a
Island County)      11/3/06)                  11/3/06)                  11/3/06)

Illinois (Saint     Clear (20 years through   Clear (10 years through   Clear (7 years through    n/a
Clair County)       10/26/06)                 10/26/06)                 10/26/06)

Illinois            Clear (20 years through   Clear (10 years through   Clear (7 years through    n/a
(Sangamon County)   10/27/06)                 10/27/06)                 10/27/06)

Illinois            Clear (20 years through   Clear (10 years through   Clear (7 years through    n/a
(Tazewell County)   11/1/06)                  11/1/06)                  11/1/06)

Illinois (Will      Clear (20 years through   Clear (10 years through   Clear (7 years through    n/a

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
County)             10/24/06)                 10/24/06)                 10/24/06)

Illinois            Clear (20 years through   Clear (10 years through   Clear (7 years through    n/a
(Winnebago          9/19/06)                  9/19/06)                  9/19/06)
County)

Indiana (Southern   n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
District)

Indiana (Northern   n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
District)

Indiana (Lake       Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             8/31/06)                  8/31/06)                  8/31/06)

Indiana (Marion     Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/18/06)                 10/18/06)                 10/18/06)

Indiana             Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Vanderburgh        10/31/06)                 10/31/06)                 10/31/06)
County)

Indiana (St.        Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
Joseph County)      10/30/06)                 10/30/06)                 10/30/06)

Kansas*                                       Clear (10 years through                             Clear (10 years through 10/25/06)
                                              10/30/06)

Kansas (Douglas                                                                                   n/a
County)*

Kansas (Ellis       Clear (7 years through    Clear (10 years through   Clear (7 years through    n/a
                    11/1/06)                  11/1/06)                  11/1/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
County)

Kansas (Ford        Clear (7 years through    Clear (10 years through   Clear (7 years through    n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Kansas (Johnson     Clear (7 years through    Clear (10 years through   Clear (7 years through    n/a
County)             10/29/06)                 10/29/06)                 10/29/06)

Kansas              Clear (7 years through    Clear (10 years through   Clear (7 years through    n/a
(Pottawatomie       10/30/06)                 10/30/06)                 10/30/06)
County)

Kansas (Riley       Clear (7 years through    Clear (10 years through   Clear (7 years through    n/a
County)             11/02/06)                 11/02/06)                 11/02/06)

Kansas (Saline      Clear (7 years through    Clear (10 years through   Clear (7 years through    n/a
County)             10/27/06)                 10/27/06)                 10/27/06)

Kansas (Sedgwick    Clear (7 years through    Clear (10 years through   Clear (7 years through    n/a
County)             10/24/06)                 10/24/06)                 10/24/06)

Kansas (Seward      Clear (7 years through    Clear (10 years through   Clear (7 years through    n/a
County)             11/06/06)                 11/06/06)                 11/06/06)

Kentucky (Western   n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
District)

Kentucky (Eastern   n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
District)

Kentucky (Boyle     Clear (10 years through   Clear (10 years through   Clear (15 years through   n/a

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
County)             10/31/06)                 10/31/06)                 10/31/06)

Kentucky (Fayette   Clear (10 years through   Clear (10 years through   Clear (15 years through   n/a
County)             10/28/06)                 10/28/06)                 10/28/06)

Kentucky (Hardin    Clear (10 years through   Clear (10 years through   Clear (15 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Kentucky            Clear (10 years through   Clear (10 years through   Clear (15 years through   n/a
(Jefferson          10/31/06)                 10/31/06)                 10/31/06)
County)

Kentucky (Knox      Clear (10 years through   Clear (10 years through   Clear (15 years through   n/a
County)             11/6/06)                  11/6/06)                  11/6/06)

Kentucky            Clear (10 years through   Clear (10 years through   Clear (15 years through   n/a
(Madison County)    10/28/06)                 10/28/06)                 10/28/06)

Kentucky (Marion    Clear (10 years through   Clear (10 years through   Clear (15 years through   n/a
County)             10/29/06)                 10/29/06)                 10/29/06)

Kentucky            Clear (10 years through   Clear (10 years through   Clear (15 years through   n/a
(Mccracken          11/1/06)                  11/1/06)                  11/1/06)
County)

Kentucky (Warren    Clear (10 years through   Clear (10 years through   Clear (15 years through   n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

Kentucky (Whitley   Clear (10 years through   Clear (10 years through   Clear (15 years through   n/a
County)             11/6/06)                  11/6/06)                  11/6/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
Louisiana           n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
(Western
District)

Louisiana           n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
(Middle District)

Louisiana           n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
(Eastern
District)

Louisiana           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Ascension          10/30/06)                 10/30/06)                 10/30/06)
Parish)

Louisiana           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Caddo Parish)      10/30/06)                 10/30/06)                 10/30/06)

Louisiana           1 State Tax Lien -        Clear (10 years through   1 Judgment Lien -         n/a
(Calcasieu                                    10/20/06)
Parish)             File No. 2558377                                    File No. 2778375

                    Tax Assessment and Lien                             Judgment against RSC
                    for RSC USA, Inc. in                                (one of many
                    the amount of $2,497.10                             defendants) in favor of
                    including interest and                              individual plaintiff
                    penalties computed as                               (Tawana Provost) in the
                    of  9/28/02.                                        amount of $5,325.80.
                                                                        excluding interest,
                    (10 years through                                   cost, and fees. Another
                    10/20/06)                                           judgment in same matter
                                                                        does not apply to RSC.

                                                                        (10 years through

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
                                                                        10/20/06)

Louisiana (East     Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
Baton Rouge         10/31/06)                 10/31/06)                 10/31/06)
Parish)

Louisiana           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Iberville          11/02/06)                 11/02/06)                 11/02/06)
Parish)

Louisiana           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Jefferson          10/26/06)                 10/26/06)                 10/26/06)
Parish)

Louisiana           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Lafayette          10/27/06)                 10/27/06)                 10/27/06)
Parish)

Louisiana           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Orleans Parish)    7/25/06)                  7/25/06)                  7/25/06)

Louisiana           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Rapides Parish)    10/30/06)                 10/30/06)                 10/30/06)

Louisiana (Saint    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
Bernard Parish)     9/16/06)                  9/16/06)                  9/16/06)

Louisiana (Saint    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
Charles Parish)     10/26/06)                 10/26/06)                 10/26/06)

Louisiana (Saint    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
Tammany Parish)     09/19/06)                 09/19/06)                 09/19/06)

Louisiana (St.      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
John The Baptist    10/27/06)                 10/27/06)                 10/27/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
Parish)

Louisiana           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Terrebonne         10/27/06)                 10/27/06)                 10/27/06)
Parish)

Louisiana           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Vernon Parish)     10/27/06)                 10/27/06)                 10/27/06)

Maryland            n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)

Maryland            Clear (12 years through   Clear (10 years through   Clear (12 years through   n/a
(Baltimore City)    10/16/06)                 10/16/06)                 10/16/06)

Maryland            Clear (12 years through   Clear (10 years through   Clear (12 years through   n/a
(Baltimore          10/30/06)                 10/30/06)                 10/30/06)
County)

Maryland            Clear (12 years through   Clear (10 years through   Clear (12 years through   n/a
(Frederick          11/1/06)                  11/1/06)                  11/1/06)
County)

Maryland            Clear (12 years through   Clear (10 years through   Clear (12 years through   n/a
(Harford County)    10/31/06)                 10/31/06)                 10/31/06)

Maryland (Prince    Clear (12 years through   Clear (10 years through   Clear (12 years through   n/a
Georges County)     11/3/06)                  11/3/06)                  11/3/06)

Maryland            Clear (12 years through   Clear (10 years through   Clear (12 years through   n/a
(Washington         11/01/06)                 11/01/06)                 11/01/06)
County)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
Michigan            Clear (7 years through    Clear (10 years through                             n/a
                    10/29/06)                 10/29/06)

Michigan (Western   n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
District)

Michigan (Kent      Clear (7 years through    Clear (10 years through   Clear (10 years through   n/a
County)             10/25/06)                 10/25/06)                 10/25/06)

Minnesota           Clear (10 years through   Clear (10 years through                             Clear (10 years through 10/25/06)
                    10/26/06)                 10/26/06)

Minnesota (Anoka    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             9/27/06)                  9/27/06)                  9/27/06)

Minnesota (Benton   Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Minnesota (Dakota   Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/25/06)                 10/25/06)                 10/25/06)

Minnesota           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Hennepin County)   10/10/06)                 10/10/06)                 10/10/06)

Minnesota           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Olmsted County)    10/30/06)                 10/30/06)                 10/30/06)

Minnesota           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Ramsey County)     8/20/06)                  8/20/06)                  10/27/06)

Minnesota (Saint    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
Louis County)       10/26/06)                 10/26/06)                 10/26/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
Minnesota           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Sherburne          10/31/06)                 10/31/06)                 10/31/06)
County)

Minnesota           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Stearns County)    10/11/06)                 10/11/06)                 10/11/06)

Minnesota           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Washington         10/25/06)                 10/25/06)                 10/25/06)
County)

Mississippi*                                  Clear (10 years through                             n/a
                                              10/24/06)

Mississippi         n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
(Southern
District)

Mississippi         n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
(Northern
District)

Mississippi (De     Clear (7 years through    Clear (10 years through   Clear (7 years through    n/a
Soto County)        10/25/06)                 10/25/06)                 10/25/06)

Mississippi         Clear (7 years through    Clear (10 years through   Clear (7 years through    n/a
(Forrest County)    10/30/06)                 10/30/06)                 10/30/06)

Mississippi         Clear (7 years through    Clear (10 years through   Clear (7 years through    n/a
(Grenada County)    10/30/06)                 10/30/06)                 10/30/06)

Mississippi         Clear (7 years through    Clear (10 years through   Clear (7 years through    n/a
(Harrison 1st       10/26/06)                 10/26/06)                 10/26/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
District)

Mississippi         Clear (7 years through    Clear (10 years through   Clear (7 years through    n/a
(Harrison 2nd       10/26/06)                 10/26/06)                 10/26/06)
District)

Mississippi         Clear (7 years through    Clear (10 years through   Clear (7 years through    n/a
(Hinds              10/30/06)                 10/30/06)                 10/30/06)
(1st District))

Mississippi         Clear (7 years through    Clear (10 years through   Clear (7 years through    n/a
(Hinds (2nd         10/30/06)                 10/30/06)                 10/30/06)
District))

Mississippi         Clear (7 years through    Clear (10 years through   Clear (7 years through    n/a
(Jackson County)    10/26/06)                 10/26/06)                 10/26/06)

Mississippi         Clear (7 years through    Clear (10 years through   Clear (7 years through    n/a
(Lamar County)      10/26/06)                 10/26/06)                 10/26/06)

Mississippi         Clear (7 years through    Clear (10 years through   Clear (7 years through    n/a
(Lauderdale         10/31/06)                 10/31/06)                 10/31/06)
County)

Mississippi         Clear (7 years through    Clear (10 years through   Clear (7 years through    n/a
(Lee County)        10/30/06)                 10/30/06)                 10/30/06)

Mississippi         Clear (7 years through    Clear (10 years through   Clear (7 years through    n/a
(Lowndes County)    10/30/06)                 10/30/06)                 10/30/06)

Mississippi         Clear (7 years through    Clear (10 years through   Clear (7 years through    n/a

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
(Madison County)    10/31/06)                 10/31/06)                 10/31/06)

Mississippi         Clear (7 years through    Clear (10 years through   Clear (7 years through    n/a
(Oktibbeha          10/27/06)                 10/27/06)                 10/27/06)
County)

Mississippi         Clear (7 years through    Clear (10 years through   Clear (7 years through    n/a
(Rankin County)     10/31/06)                 10/31/06)                 10/31/06)

Mississippi         Clear (7 years through    Clear (10 years through   Clear (7 years through    n/a
(Warren County)     10/27/06)                 10/27/06)                 10/27/06)

Missouri            n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
(Western
District)

Missouri            n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
(Eastern
District)

Missouri (Adair     Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Missouri (Boone     Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/31/06)                 10/31/06)                 10/31/06)

Missouri            Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Buchanan County)   10/30/06)                 10/30/06)                 10/30/06)

Missouri (Camden    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/25/06)                 10/25/06)                 10/25/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
Missouri (Cape      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
Girardeau County)   11/1/06)                  11/1/06)                  11/1/06)

Missouri            Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Cass County)       10/30/06)                 10/30/06)                 10/30/06)

Missouri            Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Clay County)       11/1/06)                  11/1/06)                  11/1/06)

Missouri            Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Christian          10/28/06)                 10/28/06)                 10/28/06)
County)

Missouri            Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Greene County)     10/28/06)                 10/28/06)                 10/28/06)

Missouri            Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Jackson County)    10/31/06)                 10/31/06)                 10/31/06)

Missouri                                                                                          n/a
(Jasper County)*

Missouri            Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Johnson County)    10/30/06)                 10/30/06)                 10/30/06)

Missouri            Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Miller County)     11/1/06)                  11/1/06)                  11/1/06)

Missouri            Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Newton County)     10/25/06)                 10/25/06)                 10/25/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
Missouri (Phelps    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/26/06)                 10/26/06)                 10/26/06)

Missouri (Platte    Clear (10 years through   Clear (10 years through   1 Judgment Lien -         n/a
County)*            11/1/06)                  11/1/06)
                                                                        File No. 02CV82491

                                                                        Judgment entered
                                                                        against RSC on 7/19/02
                                                                        in favor of
                                                                        Williamsburg Plaza
                                                                        Partners in the amount
                                                                        of $3,157.20. Date of
                                                                        satisfaction of said
                                                                        judgment is not on
                                                                        file.

                                                                        10 years through
                                                                        11/01/06

Missouri (Saint     Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
Charles County)     10/27/06)                 10/27/06)                 10/27/06)

Missouri (Saint     Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
Louis County)       10/20/06)                 10/20/06)                 10/20/06)

Missouri (Scott     Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

Missouri (Taney     Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/28/06)                 10/28/06)                 10/28/06)

Nebraska*           Clear (10 years through   Clear (10 years through                             Clear (10 years through 10/25/06)
                    10/26/06)                 10/26/06)

Nebraska (Hall      Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a
                    10/30/06)                 10/30/06)                 10/30/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
County)

Nebraska            Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a
(Lancaster          10/30/06)                 10/30/06)                 10/30/06)
County)

Nebraska            Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a
(Lincoln County)    11/2/06)                  11/2/06)                  11/2/06)

Nebraska (Sarpy     Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a
County)             11/2/06)                  11/2/06)                  11/2/06)

Nebraska (Scotts    Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a
Bluff County)       11/3/06)                  11/3/06)                  11/3/06)

Nebraska            Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a
(Washington         11/1/06)                  11/1/06)                  11/1/06)
County)

Nevada*                                       Clear (10 years through                             Clear (10 years through 10/25/06)
                                              10/25/06)

Nevada (Clark       Clear (5 years through    Clear (10 years through   Clear (5 years through    n/a
County)             10/24/06)                 10/24/06)                 10/24/06)

New Jersey*                                                                                       Clear (10 years through 10/25/06)

New Jersey          Clear (20 years through   Clear (10 years through   Clear (20 years through   n/a
(Gloucester         10/24/06)                 10/24/06)                 10/24/06)
County)

New Mexico*                                                                                       Clear (10 years through 10/25/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
New Mexico          Clear (10 years through   Clear (10 years through   Clear (14 years through   n/a
(Bernalillo         11/1/06)                  11/1/06)                  11/1/06)
County)

New Mexico (Lea     Clear (10 years through   Clear (10 years through   Clear (14 years through   n/a
County)             10/27/06)                 10/27/06)                 10/27/06)

New Mexico          Clear (10 years through   Clear (10 years through   Clear (14 years through   n/a
(Mckinley           10/26/06)                 10/26/06)                 10/26/06)
County)

New Mexico          Clear (10 years through   Clear (10 years through   Clear (14 years through   n/a
(Otero County)      10/30/06)                 10/30/06)                 10/30/06)

New Mexico (San     Clear (10 years through   Clear (10 years through   Clear (14 years through   n/a
Juan County)        10/27/06)                 10/27/06)                 10/27/06)

New Mexico          Clear (10 years through   Clear (10 years through   Clear (14 years through   n/a
(Santa Fe           11/1/06)                  11/1/06)                  11/1/06)
County)

North Carolina*                               Clear (10 years through
                                              10/30/06)

North Carolina                                                                                    2 Bankruptcy
(Eastern
District)*                                                                                        03/27/06 File No. 06- 00057-
                                                                                                  8-RDD

                                                                                                  RSC Joined as a necessary
                                                                                                  party in case In re: Clark-
                                                                                                  Langley, Inc. (debtor), where
                                                                                                  RSC was added as a defendant

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
                                                                                                  in action by Clark- Langley, Inc.
                                                                                                  (debtor- plaintiff). No dollar
                                                                                                  amount of claim is stated. Case
                                                                                                  is still pending.

                                                                                                  08/29/06 File No. 06- 00206-8-JRL

                                                                                                  Complaint filed against RSC in
                                                                                                  case In re: Partitions Plus of
                                                                                                  Wilmington Inc. (debtor), where
                                                                                                  RSC is defendant in action by
                                                                                                  James B. Angell (Chapter 7
                                                                                                  trustee). Two Count Complaint
                                                                                                  alleging avoidance and recovery
                                                                                                  of preferential transfer and
                                                                                                  avoidance and recovery of
                                                                                                  fraudulent transfer in the amount
                                                                                                  of at least $8,882.50.

                                                                                                  (10 years through 10/25/06)

North Carolina                                                                                    1 Bankruptcy
(Middle
District)*                                                                                        08/04/06 File No. 06- 02059

                                                                                                  Judgment entered against RSC in
                                                                                                  case In re: DAC of High Point,
                                                                                                  Inc., where RSC was defendant in
                                                                                                  action by William P. Miller
                                                                                                  (trustee in bankruptcy). Judgment

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
                                                                                                  entered for $1,810.39.

                                                                                                  (10 years through 10/25/06)

North Carolina                                                                                    4 Bankruptcy
(Western
District)*                                                                                        08/26/03 File No. 03-03119

                                                                                                  Default Judgment entered against
                                                                                                  RSC in case In re: Piedmont
                                                                                                  Engineering Corporation (debtor)
                                                                                                  where RSC was defendant in action
                                                                                                  by Stanley M. Campbell (trustee
                                                                                                  in bankruptcy). Default judgment
                                                                                                  entered against RSC for
                                                                                                  $2,592.48.

                                                                                                  07/21/04 File No. 04- 03169

                                                                                                  Default Judgment entered against
                                                                                                  RSC in case In re: RFS Ecusta,
                                                                                                  Inc. (debtor) where RSC was
                                                                                                  defendant in action by Langdon M.
                                                                                                  Cooper (trustee). Default
                                                                                                  judgment entered against RSC for
                                                                                                  $5,555.14.

                                                                                                  09/30/05 File No. 05- 03476

                                                                                                  Complaint filed against RSC in
                                                                                                  case In re: J.A. Jones, Inc.,

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
                                                                                                  et al.. (debtors) where RSC is
                                                                                                  defendant in action by The
                                                                                                  Liquidation Committee. Three
                                                                                                  Count Complaint pending, alleging
                                                                                                  Avoiding of Preferential
                                                                                                  Transfer, Avoiding of Fraudulent
                                                                                                  Transfer, and Recovery of Avoided
                                                                                                  Transfer(s), in a total amount of
                                                                                                  not less than $29,199.49.

                                                                                                  07/14/06 File No. 06- 03203

                                                                                                  Complaint filed against RSC in
                                                                                                  case In re: F.T. Williams
                                                                                                  Company, Inc. (debtors) where RSC
                                                                                                  is defendant in action by R.
                                                                                                  Keith Johnson (trustee for
                                                                                                  bankruptcy estate of debtor).
                                                                                                  Three Count Complaint pending,
                                                                                                  alleging Avoiding of Preferential
                                                                                                  Transfer, Avoiding of Fraudulent
                                                                                                  Transfer, and Recovery of Avoided
                                                                                                  Transfer(s), in a total amount of
                                                                                                  not less than $4,500.00.

                                                                                                  (10 years through 10/25/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
North Carolina                                                                                    n/a
(Buncombe
County)*

North Carolina                                                                                    n/a
(Cabarrus
County)*

North Carolina      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Camden County)     10/19/06)                 10/19/06)                 10/19/06)

North Carolina      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Cumberland         10/19/06)                 10/19/06)                 10/19/06)
County)

North Carolina      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Durham County)     10/19/06)                 10/19/06)                 10/19/06)

North Carolina      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Forsyth County)    10/19/06)                 10/19/06)                 10/19/06)

North Carolina      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Guilford County)   10/19/06)                 10/19/06)                 10/19/06)

North Carolina      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Iredell County)    10/19/06)                 10/19/06)                 10/19/06)

North Carolina      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Mecklenburg        10/19/06)                 10/19/06)                 10/19/06)
County)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
North Carolina      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(New Hanover        10/19/06)                 10/19/06)                 10/19/06)
County)

North Carolina      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Onslow County)     10/19/06)                 10/19/06)                 10/19/06)

North Carolina      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Orange County)     10/19/06)                 10/19/06)                 10/19/06)

North Carolina      2 State Tax Liens -       Clear (10 years through   Clear (10 years through   n/a
(Pasquotank                                   10/23/06)                 10/23/06)
County)             02/15/01 File No. 01-M-
                    32

                    Certification of
                    Unemployment Insurance
                    Tax Deficiency against
                    RSC in the amount of
                    $356.36.

                    03/30/01 File No. 01-M-
                    77

                    Certification of
                    Unemployment Insurance
                    Tax Deficiency against
                    RSC in the amount of
                    $789.57.

                    (10 years through
                    10/23/06)

North Carolina      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
(Swain County)      10/19/06)                 10/19/06)                 10/19/06)

North Carolina      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Union County)      10/19/06)                 10/19/06)                 10/19/06)

North Carolina      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Wake County)       10/25/06)                 10/25/06)                 10/25/06)

North Dakota        Clear (10 years through   Clear (10 years through   Clear (10 years through   Clear (10 years through 10/25/06)
                    10/31/06)                 10/31/06)                 10/31/06)

North Dakota        Clear (10 years through   Clear (10 years through   Clear (10 years through    n/a
(Cass County)       11/1/06)                  11/1/06)                  11/1/06)

Ohio (Southern      n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
District)*

Ohio (Northern      n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
District)*

Ohio (Butler        Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

Ohio (Franklin      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/26/06)                 10/26/06)                 10/26/06)

Ohio (Hamilton      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

Ohio (Lucas         Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/2/06)                  11/2/06)                  11/2/06)

Ohio (Medina        Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
County)             10/30/06)                 10/30/06)                 10/30/06)

Ohio (Miami         Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/27/06)                 10/27/06)                 10/27/06)

Ohio (Montgomery    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/31/06)                 10/31/06)                 10/31/06)

Ohio (Summit        Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/26/06)                 10/26/06)                 10/26/06)

Ohio (Trumbull      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/2/06)                  11/2/06)                  11/2/06)

Oklahoma*                                     Clear (10 years through                             n/a
                                              10/26/06)

Oklahoma (Western   n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
District)

Oklahoma (Eastern   n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
District)

Oklahoma            n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
(Northern
District)

Oklahoma (Carter    Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a
County)             10/27/06)                 10/27/06)                 10/27/06)

Oklahoma            Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a
(Cleveland          10/27/06)                 10/27/06)                 10/27/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
County)

Oklahoma            Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a
(Comanche County)   10/27/06)                 10/27/06)                 10/27/06)

Oklahoma (Jackson   Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a
County)             10/27/06)                 10/27/06)                 10/27/06)

Oklahoma (Kay       Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Oklahoma            Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a
(Oklahoma County)   10/27/06)                 10/27/06)                 10/27/06)

Oklahoma (Payne     Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Oklahoma (Tulsa     Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a
County)             10/27/06)                 10/27/06)                 10/27/06)

Oklahoma            Clear (10 years through   Clear (10 years through   Clear (5 years through    n/a
(Washington         10/27/06)                 10/27/06)                 10/27/06)
County)

Oregon*             Clear (10 years through   Clear (10 years through                             Clear (10 years through 10/25/06)
                    10/24/06)                 10/24/06)

Oregon              Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Clackamas          10/11/06)                 10/11/06)                 10/11/06)
County)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
Oregon (Coos        Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/3/06)                  11/3/06)                  11/3/06)

Oregon (Deschutes   Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

Oregon (Douglas     Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

Oregon (Klamath                                                                                   n/a
County)*

Oregon (Lane        Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

Oregon (Marion      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Oregon (Umatilla    Clear (10 years through   Clear (10 years through   2 Judgment Liens -        n/a
County)             10/26/06)                 10/26/06)
                                                                        11/01/01 File No.
                                                                        2001-3990679

                                                                        Sheriff's Certificate
                                                                        of Levy against RSC
                                                                        (one of multiple
                                                                        defendants) in favor of
                                                                        Skycrest Enterprises
                                                                        Inc. for real property
                                                                        located at #39 Elk
                                                                        Ridge Subdivision in
                                                                        Nov. 2001.

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
                                                                        08/22/02 File No.
                                                                        2002-4180805

                                                                        Sheriff's Certificate
                                                                        of Levy against RSC
                                                                        (one of multiple
                                                                        defendants) in favor of
                                                                        Skycrest Enterprises
                                                                        Inc. for real property
                                                                        located at #39 Elk
                                                                        Ridge Subdivision in
                                                                        Aug. 2002.

                                                                        (10 years through
                                                                        10/26/06)

Pennsylvania        n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
(Western
District)

Pennsylvania        n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
(Middle District)

Pennsylvania        n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
(Eastern District)

Pennsylvania        Clear (5 years through    Clear (10 years through   Clear (5 years through    n/a
(Blair County)      10/26/06)                 10/26/06)                 10/26/06)

Pennsylvania        Clear (5 years through    Clear (10 years through   Clear (5 years through    n/a
(Bucks County)      10/30/06)                 10/30/06)                 10/30/06)

Pennsylvania        Clear (5 years through    Clear (10 years through   Clear (5 years through    n/a
(Dauphin            10/26/06)                 10/26/06)                 10/26/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
County)

Pennsylvania        Clear (5 years through    Clear (10 years through   Clear (5 years through    n/a
(Lancaster          10/26/06)                 10/26/06)                 10/26/06)
County)

Pennsylvania        Clear (5 years through    Clear (10 years through   Clear (5 years through    n/a
(Washington         10/20/06)                 10/20/06)                 10/20/06)
County)

Pennsylvania        Clear (5 years through    Clear (10 years through   Clear (5 years through    n/a
(York County)       10/26/06)                 10/26/06)                 10/26/06)

South Carolina*                                                                                   2 Bankruptcy

                                                                                                  04/14/03 File No. 03- 80176-wb

                                                                                                  Settlement of Claim in case In re:
                                                                                                  Bargain Equipment Sales, et al.
                                                                                                  (debtors), where RSC was defendant
                                                                                                  in action by R. Geoffrey Levy
                                                                                                  (Trustee) for $156,300.00 in
                                                                                                  preferential payments to RSC. RSC
                                                                                                  reached settlement to pay trustee
                                                                                                  $50,000.00 in full settlement of
                                                                                                  claim.

                                                                                                  05/02/05 File No. 05- 80123- jw

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
                                                                                                  Default Judgment entered against
                                                                                                  RSC in case In re: Georgetown
                                                                                                  Steel Company, LLC (debtor) where
                                                                                                  RSC was defendant in action
                                                                                                  brought by David O. Shelley
                                                                                                  (trustee for debtor's liquidating
                                                                                                  trust). Default judgment against
                                                                                                  RSC for $32,543.80. Lien ordered
                                                                                                  avoided and Sale Proceeds
                                                                                                  allocated to RSC, which were held
                                                                                                  in trust, were recovered by the
                                                                                                  trustee.

                                                                                                  (10 years through 10/25/06)

South Carolina      Clear (10 years through   Clear (10 years through   1 Judgment Lien -         n/a
(Horry County)      10/20/06)                 10/20/06)

                                                                        5/03/2004 File No:
                                                                        2004-CP- 26- 2571

                                                                        Judgment and Deficiency
                                                                        Judgment against RSC
                                                                        (f/k/a Prime Service
                                                                        Inc. (one of multiple
                                                                        defendants) on 5/3/04
                                                                        in favor of Business
                                                                        Carolina Inc. in the
                                                                        amount of
                                                                        $1,682,634.23.

                                                                        (10 years through
                                                                        10/20/06)

South Carolina      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
(Aiken County)      10/20/06)                 10/20/06)                 10/20/06)

South Carolina      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Beaufort County)   10/20/06)                 10/20/06)                 10/20/06)

South Carolina      4 State Tax Liens:        Clear (10 years through   Clear (10 years through   n/a
(Charleston                                   10/20/06)                 10/20/06)
County)

                    08/27/02 File No.
                    2002-11864-State of
                    SC Dept. of Revenue Tax
                    Lien in the total
                    amount of $8,038.38.

                    8/27/02 File No.
                    2002-11865-State of
                    SC Dept. of Revenue Tax
                    Lien in the total
                    amount of $2,031.40.

                    10/23/02 File No.
                    2002-14150 State of
                    SC Dept. of Revenue Tax
                    Lien in the total
                    amount of $10,832.10.

                    10/23/02 File No.
                    2002-14151 State of
                    SC Dept. of Revenue Tax
                    Lien in the total
                    amount of $2,590.42.

                    Clear (10 years through
                    10/20/06)

South Carolina      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Florence           10/23/06)                 10/23/06)                 10/23/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
County)

South Carolina                                                                                    n/a
(Greenville
County)*

South Carolina      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Greenwood          10/18/06)                 10/18/06)                 10/18/06)
County)

South Carolina      7 State Tax Liens:        Clear (10 years through   Clear (10 years through   n/a
(Richland County)                             10/20/06)                 10/20/06)

                    08/08/01 File No.
                    2001263049 SC Dept. of
                    Revenue Tax Lien for
                    total of $1,953.50.

                    05/17/02 File No.
                    2002040401 SC Dept. of
                    Revenue Tax Lien for
                    total of $12,558.13.

                    07/11/02 File No.
                    2002056389 SC Dept. of
                    Revenue Tax Lien for
                    total of $6,660.32.

                    10/30/02 File No.
                    2002088586 SC Dept. of
                    Revenue Tax Lien for
                    total of $6,603.14.

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
                    11/13/02 File No.
                    2002092820 SC Dept. of
                    Revenue Tax Lien for
                    total of $705.69.

                    12/12/02 File No.
                    2002101953 SC Dept. of
                    Revenue Tax Lien for
                    total of $5,710.51.

                    02/10/03 File No.
                    2003013961 SC Dept. of
                    Revenue Tax Lien for
                    total of $5,106.86.

                    (10 years through
                    10/18/06)

South Carolina      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(York County)       10/24/06)                 10/24/06)                 10/24/06)

South Dakota*                                 Clear (10 years through                             1 Bankruptcy
                                              10/26/06)
                                                                                                  07/14/03 File No. 03-01032

                                                                                                  Default Judgment entered against
                                                                                                  RSC on or around 09/04/03 in case
                                                                                                  In re: Tri-State Ethanol Company
                                                                                                  LLC (debtor) where RSC was
                                                                                                  defendant in action brought by
                                                                                                  North Central Construction

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
                                                                                                  Inc. No dollar amount stated
                                                                                                  in default judgment.

                                                                                                  (10 years through 10/25/06)

South Dakota        Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Minnehaha          10/30/06)                 10/30/06)                 10/30/06)
County)

Tennessee           n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
(Western
District)

Tennessee           n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
(Eastern
District)

Tennessee                                                                                         n/a
(Bradley County)*

Tennessee           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Cumberland         11/1/06)                  11/1/06)                  11/1/06)
County)

Tennessee           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Davidson County)   10/30/06)                 10/30/06)                 10/30/06)


Tennessee           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Hamblen County)    10/31/06)                 10/31/06)                 10/31/06)


Tennessee           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Hamilton           11/1/06)                  11/1/06)                  11/1/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
County)

Tennessee (Knox     Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/31/06)                 10/31/06)                 10/31/06)

Tennessee           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Madison County)    11/1/06)                  11/1/06)                  11/1/06)

Tennessee           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Montgomery         11/3/06)                  11/3/06)                  11/3/06)
County)

Tennessee (Putnam   Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/3/06)                  11/3/06)                  11/3/06)

Tennessee           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Rutherford         11/3/06)                  11/3/06)                  11/3/06)
County)

Tennessee (Shelby   Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

Tennessee           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Washington         11/1/06)                  11/1/06)                  11/1/06)
County)

Tennessee           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Williamson         11/2/06)                  11/2/06)                  11/2/06)
County)

Tennessee           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
(Wilson County)     11/3/06)                  11/3/06)                  11/3/06)

Texas*                                        Clear (10 years through
                                              10/30/06)

Texas (Western      n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
District)

Texas (Southern     n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
District)

Texas (Eastern      n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
District)

Texas (Northern     n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
District)

Texas (Angelina     Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/31/06)                 10/31/06)                 10/31/06)

Texas (Bell         Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Texas (Bexar        Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/25/06)                 10/25/06)                 10/25/06)

Texas (Bowie        Clear (10 years through   Clear (10 years through   2 Judgment Liens -        n/a
County)             10/31/06)                 10/31/06)
                                                                        12/10/03 File No. 20305

                                                                        Privileged Lien on RSC
                                                                        real property for the
                                                                        City of Texarkana for
                                                                        services

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
                                                                        on RSC lots for the
                                                                        cutting and cleaning of
                                                                        weeds in the amount of
                                                                        $108.40.

                                                                        07/01/04 File No. 10486

                                                                        Privileged Lien on RSC
                                                                        real property for the
                                                                        City of Texarkana for
                                                                        services on RSC lots
                                                                        for the cutting and
                                                                        cleaning of weeds in
                                                                        the amount of $54.20.

                                                                        (10 years through
                                                                        10/31/06)

Texas (Brazoria     Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Texas (Brazos       Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Texas (Calhoun      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/20/06)                 10/20/06)                 10/20/06)

Texas (Cameron      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Texas (Chambers     Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/31/06)                 10/31/06)                 10/31/06)

Texas (Collin       Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
                    10/30/06)                 10/30/06)                 10/30/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
County)

Texas (Dallas       Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/26/06)                 10/26/06)                 10/26/06)

Texas (Denton       Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Texas (Ellis        Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/2/06)                  11/2/06)                  11/2/06)

Texas (El Paso      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Texas (Fort Bend    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Texas (Galveston    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/9/06)                  10/9/06)                  10/9/06)

Texas(Gregg         Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/20/06)                 10/20/06)                 10/20/06)

Texas (Harris       Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/27/06)                 10/27/06)                 10/27/06)

Texas (Hays         Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

Texas (Hidalgo      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/26/06)                 10/26/06)                 10/26/06)

                                                                Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
Texas (Jefferson    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Texas (Kendall      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Texas (Leon         Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/2/06)                  11/2/06)                  11/2/06)

Texas (Lubbock      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/24/06)                 10/24/06)                 10/24/06)

Texas (Matagorda    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/31/06)                 10/31/06)                 10/31/06)

Texas (Mclennan     Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/2/06)                  11/2/06)                  11/2/06)

Texas (Montgomery   Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/20/06)                 10/20/06)                 10/20/06)

Texas (Nueces       Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Texas(Orange        Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

Texas (Parker       Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
Texas (Potter       Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Texas (Tarrant      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/20/06)                 10/20/06)                 10/20/06)

Texas (Taylor       Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

Texas (Tom Green    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

Texas(Travis        Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Texas (Walker       Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/20/06)                 10/20/06)                 10/20/06)

Texas (Washington   Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

Texas (Wichita      Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/24/06)                 10/24/06)                 10/24/06)

Texas (Williamson   Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Utah*                                                                                             Clear (10 years through 10/25/06)

Utah (Salt Lake     Clear (10 years through   Clear (10 years through   Clear (8 years through    n/a

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
County)             10/13/06)                 10/13/06)                 10/13/06)

Virginia*                                     Clear (10 years through
                                              10/27/06)

Virginia (Western   n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
District)

Virginia (Eastern   n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
District

Virginia            Clear (20 years through   Clear (10 years through   Clear (20 years through   n/a
(Charlottesville    11/1/06)                  11/1/06)                  11/1/06)
City)

Virginia (Bedford   Clear (20 years through   Clear (10 years through   Clear (20 years through   n/a
County)             10/27/06)                 10/27/06)                 10/27/06)

Virginia            Clear (20 years through   Clear (10 years through   Clear (20 years through   n/a
(Botetourt          10/27/06)                 10/27/06)                 10/27/06)
County)

Virginia            Clear (20 years through   Clear (10 years through   Clear (20 years through   n/a
(Chesapeake City)   9/29/06)                  9/29/06)                  9/29/06)

Virginia            Clear (20 years through   Clear (10 years through   Clear (20 years through   n/a
(Fauquier County)   11/5/06)                  11/5/06)                  11/5/06)

Virginia            Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Franklin County)   10/20/06)                 10/20/06)                 10/20/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
Virginia            Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Fredericksburg     10/24/06)                 10/24/06)                 10/24/06)
City)

Virginia (Henrico   Clear (20 years through   Clear (10 years through   1 Judgment Lien -         n/a
County)             10/30/06)                 10/30/06)
                                                                        07/07/05 File No. 130
                                                                        Pg 0987

                                                                        Judgment against RSC in
                                                                        favor of Media Gen
                                                                        Operation Inc. d/b/a
                                                                        Richmond Times Dispatch
                                                                        in the amount of
                                                                        $376.24 on 5/25/05

                                                                        20 years through
                                                                        10/30/06

Virginia            Clear (20 years through   Clear (10 years through   Clear (20 years through   n/a
(Hopewell           10/27/06)                 10/27/06)                 10/27/06)
City)

Virginia            Clear (20 years through   Clear (10 years through   Clear (20 years through   n/a
(Montgomery         10/30/06)                 10/30/06)                 10/30/06)
County)

Virginia (Loudoun   Clear (20 years through   Clear (10 years through   Clear (20 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Virginia            Clear (20 years through   Clear (10 years through   Clear (20 years through   n/a
(Lynchburg          11/2/06)                  11/2/06)                  11/2/06)
City)

Virginia            Clear (20 years through   Clear (10 years through   Clear (20 years through   n/a

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
(Hampton City)      10/30/06)                 10/30/06)                 10/30/06)

Virginia (Prince    Clear (20 years through   Clear (10 years through   Clear (20 years through   n/a
William             10/30/06)                 10/30/06)                 10/30/06)
County)

Virginia            Clear (20 years through   Clear (10 years through   Clear (20 years through   n/a
(Richmond           10/30/06)                 10/30/06)                 10/30/06)
City)

Virginia            Clear (20 years through   Clear (10 years through   Clear (20 years through   n/a
(Rockingham         11/1/06)                  11/1/06)                  11/1/06)
County)

Virginia (Salem     Clear (20 years through   Clear (10 years through   Clear (20 years through   n/a
City)               10/25/06)                 10/25/06)                 10/25/06)

Virginia            Clear (20 years through   Clear (10 years through   Clear (20 years through   n/a
(Virginia Beach     10/30/06)                 10/30/06)                 10/30/06)
City)

Virginia            Clear (20 years through   Clear (10 years through   Clear (20 years through   n/a
(Winchester         10/28/06)                 10/28/06)                 10/28/06)
City)

Washington*                                   Clear (10 years through
                                              10/25/06)

Washington          n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
(Western
District)

Washington          n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
(Eastern
District)

Washington          Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Benton County)     10/30/06)                 10/30/06)                 10/30/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
Washington          Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Chelan             10/30/06)                 10/30/06)                 10/30/06)
County)

Washington (Clark   Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Washington (Grant   Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             11/1/06)                  11/1/06)                  11/1/06)

Washington (King    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/8/06)                  10/8/06)                  10/8/06)

Washington          Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Kittitas County)   10/16/06)                 10/16/06)                 10/16/06)

Washington          Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Pierce County)     10/9/06)                  10/9/06)                  10/9/06)

Washington          Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Skagit County)     10/19/06)                 10/19/06)                 10/19/06)

Washington          Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Snohomish          10/25/06)                 10/25/06)                 10/25/06)
County)

West Virginia       n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
(Southern
District)

West Virginia       Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Greenbrier         11/1/06)                  11/1/06)                  11/1/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
County)

West Virginia       Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Mercer             11/1/06)                  11/1/06)                  11/1/06)
County)

West Virginia       Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Raleigh            11/1/06)                  11/1/06)                  11/1/06)
County)

Wisconsin*                                    Clear (10 years through
                                              10/30/06)

Wisconsin           n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
(Western
District)

Wisconsin           n/a                       n/a                       n/a                       Clear (10 years through 10/25/06)
(Eastern
District)

Wisconsin (Brown    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/25/06)                 10/25/06)                 10/25/06)

Wisconsin (Dane     Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/27/06)                 10/27/06)                 10/27/06)

Wisconsin (La       Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
Crosse County)      11/1/06)                  11/1/06)                  11/1/06)

Wisconsin           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Marathon County)   10/30/06)                 10/30/06)                 10/30/06)

Wisconsin                                                                                         n/a
(Oneida)*

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

   JURISDICTION          STATE TAX LIEN           FEDERAL TAX LIEN           JUDGMENT LIEN                    BANKRUPTCY
-----------------   -----------------------   -----------------------   -----------------------   ---------------------------------
Wisconsin           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Outagamie          10/30/06)                 10/30/06)                 10/30/06)
County)

Wisconsin           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Waukesha           10/30/06)                 10/30/06)                 10/30/06)
County)

Wisconsin           Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Winnebago          11/2/06)                  11/2/06)                  11/2/06)
County)

Wyoming*                                      Clear (10 years through                             Clear (10 years through 10/25/06)
                                              10/24/06)

Wyoming (Laramie    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Wyoming (Natrona    Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
County)             10/30/06)                 10/30/06)                 10/30/06)

Wyoming             Clear (10 years through   Clear (10 years through   Clear (10 years through   n/a
(Sheridan County)   11/2/06)                  11/2/06)                  11/2/06)

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

III. List of all UCC and other filed security interests in the assets of the Canadian Subsidiary:

                REPORT/ INDEX DATE                            UCC DATE FILED/
    DEBTOR           LOCATION          UCC - SECURED PARTY      FILE NUMBER                        UCC COLLATERAL
--------------  ------------------  ------------------------  ---------------  -----------------------------------------------------
Rental Service  10/24/2006/         Ikon Office Solutions,    06/09/2004 -     Canon digital copier.
Corporation of  Edmonton,           Inc.                      04060935246
Canada Ltd.     Alberta, Canada

Rental Service  10/24/2006/         Ikon Office Solutions,    06/09/2004 -     Canon digital copier.
Corporation of  Edmonton,           Inc.                      04060935261
Canada Ltd.     Alberta, Canada

Rental Service  10/24/2006/         Bobcat of Edmonton        06/28/2006 -     Bobcat 863G (Motor Vehicle) for $19,051.06.
Corporation of  Edmonton,                                     06062822454
Canada Ltd.     Alberta, Canada

Rental Service  10/24/2006/         Bobcat of Edmonton        06/28/2006 -     Bobcat 863G (Motor Vehicle) for $25,707.52.
Corporation of  Edmonton,                                     06062828949
Canada Ltd.     Alberta, Canada

Rental Service  10/24/2006/         De Lage Landen Financial  07/18/2006 -     Commission - Residualized; Telecom.
Corporation of  Edmonton,           Services Canada (CAD)     06071810532
Canada Ltd.     Alberta, Canada

Rental Service  10/24/2006/         Bobcat of Edmonton        09/22/2006 -     Bobcat 863 (Motor Vehicle) for $7,371.06.
Corporation of  Edmonton,                                     06092231197
Canada Ltd.     Alberta, Canada

                                                                 Schedule 6.1(g)
                                                             to Credit Agreement

                REPORT/ INDEX DATE                            UCC DATE FILED/
    DEBTOR           LOCATION          UCC - SECURED PARTY      FILE NUMBER                        UCC COLLATERAL
--------------  ------------------  ------------------------  ---------------  -----------------------------------------------------
Rental Service  10/24/2006/         Bobcat of Edmonton        09/22/2006 -     Bobcat 863 (Motor Vehicle) for $21,277.07.
Corporation of  Edmonton,                                     06092231221
Canada Ltd.     Alberta, Canada

Rental Service  10/24/2006/         IOS Financial Services    10/19/2006 -     All goods which are duplication devices, including
Corporation of  Edmonton,                                     06101900998      all parts, accessories, attachments, and all proceeds
Canada Ltd.     Alberta, Canada                                                which are accounts, goods, chattel paper, securities,
                                                                               documents of title, instruments, money, intangibles,
                                                                               crops or insurance proceeds.

                                                                 Schedule 8.3(j)
                                                             to Credit Agreement

                        Schedule 8.3(j): Permitted Liens

Capital Lease Liens

     A. Liens related to the Motor Vehicle Open Ended Operating Lease No. 0988 dated as of April 24, 2000 between DL Peterson Trust and RSC ($122,600,00 aggregate principal amount as of November 24, 2006).

Purchase Money Obligation Liens

     A. Liens related to purchase money obligations in favor of Ingersoll Rand ($10,832,727.10 aggregate principal amount as of November 24, 2006).

     B. Liens related to purchase money obligations in favor of Textron ($55,465.15 aggregate principal amount as of November 24, 2006).

     C. Liens related to purchase money obligations in favor of John Deere ($6,464,857.02 aggregate principal amount as of November 24, 2006).

     D. Liens related to purchase money obligations in favor of JCB Inc. ($980,321.79 aggregate principal amount as of November 24, 2006).

     E. Liens related to purchase money obligations in favor of Allmand Brothers, Inc. ($530,156.62 aggregate principal amount as of November 24, 2006).

     F. Liens related to purchase money obligations in favor of Thompson Tractor ($2,196.40 aggregate principal amount as of November 24, 2006).

     G. Liens related to purchase money obligations in favor of Ground Hog - Stoval Co. ($846.76 aggregate principal amount as of November 24, 2006).

Judgment Liens

     A. Liens arising from judgments of less than $50,000 on an individual basis in respect of claims arising in the ordinary course of the business of Holdings and its Subsidiaries.

                                                                 Schedule 8.4(a)
                                                             to Credit Agreement

                Schedule 8.4(a): Permitted Guarantee Obligations

Capital Lease Obligations

     A. Guarantee Obligations in respect of the Motor Vehicle Open Ended Operating Lease No. 0988 dated as of April 24, 2000 between DL Peterson Trust and RSC ($122,600,000 aggregate principal amount as of November 24, 2006).

                                                                 Schedule 8.6(j)
                                                             to Credit Agreement

                     Schedule 8.6(j): Permitted Asset Sales

Real Property Dispositions

          STATE            CITY                   ADDRESS               ZIP CODE
     --------------   -------------   -------------------------------   --------
1.   Florida          Ft. Pierce      3019 S. US Highway 1                34982
2.   Florida          Pensacola       5580 N. Pensacola Boulevard         32505
3.   Iowa             Muscatine       1303 Washington Street              52761
4.   North Carolina   Winston-Salem   3800 N. Patterson Avenue            27105
5.   Texas            Wichita Falls   1113 Sheppard Access Road Coded     76306

                                                                 Schedule 8.8(c)
                                                             to Credit Agreement

                     Schedule 8.8(c): Permitted Investments

None.

                                                                Schedule 8.10(v)
                                                             to Credit Agreement

            Schedule 8.10(v): Permitted Transactions with Affiliates

(i)

RSC TRADE PAYABLES TO ATLAS COPCO COMPANIES

RSC:

Vendor Accounts

VENDOR #                   VENDOR NAME                  TOTAL (IN USD)
--------   ------------------------------------------   --------------
 725116    ACF/AC Compressors Inc (v# 506575)           $16,653,171.58
 380440    ACF/AC Construction Tools Inc. (v# 527066)   $ 1,588,522.84
 527006    AC Construction Tools                        $    38,804.00
   2052    AC Tools & Assembly                          $     1,340.52

Banker's Acceptances

     1. $139,664,552.47 in Banker's Acceptances outstanding as of October 31, 2006 and through April 16,2007.

(ii)

RSC CANADA:

Vendor Accounts

VENDOR #                   VENDOR NAME                  TOTAL (IN USD)
--------   ------------------------------------------   --------------
  6312     ACF/AC Compressors Inc (v# 6221)             $   848,176.40

Various supporting functions, such as tax preparation and planning, in house legal, general consulting, corporate record keeping, some insurance lines (e.g. officers and directors E&O), audit, banking, and general support in the development of business strategy, have been provided to various business operations of the sellers including the Recapitalized Business on a shared basis, and the internal charges imposed on the Recapitalized Business from time to time may, or may not, have been consistent in all cases, or in any case, with typical market costs for the same or similar functions.

NOTE:

ACF = Atlas Copco Customer Finance

                                                                Schedule 8.11(b)
                                                             to Credit Agreement

              Schedule 8.11(b): Sale and Leaseback Real Properties

          STATE            CITY                   ADDRESS               ZIP CODE
     --------------   -------------   -------------------------------   --------
1.   Florida          Ft. Pierce      3019 S. US Highway 1                34982
2    Florida          Pensacola       5580 N. Pensacola Boulevard         32505
3.   Iowa             Muscatine       1303 Washington Street              52761
4.   North Carolina   Winston-Salem   3800 N. Patterson Avenue            27105
5.   Texas            Wichita Falls   1113 Sheppard Access Road Coded     76306